AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON APRIL 13,
                                      2005


                                                     REGISTRATION NO. 333-119076

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           SYMBOL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

                DELAWARE                                11-2308681                                  3577
    (State or other jurisdiction of                  (I.R.S. Employer                   (Primary Standard Industrial
     incorporation or organization)                Identification No.)                  Classification Code Number)

                             ---------------------
                                ONE SYMBOL PLAZA
                        HOLTSVILLE, NEW YORK 11742-1300
                                 (631) 738-2400
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                             ---------------------
                              PETER M. LIEB, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           SYMBOL TECHNOLOGIES, INC.
                                ONE SYMBOL PLAZA
                        HOLTSVILLE, NEW YORK 11742-1300
                                 (631) 738-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:
                            STEVEN DELLA ROCCA, ESQ.
                              LATHAM & WATKINS LLP
                                885 THIRD AVENUE
                                   SUITE 1000
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement, as determined by the Registrant.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  (Calculation of Registration Fee on next page)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED              PROPOSED
                                                                     MAXIMUM               MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
              REGISTERED                    REGISTERED(1)          PER UNIT(2)        OFFERING PRICE(3)    REGISTRATION FEE(4)
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock,
  Common Stock, and such indeterminate
  amount of Debt Securities, Preferred
  Stock and Common Stock as may be
  issued upon conversion or exchange
  for any other securities registered
  hereunder that provides for
  conversion or exchange into Debt
  Securities, Preferred Stock or Common
  Stock..............................        250,000,000               (2)               250,000,000              36,490
-------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights(5)...             NA                   N/A                   N/A                   N/A
-------------------------------------------------------------------------------------------------------------------------------
Total................................        $250,000,000              100%              $250,000,000            $36,490
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies at the dates of issuance.

(2) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(4) Previously paid in connection with the initial filing of this registration statement.

(5) Each share of common stock includes one preferred stock purchase right pursuant to the Rights Agreement, dated as of August 13, 2001, between the registrant and The Bank of New York, as rights agent. The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred rights, if any, will be reflected in the offering price of the common stock.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED APRIL 13, 2005.


PROSPECTUS

(SYMBOL LOGO)

SYMBOL TECHNOLOGIES, INC.

$250,000,000

DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

We may from time to time offer up to $250,000,000 in aggregate initial offering price of:
 --  debt securities;
 --  shares of preferred stock; and

 --  shares of common stock.


Our common stock is traded on the New York Stock Exchange under the symbol "SBL." We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement to this prospectus will disclose the exchange or market.

When we offer securities, we will provide specific terms of such securities in supplements to this prospectus. The securities offered by this prospectus may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.


INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             , 2005

                               TABLE OF CONTENTS


About this prospectus.......................................   ii
Prospectus summary..........................................    1
Risk factors................................................   11
Forward-looking statements..................................   28
Market and industry data....................................   28
Use of proceeds.............................................   29
Ratio of earnings to fixed charges..........................   29
Price range of common stock.................................   30
Dividend policy.............................................   31
Capitalization..............................................   32
Unaudited pro forma financial information...................   33
Selected historical financial data..........................   35
Management's discussion and analysis of financial condition
   and results of operations................................   37
Business....................................................   66
Management..................................................   97
Security ownership of certain beneficial owners and
   management...............................................  114
Certain relationships and related transactions..............  116
Description of new credit facility..........................  117
Description of debt securities..............................  119
Description of capital stock................................  128
Plan of distribution........................................  133
Legal matters...............................................  135
Change in and disagreements with accountants on accounting
   and financial disclosure.................................  135
Experts.....................................................  136
Where you can find more information.........................  137
Index to financial statements...............................  F-1

                             ABOUT THIS PROSPECTUS


This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

                               PROSPECTUS SUMMARY


This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled "Risk factors" in this prospectus, our consolidated financial statements and related notes, the consolidated financial statements of Matrics, Inc. and the notes thereto and all of the information set forth in any accompanying prospectus supplement, before making an investment decision.


SYMBOL TECHNOLOGIES, INC.

OUR BUSINESS

We are a global leader in designing, developing, manufacturing and servicing products and systems used in end-to-end enterprise mobility solutions. Our products and solutions capture, move and manage information in real time to assist our customers in making more efficient business decisions. Our products include advanced data capture products, mobile computing platforms, wireless infrastructure, radio frequency identification ("RFID") infrastructure and tags and mobility software and services, and are sold as both integrated solutions and individual devices.

Our customers use our enterprise mobility solutions in business operations such as merchandise ordering and price control, inventory management, point-of-sale, production control, delivery confirmation, route accounting and military logistics and in various healthcare applications. Our customers purchase our products because they are designed to increase workforce productivity, reduce operating costs, drive operational efficiencies and enhance quality control and customer service.


Our products and services are sold worldwide to a diverse set of customers in markets such as retail, transportation and logistics, manufacturing, wholesale and distribution, government and healthcare. For the year ended December 31, 2004, we generated $1,732.1 million in revenue and $81.8 million in net earnings.


We operate in two reportable business segments: (1) the design, development, manufacture and marketing of advanced data capture, mobile computing, wireless infrastructure, RFID and mobility software products and systems ("Product Segment"); and (2) the servicing of, customer support for and professional services related to these products and systems ("Services Segment").

PRODUCT SEGMENT

Our products and solutions are designed to capture, move and manage information in real time to and from the point of business activity.


 -- Capture. Our advanced data capture products fall into three categories: (1)
    handheld and hands-free laser bar code scanners, imagers and kiosks; (2) enterprise mobile computing systems, including "rugged" handheld, wearable and vehicle-mounted mobile computers and durable personal digital assistants; and (3) RFID infrastructure and tags. "Rugged" mobile devices are typically used in industrial and field settings and offer higher resistance to vibration, shock and temperature variations than their typical commercial-grade counterparts.


 -- Move. We offer mobility infrastructure solutions that provide wireless local area networks ("wireless LAN") connectivity. Our mobility devices also offer support for wireless LAN, wireless wide area networks ("wireless WAN"), personal area wireless networks and complementary standards and technologies, including Bluetooth(TM), WiFi, IEEE 802.11, CDMA, GPRS and GSM.


 -- Manage. Our Mobility Services Platform ("MSP") is a suite of software products that includes our MSP Server and our MSP Studio, which are designed to enhance the performance, efficiency and productivity of mobility solutions. Our MSP was announced in May 2004, but was not available for shipping until the fourth quarter of 2004. As a result, we began recognizing revenue from sales of our MSP products in the fourth quarter of 2004. For the year ended December 31, 2004, revenues from sales of our MSP products were immaterial.



For the year ended December 31, 2004, Product Segment net revenue was $1,433.7 million, which represented 82.8% of our total revenues.


SERVICES SEGMENT


Our Global Services Division offers our customers a range of services from system planning and design for emerging technologies to comprehensive product maintenance and support. Our services, marketed under the Symbol Enterprise Mobility Services brand, have been designed to support our customers' investments in information technology solutions and are sold and delivered via our global direct sales and services organization or through our Symbol PartnerSelect(TM) or SymbolCertified(TM) Professional Services certification programs. For the year ended December 31, 2004, Services Segment revenue was $298.5 million, which represented 17.2% of total revenue.


OUR STRENGTHS

We believe that we possess many of the attributes that will be necessary for long-term success in our industry, including the following:

 -- unique end-to-end enterprise mobility solutions;

 -- leading market positions;

 -- technology and intellectual property leadership;

 -- a global presence;

 -- long-term customer relationships and knowledge of vertical markets;

 -- a channel-centric and alliance-centric sales model;

 -- customer service and support; and

 -- an experienced management team.

OUR STRATEGY

Our strategy is to deliver to our customers enterprise mobility products, solutions and services, which are designed to increase cost-effectiveness, enhance efficiency and promote faster execution of critical business processes. We intend to pursue this goal by applying the following strategies:

 -- expand our leadership position in enterprise mobility products and solutions;

 -- target key vertical markets and penetrate new markets;

 -- continue to improve and streamline operations;

 -- build upon our strong foundation of intellectual property;

 -- rationalize product lines and pursue platform-based products; and

 -- expand our sales and channel capabilities.

MANAGEMENT AND BOARD OF DIRECTORS CHANGES AND OTHER REMEDIAL ACTIONS RESULTING FROM ACCOUNTING MISCONDUCT BY OUR FORMER MANAGEMENT


Beginning in May 2001, we began a series of internal investigations with respect to certain accounting matters, principally concerning the timing and amount of revenue recognized during the period from January 1, 2000 to December 31, 2001, as well as the accounting for certain reserves, restructurings, certain option programs and several categories of cost of revenue and operating expenses. The United States Securities and Exchange Commission ("SEC") and the United States Attorney's Office for the Eastern District of New York ("Eastern District") commenced separate but related investigations. These investigations led to the resignation of, and the filing of criminal indictments against, several of our former senior executives, including Tomo Razmilovic, one of our former Presidents, Chief Executive Officers and directors, and Kenneth Jaeggi, our former Senior Vice President and Chief Financial Officer, and the restatement of certain of our previously filed financial statements. Robert Asti, our former Vice President -- North America Sales and Service -- Finance, Robert Korkuc, our former Chief Accounting Officer, and Brian Burke, our former Senior Vice President of Worldwide Operations and Chief Accounting Officer, have pled guilty to two counts of securities fraud in connection with the government investigations described above and four of our former employees, including Leonard Goldner, our former Executive Vice President and General Counsel, have pled guilty to various conspiracy charges. Indictments are still pending in the Eastern District against Tomo Razmilovic and five other members of our former management, and complaints have been filed by the SEC against eleven members of our former management for securities fraud and other violations of the federal securities laws.



On June 3, 2004, we announced that we resolved the investigation by the Eastern District by entering into a non-prosecution agreement with the Eastern District. As a result of this non-prosecution agreement, no criminal complaint will be filed against us by the Eastern District. On that date, we also announced an agreement with the SEC that resolved the investigation being conducted by the SEC. Pursuant to the agreements with the Eastern District and the SEC, we have paid $37 million in cash to a restitution fund for members of the class consisting of purchasers of our common stock from February 15, 2000 to October 17, 2002 and $3 million to the United States Postal Inspection Service Consumer Fraud Fund. In addition to these payments, we have acknowledged responsibility for previous misconduct by certain of our former employees and agreed to continue our cooperation with the Eastern District and the SEC, have retained an independent, government-approved examiner to review our internal controls, financial reporting practices and our compliance with the settlement agreements and established and maintain an annual training and education program designed to diminish the possibility of future violations of the federal securities laws. Pursuant to the agreement with the SEC, the SEC filed, and the court has approved, a Final Consent Judgment in the Eastern District of New York providing for injunctive relief, enjoining us from further violations of the antifraud, reporting, books and records and internal control provisions of the federal securities laws, and a civil penalty in the amount of $37 million, as described above. For more information on the Eastern District and SEC investigations, see "Business--Legal proceedings--Government investigations."

In addition to the resolution of the investigations by the SEC and the Eastern District, we have resolved three class action lawsuits that alleged violations of federal securities laws, including allegations that we issued materially false and misleading statements that had the effect of artificially inflating the market price of our common stock. Under the settlement, we agreed to pay to the class members an aggregate of $1.75 million in cash and to issue an aggregate number of shares of common stock equal to a market value of $96.25 million, subject to a minimum and maximum number of shares as set forth in the settlement agreement. For example, the number of shares issuable pursuant to the settlement agreement would have been approximately 6.7 million shares on March 31, 2005. The court held a fairness hearing regarding the settlement on October 4, 2004 and approved the fairness of the settlement by an order entered on October 20, 2004. On November 17, 2004, we delivered 586,533 shares, or 10% of the settlement amount (at $16.41 per share), as satisfaction of the plaintiffs' attorneys' fees, pursuant to the court's order. We believe that the shares to be issued under the approved settlement do not have a material effect on our earnings per share. We expect to deliver the balance of the shares required to be issued under the settlement in the first half of 2005. For more information, see "Business--Legal proceedings--Securities litigation matters."



In response to the investigations by the SEC and the Eastern District, our board of directors assembled a new senior management team. Since mid-2002, we replaced 31% of management with job titles of "director" and above and appointed the following individuals:


 -- William R. Nuti, President, Chief Executive Officer and Director (formerly
    Senior Vice President of Cisco Systems, Inc.);

 -- Todd Abbott, Senior Vice President--Worldwide Operations (formerly Group
    Vice President of EMEA Service Provider Sales of Cisco Systems, Inc.);

 -- Mark T. Greenquist, Senior Vice President--Finance and Chief Financial
    Officer (formerly Executive Vice President and Chief Financial Officer of Agere Systems, Inc.);


 -- Salvatore Iannuzzi, Senior Vice President, Chief Administrative and Control
   Officer (formerly Chief Administrative Officer of CIBC World Markets, Inc.);


 -- Peter M. Lieb, Senior Vice President, General Counsel and Secretary
    (formerly Deputy General Counsel of International Paper Company); and

 -- James M. Conboy, Vice President, Controller and Chief Accounting Officer
    (formerly a director of D.P. Healy CPA, P.C., a forensic accounting firm).


Since mid-2002, we have also reconstituted our board of directors to include four new independent members, none of whom has a prior association with our former senior management, including:



 -- Robert J. Chrenc (formerly Executive Vice President and Chief Administrative
    Officer of ACNielsen);



 -- Edward Kozel (formerly a Managing Director of Integrated Finance Ltd., an advisory firm);


 -- George Samenuk (Chief Executive Officer and Chairman of McAfee, Inc.); and


 -- Melvin A. Yellin (President of Stone Point Corporation, an advisory firm that concentrates on risk management and corporate governance issues).



In 2003 and 2004, we have implemented and continue to implement various initiatives, conducted with the oversight of our audit committee, to address the material weaknesses and deficiencies in our internal controls identified by our prior auditors and our own internal investigations. These initiatives, along with the initiatives related to our compliance with the Sarbanes-Oxley Act of 2002, address our control environment, organization and staffing, policies, procedures, documentation and information systems and are intended to continuously improve our internal controls and procedures, address systems and personnel issues and help ensure a corporate culture that emphasizes integrity, honesty and accurate financial reporting.


THIRD QUARTER 2004


In November 2004, during our inventory testing (including a planned physical inventory at a company-owned distribution center), two unrelated errors were discovered. These errors were the result of two discrete events. One event involved inaccurate inventory levels reported to us by a large distribution partner. The second discrepancy was the result of errors that occurred at a company-owned distribution facility that serves one of our large retail customers. Based on these findings, management believed there were significant deficiencies relating to its controls for receiving, shipping and ultimately reporting the amount of inventory. The errors reported as described above led to
(i) an overstatement of our revenues in our earnings release on October 26, 2004 for the three- and nine-month periods ended September 30, 2004 and (ii) the delayed, but timely filing of our quarterly report on Form 10-Q as of and for the three- and nine-month periods ended September 30, 2004.



Since the discovery of the significant deficiencies in November 2004 as described above, we have taken steps to ensure that the financial results for the fiscal year ending December 31, 2004 are fairly presented in all material respects. We have also taken various measures to improve the effectiveness of our internal controls.



The non-prosecution agreement between us and the United States Attorney's Office for the Eastern District of New York, described previously, provides that should we violate the agreement or commit a crime in the future, we would be subject to prosecution for any offense, including any offense related to our past accounting practices. We have retained outside counsel to investigate the facts and circumstances surrounding the erroneous numbers included in the October 26, 2004 press release and to assist with responding to requests made by the Eastern District and the SEC regarding this matter, including whether we complied with the injunction issued in connection with the June 2004 settlement with the SEC and non-prosecution agreement with the Eastern District. There can be no assurance that these events will not give rise to an enforcement action or other proceeding brought by the SEC or the Eastern District.


RECENT DEVELOPMENTS

ACQUISITION OF MATRICS

On September 9, 2004, we acquired privately held Matrics, Inc. ("Matrics") for $230 million in cash. We financed the acquisition of Matrics with a portion of a $250 million borrowing under a short-term credit facility, which was refinanced on December 29, 2004 with our new credit facility. See "--New credit facility." In this prospectus, we refer to the acquisition of Matrics and the related borrowing under the short-term credit facility together as the "Acquisition." For the six months ended June 30, 2004, Matrics generated $4.7 million in revenue.

Based in Rockville, Maryland, Matrics is a leader in developing Electronic Product Code ("EPC")-compliant RFID systems. RFID is a next generation data capture technology that utilizes small tags attached to products or assets that emit radio signals that can be read at a distance. This allows for remote reading of information relevant to the asset, similar to that contained in bar codes. Because RFID does not require physical contact between the reader and the tag, or even a line of sight, it provides the ability to capture more data more efficiently and is beneficial in areas such as supply chain management, asset tracking and security.

Matrics has focused its strategic RFID solutions efforts on Electronic Product Code standards, which are the emerging global RFID standards. Matrics has developed EPC-compliant RFID systems for retail, defense, transportation and other vertical markets. The Matrics product portfolio features RFID systems including multi-protocol, EPC-compliant fixed readers; readers designed for embedded applications, such as RFID printers and mobile computers; high-performance antennas for RFID tag reading; and EPC labels that can be attached to items such as containers, pallets, cartons and more. The RFID tag family includes both read-only and read/write functionality that addresses a wide range of asset visibility applications. Matrics is also developing a proprietary manufacturing process that is expected to provide for higher volume and more cost effective manufacturing of tags.

We believe the acquisition of Matrics is an important step in executing our plan to be a leader in RFID, and will expand our offerings in the advanced data capture industry. Prior to the acquisition of Matrics, we had been internally developing a handheld RFID reader and a services and support business focused on the deployment of RFID systems. Our revenues from our internal RFID business were insignificant. The Matrics acquisition has allowed us to offer complete RFID systems by adding commercially ready, fixed RFID reader systems and tag products to our current offerings. We believe RFID technology is a new generation of advanced data capture and is complementary to our offering of bar code scanners and rugged handheld computers.


For the year ended December 31, 2004, the acquisition of Matrics had a $26.8 million negative impact on net earnings and a $0.11 negative impact on earnings per share, primarily as a result of a $12.8 million write-off of in-process research and development costs, the interest expense and amortization of fees associated with the short-term credit facility used to fund the acquisition and the refinancing thereof with the new credit facility on December 29, 2004.



Although the RFID market is in the early stages of development, we paid a significant premium for Matrics, and thus allocated a significant portion of the purchase price to goodwill, because we believe that EPC-based technology will be a material area of investment for our customers in our retail, manufacturing, transportation and logistics, wholesale distribution, healthcare and government vertical markets. We believe that Matrics is an early market leader with its commercial tag and reader products based on its trial deployments and full implementations with its customers in retail, transportation, healthcare, and government vertical markets. We currently believe that the costs we will incur during the product life cycle for both existing technology and future, replacement RFID technology will be consistent with the expenditures we have incurred in developing and maintaining our existing enterprise mobility solutions. Our goal is to obtain a significant share of the market by combining our expertise in sales and support for enterprise mobility solutions along with our engineering resources and Matrics' expertise in this emerging market, which is a market that is projected to grow rapidly in the next three to five years.


If we are unable to develop or enhance the Matrics technology within the timeframe outlined, we may not meet our revenue and profitability projections. Furthermore, we believe that a number of our existing customers intend to deploy RFID systems utilizing technology such as that provided by Matrics and if we fail to deliver those products, those customers may be less willing to purchase our other existing products, further negatively impacting revenue and profitability. If we do not develop or enhance the Matrics technology in line with our projections, we may be required to incur higher than expected operating and capital expenses in order to address these issues and meet projections.


NEW CREDIT FACILITY


On December 29, 2004, we entered into our new credit facility (i) to repay in full our outstanding senior indebtedness, comprised of the short-term credit facility and our prior revolving credit facility, dated as of November 17, 2003 ("Prior Revolving Credit Facility"); (ii) for working capital and general corporate purposes; and (iii) to pay certain fees and expenses incurred in connection with such transactions. Pursuant to our new credit facility, the lenders severally agreed to provide us the following: (a) a senior secured term loan facility in an aggregate principal amount of $100 million and (b) a senior secured revolving credit facility in an aggregate principal amount of up to $150 million with a $20 million sublimit available for letters of credit. Our new credit facility is secured on a first priority basis by (i) a pledge of all of the capital stock or other equity interests of our domestic subsidiaries, (ii) a pledge of 65% of the capital stock or other equity interests of selected overseas subsidiaries located in the United Kingdom, the Netherlands and Japan,
(iii) 100% of the capital stock of the manufacturing entity in Reynosa, Mexico and all of its other assets and (iv) all our other assets (other than real estate) of our domestic subsidiaries. On December 29, 2004, we borrowed $100 million under the term loan facility and $100 million under the revolving credit facility.


CORPORATE INFORMATION

We are a Delaware corporation and the successor by merger in 1987 to Symbol Technologies, Inc., a New York corporation that commenced operations in 1975. Our principal executive offices are located at One Symbol Plaza, Holtsville, New York 11742-1300. Our telephone number is (631) 738-2400. Our website address is www.symbol.com. Information contained on our website is not part of this prospectus.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                          CONSOLIDATED FINANCIAL DATA


The following table presents our summary historical and unaudited pro forma consolidated financial data for the periods presented. The summary historical consolidated financial data as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma statement of operations data give effect to the Acquisition as if it had occurred as of January 1, 2004. The summary unaudited pro forma financial data is not intended to represent our financial position, results of operations or cash flows had the Acquisition been completed as of such date or to project our financial position, results of operations or cash flows for any future period or date.


The summary historical financial data and unaudited pro forma consolidated financial data set forth below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations," "Unaudited pro forma financial information" and our historical consolidated financial statements and the notes thereto and the historical consolidated financial statements of Matrics and the notes thereto included elsewhere in this prospectus.

-----------------------------------------------------------------------------------------------------------------
                                                                                                        UNAUDITED
                                                                                        HISTORICAL      PRO FORMA
                                                              ------------------------------------   ------------
                                                                                                       YEAR ENDED
                                                                           YEAR ENDED DECEMBER 31,   DECEMBER 31,
                                                              ------------------------------------   ------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            2002         2003         2004          2004
-----------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
REVENUE:
Product.....................................................  $1,103,070   $1,223,853   $1,433,671   $  1,440,856
Services....................................................     298,547      306,425      298,452        298,452
                                                              ---------------------------------------------------
                                                               1,401,617    1,530,278    1,732,123      1,739,308
COST OF REVENUE:
Product cost of revenue.....................................     693,980      635,103      709,967        719,260
Services cost of revenue....................................     219,985      219,926      213,118        213,118
                                                              ---------------------------------------------------
                                                                 913,965      855,029      923,085        932,378
                                                              ---------------------------------------------------
Gross profit................................................     487,652      675,249      809,038        806,930
                                                              ---------------------------------------------------
OPERATING EXPENSES:
Engineering.................................................     142,602      156,328      167,543        174,677
Selling, general and administrative.........................     343,971      421,132      502,331        510,434
Stock-based compensation expense/(recovery).................     (68,084)      17,087        2,234          2,234
Provision/(recovery) for legal settlements..................      98,300       72,000      (21,400)       (21,400)
Restructuring and impairment charges........................       2,590        1,181        5,170          5,170
Write off of acquired in process research and
  development(1)............................................           -            -       12,800              -
                                                              ---------------------------------------------------
Total operating expenses....................................     519,379      667,728      668,678        671,115
                                                              ---------------------------------------------------
Earnings/(loss) from operations.............................     (31,727)       7,521      140,360        135,815
                                                              ---------------------------------------------------
OTHER (EXPENSE)/INCOME:
Interest income.............................................       2,322        2,969        3,507          3,601
Interest expense............................................     (16,801)     (10,590)     (20,032)       (36,796)
Impairment of investments...................................     (32,200)      (3,550)           -              -
Other income (expense), net.................................      16,676        7,551          (66)          (311)
                                                              ---------------------------------------------------
                                                                 (30,003)      (3,620)     (16,591)       (33,506)
                                                              ---------------------------------------------------
Earnings/(loss) before income taxes.........................     (61,730)       3,901      123,769        102,309
Provision for/(benefit from) income taxes...................     (16,815)         606       41,922         33,660
                                                              ---------------------------------------------------
Net earnings/(loss).........................................  $  (44,915)  $    3,295   $   81,847   $     68,649
                                                              ---------------------------------------------------
EARNINGS/(LOSS) PER SHARE:
Basic.......................................................  $    (0.20)  $     0.01   $     0.34   $       0.28
Diluted.....................................................  $    (0.20)  $     0.01   $     0.33   $       0.28
                                                              ---------------------------------------------------
Cash dividends declared per common share....................  $     0.02   $     0.02   $     0.02   $       0.02

-----------------------------------------------------------------------------------------------------------------
                                                                                        HISTORICAL      PRO FORMA
                                                              ------------------------------------   ------------
                                                                                                       YEAR ENDED
                                                                           YEAR ENDED DECEMBER 31,   DECEMBER 31,
                                                              ------------------------------------   ------------
(IN THOUSANDS)                                                   2002         2003         2004          2004
-----------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic.......................................................     229,593      230,710      242,469        242,469
Diluted.....................................................     229,593      236,449      246,166        246,166
-----------------------------------------------------------------------------------------------------------------



                                                                                              HISTORICAL
                                                              ------------------------------------------
                                                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS)                                                        2002           2003           2004
--------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents...................................  $     76,121   $    150,017   $    217,641(2)
Total assets................................................     1,572,195      1,646,518      1,930,369
Long-term debt, less current portion(3).....................       135,614         99,012        176,087
Total stockholders equity...................................       887,739        920,598      1,072,519
--------------------------------------------------------------------------------------------------------



(1) Upon consummation of the Matrics acquisition, Symbol immediately expensed in-process research and development of $12.8 million, representing a portion of the total value of the acquired assets. See Note 2.f. of our consolidated financial statements included elsewhere in this prospectus.



(2) Does not include restricted cash of $51,370 as of December 31, 2004 which is comprised of two deposits. One amount of $50,358 is an interest-bearing court escrow account as security for a trial court judgment on appeal. The second amount of $1,012 as an interest bearing letter of credit pledged as a supplier bond.



(3) The total long-term debt includes SAILS exchangeable debt in the amount of $55,194 as of December 31, 2002, $98,927 as of December 31, 2003 and $83,727 as
of December 31, 2004. The securities that underlie the SAILS contract represent our investment in Cisco Systems, Inc.'s common stock, which was acquired in connection with the Telxon acquisition. In January 2008, the SAILS debt will be exchangeable for shares of Cisco Systems, Inc.'s common stock or, at our option, for cash in lieu of shares.

                                  RISK FACTORS

You should carefully consider the material risks described below, together with the other information in this prospectus and all of the information set forth in any accompanying prospectus supplement, before you make a decision to invest in our securities. If any of the following risks actually occur, our business, operating results, financial condition or prospects could be materially and adversely affected. This could cause the value of our securities to decline and you may lose all or part of your investment.

RISKS RELATING TO THE INVESTIGATIONS

WE RECENTLY SETTLED SEPARATE INVESTIGATIONS BY THE SEC AND THE EASTERN DISTRICT RELATING TO THE ACCOUNTING MISCONDUCT OF OUR PRIOR MANAGEMENT. A VIOLATION OF THESE SETTLEMENT AGREEMENTS COULD RESULT IN FURTHER PROSECUTION BY THE SEC AND THE EASTERN DISTRICT.

On June 3, 2004, we announced that the SEC and the Eastern District concluded separate investigations relating to certain of our prior accounting practices and the prior administration of certain of our stock option plans. These investigations arose in response to an inquiry from the SEC in 2001. As a result of the SEC inquiry, we conducted an initial internal investigation, with the assistance of a law firm, in May 2001 relating to such accounting practices. We subsequently discovered that this investigation was hindered by certain of our former employees. As a result of the actions by these former employees, the SEC expressed dissatisfaction with the investigation. In March 2002, we undertook a second internal investigation that lasted approximately 18 months, with the assistance of a different law firm and an independent forensic accounting team. The results of that internal investigation gave rise to the restatement of our financial statements that affected our selected data for 1998, 1999, 2000 and 2001, our financial statements for the years ended December 31, 2000 and 2001 and our unaudited selected quarterly information for each of the four quarters in 2001 and the first three quarters of 2002.


We have resolved the investigations by the SEC and the Eastern District and have entered into a settlement agreement with the SEC, in connection with which we were issued an injunction, and a non-prosecution agreement with the Eastern District. As previously described, we have engaged outside counsel to assist with the investigation of the events leading to the discrepancies discovered at our company-owned distribution facility in November 2004 and in responding to requests made by the Eastern District and the SEC regarding this matter, including whether we have complied with the injunction issued in connection with the June 2004 settlement with the SEC and non-prosecution agreement with the Eastern District. There can be no assurance that these events will not give rise to an enforcement action or other proceeding brought by the Eastern District or the SEC. If we are found to have violated the injunction issued in connection with the June 2004 settlement with the SEC or the non-prosecution agreement with the Eastern District or if we commit other violations, such as accounting offenses that were not the subject of the investigations, we have waived defenses that may have otherwise been available to us, including the statute of limitations, and will be subject to prosecution for any offense, including any offense that was the subject of the non-prosecution agreement. This could have a material adverse effect on us. In addition, the agreements with the SEC and the Eastern District required us to pay $37 million in cash to a restitution fund for members of a class consisting of purchasers of our stock from February 15, 2000 to October 17, 2002 and $3 million to the United States Postal Inspection Service Consumer Fraud Fund. We paid both amounts prior to June 30, 2004. For a discussion of the

SEC and the Eastern District investigations, please see "Business--Legal proceedings--Government investigations."

PENDING LITIGATION RELATING TO THE ACCOUNTING MISCONDUCT OF OUR PRIOR MANAGEMENT COULD GENERATE NEGATIVE PUBLICITY FOR US. THIS COULD RESULT IN A DECLINE IN OUR STOCK PRICE AND CAUSE YOU TO LOSE PART OF YOUR INVESTMENT.


In March and June 2003 and February 2005, Robert Asti, our former Vice President -- North America Sales and Service -- Finance, Robert Korkuc, our former Chief Accounting Officer, and Brian Burke, our former Senior Vice President of Worldwide Operations and Chief Accounting Officer, respectively, pled guilty to two counts of securities fraud in connection with the government investigations described above. The SEC has filed civil complaints against Messrs. Asti, Korkuc and Burke based upon similar facts. Since June 2004, the Eastern District has announced that four additional former employees, including Leonard Goldner, our former Executive Vice President and General Counsel, have pled guilty to various conspiracy charges.



In addition, Symbol, certain members of our former senior management team and certain former members of our board of directors were named defendants in two derivative actions, one alleging violations of federal securities laws and other claims similar to the class actions, and the second relating to the distribution of proxy statements by former directors. On July 27, 2004, the court approved a settlement in which Symbol would be realigned as plaintiff in the first derivative action, re-positioning us to proceed against Tomo Razmilovic, one of our former Presidents, Chief Executive Officers and directors, and other members of our former management and certain former members of our board of directors. In September 2004, the court approved a settlement in which Symbol would be realigned as the plaintiff in the second derivative suit related to the proxy statements.



The guilty pleas of the seven individuals mentioned above; the resolution of these civil complaints with the SEC; the continued prosecution by the Eastern District of Tomo Razmilovic and five other members of our former management team; or the SEC's filing of complaints against eleven members of our former management team for securities fraud and other violations of the federal securities laws could generate negative publicity for us and result in a decline in our stock price.


OUR INDEMNIFICATION OF OUR FORMER MANAGEMENT OBLIGATES US TO INDEMNIFY AND ADVANCE LEGAL EXPENSES TO THEM, INCLUDING WITH RESPECT TO THE PENDING CRIMINAL AND CIVIL LITIGATION FOR ACCOUNTING MISCONDUCT, IN ACCORDANCE WITH THE TERMS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS, OTHER APPLICABLE AGREEMENTS AND DELAWARE LAW. OUR INSURANCE COVERAGE MAY NOT BE SUFFICIENT TO COVER OUR LIABILITIES RELATED TO SUCH LITIGATION AND THE SETTLEMENT OF THE SECURITIES FRAUD CLASS ACTION LAWSUITS. TO THE EXTENT OUR INSURANCE COVERAGE IS INSUFFICIENT TO COVER OUR LIABILITIES, WE MAY INCUR A MATERIAL EXPENSE TO SATISFY SUCH OBLIGATIONS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS, FINANCIAL POSITION AND CASH FLOWS.

We may be obligated to indemnify and advance legal expenses to our former directors, officers or employees in accordance with the terms of our certificate of incorporation, bylaws, other applicable agreements and Delaware law. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law. Under Delaware law, we may generally indemnify directors, officers and other employees against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than in derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Although our former directors and officers may seek coverage under our current insurance policy, we have settled with our insurers who have reimbursed us in the amount of $10.2 million and therefore, our insurance coverage for them may not be sufficient in some or all of these matters. Furthermore, the underwriters of our directors and officers insurance policy may seek to rescind or otherwise deny coverage in some or all of these matters. For a discussion of the SEC and Eastern District investigations and related class action and derivative litigation, see "Business--Legal proceedings."



We do not expect our insurance coverage to cover our total liabilities and related litigation costs in the actions discussed above, including with respect to the securities fraud class action lawsuits, and the total liabilities and costs are still uncertain. We have currently accrued approximately $86.6 million related to the settlement of the class action lawsuits. The plaintiffs have yet to specify the amount of damages being sought in the civil actions against our former management and our former board of directors, and, therefore, we are unable to estimate what our ultimate liability under our indemnification obligations in such lawsuits may be. Our indemnification obligations discussed above may have a material adverse effect on our results of operations, financial condition and cash flows.



SENIOR MANAGEMENT HAS BEEN REQUIRED TO DEVOTE A SIGNIFICANT AMOUNT OF TIME ON MATTERS ARISING FROM ACTIONS OF OUR PRIOR MANAGEMENT. IF SENIOR MANAGEMENT IS UNABLE TO DEVOTE A SIGNIFICANT AMOUNT OF TIME IN THE FUTURE TOWARD DEVELOPING AND EXECUTING OUR STRATEGIC BUSINESS INITIATIVES AND MANAGING ONGOING BUSINESS OPERATIONS, WE MAY NOT BE ABLE TO REMAIN COMPETITIVE AND OUR REVENUES MAY DECLINE.



Our senior management team has devoted a significant amount of time conducting internal investigations, restating our financial statements, reviewing and improving our internal controls and procedures, developing effective corporate governance procedures and responding to government inquiries and the related class action lawsuits arising from the actions of our prior management. If senior management is unable to devote a significant amount of time in the future toward developing and executing our strategic business initiatives and managing ongoing business operations, we may not be able to remain competitive and our revenues may decline. In addition, much of our middle management is new and may require a substantial amount of time building customer relationships and learning about and familiarizing themselves with Symbol's products, operations and business culture.


A FAILURE TO IMPLEMENT EFFECTIVELY AND EFFICIENTLY OUR PLAN TO REMEDIATE DEFICIENCIES IN OUR INTERNAL CONTROLS AND PROCEDURES COULD RESULT IN ACCOUNTING ERRORS AND IN VIOLATIONS OF OUR SETTLEMENT AGREEMENT WITH THE SEC AND OUR NON-PROSECUTION AGREEMENT WITH THE EASTERN DISTRICT.

As previously reported in our consolidated financial statements for the fiscal year ended December 31, 2003, we reported that a material weakness existed related to the manner in which we processed transactions to record revenue. Additionally, we reported that deficiencies existed relating to the adequacy and timeliness of account reconciliations, formalized worldwide policies and procedures, the amount of manual journal entries required to record transactions and the updating of documents with customers. We also reported that for the fiscal year ended December 31, 2002, we had other material weaknesses that have since been remediated. For information on the material weaknesses and deficiencies reported for the fiscal years ended December 31, 2002 and 2003, see "Change in and disagreements with accountants on accounting and financial disclosure."


In addition, in November 2004, during our inventory testing (including a planned physical inventory at a company-owned distribution center), two unrelated errors were discovered. These errors were the result of two discrete events. One event involved inaccurate inventory levels reported to us by a large distribution partner. The under-reported inventory levels resulted in us inaccurately reporting $3.3 million in revenues in our earnings release on October 26, 2004 for the three- and nine-month periods ended September 30, 2004. No previous periods were affected. This was an oversight on the part of the distribution partner, which made us aware of the reporting error as soon as it was discovered. The second discrepancy was the result of errors that occurred at a company-owned distribution facility that serves one of our large retail customers. The distribution center relies on its own internal reporting system and misreported inventory. As a result of this second discrepancy, we over-reported revenue by $10.3 million for the three- and nine-month periods ended September 30, 2004 in our earnings release on October 26, 2004. Based on these findings, management believed there were significant deficiencies relating to the controls for receiving, shipping and ultimately reporting the amount of inventory. We are investigating the events leading to the discrepancies discovered at our company-owned distribution facility. We have engaged outside counsel to assist with the investigation and in responding to requests made by the Eastern District and the SEC regarding this matter, including whether Symbol has complied with the injunction issued in connection with the June 2004 settlement with the SEC and non-prosecution agreements with the Eastern District. There can be no assurance that these events will not give rise to an enforcement action or other proceeding brought by the Eastern District or the SEC. The errors reported as described above led to the delayed, but timely, filing of our quarterly report on Form 10-Q as of and for the three- and nine-month periods ended September 30, 2004.



In 2003 and continuing in 2004 as disclosed in certain of our periodic filings, we have implemented and continue to implement various initiatives to address the material weaknesses and deficiencies in our internal controls as identified by our prior auditors and our own internal investigations, conducted with the oversight of our audit committee. In response to the errors discussed in November 2004, we have taken appropriate steps to ensure the financial results are fairly presented in all material respects including:



- re-performed a physical inventory at this distribution center;



- performed a roll back of inventory amounts from the results of our physical counts to each quarter end;



- re-performed cut-off procedures at March 31, 2004, June 30, 2004 and September 30, 2004 to determine proper inventory amounts; and



- re-confirmed inventory amounts with the distributor.



Additionally, we have taken various initiatives to improve the effectiveness of our internal controls, including:



- placed qualified individuals in the distribution center to manage the movement of inventory within the distribution center; and



- developed physical inventory procedures to be performed on a quarterly basis at certain of our distributors and our company-owned distribution center to ensure the value of consigned inventory at our distributors and our company-owned distribution center are accurately recorded.



We believe these initiatives, along with the initiatives related to our compliance with the Sarbanes-Oxley Act of 2002, address our control environment, organization and staffing, policies, procedures, documentation and information systems and are intended to continuously improve our internal controls and procedures, address systems and personnel issues and help ensure a corporate culture that emphasizes integrity, honesty and accurate financial reporting.



The implementation of these initiatives is one of our highest priorities. Our board of directors, in coordination with our audit committee, continually assesses the progress and sufficiency of our initiatives related to our internal controls and make adjustments necessary. A failure of our internal controls and procedures could result in mistakes in our reported results and in violations of the injunction issued in connection with the June 2004 settlement with the SEC and our non-prosecution agreement with the Eastern District and could have a material adverse effect on our business, revenues or financial condition.



WE HAVE EXPERIENCED MATERIAL WEAKNESSES IN OUR INTERNAL CONTROLS. IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO PROVIDE TIMELY AND ACCURATE FINANCIAL STATEMENTS. THIS COULD CAUSE INVESTORS TO LOSE CONFIDENCE IN OUR REPORTED FINANCIAL RESULTS AND HAVE A NEGATIVE EFFECT ON THE TRADING PRICE OF OUR SECURITIES.


During the past two years, we have identified a number of "material weaknesses" and "reportable conditions" in our internal financial controls. Some of these weaknesses resulted in errors in our historical financial statements, which in turn resulted in a restatement of our financial statements that affected our selected data for 1998, 1999, 2000 and 2001, our financial statements for the years ended December 31, 2000 and 2001 and our unaudited selected quarterly information for each of the four quarters in 2001 and the first three quarters of 2002.


Although we have taken significant steps to correct the internal control deficiencies that resulted in the restatement of our financial statements, during our inventory testing conducted in connection with the reporting of our financial results for the three- and nine-month periods ended September 30, 2004, we have identified significant deficiencies relating to the controls for receiving, shipping and ultimately reporting the amount of our inventory.



We have taken and continue to take steps to correct previously identified internal control deficiencies. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. In addition, we cannot assure you that we will not in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting that we have not discovered to date.



Beginning with the year ending December 31, 2004, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our management is required to deliver a report as part of our annual report on Form 10-K that assesses the effectiveness of our internal controls over financial reporting. Additionally, we are required to file with the SEC an attestation report of our auditors on our management's assessment of and operating effectiveness of internal controls. If a material weakness were identified with respect to our internal control over financial reporting, we would not be able to conclude that our internal controls over financial reporting were effective, which could result in the inability of our external auditors to deliver an unqualified report, or any report, on our internal controls. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effective on the trading price of our securities.

RISKS RELATED TO OUR BUSINESS

WE DEPEND UPON THE DEVELOPMENT OF NEW PRODUCTS AND ENHANCEMENTS TO OUR EXISTING PRODUCTS. IF WE FAIL TO PREDICT AND RESPOND TO EMERGING TECHNOLOGICAL TRENDS AND OUR CUSTOMERS' CHANGING NEEDS OR IF WE ARE UNABLE TO REDUCE OUR MANUFACTURING COSTS OVER TIME AS ANTICIPATED, WE MAY NOT BE ABLE TO REMAIN COMPETITIVE.


We are active in the research and development of new products and technologies and enhancing our current products. However, research and development in the enterprise mobility industry is complex and filled with uncertainty. If we expend a significant amount of resources and our efforts do not lead to the successful introduction of new or improved products, there could be a material adverse effect on our business, operating results, financial condition and market share. In addition, it is common for research and development projects to encounter delays due to unforeseen problems, resulting in low initial volume production, fewer product features than originally considered desirable and higher production costs than initially budgeted, which may result in lost market opportunities. In addition, new products may not be commercially well received. There could be a material adverse effect on our business, operating results, financial condition and market share due to such delays or deficiencies in the development, manufacturing and delivery of new products.


We have made significant investments to develop enterprise mobility products because we believe enterprise mobility is a new and developing market in the information technology industry. One example of our investments is our acquisition of Matrics, a leader in developing EPC-compliant RFID systems. If the RFID market or other markets in which we are investing do not grow, retailers and consumers do not react enthusiastically to enterprise mobility, we are unable to sell our enterprise mobility products and services at projected rates or the market adopts a standard for RFID technology that is different than that offered by Matrics, then there could be a material adverse effect on our business and operating results. Our efforts in enterprise mobility are also dependent, in part, on applications developed and infrastructure deployed by third parties. If third parties do not develop robust, new or innovative applications or create the appropriate infrastructure for enterprise mobility products and offer them to us or our customers on commercially reasonable terms, then there could be a material adverse effect on our business and operating results.

Once a product is in the marketplace, its selling price usually decreases over the life of the product, especially after a new competitive product is publicly announced, because customers often delay purchases of existing products until the new or improved versions of those products are available. To lessen the effect of price decreases, our research and development teams attempt to reduce manufacturing costs of existing products in order to maintain or improve our margins on such products. However, if cost reductions do not occur in a timely manner, there could be a material adverse effect on our operating results and market share.

A COURT HAS RENDERED A JUDGMENT AGAINST US IN THE AMOUNT OF $218 MILLION, WHICH, IF UPHELD ON APPEAL, WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY.

On September 17, 2003, a jury awarded approximately $218 million in damages against our wholly-owned subsidiary, Telxon Corporation ("Telxon"), for claims relating to an alleged contract between Telxon and Smart Media of Delaware, Inc. ("SMI"). This sum included an award of approximately $6 million to an individual. Telxon made certain post-verdict motions seeking, among other things, a judgment in its favor notwithstanding the verdict, a new trial or a reduction in the amount of the jury verdicts. The court denied all of these motions. The court also rejected Telxon's motion for a stay of entry of the judgment, and on May 6, 2004, the court entered judgment against Telxon for approximately $218 million in damages, plus statutory interest from the date of the verdicts. The court also granted the individual's motion to add Symbol as an additional counterclaim defendant. While SMI withdrew its motion to add Symbol as a counterclaim defendant, there can be no assurance that Symbol will not ultimately be held liable for the full amount of the jury verdicts, plus statutory interest from the date of the verdicts. Symbol and Telxon have filed notices of appeal of these rulings and the related verdicts. Symbol and Telxon have deposited approximately $50 million into an interest-bearing court escrow account to stay the execution of the judgment against both Symbol and Telxon pending resolution of the appeal. The parties completed the submission of briefs on this appeal in March 2005.


Our available cash, including cash available under our existing lines of credit, may not be sufficient to pay jury verdicts of this size, and we may need to obtain additional financing in order to pay the judgment entered against Telxon in this matter. There can be no assurance that we would be able to obtain financing on terms favorable to us, or at all. In the event that such a judgment remained unpaid, we would be in violation of the terms of our new credit facility. In addition, we currently have not recorded any liability in our consolidated financial statements with respect to the jury verdicts and judgment entered as we believe that, in accordance with the relevant guidance set forth in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," an unfavorable outcome of this litigation is not probable at this time. Nevertheless, while we are still vigorously defending against this lawsuit, we may ultimately be liable for the full amount of the judgment, plus statutory interest from the date of the verdicts, the payment of which would have a material adverse effect on our results of operations, financial condition and liquidity. For more information on this litigation and the new credit facility, see "Business--Legal proceedings--Smart Media litigation" and "Description of new credit facility."

OUR BUSINESS, OPERATING RESULTS AND GROWTH RATES MAY BE ADVERSELY AFFECTED BY UNFAVORABLE ECONOMIC AND MARKET CONDITIONS, AS WELL AS THE VOLATILE GEOPOLITICAL ENVIRONMENT.


Our current business and operating plan assumes that economic activity in general, and information technology ("IT") spending in particular, will at least remain at current levels; however, we cannot be assured of the level of IT spending, the deterioration of which could have a material adverse effect on our results of operations and growth rates. Our business is especially affected by the economic success of the retail sector, which accounts for a significant portion of our business, and our results of operations may be adversely affected if the global economic and market conditions in the retail sector do not improve. For the year ended December 31, 2004, direct sales to the retail sector accounted for approximately 25% of our revenue. In addition, our reseller customers sell our products to the retail sector, which may represent a substantial portion of our reseller customers' sales. If historically low interest rates rise, consumer demand could be further dampened and related retail IT spending may be reduced.


WE HAVE MADE STRATEGIC ACQUISITIONS AND ENTERED INTO ALLIANCES AND JOINT VENTURES IN THE PAST AND INTEND TO DO SO IN THE FUTURE. IF WE ARE UNABLE TO FIND SUITABLE ACQUISITIONS OR PARTNERS OR

TO ACHIEVE EXPECTED BENEFITS FROM SUCH ACQUISITIONS OR PARTNERSHIPS, THERE COULD BE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, GROWTH RATES AND RESULTS OF OPERATIONS.

As part of our ongoing business strategy to expand product offerings and acquire new technology, we frequently engage in discussions with third parties regarding, and enter into agreements relating to, possible acquisitions, strategic alliances and joint ventures. If we are unable to identify future acquisition opportunities or reach agreement with such third parties, there could be a material adverse effect on our business, growth rates and results of operations.

Even if we are able to complete acquisitions or enter into alliances and joint ventures that we believe will be successful, such transactions, especially those involving technology companies like Matrics, are inherently risky. Significant risks to these transactions, including the acquisition of Matrics, include the following:

 -- integration and restructuring costs, both one-time and ongoing;

 -- maintaining sufficient controls, policies and procedures;

 -- diversion of management's attention from ongoing business operations;

 -- establishing new informational, operational and financial systems to meet the needs of our business;

 -- losing key employees;

 -- failing to achieve anticipated synergies, including with respect to complementary products; and

 -- unanticipated and unknown liabilities.


THE ACQUISITION OF MATRICS HAD AN IMMEDIATE DILUTIVE EFFECT ON OUR 2004 EARNINGS PER SHARE. IN ADDITION, THE ACQUISITION OF MATRICS MAY NOT PRODUCE THE REVENUE, EARNINGS, BUSINESS SYNERGIES OR TECHNOLOGICAL ADVANCES THAT WE ANTICIPATE. THIS COULD HAVE AN ADVERSE EFFECT ON OUR COMPETITIVE POSITION, REVENUES AND PROSPECTS FOR GROWTH.



For the year ended December 31, 2004, the acquisition of Matrics had a $26.8 million negative impact on net earnings and a $0.11 negative impact on earnings per share, primarily as a result of a $12.8 million write-off of in-process research and development costs, the interest expense and amortization of fees associated with the short-term credit facility used to fund the acquisition and the refinancing thereof with the new credit facility on December 29, 2004. Moreover, the RFID market may not perform as expected for a variety of reasons, including the failure in the development and acceptance of EPC-compliant RFID systems, higher than expected implementation costs associated with RFID and the unreliability of unproven technology. In addition, a competitor of Symbol commenced a patent infringement lawsuit against Matrics, which has since been merged with and into Symbol. Any one or a combination of these factors may cause our revenue or earnings to be further negatively impacted.



We allocated approximately $194.4 million of the total $237.9 million purchase price of the Matrics acquisition to goodwill. The goodwill arose as the excess of the purchase price over the fair value of net assets acquired from Matrics. We perform annual evaluations for the potential impairment of the carrying value of goodwill in accordance with SFAS No. 142. If the financial performance of our businesses were to decline significantly, we could incur a non-cash charge to our income statement for the impairment of goodwill.

Although the RFID market is at the early stages of development, we paid a significant premium for Matrics because we believe that EPC-based technology will be a material area of investment for our customers in our retail, manufacturing, transportation and logistics, wholesale distribution, healthcare and government vertical markets. We believe that Matrics is an early market leader with its commercial tag and reader products based on its trial deployments and full implementations with its customers in retail, transportation, healthcare, and government vertical markets. Our goal is to obtain a significant share of the market by combining our expertise in sales and support for enterprise mobility solutions along with our engineering resources and the Matrics, expertise in this emerging market, which is a market that is projected to grow rapidly in the next three to five years. We currently believe that the costs we will incur during the product life cycle for both existing technology and future, replacement RFID technology will be consistent with the expenditures we have incurred in developing and maintaining our existing enterprise mobility solutions.



If we are unable to develop or enhance the Matrics technology within the timeframe expected, we may not meet our revenue and profitability projections. Furthermore, we believe that a number of our existing customers intend to deploy RFID systems utilizing technology such as that provided by Matrics and if we fail to deliver those products, those customers may be less willing to purchase our other existing products, further negatively impacting revenue and profitability. If we do not develop or enhance the Matrics technology in line with our projections, we may be required to incur higher operating and capital expenses than expected in order to address these issues and meet projections.


THE ENTERPRISE MOBILITY INDUSTRY IS HIGHLY COMPETITIVE, AND COMPETITIVE PRESSURES FROM EXISTING AND NEW COMPANIES MAY HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS, REVENUES, GROWTH RATES AND MARKET SHARE.

The enterprise mobility industry is a highly competitive industry that is influenced by the following:

 -- advances in technology;

 -- new product introductions;

 -- evolving industry standards;

 -- product improvements;

 -- rapidly changing customer needs;

 -- intellectual property invention and protection;

 -- marketing and distribution capabilities;

 -- competition from highly capitalized companies;

 -- entrance of new competitors;

 -- ability of customers to invest in information technology; and

 -- price competition.

If we do not keep pace with product and technology advances, there could be a material adverse effect on our competitive position, revenues and prospects for growth. There is also likely to be continued pricing pressure as competitors attempt to maintain or increase market share.

The products manufactured and marketed by us and our competitors in the enterprise mobility industry are becoming more complex. As the technological and functional capabilities of future products increase, these products may begin to compete with products being offered by traditional computer, network and communications industry participants that have substantially greater financial, technical, marketing and manufacturing resources than we do. We may not be able to compete successfully against these new competitors, and competitive pressures may result in a material adverse effect on our business or operating results.


WE ARE SUBJECT TO RISKS RELATED TO OUR OPERATIONS OUTSIDE THE UNITED STATES. UNPREDICTABLE FOREIGN SALES AND MANUFACTURING ENVIRONMENTS MAY HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND REVENUES.


A substantial portion of our revenue has been generated from sales outside the United States. For the year ended December 31, 2004, non-U.S. sales accounted for approximately 40.6% of our revenue. We also manufacture most of our products outside the United States, and we anticipate that an increasing percentage of new products and subassemblies will be manufactured outside the United States. Overall margins for our products have increased throughout 2003 and 2004, partially as a result of increased efficiencies due to the transfer of internal manufacturing to our Reynosa, Mexico facility and external manufacturing to lower cost producers in China, Taiwan and Singapore.


These sales and manufacturing activities are subject to the risks of foreign operations, including the following:

 -- increased security requirements;

 -- political uncertainties;

 -- transportation delays and interruptions;

 -- the impact of recessionary or inflationary foreign economies;

 -- adapting to different regulatory requirements; and

 -- different technology standards or customer expectations.

Many of these risks have affected our business in the past and may in the future have a material adverse effect on our business, financial condition and revenues. We cannot predict whether the United States or any other country will impose new quotas, tariffs, taxes or other trade barriers upon the importation of our products or supplies, any of which could have a material adverse effect on our results of operations and financial condition.

OUR SALES AND MANUFACTURING ACTIVITIES IN FOREIGN COUNTRIES MAY BE SUBJECT TO LENGTHY RECEIVABLES COLLECTION PERIODS. A SIGNIFICANT INCREASE IN OUR UNCOLLECTED RECEIVABLES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR EARNINGS AND FINANCIAL CONDITION.

Economic conditions in foreign countries where obligors under our receivables reside may affect our ability to collect our receivables. Such economic conditions include, but are not limited to:

 -- unemployment;


 -- interest rates;



 -- exchange rates;

 -- inflation rates; and

 -- consumer perceptions of the economy.


If a large number of our obligors located in a foreign country experience any of the above-mentioned conditions, or other conditions, or if we otherwise experience a significant increase in the length of our receivables collection periods or the amount of our uncollected receivables, we may experience a material adverse effect on our earnings and financial condition. At December 31, 2004, our percentage of non-U.S. receivables was approximately 45%. In addition, at December 31, 2004, our percentage of doubtful accounts for customers outside the U.S. was approximately 35% of our total allowance for doubtful accounts.


WE MAY FACE TRADE BARRIERS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND RESULT IN A LOSS OF CUSTOMERS OR SUPPLIERS.

Trade barriers erected by the United States or other countries may interfere with our ability to offer our products and services in those markets. We cannot predict whether the United States or any other country will impose new quotas, tariffs, taxes or other trade barriers upon the importation or exportation of our products or supplies, any of which could have a material adverse effect on our results of operations and financial condition. Competition and trade barriers in those countries could require us to reduce prices, increase spending on marketing or product development, withdraw from or not enter certain markets or otherwise take actions adverse to us.

In all jurisdictions in which we operate, we are also subject to the laws and regulations that govern foreign investment and foreign trade, which may limit our ability to repatriate cash as dividends or otherwise to the United States.

FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR AND OTHER FOREIGN CURRENCIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION, INCLUDING OUR SALES AND MARGINS.


Most of our equipment sales in Western Europe and Asia are billed in foreign currencies and are subject to currency exchange fluctuations. In prior years, changes in the value of the U.S. dollar compared to foreign currencies have had an impact on our sales and margins. We have a formal policy that permits the use of financial instruments to manage and reduce the impact of changes in foreign currency exchange rates that may arise in the normal course of our business. This policy prohibits the use of currency derivatives or other financial instruments for trading or speculative purposes. However, we cannot predict the direction or magnitude of future currency fluctuations. A weakening of the currencies in which we generate sales relative to the currencies in which our costs are denominated may lower our results of operations and impair our financial condition. For example, we purchase a large number of parts, components and third-party products from Japan. The value of the yen in relation to the U.S. dollar strengthened during 2002, 2003 and 2004. If the value of the yen continues to strengthen relative to the dollar, there could be a material adverse effect on our results of operations.


We enter into forward foreign exchange contracts and foreign currency loans principally to hedge the currency fluctuations in transactions denominated in foreign currencies, thereby limiting our risk that would otherwise result from changes in exchange rates. During 2003 and 2004, the principal transactions hedged were short-term intercompany sales. The periods of the forward foreign exchange contracts and foreign currency loans correspond to the periods of the hedged transactions.

In all jurisdictions in which we operate, we are subject to the laws and regulations that govern currency exchange transactions, which may limit our ability to convert foreign currency cash flows into U.S. dollars.

WE RELY ON OUR MANUFACTURING FACILITY IN REYNOSA, MEXICO TO MANUFACTURE A SIGNIFICANT PORTION OF OUR PRODUCTS. ANY PROBLEMS AT THE REYNOSA FACILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, COSTS OF REVENUE AND FINANCIAL CONDITION.


For the year ended December 31, 2004, approximately 56% of our product cost of revenue can be attributed to our facility in Reynosa, and we estimate that such percentage will be similar or higher for 2005. Approximately 60% of the products manufactured in this facility represent scanners and approximately 40% represent mobile computer products. In the past, we have experienced manufacturing problems in the ordinary course of business, such as equipment breakdowns and short-term employee shortages, that have caused delivery delays. While these past delays have not been material, we may experience material production difficulties and product delivery delays in the future as a result of the following:


 -- changing process technologies;

 -- ramping production;

 -- installing new equipment at our manufacturing facilities;

 -- ability to hire and retain skilled employees; and

 -- shortage of key components.

If manufacturing problems in our Reynosa facility were to arise or if use of our manufacturing facility in Reynosa were to be interrupted by natural disaster or any other event, and we are unable to develop alternative sources for our production needs, we may not be able to meet customer demand for our products, which could have a material adverse effect on our business, costs of operations and financial condition. In addition, we have been sued in Mexico by a plaintiff who alleges she is the legal owner of all or a portion of the property on which our facility in Reynosa is located. The loss of this lawsuit could have a material adverse effect on our business, costs of revenue and financial condition. See "Business--Legal proceedings--Other litigation--Lic. Olegario Cavazos Cantu, on behalf of Maria Leonor Cepeda Zapata vs. Symbol de Mexico, Sociedad de R.L. de C.V."

SOME COMPONENTS, SUBASSEMBLIES AND PRODUCTS ARE PURCHASED FROM A SINGLE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS. THE LOSS OF ANY OF THESE SUPPLIERS MAY CAUSE US TO INCUR ADDITIONAL SET-UP COSTS, RESULT IN DELAYS IN MANUFACTURING AND DELIVERING OUR PRODUCTS OR CAUSE US TO CARRY EXCESS OR OBSOLETE INVENTORY.


While components and supplies are generally available from a variety of sources, we currently depend on a limited number of suppliers for several components for our equipment, and certain subassemblies and products. Some components, subassemblies and products are purchased from a single supplier or a limited number of suppliers. For example, we have a long-term strategic relationship with Olympus Optical, Inc. of Japan pursuant to which Olympus and Symbol jointly develop selected products that are manufactured by Olympus exclusively for sale by us in the field of our business and prospective businesses. The percentage of our product sales that include products or contain components manufactured by Olympus historically has ranged from approximately 10% to 20% in any given quarterly period. We have estimated that the temporary adverse impact if we lost Olympus as a manufacturer would be approximately 40% of the product sales that include products or contain components manufactured by Olympus or a temporary adverse impact of approximately 4% to 8% of total product sales. In addition, for certain components, subassemblies and products for which we may have multiple sources, we are still subject to significant price increases and limited availability due to market demand for such components, subassemblies and products. In the past, unexpected demand for communication products caused worldwide shortages of certain electronic parts, which had an adverse impact on our business. While we have entered into contracts with suppliers of parts that we anticipate may be in short supply, there can be no assurance that additional parts will not become the subject of such shortages or that such suppliers will be able to deliver the parts in fulfillment of their contracts. In addition, on occasion, we increase our component inventory in anticipation of supply shortages, which may result in our carrying excess or obsolete components if we do not properly anticipate customer demand and could have a material adverse effect on our business and results of operations.



If shortages or delays exist, we may not be able to secure an adequate number of components at reasonable prices and acceptable quality and, therefore, may not be able to meet customer demand for our products, which could have a material adverse effect on our business and results of operations. Although the availability of components did not materially impact our business in 2003 or 2004, we cannot predict when and if component shortages will occur.


WE OUTSOURCE THE MANUFACTURING OF MANY OF OUR COMPONENTS AND PRODUCTS, AND IF THIRD-PARTY MANUFACTURERS LACK SUFFICIENT QUALITY CONTROL OR IF THERE ARE SIGNIFICANT CHANGES IN THE FINANCIAL OR BUSINESS CONDITION OF SUCH THIRD-PARTY MANUFACTURERS, OUR ABILITY TO SUPPLY QUALITY PRODUCTS TO OUR CUSTOMERS MAY BE DISRUPTED.

We increasingly depend on outsourced manufacturing, primarily by manufacturers located outside the United States. Our increasing dependence on third-party manufacturers for outsourced components subjects us to the risk of supplier failure and customer dissatisfaction with the quality or performance of our products containing such purchased components. Quality or performance failures by our third-party manufacturers or changes in their financial or business condition could disrupt our ability to supply quality products to our customers and thereby have a material adverse effect on our business, revenues and financial condition.

In addition, third-party manufacturers for outsourced components are consolidating in the electronic component industry. The consolidation of our third-party manufacturers for outsourced components may give the remaining and larger third-party manufacturers greater leverage to increase the prices that they charge and thereby increase our cost of component parts.

MANAGEMENT OF OUR INVENTORY WILL BE COMPLEX AS WE CONTINUE TO SELL A SIGNIFICANT MIX OF PRODUCTS THROUGH DISTRIBUTORS. FLUCTUATIONS IN DISTRIBUTOR DEMAND MAY CAUSE US TO REDUCE OUR PRICES AND WRITE DOWN INVENTORY, WHICH COULD RESULT IN LOWER GROSS MARGINS.


We must manage inventory effectively, particularly with respect to sales to distributors. Our gross inventory at the end of 2002 was $431 million with an estimated valuation allowance of $170 million or 39%. As of December 31, 2004, gross inventory has been reduced to $262 million with an estimated valuation allowance of $55 million or 21%. Management, during this time period, has improved its management of inventory, particularly its management of its supply chain as well as through its distribution channel. However, distributors may increase orders during periods of product shortages, cancel orders if their inventory is too high or delay orders in anticipation of new products. Distributors also may adjust their orders in response to the supply of our products and the products of our competitors and seasonal fluctuations in end-user demand. If we have excess inventory, we may have to reduce our prices and write down inventory, which in turn could result in a lower gross margin.

WE SELL A MAJORITY OF OUR PRODUCTS THROUGH RESELLERS, DISTRIBUTORS AND ORIGINAL EQUIPMENT MANUFACTURERS ("OEMS"). IF THE THIRD-PARTY DISTRIBUTION SOURCES ON WHICH WE RELY DO NOT PERFORM THEIR SERVICES ADEQUATELY OR EFFICIENTLY OR IF THEY EXIT THE INDUSTRY, AND WE ARE NOT ABLE TO QUICKLY FIND ADEQUATE REPLACEMENTS, THERE COULD BE A MATERIAL ADVERSE EFFECT ON OUR REVENUE.


We sell a majority of our products through resellers, distributors and OEMs. Some of our third-party distribution sources may have insufficient financial resources and may not be able to withstand changes in worldwide business conditions, including economic downturn, or abide by our inventory and credit requirements. If the third-party distribution sources on which we rely do not perform their services adequately or efficiently or exit the industry, and we are not able to quickly find adequate replacements, there could be a material adverse effect on our revenue and market share. In addition, we do not have third-party distribution sources in certain parts of the world. If we are unable to effectively and efficiently supply and service customers outside our current geographic scope, there may be a material adverse effect on our growth rates and result of operations.


In 2003, we implemented a new distribution system called the Symbol PartnerSelect(TM) Program that is designed to increase our business and the business of our resellers, distributors and OEMs and improve the quality of service and products offered to end users of our products and services. For example, under the Symbol PartnerSelect(TM) Program, resellers are selected for a program track and level based on a number of different criteria such as hardware, software, and service offerings, number and level of Symbol certifications, level of partnership commitment and level of customer support. If the new program does not continue to be well received by our resellers, distributors and OEMs, or end users of our products and services, there could be a material adverse effect on our operating results. For example, one of our former resellers was not selected to participate in the Symbol PartnerSelect(TM) Program and has sued us for unfair competition in Europe. See "Business--Legal proceedings--Other litigation--Bruck Technologies Handels GmbH European Commission Complaint."

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR IF THIRD PARTIES ASSERT WE ARE IN VIOLATION OF THEIR INTELLECTUAL PROPERTY RIGHTS, THERE COULD BE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND OUR ABILITY TO ATTRACT NEW CUSTOMERS AND RETAIN CURRENT CUSTOMERS.


We protect our proprietary information and technology through licensing agreements, third-party nondisclosure agreements and other contractual provisions, as well as through patent, trademark, copyright and trade secret laws in the United States and similar laws in other countries. There can be no assurance that these protections will be available in all cases or will be adequate to prevent our competitors from copying, reverse engineering or otherwise obtaining and using our technology, proprietary rights or products. Furthermore, there can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or design around our proprietary rights. In addition, an important scanner-integrated computer patent will expire in 2005. In each case, our ability to compete and to receive licensing revenues could be significantly impaired. To prevent substantial unauthorized use of our intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of our proprietary rights against third parties. Any such action could result in significant costs and diversion of our resources and management's attention, and there can be no assurance that we will be successful in such action. In addition, third parties may seek to challenge, invalidate or circumvent our patents, trademarks, copyrights and trade secrets, or applications for any of the foregoing. Furthermore, the laws of certain countries in which our products are or may be licensed do not protect our proprietary rights to the same extent as the laws of the United States.


Third parties have, and may in the future, assert claims of infringement of intellectual property rights against us or against our partners for which we may be liable under certain terms of indemnification. Due to the rapid pace of technological change in our industry, much of our business and many of our products rely on proprietary technologies of third parties, and we may not be able to obtain, or continue to obtain, licenses from such third parties on reasonable terms. We have received, and have currently pending, third-party claims and may receive additional notices of such claims of infringement in the future. To date, such activities have not had a material adverse effect on our business and we have either prevailed in all litigation, obtained a license on commercially acceptable terms or otherwise been able to modify any affected products or technology. However, there can be no assurance that we will continue to prevail in any such actions or that any license required under any such patent or other intellectual property would be made available on commercially acceptable terms, if at all. In addition, any such claim of infringement could result in an injunction that prevents us from distributing certain products or performing certain services. The failure to obtain a license on commercially reasonable terms or the entry of an injunction that impairs our ability to market certain products or services could have a material adverse affect on our business, results of operations or financial condition. Since we and third parties hold a significant number of U.S. and foreign patents and patent applications related to our business, we believe that there is likely to continue to be significant litigation regarding patent and other intellectual property rights, which could have a material adverse effect on our business and our ability to compete. For example, Intermec IP Corp., a subsidiary of Intermec Technologies Corporation ("Intermec"), filed suit against Matrics (prior to the announcement of our acquisition of Matrics), asserting infringement of four patents owned by Intermec IP Corp. relating to RFID readers, chips, RFID tag operation and the integration of tags with wireless memory devices. On October 29, 2004, Matrics was merged with and into Symbol and now Symbol is defending the case. On March 10, 2005, Symbol filed a lawsuit alleging patent infringement against Intermec, and Intermec has counterclaimed alleging infringement of Intermec's intellectual property by certain of Symbol's products. Additionally, Nanopower Technologies, Inc. ("Nanopower") filed suit against Matrics and us asserting, among other things, breach of an intellectual property license agreement, breach of a confidentiality agreement and misappropriation of trade secrets relating to a low voltage RFID tag startup technology. For more details on the Intermec litigation, the Nanopower litigation and other intellectual property litigation, see "Business--Legal proceedings--Pending patent and trademark litigation."

NEW SAFETY REGULATIONS OR CHANGES IN EXISTING SAFETY REGULATIONS RELATED TO OUR PRODUCTS MAY RESULT IN UNANTICIPATED COSTS OR LIABILITIES, WHICH COULD HAVE A MATERIALLY ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FUTURE SALES AND COULD PLACE ADDITIONAL BURDENS ON THE OPERATIONS OF OUR BUSINESS.

Radio emissions and the use of lasers are subject to regulation in the United States and in other countries in which we do business. In the United States, various federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the Federal Communications Commission, the Occupational Safety and Health Administration and various state agencies have promulgated regulation that concern the use of lasers and/or radio/electromagnetic emissions standards. Member countries of the European community have enacted standards concerning electrical and laser safety and electromagnetic compatibility and emissions standards.

If any of our products becomes subject to new regulations or if any of our products becomes specifically regulated by additional government entities, compliance with such regulations could become more burdensome and there could be a material adverse effect on our business and our results of operations.

In addition, our wireless communication products operate through the transmission of radio signals. Currently, operation of these products in specified frequency bands does not require licensing by regulatory authorities. Regulatory changes restricting the use of frequency bands or allocating available frequencies could become more burdensome and could have a material adverse effect on our business, results of operations and future sales.

COMPLIANCE WITH ENVIRONMENTAL MATTERS AND WORKER HEALTH AND SAFETY LAWS COULD BE COSTLY AND NONCOMPLIANCE WITH THESE LAWS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS, EXPENSES AND FINANCIAL CONDITION.

Some of our operations use substances regulated under various federal, state, local and international laws governing the environment and worker health and safety, including those governing the discharge of pollutants into the ground, air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Certain of our products are subject to various federal, state, local and international laws governing chemical substances in electronic products. We could be subject to increased costs, fines, civil or criminal sanctions, third-party property damage or personal injury claims if we violate or become liable under environmental and/or worker health and safety laws.

In January 2003, the European Union ("EU") issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive requires producers of electrical goods to pay for specified collection, recycling, treatment and disposal of past and future covered products. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with the directive, the "WEEE Legislation"), and certain producers are to be financially responsible under the WEEE Legislation beginning in August 2005. The EU has issued another directive that requires electrical and electronic equipment placed on the EU market after July 1, 2006 to be free of lead, mercury, cadmium, hexavalent chromium (above a threshold limit) and brominated flame retardants. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with this directive, the "RoHS Legislation"). If we do not comply with these directives, we may suffer a loss of revenue, be unable to sell in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Similar legislation could be enacted in other jurisdictions, including in the United States. Costs to comply with the WEEE Legislation, RoHS Legislation and/or similar future legislation, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We may also be required to take reserves for costs associated with compliance with these regulations. We cannot assure you that the costs to comply with these new laws, or with current and future environmental and worker health and safety laws will not have a material adverse effect on our results of operation, expenses and financial condition.

IF WE ARE UNABLE TO RECRUIT AND RETAIN KEY EMPLOYEES, THIS COULD AFFECT OUR ABILITY TO SUCCESSFULLY GROW OUR BUSINESS.


In order to be successful, we must retain and motivate our executives and other key employees, including those in managerial, technical, marketing and information technology support positions. In particular, our product generation efforts rely on hiring and retaining qualified engineers. Attracting and retaining skilled solutions providers in the IT support business and qualified sales representatives are also critical to our success. With the exception of Mr. Nuti, our President and Chief Executive Officer, none of our current employees has entered into an employment agreement with us and all such individuals are "at will" employees. See "Management--Executive compensation--Employment agreement."



Experienced management and technical, marketing and support personnel in the information technology industry are in high demand, and competition for their talents is intense. The loss of, or the inability to recruit, key employees could have a material adverse effect on our business.


COVENANTS IN OUR NEW CREDIT FACILITY MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS, WHICH IN TURN COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION, AND MAY LIMIT OUR ABILITY TO TAKE ADVANTAGE OF POTENTIAL BUSINESS OPPORTUNITIES AS THEY ARISE.


Our new credit facility contains covenants that restrict our ability to make distributions or other payments to our investors and creditors unless we satisfy certain financial tests or other criteria. We must also comply with certain specified financial ratios and tests. Our material U.S. subsidiaries are subject to similar restrictions which may restrict their ability to make certain distributions to us. Our new credit facility contains additional affirmative and negative covenants, including limitations on our ability to incur additional indebtedness, limitations to entering into certain acquisitions, limitations on making capital expenditures, limitations on payment of dividends and limitations on repurchases of common stock under the employee stock purchase program. As of December 31, 2004, we were in compliance with the covenants under the new credit facility. All of these restrictions could affect our ability to operate our business, which in turn could adversely affect our earnings and financial condition, and may limit our ability to take advantage of potential business opportunities as they arise.


If we do not comply with these covenants and restrictions, we could be in default under our new credit facility, and the debt incurred thereunder, together with accrued interest, could then be declared immediately due and payable. If we default under our new credit facility, the lenders could cause all of our outstanding debt obligations under our new credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness under such new credit facility or prevent us from making debt service payments on our other indebtedness. If we are unable to repay any borrowings when due, the lenders under our new credit facility could proceed against their collateral, which includes most of the assets we own. In addition, any default under our new credit facility could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under our new credit facility and our other debt instruments is accelerated, we may not have sufficient assets to repay amounts due under our new credit facility or indebtedness under our other debt instruments. Our ability to comply with these provisions of the new credit facility may be affected by changes in the economic or business conditions or other events beyond our control. See "Description of new credit facility."

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "anticipate," "estimates," "should," "expect," "guidance," "project," "intend," "plan," "believe" and other words and terms of similar meaning, in connection with any discussion of our future business, results of operations, liquidity and operating or financial performance or results. Such forward-looking statements involve significant material known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These and other important risk factors are included in the "Risk factors" section of this prospectus. In light of the uncertainty inherent in such forward-looking statements, you should not consider the inclusion of such forward-looking statements to be a representation that such forward-looking events or outcomes will occur.

Because the information herein is based solely on data currently available, it is subject to change and should not be viewed as providing any assurance regarding our future performance. Actual results and performance may differ from our current projections, estimates and expectations, and the differences may be material, individually or in the aggregate, to our business, financial condition, results of operations, liquidity or prospects. Additionally, we are not obligated to make public indication of changes in our forward-looking statements unless required under applicable disclosure rules and regulations.

                            MARKET AND INDUSTRY DATA

In the "Business" section of this prospectus, we rely on and refer to information and statistics regarding the industries and the sectors in which we compete. We obtained this information and these statistics from various third-party sources. We believe that these sources and the estimates contained therein are reliable, but have not independently verified them. Such information involves risks and uncertainties and is subject to change based on various factors, including those discussed under the caption "Risk factors" in this prospectus.


References in this prospectus to "Symbol," "we," "us" or "our" refer to Symbol Technologies, Inc. and its subsidiaries, unless the context specifically states or implies otherwise.

                                USE OF PROCEEDS


Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes, including repaying or refinancing of existing indebtedness, working capital, capital expenditures and acquisitions. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among others, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities.


                       RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are as follows:


--------------------------------------------------------------------------------------------
                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                            2000   2001   2002   2003   2004
--------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges(1).....................    -      -      -    1.3x   5.9x
--------------------------------------------------------------------------------------------



(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes and fixed charges. For purposes of calculating the ratio, fixed charges include interest, whether expensed or capitalized, and the interest component of rental expense. For the years ended December 31, 2000, 2001 and 2002, earnings were inadequate to cover fixed charges. The deficiency was $191,268, $17,555, and $61,730, respectively.

                          PRICE RANGE OF COMMON STOCK


Our common stock is listed on the New York Stock Exchange under the symbol "SBL." The following table sets forth the high and low sales prices per share of our common stock as reported on the New York Stock Exchange with respect to the periods indicated:



------------------------------------------------------------------------------
                                                               HIGH        LOW
------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2003:
   First Quarter............................................  $ 10.95   $ 8.01
   Second Quarter...........................................    14.93     8.62
   Third Quarter............................................    14.88    11.54
   Fourth Quarter...........................................    17.70    11.94
YEAR ENDED DECEMBER 31, 2004:
   First Quarter............................................    19.37    11.89
   Second Quarter...........................................    15.89    11.30
   Third Quarter............................................    14.75    11.55
   Fourth Quarter...........................................    17.50    12.59
YEAR ENDED DECEMBER 31, 2005
   First Quarter............................................    19.12    14.10
   Second Quarter (through April 12, 2005)..................    14.80    13.66
------------------------------------------------------------------------------



On April 12, 2005, the last reported sale price of our common stock on the New York Stock Exchange was $14.18 per share. As of April 12, 2005, there were 1,627 stockholders of record of our common stock, which did not include beneficial owners of shares registered in nominee or street name.

                                DIVIDEND POLICY

The following table sets forth the dividend payments declared by the board of directors and paid by Symbol with respect to the periods indicated:


----------------------------------------------------------------------
                                                              DIVIDEND
----------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2003:
   First Quarter............................................         -
   Second Quarter...........................................  $    .01
   Third Quarter............................................       .01
   Fourth Quarter...........................................         -
YEAR ENDED DECEMBER 31, 2004:
   First Quarter............................................       .01
   Second Quarter...........................................         -
   Third Quarter............................................       .01
   Fourth Quarter...........................................         -
YEAR ENDED DECEMBER 31, 2005
   First Quarter............................................         -
   Second Quarter (through April 12, 2005)..................       .01
----------------------------------------------------------------------



We intend to pay semi-annual cash dividends on our common stock at an annual rate of $0.02 per share. However, there can be no assurance that we will declare or pay any cash dividends. Payment of future dividends is subject to approval by our board of directors. Recurrent declaration of dividends will be dependent on our future earnings, capital requirements and financial condition. The terms of our new credit facility may also restrict us from paying cash dividends on our common stock under some circumstances. See "Description of new credit facility."

                                 CAPITALIZATION


The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2004.


The information in this table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.


                     DECEMBER 31, 2004
------------------------------------------------------------------------
          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
------------------------------------------------------------------------
Cash and cash equivalents(1)................................  $  217,641
                                                              ==========
Debt:
   Senior secured revolving credit facility.................  $  100,000
   Senior secured term loan facility........................     100,000
   Secured installment loan.................................      10,369
   SAILS exchangeable debt(2)...............................      83,727
   Other....................................................          63
                                                              ----------
   Total debt...............................................  $  294,159
                                                              ----------
Stockholders' equity:
   Preferred stock, par value $1.00; 10,000 shares
     authorized, none issued or outstanding.................           -
   Common stock, par value $0.01; 600,000 shares authorized;
     272,069 shares issued (242,273 shares
     outstanding)(3)........................................       2,721
   Additional paid-in capital...............................   1,484,093
   Accumulated other comprehensive earnings, net............      13,699
   Deferred compensation....................................     (15,642)
   Accumulated deficit......................................    (112,565)
   Treasury stock, at cost, 29,796 shares...................    (299,787)
                                                              ----------
   Total stockholders' equity...............................   1,072,519
                                                              ----------
      Total capitalization..................................  $1,366,678
------------------------------------------------------------------------



(1) Does not include restricted cash of $51,370, as of December 31, 2004 which is comprised of two deposits. One amount of $50,358 is an interest-bearing court escrow account as security for a trial court judgment on appeal. The second amount of $1,012 as an interest bearing letter of credit pledged as a supplier bond.



(2) SAILS exchangeable debt was $83,727 as of December 31, 2004. The securities that underlie the SAILS contract represent our investment in Cisco Systems, Inc.'s common stock, which was acquired in connection with the Telxon acquisition. In January 2008, the SAILS debt will be exchangeable for shares of Cisco Systems, Inc.'s common stock or, at our option, for cash in lieu of shares.



(3) Does not include the number of shares of common stock equal to a market value of $96.25 million, subject to a minimum and maximum number of shares to be issued as set forth in the settlement agreement relating to certain securities fraud class action lawsuits. For example, the number of shares issuable on March 31, 2005 pursuant to the settlement agreement would have been approximately 6.7 million shares.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


The following unaudited pro forma financial information has been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. Our unaudited pro forma statements of operations for the year ended December 31, 2004 give pro forma effect to the Acquisition as if it had occurred as of January 1, 2004. The adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes. The unaudited pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Acquisition occurred on the date indicated and do not purport to be indicative of the results of operations as of any future date or for any future period. The unaudited pro forma financial information should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and the notes thereto and the historical consolidated financial statements of Matrics and the notes thereto included elsewhere in this prospectus.


The acquisition of Matrics was accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," and the resulting goodwill and other intangible assets are accounted for under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." The total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based upon valuation estimates made by management and certain assumptions that management believes are reasonable.

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2004



----------------------------------------------------------------------------------------------------------------------
                                                                               MATRICS
                                                                             (HISTORICAL
                                                                                 FROM
                                                                              JANUARY 1,
                                                                             2004 THROUGH
                       (IN THOUSANDS,                            SYMBOL      SEPTEMBER 8,    PRO FORMA
                   EXCEPT PER SHARE DATA)                     (HISTORICAL)      2004)       ADJUSTMENTS     PRO FORMA
----------------------------------------------------------------------------------------------------------------------
REVENUE:
Product.....................................................   $1,433,671    $      7,185   $               $1,440,856
Services....................................................      298,452                                      298,452
                                                              --------------------------------------------------------
                                                                1,732,123           7,185                    1,739,308
COST OF REVENUE:
Product cost of revenue.....................................      709,967           8,224         1,069(a)     719,260
Services cost of revenue....................................      213,118                                      213,118
                                                              --------------------------------------------------------
                                                                  923,085           8,224         1,069        932,378
                                                              --------------------------------------------------------
Gross profit/(loss).........................................      809,038          (1,039)       (1,069)       806,930
OPERATING EXPENSES:
Engineering, research & development.........................      180,343           6,478       (12,144)(a)    174,677
Selling, general and administrative.........................      488,335           7,198           905(a)     496,438
                                                              --------------------------------------------------------
                                                                  668,678          13,676       (11,239)       671,115
                                                              --------------------------------------------------------
Earnings/(loss) from operations.............................      140,360         (14,715)       10,170        135,815
Other (expense)/income, net.................................      (16,591)           (151)      (16,764)(b)    (33,506)
                                                              --------------------------------------------------------
Earnings/(loss) before income taxes.........................      123,769         (14,866)       (6,594)       102,309
Provision for/(benefit from) income taxes...................       41,922                        (8,262)(c)     33,660
                                                              --------------------------------------------------------
NET EARNINGS/(LOSS)                                            $   81,847    $    (14,866)  $     1,668     $   68,649
                                                              --------------------------------------------------------
EARNINGS/(LOSS) PER SHARE:
   Basic....................................................   $     0.34                                   $     0.28
   Diluted..................................................   $     0.33                                   $     0.28
                                                              --------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic.......................................................      242,469                                      242,469
Diluted.....................................................      246,166                                      246,166
----------------------------------------------------------------------------------------------------------------------



(a) To record amortization expense for the period related to acquired intangible assets. In addition, included in the December 31, 2004 pro forma adjustments is the elimination of the $12,800 non-recurring write off of the acquired-in-process research and development.



(b) To record financing costs of $16,764 for the year ended December 31, 2004 on the $250,000 short-term credit facility, consisting of interest expense that would have been incurred had the Acquisition occurred as of January 1, 2004 based on the three month LIBOR plus 400 basis points, increased by 100 basis points after 2 months and increased by an additional 50 basis points at the end of each month thereafter not to exceed 11.5%, pursuant to the short-term credit facility. If the current three month LIBOR rate was 0.125% greater, pro forma interest expense for the year ended December 31, 2004 would have increased by $317.



(c) To adjust the income tax provision for the net impact of the pro forma adjustments for this offering using a tax rate of 38.5%.


 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                       SELECTED HISTORICAL FINANCIAL DATA


The following table sets forth selected historical financial and other data as of and for each of the years in the five-year period ended December 31, 2004. The following selected historical consolidated financial data shown below should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and related notes included elsewhere in this prospectus.





----------------------------------------------------------------------------------------------------------------
                                                                                         YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
     (IN THOUSANDS, EXCEPT PER SHARE DATA)           2000         2001       2002(1)        2003            2004
----------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
REVENUE:
Product.........................................  $1,005,787   $1,206,176   $1,103,070   $1,223,853   $1,433,671
Services........................................     207,476      281,280      298,547      306,425      298,452
                                                  --------------------------------------------------------------
                                                   1,213,263    1,487,456    1,401,617    1,530,278    1,732,123
COST OF REVENUE:
Product cost of revenue.........................     658,149      826,766      693,980      635,103      709,967
Services cost of revenue........................     162,709      219,310      219,985      219,926      213,118
                                                  --------------------------------------------------------------
                                                     820,858    1,046,076      913,965      855,029      923,085
                                                  --------------------------------------------------------------
Gross profit....................................     392,405      441,380      487,652      675,249      809,038
                                                  --------------------------------------------------------------
OPERATING EXPENSES:
Engineering.....................................     127,740      149,523      142,602      156,328      167,543
Selling, general and administrative.............     326,117      329,044      343,971      421,132      502,331
Stock-based compensation expense/(recovery).....       9,402      (92,760)     (68,084)      17,087        2,234
Provision/(recovery) for legal settlements......           -            -       98,300       72,000      (21,400)
Restructuring and impairment charges............       4,761       10,218        2,590        1,181        5,170
In-process research and development.............      87,600                                              12,800
Merger integration charges......................       6,785        9,238            -            -            -
Amortization of goodwill........................       6,347       14,823            -            -            -
                                                  --------------------------------------------------------------
Total operating expenses........................     568,752      420,086      519,379      667,728      668,678
                                                  --------------------------------------------------------------
Earnings/(loss) from operations.................    (176,347)      21,294      (31,727)       7,521      140,360
                                                  --------------------------------------------------------------
OTHER (EXPENSE)/INCOME:
Interest income.................................       4,484        2,876        2,322        2,969        3,507
Interest expense................................     (19,405)     (22,145)     (16,801)     (10,590)     (20,032)
Impairment of investments.......................           -      (23,757)     (32,200)      (3,550)           -
Other income (expense), net.....................           -        4,177       16,676        7,551          (66)
                                                  --------------------------------------------------------------
                                                     (14,921)     (38,849)     (30,003)      (3,620)     (16,591)
                                                  --------------------------------------------------------------
Earnings/(loss) before income taxes.............    (191,268)     (17,555)     (61,730)       3,901      123,769
Provision for/(benefit from) income taxes.......     (53,602)         214      (16,815)         606       41,922
                                                  --------------------------------------------------------------
Net earnings/(loss).............................  $ (137,666)  $  (17,769)  $  (44,915)  $    3,295   $   81,847
                                                  --------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                                         YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
     (IN THOUSANDS, EXCEPT PER SHARE DATA)           2000         2001       2002(1)        2003            2004
----------------------------------------------------------------------------------------------------------------
EARNINGS/(LOSS) PER SHARE:
Basic...........................................  $    (0.67)  $    (0.08)  $    (0.20)  $     0.01   $     0.34
Diluted.........................................  $    (0.67)  $    (0.08)  $    (0.20)  $     0.01   $     0.33
                                                  --------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:
Basic...........................................     206,347      227,173      229,593      230,710      242,469
Diluted.........................................     206,347      227,173      229,593      236,449      246,166



                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)              2000           2001           2002           2003           2004
-----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents....................  $    52,624    $    70,365    $    76,121    $   150,017    $   217,641
Total assets.................................    2,009,041      1,705,371      1,572,195      1,646,518      1,930,369
Long-term debt, less current portion.........      201,144        220,521        135,614         99,012        176,087
Total stockholders equity....................    1,092,588        999,115        887,739        920,598      1,072,519
Cash dividends per share(2)..................  $    0.0144    $    0.0167    $      0.02    $      0.02    $      0.02
-----------------------------------------------------------------------------------------------------------------------



(1) Symbol changed its method of accounting for goodwill and other intangibles effective January 1, 2002.



(2) Adjusted to reflect three-for-two stock splits that became effective on April 16, 2001 and April 5, 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

OVERVIEW


We are a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, mobile computing platforms, wireless infrastructure, mobility software and services programs under the Symbol Enterprise Mobility Services brand. Our goal is to be one of the world's preeminent suppliers of mission-critical mobile computing solutions to both business and industrial users. For the year ended December 31, 2004, we generated $1,732,123 of revenue.


Symbol manufactures products and provides services to capture, move and manage data using five core technologies: bar code reading and image recognition, mobile computing, wireless networking systems, RFID and mobility software applications. Our products and services are sold to a broad and diverse base of customers on a worldwide basis and in diverse markets such as retail, transportation, parcel and postal delivery services, warehousing and distribution, manufacturing, healthcare, hospitality, security, education and government. We do not depend upon a single customer, or a few customers, the loss of which would have a material adverse effect on our business.

We operate in two reportable business segments: (1) the design, manufacture and marketing of advanced data capture, mobile computing, wireless infrastructure, RFID and mobility software ("Product Segment") and (2) the servicing of, customer support for and professional services related to these systems ("Services Segment"). Each of our operating segments uses its core competencies to provide building blocks for mobile computing solutions.

We are focused on delivering to our customers our enterprise mobility products, solutions and services, which are designed to increase cost-effectiveness, enhance efficiency and promote faster execution of critical business processes. We have been focused on the following objectives which are continuing in 2005:

 -- Expanding our position in enterprise mobility products and solutions. We believe our ability to deliver innovative, end-to-end enterprise mobility systems gives us a competitive advantage. Accordingly, we plan to continue to invest in product developments. In September 2004, we made a significant strategic acquisition of Matrics, and during 2004, we entered into alliances to expand our capabilities in enterprise mobility solutions with such companies as AT&T Wireless and Nextel.


 -- Continuing to improve and streamline our operations. Over the past two years, we have restructured and reorganized our major business functions to improve and streamline our business processes. As part of our restructurings, we have combined our product marketing, research and development and product engineering teams into a single Global Products Group, moving from a product focus to a customer- and market-centric focus and have embarked on a program to enhance our core product lines, which is substantially complete. In addition, we have taken significant steps to improve our manufacturing efficiencies by moving the majority of our manufacturing to lower cost, company-owned and contract production facilities outside the United States. In addition to increasing volumes, these steps have helped lower our product cost of revenue as a percentage of product revenue to 49.5% for the year ended December 31,

2004 as compared to 51.9% for the 2003 fiscal year and 62.9% for the 2002 fiscal year. We plan to continue to work to improve and streamline our business processes.


 -- Building upon our strong foundation of intellectual property. We have and intend to continue to invest in research and development to enable us to continue to offer high quality, differentiated and cost-effective products to our customers. We have expended approximately $125,100 for research and development during the year ended December 31, 2004.



 -- Rationalizing product lines and pursuing platform-based products. We believe that pursuing high value-added, platform based products allow us to increase our sales and margins. For example, on March 31, 2003, we offered 17,012 active product configurations, which we reduced to 5,034 as of December 31, 2004. We believe this trend will continue as we further rationalize our product lines and pursue platform based products.


Management continuously evaluates its financial condition and operational performance by monitoring key performance measures such as revenue growth, gross profit and gross profit percent, operating income and margin, cash flow from operations, days sales outstanding and inventory turns.

In addition to these financial and operational measures, management has established certain other key measures to evaluate its future business performance, such as product bookings and product backlog as well as product sales through its indirect channel from both value added resellers ("VARs") and distributors, and original equipment manufacturers ("OEMs"). In addition, management has a strong focus on its customer satisfaction ratings in its service business.

By evaluating our product bookings, we are able to gain visibility into the momentum of our expected future sales volumes. This evaluation helps us to identify areas where we may need to adjust our sales and marketing efforts and inventory management. Our goal is to maintain our quarterly product bookings to our actual product revenue recognized ratio above 1.0.

In addition, we evaluate the amount of backlog of products that we have shipped but have not recognized as revenue, as well as those products that are awaiting shipment. This evaluation, we believe, assists us in improving our quarterly linearity of shipments, and improves our operational efficiencies and overall inventory management. Our goal is to continually grow our backlog.

We also believe that we need to build a strong partner ecosystem, which is a key aspect in our ability to scale our business and important in our efforts to penetrate new markets as well as boost our presence in our existing vertical markets. To that extent, in 2002 we began migrating to a channel-centric business model and introduced our PartnerSelect(TM) Program. Our goal is to have over 80% of our products shipped through our indirect channels, that is our VARs, distributors and OEMs.


In our Services Segment, a key measure we monitor is customer satisfaction, particularly for technical assistance and depot service delivery. We continually conduct independent customer satisfaction surveys, with an overall goal of achieving ratings consistently above a 4.0 on a scale of 1.0 to 5.0, with 5.0 being the highest level of satisfaction.



We also monitor the attach rates of our service maintenance contracts to our product sales which we believe gives us visibility into future growth of our services segment.

OVERVIEW OF PERFORMANCE


Our total revenue for the year ended December 31, 2004 was $1,732,123, an increase of 13.2% from total revenue of $1,530,278 for the year ended December 31, 2003. Our total revenue for the year ended December 31, 2003 was $1,530,278, an increase of 9.2% from total revenue of $1,401,617 for the year ended December 31, 2002. These increases in revenue were primarily attributable to expanding our available markets, gradual strengthening in the global economy and increased spending in the information technology sector that resulted in growth in our Product Segment, particularly in mobile computing.



Our gross profit as a percentage of total revenue was 46.7% for the year ended December 31, 2004, an increase from 44.1% for the year ended December 31, 2003. Our gross profit as a percentage of total revenue was 44.1% for the year ended December 31, 2003, an increase from 34.8% for the year ended December 31, 2002. These increases were primarily due to our increased sales of higher margin product as well as efficiencies we have achieved in our manufacturing operations. Also contributing to the improved operating results in 2003 was the absence of several charges recorded during 2002 for the impairment of certain software assets, a provision for a loss contract, as well as severance, restructuring and warranty-related charges. These charges aggregated $25,400 in 2002.



We are committed to and continue to invest in engineering new products and in investing in our people, processes and systems to expand our product offerings, to improve our control environment and our effectiveness with our customers and our operational efficiencies. Accordingly, our operating expenses were $668,678 for the year ended December 31, 2004.



Our operating margins for the year ended December 31, 2004 was 8.1%. This included a negative impact on operating margin of 1.3%, related to the acquisition of Matrics on September 9, 2004.



Our cash balance increased $67,624 to $217,641 as of December 31, 2004, compared to $150,017 as of December 31, 2003. Our net cash provided by operating activities for the year ended December 31, 2004 was $224,519, compared to $233,765 for the year ended December 31, 2003.



We continue to focus on effectively managing our net accounts receivables. At December 31, 2004, receivables were $113,658 a decrease of $38,719 from $152,377 at December 31, 2003. Our days sales outstanding at December 31, 2004 were 23 days as compared to 35 days at December 31, 2003.



Our inventory turns increased to 4.5 from 3.9 for the year ended December 31, 2004 as compared to the prior year primarily due to improved efficiencies in our manufacturing and distribution operations as well as managing material receipts more effectively.



Our gross product bookings increased 5.2% to $382,000 for the three months ended December 31, 2004 from $363,000 for the three months ended September 30, 2004.



The ratio of our product bookings to product revenue was 1.02 for the quarter ended December 31, 2004. Our product backlog, which is another measure we monitor, continued to grow in the quarter, ending December 31, 2004 at $342,000, which included $9,000 of additional backlog from Matrics. Essentially all of the reported backlog is expected to be shipped to the customer within six months. Product backlog as of December 31, 2003 was $293,800.

Our percent of product revenue that was shipped through our indirect channel in the year ended December 31, 2004 was 74%. This is up 23% from 2002, when we began our migration to a channel-centric business model.



Current results of customer satisfaction surveys from our services business have demonstrated improvement towards our goal of a consistent rating greater than
4.0 out of a possible rating of 5.0. Our most current results were a score of
4.01 and 3.59, relating to satisfaction with our technical assistance and depot service delivery, respectively.



While our attach rates have been improving in our sales in the Americas, overall we believe we can achieve better attach rates and are making changes in our business process and restructuring certain aspects of our service activities to help improve these attach rates in the future.


Because a large concentration of our customers are in the retail sector, the health of the economy, consumer spending and the financial health of our retail customers and their capital expenditures related to their informational technology spending are important factors we consider when making our short- and long-term strategic decisions. We remain cautiously optimistic about the economic recovery for information technology products in this sector of our business.


We are focused on increasing profitable sales and growing market share, specifically through our channel-centric business model and our PartnerSelect(TM) program. Our products face pricing pressure typical of a technology company. Once a product is introduced in the marketplace, its selling price usually decreases over the life of the product. To lessen the effect of price decreases, we often develop enhancements to our existing products as well as attempt to reduce manufacturing costs in order to maintain our profit margin on such products and our overall product portfolio. Demand for many of our products and services remained strong throughout 2004 and as a result we do not anticipate a significant decline in our pricing structure during 2005. We continue to focus on programs that will enhance our operational efficiencies and reduce our cost structure, including consolidating general and administrative activities, consolidating service repair centers, improving our distribution channels and our engineering activities.



In 2004, we made a strategic acquisition, acquiring Matrics, a leader in developing Electronic Product code RFID systems. The RFID market is at the early stages of development. However we currently believe that the costs we will incur during the product life cycle for both existing technology and future, replacement RFID technology will be consistent with the expenditures we have incurred in developing and maintaining our existing enterprise mobility solutions.

RESULTS OF OPERATIONS


The following table sets forth for the years ended December 31, 2002, 2003 and 2004 certain revenue and expense items expressed as a percentage of total revenue:



-------------------------------------------------------------------------------------
                                                                         FOR THE YEAR
                                                                   ENDED DECEMBER 31,
                                                              -----------------------
                                                              2002     2003     2004
-------------------------------------------------------------------------------------
REVENUE:
Product revenue.............................................   78.7%    80.0%    82.8%
Services revenue............................................   21.3     20.0     17.2
                                                              -----------------------
                                                              100.0%   100.0%   100.0%
                                                              -----------------------
COST OF REVENUE:
Product cost of revenue.....................................   49.5     41.5     41.0
Services cost of revenue....................................   15.7     14.4     12.3
                                                              -----------------------
                                                               65.2%    55.9%    53.3%
                                                              -----------------------
Gross profit................................................   34.8     44.1     46.7
OPERATING EXPENSES:
Write-off of acquired in-process research & development.....      -        -      0.7
Engineering.................................................   10.2     10.2      9.7
Selling, general and administrative.........................   24.5     27.5     29.0
Stock based compensation expenses/(recovery)................   (4.9)     1.1      0.1
(Recovery)/provision for legal settlements..................    7.0      4.7     (1.2)
Restructuring and impairment charges........................    0.2      0.1      0.3
                                                              -----------------------
                                                               37.0%    43.6%    38.6%
                                                              -----------------------
Earnings/(loss) from operations.............................   (2.2)     0.5      8.1
Other (expense), net........................................   (2.2)    (0.2)    (1.0)
                                                              -----------------------
Earnings/(loss) before income taxes.........................   (4.4)     0.3      7.1
Provisions for/(benefit from) income taxes..................   (1.2)     0.1      2.4
                                                              -----------------------
Net earnings/(loss).........................................   (3.2)%    0.2%     4.7%
-------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003



REVENUE



The following table summarizes our revenue by reportable business segments and geographic regions:



-----------------------------------------------------------------------------------------------
                                                 FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                           ------------------------   VARIANCE IN   VARIANCE IN
                                              2003          2004        DOLLARS     PERCENTAGE
-----------------------------------------------------------------------------------------------
Total Revenue
  The Americas...........................  $   979,099   $1,116,229    $137,130        14.0%
  EMEA...................................      438,615      487,221      48,606        11.1
  Asia Pacific...........................      112,564      128,673      16,109        14.3
                                           --------------------------------------
     Total Revenue.......................    1,530,278    1,732,123     201,845        13.2
                                           --------------------------------------
Product Revenue
  The Americas...........................  $   777,105   $  921,975    $144,870        18.6%
  EMEA...................................      345,983      394,747      48,764        14.1
  Asia Pacific...........................      100,765      116,949      16,184        16.1
                                           --------------------------------------
     Total Product Revenue...............    1,223,853    1,433,671     209,818        17.1
                                           --------------------------------------
Services Revenue
  The Americas...........................  $   201,994   $  194,254    $ (7,740)       (3.8)%
  EMEA...................................       92,632       92,474        (158)       (0.2)
  Asia Pacific...........................       11,799       11,724         (75)       (0.6)
                                           --------------------------------------
     Total Services Revenue..............  $   306,425   $  298,452    $ (7,973)       (2.6)
-----------------------------------------------------------------------------------------------



The following table summarizes our product revenue by product division:



-----------------------------------------------------------------------------------------------
                                                 FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                            -----------------------   VARIANCE IN   VARIANCE IN
                                               2003         2004        DOLLARS     PERCENTAGE
-----------------------------------------------------------------------------------------------
Product Division:
Mobile Computing..........................  $  755,559   $  885,469    $129,910         17.2%
Advanced Data Capture.....................     352,410      407,697      55,287         15.7
Wireless Infrastructure...................     128,357      150,663      22,306         17.4
RFID......................................           -        5,610       5,610        100.0
Other, net................................     (12,473)     (15,768)     (3,295)       (26.4)
                                            -------------------------------------
  Total...................................  $1,223,853   $1,433,671    $209,818         17.1
-----------------------------------------------------------------------------------------------



Other, net represents royalty revenues and rebates which we do not assign to a product division.

Product revenue for the year ended December 31, 2004 was $1,433,671, an increase of $209,818 or 17.1% from the prior year. This increase included $5,610 of revenue related to Matrics from September 9, 2004, the date we acquired Matrics. The increase was primarily due to continued growth in sales volume of our mobile computing product offerings, our largest product line, which experienced growth of $129,910, an increase of 17.2% from the prior year. Contributing to this increase is the growth in sales volume of both our next generation mobile gun and rugged handheld mobile computing devices. Also contributing to the product revenue increase was growth in sales volume of our advanced data capture product line of $55,287, an increase of 15.7% from the prior year, which was primarily driven by continued growth in next generation scanners, which included a large rollout of wireless point-of-sale scanners to a nationwide U.S. retailer. In addition, there was a significant purchase of point of sale terminals by a nationwide U.S. retailer during the year ended December 31, 2004. Wireless product revenue increased by $22,306, an increase of 17.4% for the year ended December 31, 2004, respectively, from the prior year primarily due to the introduction of a new wireless switch. The increase in revenue within the mobile computing, advanced data capture and wireless infrastructure product divisions for the year ended December 31, 2004 was primarily driven by increased sales volume as the pricing structure remained relatively consistent as compared to the prior year. The decrease in other, net for the year ended December 31, 2004 was primarily due to increased rebates to our distribution partners due to changes to the PartnerSelect(TM) model combined with their increased sales volume. This was partially offset by an increase in royalty revenue.



Services revenue for the year ended December 31, 2004 was $298,452, a decrease of 2.6% from the prior year. The decrease for the year ended December 31, 2004 as compared to the prior year was due to our continued drive to utilize third party service providers for lower margin professional service activities and a lower level of cash collections compared to the prior year as a portion of our U.S. service revenue is recognized on a billed and collected basis. This was partially offset by a positive impact of $5,823 which was the result of recording a majority of new contracts on an accrual basis from a billed and collected basis effective July 1, 2004.



Geographically, the Americas revenue increased 14.0% for the year ended December 31, 2004, from the prior year. Europe, Middle East and Africa ("EMEA") revenue increased 11.1%, for the year ended December 31, 2004, from 2003. The increases in the Americas and EMEA revenues are mainly attributable to strong growth in all of our product offerings. Asia Pacific revenue increased 14.3% for the year ended December 31 2004, compared to the prior year primarily as a result of continued penetration of all of our product offerings into this marketplace. The Americas, EMEA and Asia Pacific represented 64.5%, 28.1% and 7.4% of revenue, respectively, for the year ended December 31, 2004.



Product gross profit for the year ended December 31, 2004 was $723,704 an increase of $134,954 or 22.9% from the prior year. The increase in product gross profit was mainly due to an increase in revenue which accounted for $100,936 of the increase. The remaining increase to product gross profit of approximately $34,018 was due to an increase in gross profit percentage of 2.4%, for the year ended December 31, 2004. The increase in our gross profit percentage was primarily due to a change in our product mix and increased efficiencies gained in our manufacturing operations.



Service gross profit for the year ended December 31, 2004 was $85,334, a decrease of $1,165 from the prior year. The decrease in service gross profit for the year ended December 31, 2004 was primarily due to restructuring charges relating to lease obligation costs and further workforce reductions, coupled with the decline in revenues partially offset by a change in mix from low margin professional services to higher margin maintenance and support services.



OPERATING EXPENSES



Total operating expenses of $668,678 increased 0.1% for the year ended December 31, 2004 from $667,728 for the prior year.



Operating expenses consisted of the following for the years ended December 31:



----------------------------------------------------------------------------------------------
                                               FOR THE YEAR ENDED
                                                  DECEMBER 31,
                                               -------------------   VARIANCE IN   VARIANCE IN
                                                 2003       2004       DOLLARS     PERCENTAGE
----------------------------------------------------------------------------------------------
Write-off of acquired in-process research and
  development................................  $      -   $ 12,800    $ 12,800        100.0%
Engineering..................................   156,328    167,543      11,215          7.2
Selling, general and administrative..........   421,132    502,331      81,199         19.3
(Recovery)/provision for legal settlements...    72,000    (21,400)    (93,400)      (129.7)
Stock based compensation expense.............    17,087      2,234     (14,853)       (86.9)
Restructuring and impairment charges.........     1,181      5,170       3,989        337.8
                                               -----------------------------------------------
                                               $667,728   $668,678    $    950          0.1%
----------------------------------------------------------------------------------------------



The write-off of acquired in-process research and development ("IPR&D") costs of $12,800 for the year ended December 31, 2004 is in connection with our acquisition of Matrics. Such amount allocated to IPR&D represented a portion of the total value of the acquired assets. We believe the Matrics acquisition is an important step in executing our plan to be a leader in RFID and will expand our offerings in the advanced data capture industry.



Our assumptions for IPR&D were based on our estimate of the present value of the cash flows arising from each of the material research and development projects in which Matrics was investing at the time of closing. Each project was evaluated based on the income approach. With the exception of the proprietary manufacturing process, this was achieved by discounting cash flows to be derived from the sales of the products to their present value. For the proprietary manufacturing process, the income approach was used by estimating the gross margin benefit from the technology and discounting the cash flows from that gross margin benefit. The values prescribed to the IPR&D and the technology assets acquired were based upon several factors including the generation of the technology acquired, the estimated lives and future revenue and costs associated with the technology.


The products included in IPR&D ranged from the early stages of development to the latter stages of development at the time of acquisition. A discount rate ranging from 23% to 30% was used for the projects to account for various risks, including the technical risk, the risk that customers will not desire to purchase the product, the risk around significant price erosion, the risk of commercializing the technology, the risk that even once successfully commercialized the technology may not yield the gross margin benefit and for the broader market risk associated with the adoption of RFID.

Engineering expenses increased $11,215 or 7.2% for the year ended December 31, 2004 as compared to the prior year, mainly due to our increased investment in our research and development.



Selling, general and administrative expenses increased $81,199 or 19.3% for the year ended December 31, 2004 as compared to the prior year, mainly due to higher compensation costs and related benefits (particularly in our sales force), investment in technology, infrastructure and financial systems, external consulting costs associated with our compliance efforts under the Sarbanes-Oxley Act of 2002, partially offset by a decrease in expenses associated with our restatement activities and legal fees associated with litigation activities.



Legal settlements for the year ended December 31, 2004 decreased $93,400. This decrease is driven by the fact that the year ended December 31, 2004 included recoveries of $21,400 related to our various legal matters, while the prior year ended December 31, 2003 included a provision related to certain legal settlements of $72,000.



Also included in total operating expenses is stock based compensation associated with certain portions of our stock option plans. As of March 31, 2003, due to our inability to make timely filings with the SEC, our stock option plans were held in abeyance, meaning that our employees could not exercise their options until we became current with our filings. As an accommodation to both current and former Symbol associates whose options were impacted by this suspension, the Compensation Committee of the Board approved an abeyance program that allowed associates whose options were affected during the suspension period the right to exercise such options up to 90 days after the end of the suspension period. This resulted in a new measurement date for those options, which led to a non-cash accounting compensation charge for the intrinsic value of those vested options when the employee either terminated employment during the suspension period or within the 90 day period after the end of the suspension period. Stock based compensation related to the abeyance program was $2,234 during the year ended December 31, 2004. On February 25, 2004, the date on which we became current with our regulatory filings with the SEC, this suspension period ended.


The stock based compensation expense during 2003 are amounts associated with the variable portion of our stock option plans.


In the second quarter of 2004, we announced a restructuring of certain of our EMEA general and administrative functions, whereby we are consolidating certain functions centrally in Brno, Czech Republic. For the year ended December 31, 2004 we charged $5,025, the majority of such costs were related to severance costs.

OTHER (EXPENSE)/INCOME, NET


Other (expense)/income, net consists of the following:



--------------------------------------------------------------------------------------------
                                                                    FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2003       2004     VARIANCE
--------------------------------------------------------------------------------------------
SAILS(a)....................................................  $  2,817   $ (5,559)  $ (8,376)
Interest Expense(b).........................................   (10,590)   (20,032)    (9,442)
Interest Income.............................................     2,969      3,507        538
Impairment of Investments...................................    (3,550)         -      3,550
Other.......................................................     4,734      5,493        759
                                                              ------------------------------
                                                              $ (3,620)  $(16,591)  $(12,971)
--------------------------------------------------------------------------------------------



(a) In accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the gain or loss on the change in fair value of the portion of our investment in Cisco Systems, Inc. ("Cisco") common stock, coupled with the gain or loss on the change in fair value of the embedded derivative, has been recorded as a component of other income or loss in each reporting period.



(b) Included in 2004 interest expense are $6,675 of financing costs associated with a $250 million short-term facility entered into in September 2004, which was refinanced in December 2004



PROVISION FOR INCOME TAXES



Our effective income tax rate for the year ended December 31, 2004 was 33.9%. This differs from the statutory rate of 35.0% for several reasons. The rate is increased by the non-deductible portion of the class action settlement reached in 2004 and write-off of IPR&D associated with the acquisition of Matrics. The rate is reduced by the tax benefits of research credits, the reduction of valuation allowances primarily associated with our foreign tax credit carryforwards and export sales benefits. Without the Matrics acquisition, the tax rate for the year ended December 31, 2004 would have been 31.2%.



As part of determining the our annual income tax provision, we evaluated the need for valuation allowances against our deferred tax assets. A valuation allowance is recorded when it is more likely than not that all, or a portion of, a deferred tax asset will not be realized. In assessing the likelihood of realization, management considers estimates of future taxable income, the character of income and other available evidence.



Three forecasts of future sources of taxable income were prepared based on various assumptions concerning the growth of our business operations that are subject to income tax in the United States. The reversal of all significant timing differences was considered in calculating the forecasted taxable income under each scenario. The estimated income tax payable was then calculated based on the tax rates in effect as of December 31, 2004. Tax credits (including a forecast of expected tax credits that will arise in each year of the forecast) were then applied to reduce the tax, subject to existing limitations under the applicable tax laws. Based on these forecasts, substantially all of the deferred tax assets would be utilized well before the underlying tax attributes' expiration periods.

In addition, we prepared an historical analysis of our taxable income and cash tax liability position for the years 1994 through 2003. During this time period, we generated net taxable income of $266,000, which resulted in over $93,000 of tax before credits.



Based on the strength of the evidence, we have concluded that no valuation allowance is required with respect to the deferred tax assets that were included in the analyses. However, a valuation allowance has been recorded for the potential future income tax attributes associated with certain state and local income tax net operating loss and tax credit carryforwards at December 31, 2004. These carryforwards relate to legal entities required to file separate company state and local income tax returns and thus such entities cannot rely on the above consolidated forecasts.



We expect to settle all or a substantial part of its income tax audit with the Internal Revenue Service for tax years 1999 through 2001 during 2005.



On October 22, 2004 the President signed the American Jobs Creation Act of 2004 ("AJCA"). The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions of the Act. As such, we are not yet in a position to decide whether, and to what extent, we might repatriate foreign earnings that have not yet been remitted to the U.S. Based on our analysis to date, we expect to repatriate up to $95,000 in accordance with this temporary incentive. The resulting tax impact of repatriation cannot be reasonably estimated at this time. We expect to finalize our assessment of this new provision by September 30, 2005.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

REVENUE

The following table summarizes our revenue by geographic region and by reportable business segments and geographic regions:

-----------------------------------------------------------------------------------------------
                                                 FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                            -----------------------   VARIANCE IN   VARIANCE IN
                                               2002         2003        DOLLARS     PERCENTAGE
-----------------------------------------------------------------------------------------------
TOTAL REVENUE:
   The Americas...........................  $  934,170   $  979,099   $    44,929          4.8%
   EMEA...................................     382,846      438,615        55,769          14.6
   Asia Pacific...........................      84,601      112,564        27,963          33.1
                                            -------------------------------------
      Total Revenue.......................  $1,401,617   $1,530,278   $   128,661          9.2%
                                            -------------------------------------
PRODUCT REVENUE:
   The Americas...........................  $  728,294   $  777,105   $    48,811          6.7%
   EMEA...................................     300,130      345,983        45,853          15.3
   Asia Pacific...........................      74,646      100,765        26,119          35.0
                                            -------------------------------------
      Total Product Revenue...............  $1,103,070   $1,223,853   $   120,783         10.9%
                                            -------------------------------------
SERVICES REVENUE:
   The Americas...........................  $  205,876   $  201,994   $    (3,882)       (1.9)%
   EMEA...................................      82,716       92,632         9,916          12.0
   Asia Pacific...........................       9,955       11,799         1,844          18.5
                                            -------------------------------------
      Total Services Revenue..............  $  298,547   $  306,425   $     7,878          2.6%
-----------------------------------------------------------------------------------------------


The following table summarizes our product revenue by product division:



-----------------------------------------------------------------------------------------------
                                                 FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                            -----------------------   VARIANCE IN   VARIANCE IN
                                               2002         2003        DOLLARS     PERCENTAGE
-----------------------------------------------------------------------------------------------
Product Division:
Mobile Computing..........................  $  695,353   $  755,559   $    60,206          8.7%
Advanced Data Capture.....................     317,091      352,410        35,319          11.1
Wireless Infrastructure...................     103,285      128,357        25,072          24.3
Other, net................................     (12,659)     (12,473)          186         (1.5)
                                            -------------------------------------
      Total...............................  $1,103,070   $1,223,853   $   120,783         10.9%
-----------------------------------------------------------------------------------------------



Other, net represents royalty revenues and rebates which we do not assign to a product division.


Product revenue for the year ended December 31, 2003 was $1,223,853, an increase of 10.9% from $1,103,070 in 2002. The increase in product revenue of $120,783 was primarily due to continued growth in our mobile computing product offerings, our largest product line, representing $60,206 or 49.8% of the total product revenue growth. Also contributing to the product revenue growth was growth in our advanced data capture and wireless network systems product line.


Services revenue of $306,425 for the year ended December 31, 2003 increased 2.6% from $298,547 in 2002, due to increased services revenue related to our overall product growth, particularly in our EMEA and Asia Pacific regions.


Geographically, the Americas revenue for the year ended December 31, 2003 was $979,099, an increase of 4.8% from the $934,170 in 2002. EMEA revenue of $438,615 increased 14.6% for the year ended December 31, 2003 from $382,846 in 2002. Asia Pacific revenue of $112,564 increased 33.1% for the year ended December 31, 2003 from $84,601 in 2002. The Americas, EMEA and Asia Pacific represented 64.0%, 28.6% and 7.4% of total revenue, respectively, for the year ended December 31, 2003.


The table below summarizes cost of revenue and gross profit by business segment:

-----------------------------------------------------------------------------------------------
                                                 FOR THE YEAR ENDED
                                                       DECEMBER 31,
                                            -----------------------   VARIANCE IN   VARIANCE IN
                                               2002         2003        DOLLARS     PERCENTAGE
-----------------------------------------------------------------------------------------------
Product Revenue...........................  $1,103,070   $1,223,853   $   120,783         10.9%
Product Cost of Revenue...................     693,980      635,103       (58,877)        (8.5)
                                            -------------------------------------
   Product Gross Profit...................  $  409,090   $  588,750   $   179,660         43.9%
                                            -------------------------------------
Product Cost of Revenue as a Percentage of
   Product Revenue........................        62.9%        51.9%
Product Gross Profit Percentage...........        37.1%        48.1%

Services Revenue..........................  $  298,547   $  306,425   $     7,878          2.6%
Services Cost of Revenue..................     219,985      219,926           (59)            -
                                            -------------------------------------
   Services Gross Profit..................  $   78,562   $   86,499   $     7,937         10.1%
                                            -------------------------------------
Services Cost of Revenue as a Percentage
   of Services Revenue....................        73.7%        71.8%
Services Gross Profit Percentage..........        26.3%        28.2%
-----------------------------------------------------------------------------------------------

Product cost of revenue as a percentage of product revenue was 51.9% for the year ended December 31, 2003, as compared to 62.9% in 2002. This decrease was due to an overall shift in product mix to higher margin products, increased manufacturing absorption due to higher sales volumes and increased efficiencies gained in our manufacturing operations. Contributing to the improved gross profit was the absence of the following 2002 charges: an $11,800 impairment charge related to manufacturing equipment software, a $4,900 provision for a loss contract, severance charges of $4,500, additional warranty costs of $1,900 and other restructuring-related costs of $2,300. Also contributing to the lower costs as a percentage of product revenue was the sale in the fourth quarter of 2003 of approximately $10,000 of inventory that had previously been reserved for.

Services cost of revenue as a percentage of services revenue was 71.8% for the year ended December 31, 2003, as compared to 73.7% in 2002. The majority of the decrease was due to the efficiencies gained from the consolidation and elimination of repair centers as well as increased revenue, particularly in the EMEA and Asia Pacific regions.

OPERATING EXPENSES

Operating expenses of $667,728 increased 28.6% for the year ended December 31, 2003 from $519,379 in 2002. These increases were largely driven by the accounting treatment related to our stock-based compensation plans which resulted in additional costs of $17,087 for the year ended December 31, 2003, as compared to a recovery of $68,084 in 2002. Also contributing to the increased operating expenses were costs associated with our restatement and the government investigation as further described below.

In connection with the exercise of stock options, an informal practice began in or around the early 1990s, whereby certain stock option plan participants (including certain officers and directors) were afforded a look-back period (no more than 30 days) for purposes of determining the market price to be used in connection with the specific exercise. In addition, these individuals were given an extended period of time in which to pay for their option exercises. These practices were contrary to the terms of the relevant option plans. As this practice allowed certain participants to choose exercise dates outside of the approved plan terms and also allowed these participants to extend the period of time in which to pay for their option exercise, the price of the option at grant date was not fixed and determinable. Accordingly, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," our financial statements reflect as compensation expense the change in market price of the common stock underlying these options granted to plan participants that could have participated in this practice from the date of grant until the options either expired or were exercised. Effective July 30, 2002, this practice of options exercise ended resulting in ceasing the accounting for such options under variable plan accounting. The $68,084 represents the change in market price of common stock underlying these options granted through the seven-month period ended July 30, 2002.

As of March 31, 2003, due to the inability of Symbol to make timely filings with the SEC, our stock option plans were held in abeyance, meaning that our employees could not exercise their options until we became current with our filings. As an accommodation to both current and former Symbol employees whose options were impacted by this suspension, the compensation committee of the board of directors approved an abeyance program that allowed employees whose options were affected during the suspension period the right to exercise such options up to 90 days after the end of the suspension period. This resulted in a new measurement date for those options, which led to a non-cash accounting compensation charge for the intrinsic value of those vested options when the employee either terminated employment during the suspension period or within the 90 day period after the end of the suspension period. On February 25, 2004, the date on which we became current with our regulatory filings with the SEC, this suspension period ended. In addition, due to our delinquent filings with the SEC, we incurred non-cash compensation expenses associated with our Employee Stock Purchase Plan ("ESPP") as the ESPP lost its exempt tax status.

Engineering and selling, general and administrative expenses are summarized in the following table:

----------------------------------------------------------------------------------------------
                                                FOR THE YEAR ENDED
                                                      DECEMBER 31,
                                              --------------------   VARIANCE IN   VARIANCE IN
                                                2002        2003       DOLLARS     PERCENTAGE
----------------------------------------------------------------------------------------------
Engineering.................................  $142,602    $156,328   $    13,726          9.6%
   Percentage of total revenue..............      10.2%       10.2%
Selling, general and administrative.........  $343,971    $421,132   $    77,161         22.4%
   Percentage of total revenue..............      24.5%       27.5%
----------------------------------------------------------------------------------------------

Engineering costs for the year ended December 31, 2003 increased 9.6% to $156,328 from $142,602 for 2002. The increase was due to the acquisition of Covigo to expand our software solutions offerings, and continued investment in our product offerings. The increase was consistent with projected and actual revenue growth as engineering spending as a percentage of revenue remained relatively constant in the 10% range. The increased spending was spread across all product lines.


Selling, general and administrative expenses for the year ended December 31, 2003 increased 22.4% to $421,132 from $343,971 for 2002. The increase was attributable to additional professional fees associated with our internal investigation as well as higher variable costs due to a 9.2% increase in revenue, partially offset by the absence of a $8,597 pre-tax severance charge recorded in 2002 for Tomo Razmilovic, one of our former Presidents and Chief Executive Officers. In early 2002 we initiated a series of investigations into the accounting misconduct of our former management with the assistance of an independent counsel and an outside accounting firm. As a result of this internal investigation, the SEC and Eastern District investigations and the related class action lawsuits against us, we incurred additional professional fees of $35,900 in 2003 as compared with $9,200 incurred in 2002. The increase was also attributable to severance costs incurred during 2003 aggregating $13,208 primarily for the reorganization and releveling of the international sales organization.


Reflected in our operating expenses for the year ended December 31, 2003 was a $72,000 loss provision for legal settlements related to the then-ongoing SEC and Eastern District investigations and the then-outstanding class action lawsuits against us. This compared to charges totaling $98,300 recorded in 2002, of which $70,000 related to the then-ongoing SEC and Eastern District investigations and the then-outstanding class action lawsuits against us and $28,300 related to a securities fraud class action litigation related to Telxon, one of our wholly-owned subsidiaries.

OTHER (EXPENSE)/INCOME

Interest expense for the year ended December 31, 2003 decreased to $10,590 or 37.0% from $16,801 in 2002 primarily due to reduced debt levels as a result of the repurchase in 2002 of Telxon's remaining convertible debt, net repayments under our revolving credit facility and annual mandatory repayments of other indebtedness, without incurring any new borrowings in 2002 or 2003.

Interest income for the year ended December 31, 2003 increased 27.9% to $2,969 from $2,322 for 2002, primarily due to the investments of additional cash from operations into overnight deposits with local banks, primarily in our non-U.S. locations.


We periodically evaluate the carrying value of our investments for impairment. As part of this evaluation, we reviewed our investment in AirClic, Inc. ("AirClic"). In consideration of the then-current financial outlook of AirClic's business, the general decline in the economy and the decline in information technology spending, it was determined that the decline in the value of our investment in AirClic was other than temporary during the quarter ended June 30, 2002. We recorded a pre-tax impairment charge of $32,200, which was included in the impairment of investments as a component of other (expense)/income in the consolidated statements of operations at December 31, 2002 and wrote down the carrying amount of the investment to its estimated fair value of $2,800. During 2003, we invested another $750 in AirClic, bringing our investment to $3,550. We determined in 2003 that this investment would not be recoverable and wrote off this investment in its entirety in 2003.


In accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," the gain or loss on the change in fair value of the portion of our investment in Cisco common stock classified as trading securities, coupled with the gain or loss of the change in fair value of the embedded derivative, was recorded as a component of other (expense)/income in each reporting period. The net impact of these fair value adjustments resulted in other (expense)/income of $(1,140) for 2003 and $16,275 for 2002. On April 1, 2003 we designated a portion of the embedded equity collar as a fair value hedge of our Cisco shares classified as available for sale securities. Since the collar was effective, the change in the fair value of Cisco shares classified as available for sale of $8,379 was recorded as other income.

PROVISION FOR INCOME TAXES


Our effective income tax rate was 15.5% for 2003. The effective tax rate each year was largely impacted by the ratio of items receiving different treatment for tax and accounting purposes to profit/(loss) before taxes. In 2003, the effective rate was reduced by the impact of research and experimentation credits and export sales benefits partially offset by valuation allowances and non-deductible items. Our effective income tax rate was (27.2)% for 2002 as the favorable impact of tax credits was more than offset by additional valuation allowances and the unfavorable impact of non-deductible compensation expenses.



LIQUIDITY AND CAPITAL RESOURCES



Currently, our primary sources of liquidity are cash flow from operations and our new credit facility. See "--Existing indebtedness." Our primary liquidity requirements continue to be for working capital, engineering costs, and financing and investing activities. Based on our current level of operations, cash flow from operations has been sufficient to meet our liquidity needs to fund operations as well as our liquidity needs created by changes in working capital. We believe our cash and cash equivalents and cash flow from operations will be sufficient for at least the next 12 months. In addition, we will, from time to time, consider cash outlays for acquisitions of or investments in complementary businesses that might affect liquidity requirements and cause us to pursue additional financing.

The following table summarizes Symbol's cash and cash equivalent balances as of December 31, 2003 and December 31, 2004 and the results of our statements of cash flows for the years ended December 31, 2003 and 2004:



-----------------------------------------------------------------------------------------------
                                                   AS OF               AS OF          VARIANCE
                                             DECEMBER 31, 2003   DECEMBER 31, 2004   IN DOLLARS
-----------------------------------------------------------------------------------------------
Cash and cash equivalents..................     $   150,017         $   217,641(1)      $67,624
-----------------------------------------------------------------------------------------------



                                               FOR THE             FOR THE
                                             YEAR ENDED          YEAR ENDED        VARIANCE
                                          DECEMBER 31, 2003   DECEMBER 31, 2004   IN DOLLARS
                                          --------------------------------------------------
Net cash provided by/(used in):
   Operating activities.................     $   233,765         $   224,519      $   (9,246)
   Investing activities.................         (79,268)           (381,844)       (302,576)
   Financing activities.................         (92,338)            215,670         308,008
   Effect of exchange rate changes on
      cash and cash equivalents.........          11,737               9,279          (2,458)
                                          --------------------------------------------------
Net increase (decrease) in cash and cash
   equivalents..........................     $    73,896         $    67,624      $   (6,272)
--------------------------------------------------------------------------------------------



(1) Does not include restricted cash of $51,370, as of December 31, 2004 which is comprised of two deposits. One amount of $50,358 at December 31, 2004 is an interest-bearing court escrow account as security for a trial court judgment on appeal. The second amount of $1,012 at December 31, 2004 is an interest-bearing letter of credit pledged as a supplier bond.



Net cash provided by operating activities during the year ended December 31, 2004 was $224,519 as compared to $233,765 for the prior year. Net cash provided by operating activities decreased $9,246 during the year ended December 31, 2004 as compared to the comparable prior year period primarily due to our use of cash to reduce and pay down our outstanding accounts payable and accrued expenses partially offset by increased net earnings. Included in the use of cash was the $40,000 payment as required by the Eastern District and the SEC to resolve the government investigations and the $25,000 settlement related to the Telxon class action lawsuit that was paid in February 2004 partially offset by cash recoveries related to these legal settlements of $21,400.



Net cash provided by operating activities for the year ended December 31, 2003 increased to $233,765, a 31.7% improvement from the $177,470 reported in 2002. The improvement was primarily attributable to improved gross profit margins as well as improved management of receivables and inventory.


During 2003, we generated net cash provided by operating activities of $233,765 and experienced an overall increase in cash of $73,896. The positive cash flow provided by operating activities as well as the proceeds from the exercise of stock options, warrants and the employee stock purchase plan were used to repay long-term debt, purchase property, plant and equipment, invest in new companies and other assets, repurchase our common stock, and pay dividends.


Net cash used in investing activities for the year ended December 31, 2004 was $381,844 as compared to $79,268 for the prior year. Net cash used in investing activities principally consisted of net investments in other companies and capital expenditures for property, plant and equipment. The increase of cash used of $302,576 during the year ended December 31,

2004, when compared to the prior year, was primarily due to approximately $235,000 used in connection with the Matrics acquisition, approximately $31,000 in additional capital expenditures, primarily related to our investment in technology, infrastructure and financial systems and the $50,000 bond Symbol and Telxon posted as security for a trial court judgment on appeal.


Net cash used in investing activities for the year ended December 31, 2003 was $79,268, an 81.7% increase from $43,632 reported in 2002, primarily resulting from increased purchases of property, plant and equipment due to investments made in administrative software and systems to enhance our back office capabilities and improve customer service.


Net cash provided by financing activities during the year ended December 31, 2004 was $215,670, compared to net cash used in financing activities of $92,338 during the prior year. Net cash provided by financing activities during the year ended December 31, 2004 consisted of net proceeds from short-term financing and long-term debt of approximately $200,000 and stock option exercises and employee stock purchases of approximately $47,000 partially offset by purchases of treasury stock of approximately $27,000 compared to cash used in financing activities for repayments on long-term debt of $86,782 in the prior year.


Net cash used in financing activities for the year ended December 31, 2003 was $92,338, a 31.4% decrease from $134,565 reported in 2002 as a result of lower debt repayments in 2003. During 2002, Symbol paid off in full its remaining obligation under its convertible notes and debentures. In 2003, Symbol paid off in full its remaining obligations under our prior revolving credit facility.


The following table presents selected key performance measurements we use to monitor our business for the year ended December 31:



-------------------------------------------------------------------------
                                                              2003   2004
-------------------------------------------------------------------------
Days sales outstanding (DSO)................................    35     23
Inventory turnover--product only............................   3.9    4.5
-------------------------------------------------------------------------



Our DSO and inventory turnover numbers are useful in understanding the management of our balance sheet. However, the DSO numbers shown above may not be directly comparable to those of other companies because our DSO numbers are improved by the timing of our revenue recognized for our distributors, cash received in advance of revenue recognition, part of our service revenue in the Americas and our value-added resellers that lack economic substance, which we recognize on a billed and collected basis.



We continue to effectively manage our net accounts receivables, ending December 31, 2004 with receivables of $113,658, a decrease of $38,719 from $152,377 at December 31, 2003. Through aggressive collection strategies we have been able to reduce days sales outstanding to 23 days during the year ended December 31, 2004 from 35 days in the year ended December 31, 2003.



Our inventory turns increased to 4.5 from 3.9 for the year ended December 31, 2004 compared to the year ended 2003 primarily due to improved efficiencies in our manufacturing and distribution operations as well as more effectively managing materials receipts.

OTHER LIQUIDITY MEASURES

Other measures of our liquidity include the following:


---------------------------------------------------------------------------------------------
                                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                       2002           2003           2004
---------------------------------------------------------------------------------------------
Working capital (current assets minus current
   liabilities)..................................      $216,316       $197,808       $135,985
Current ratio (current assets to current
   liabilities)..................................         1.5:1          1.4:1          1.2:1
Long-term debt to capital
   (long-term debt as a percentage of long-term
   debt plus equity).............................         13.3%           9.7%          14.1%
---------------------------------------------------------------------------------------------



Current assets as of December 31, 2004 increased by $8,736 from December 31, 2003, primarily due to an increase in cash partially offset by a reduction in receivables. Accounts receivable decreased due to improved cash collections, however a portion of the cash generated was used to pay down and reduce our outstanding accounts payable and accrued expenses. Current liabilities as of December 31, 2004 increased $70,559 from December 31, 2003 primarily due to our credit facility entered into to finance our acquisition of Matrics, partially offset by a decrease in accounts payable and accrued expenses. As a result, working capital decreased $61,823 between December 31, 2004 and December 31, 2003. Included in our current liabilities at December 31, 2004 is $86,625 related to an amount due to our settlement of certain litigation. Our current ratio was 1.2:1 at December 31, 2004 and 1.4:1 at December 31, 2003.


Current assets as of December 31, 2003 increased by $43,615 from December 31, 2002, principally due to an increase in cash due to improved cash flows from operations partially offset by a decrease in inventories due to improved inventory management techniques. Current liabilities as of December 31, 2003 increased $62,123 from December 31, 2002 primarily due to an increase in accounts payable and accrued expenses of which $72,000 was an additional liability established in 2003 for settlements of the SEC and Eastern District investigations and related securities fraud class action lawsuits. As a result, working capital decreased $18,508 between December 31, 2002 and December 31, 2003. Our current ratio of 1.4:1 at December 31, 2003 decreased from 1.5:1 at December 31, 2002.

FINANCING ACTIVITIES


As of December 31, 2004 and December 31, 2003, there were no borrowings outstanding under our Prior Revolving Credit Facility.



During 2000, we entered into a $50,000 lease receivable securitization agreement, which matured on December 31, 2003 and was subsequently extended until December 2005. For the year ended December 31, 2003, we securitized $7,275 of lease receivables, which resulted in upfront proceeds from new securitizations of $4,400. As of December 31, 2004, we had the ability to securitize approximately $43,055 under the lease receivable securitization agreement. Factors that are reasonably likely to affect our ability to continue using these financing arrangements include the ability to generate lease receivables that qualify for securitization and the ability of the financial institution to obtain an investment grade rating for such securitization from either of the two major credit rating agencies. We do not consider the securitization of lease receivables to be a significant contributing factor to our continued liquidity.

EXISTING INDEBTEDNESS


At December 31, 2003 and December 31, 2004, our short-term financing and long-term debt outstanding, excluding current maturities, was as follows:



----------------------------------------------------------------------------------------------
                                                         DECEMBER 31, 2003   DECEMBER 31, 2004
----------------------------------------------------------------------------------------------
Senior secured revolving credit facility...............     $         -         $   100,000
Senior secured term loan facility......................               -             100,000
Short-term financing: short-term credit facility                      -                   -
Prior revolving credit facility........................               -                   -
Secured installment loan...............................               -              10,369
SAILS exchangeable debt................................          98,927              83,727
Other..................................................             319                  63
                                                         -------------------------------------
  Total debt...........................................          99,246             294,159
Less: current maturities...............................             234             118,072
                                                         -------------------------------------
Long-term debt.........................................     $    99,012         $   176,087
----------------------------------------------------------------------------------------------



On December 29, 2004, we entered into our new credit facility to be used (i) to repay in full our outstanding senior indebtedness, comprised of the short-term credit facility and our Prior Revolving Credit Facility; (ii) for working capital and general corporate purposes; and (iii) to pay certain fees and expenses incurred in connection with such transactions. Pursuant to our new credit facility, the lenders severally agreed to provide us the following: (a) a senior secured term loan facility in an aggregate principal amount of $100,000 and (b) a senior secured revolving credit facility in an aggregate principal amount of up to $150,000 with a $20,000 sublimit available for letters of credit. Our new credit facility is secured on a first priority basis by (i) a pledge of all of the capital stock or other equity interests of our domestic subsidiaries, (ii) a pledge of 65% of the capital stock or other equity interests of selected overseas subsidiaries located in the United Kingdom, the Netherlands and Japan, (iii) 100% of the capital stock of the manufacturing entity in Reynosa, Mexico and all of its other assets and (iv) all our other assets (other than real estate) of our domestic subsidiaries.



On December 29, 2004, we borrowed $100,000 on the term loan facility and $100,000 on the revolving credit facility. The term loan facility is payable at approximately $11,111 per quarter, which commences on December 15, 2005 through the term loan maturity date of December 30, 2007. The revolving credit facility matures on December 30, 2009. The interest rate on the new credit facility is the greater of (i) the prime rate and (ii) the federal funds rate plus 0.5%, plus, in both cases, the applicable margin for U.S.-based loans. For Eurodollar-based loans, the rate is the adjusted LIBO rate (defined as the LIBO rate multiplied by the statutory reserve rate) plus the applicable margin. The applicable margin is based upon our leverage ratio (defined as the ratio of our total indebtedness to our consolidated EBITDA for the period of the most recent four fiscal quarters) plus 0.25% to 1% for U.S.-based loans and 1.25% to 2% for Eurodollar-based loans. The interest rate on our new credit facility, which includes our term loan facility and revolving credit facility, was 6.0% at December 31, 2004.

Our new credit facility contains customary negative covenants and restrictions on our ability to engage in specified activities, including, but not limited to:



- limitations on indebtedness, except, among others, permitted subordinated debt and unsecured debt not to exceed $30,000 at any time and indebtedness to finance capital expenditures not to exceed $20,000 at any time;


- restrictions on liens, mergers and acquisitions, transactions with affiliates and guarantees;

- limitations on investments, except, among others, permitted investments, investments by the company and its subsidiaries in equity interests in their subsidiaries not to exceed $25,000 at any time, intercompany loans not to exceed $25,000 at any time, permitted acquisitions not to exceed $50,000 at any time, and other investments not to exceed $15,000 in the aggregate;

- limitations on sales of assets, among others, to persons other than affiliates not to exceed $25,000 at any time, and sales or transfers of lease contracts under the Bank of Tokyo securitization not to exceed $15,000 in any fiscal year;


- limitations on sale and leaseback transactions not to exceed $20,000 at any time; and



- restrictions on payments of dividends in an amount not to exceed $8,000 in any year, including limitations on repurchases of common stock under employee stock purchase plans in an amount not to exceed $5,000 in any year plus the amount received from employees during such year in payment of the purchase price of shares acquired by them under such employee stock purchase plan.


Our new credit facility contains customary affirmative covenants that require us to perform certain activities, including, but not limited to:

- furnish the administrative agent and each lender with certain periodic financial reports;

- furnish the administrative agent and each lender notice of certain events, including, but not limited to, the occurrence of any default or any other occurrence that could reasonably be expected to result in an material adverse effect;

- furnish the administrative agent with notice regarding any changes to the collateral; and

- pay taxes and other material obligations, maintain insurance and keep proper books and records.


Under provisions of our new credit facility, at our option, we may seek to obtain ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, Inc. If investment grade ratings are obtained, all collateral securing the new credit facility will be released.



Our new credit facility contains financial covenants that (a) restrict our total leverage ratio (debt to adjusted EBITDA) to a ratio no greater than 2.5 times total debt at any time, (b) require that we not exceed a maximum senior leverage ratio of 2.0 to 1.0 (after January 1, 2006, maximum senior leverage is 1.75x at any time total leverage exceeds 2.0x), (c) require that we maintain minimum fixed charge coverage ratio of 1.5x and (d) require that we maintain at least $25,000 of unrestricted domestic cash at all times prior to September 30, 2005 and $50,000 at all times thereafter. As of December 31, 2004, we are in compliance with the covenants under the new credit facility.

On March 31, 2004, we entered into a purchase money secured installment loan with a bank for $13,825. The loan is payable in four semiannual installments of $3,655, including interest, commencing October 1, 2004. The proceeds received under the loan were used to finance the purchases of certain software.


In January 2001, we entered into a private Mandatorily Exchangeable Securities Contract for Shared Appreciation Income Linked Securities ("SAILS") with a highly rated financial institution. The securities that underlie the SAILS contract represent our investment in Cisco common stock, which was acquired in connection with the Telxon acquisition. The 4,160 shares of Cisco common stock had a market value of $80,288 at December 31, 2004 and $100,797 at December 31, 2003. Such shares are held as collateral to secure the debt instrument associated with the SAILS and are included in Investments in Marketable Securities in the condensed consolidated balance sheets. This debt has a seven-year maturity and we pay interest at a cash coupon rate of 3.625%.



In January 2008, the SAILS debt will be exchangeable for shares of Cisco common stock or, at our option, cash in lieu of shares. Net proceeds from the issuance of the SAILS and termination of an existing freestanding collar arrangement were approximately $262,246, which were used for general corporate purposes, including the repayment of debt under our then outstanding revolving credit facility. The SAILS contain an embedded equity collar, which effectively hedges the exposure to fluctuations in the fair value of our holdings in Cisco common stock. We account for the embedded equity collar as a derivative financial instrument in accordance with the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The gain or loss on changes in the fair value of the derivative is recognized through earnings in the period of change together with a substantial offsetting gain or loss on the Cisco shares.



The derivative has been combined with the debt instrument in long-term debt in the condensed consolidated balance sheets and presented on a net basis as permitted under FIN No. 39, "Offsetting of Amounts Related to Certain Contracts," as there exists a legal right of offset. The SAILS liability, net of the derivative asset, represents $83,727 at December 31, 2004.


The remaining portion of long-term debt outstanding relates primarily to capital lease obligations.

CONTRACTUAL CASH OBLIGATIONS


The following is a summary of the contractual commitments associated with our obligations as of December 31, 2004:



------------------------------------------------------------------------------------------------------------------
                                                                YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------
                                                               -------------------------------------
                                          TOTAL       2005      2006      2007      2008      2009     THEREAFTER
------------------------------------------------------------------------------------------------------------------
Long-term debt.........................  $294,111   $118,024   $47,906   $44,449   $83,732   $     -   $         -
Capital lease commitments..............        48         48         -         -         -         -             -
Co-marketing commitments...............       400        400         -         -         -         -             -
Purchase obligations...................   161,500    161,500         -         -         -         -             -
Operating lease commitments............   110,462     22,709    19,031    16,582    13,779    10,634        27,727
                                         -------------------------------------------------------------------------
Total..................................  $566,521   $302,681   $66,937   $61,031   $97,511   $10,634   $    27,727
------------------------------------------------------------------------------------------------------------------

The purchase obligations above do not include purchase obligations recorded on the balance sheet as current liabilities. Purchase obligations for the purchase of goods or services are defined as agreements that are enforceable and legally binding on Symbol and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable prices provisions, and the appropriate timing of the transaction. Our purchase orders are based on our current manufacturing needs and are generally fulfilled by our vendors within a short time frame.


Currently, our primary source of liquidity is cash flow from operations and the new credit facility. Our primary liquidity requirements continue to be working capital, engineering costs, and financing and investing activities.

Our ability to fund planned capital expenditures and to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our new credit facility will be adequate to meet our future liquidity needs for the next 12 months.


We may also be required to make future cash outlays in connection with outstanding legal contingencies. These potential cash outlays could be material and might affect liquidity requirements and cause us to pursue additional financing. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new credit facility in an amount sufficient to enable us to fund these and other liquidity needs or pay our indebtedness.


CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, assumptions and estimates that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities.

On an on-going basis, we evaluate our estimates and judgments, including those related to product return reserves, allowance for doubtful accounts, legal contingencies, inventory valuation, warranty reserves, useful lives of long-lived assets, goodwill, derivative instrument valuations and income taxes. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

PRODUCT RETURN RESERVES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

We record as reductions of revenue provisions for estimated product returns. The estimated amount is based on historical experience of similar products sold to our customers and then returned. If our product mix or customer base changes significantly, this could result in a change to our future estimated product return reserve. Management believes the reserve for product returns is adequate to cover anticipated credits issued for such returns; however, if future returns differ from our historical experience and estimates, then this could result in an increase in the reserve. An increase of one percent in the reserve percentage would result in an increase in our estimated product return reserve of approximately $1,800 as of December 31, 2004.



We record accounts receivable, net of an allowance for doubtful accounts. Throughout the year, we estimate our ability to collect outstanding receivables and establish an allowance for doubtful accounts. In doing so, we evaluate the age of our receivables, past collection history, current financial conditions for key customers, and economic conditions. Based on this evaluation, we establish a reserve for specific accounts receivable that we believe are uncollectible. A deterioration in the financial condition of any key customer or a significant slowing in the economy could have a material negative impact on our ability to collect a portion or all of the accounts receivable. We believe that analysis of historical trends and current knowledge of potential collection problems provides us significant information to establish a reasonable estimate for an allowance for doubtful accounts. However, since we cannot predict with certainty future changes in the financial stability of our customers, our actual future losses from uncollectible accounts may differ from our estimates, which could have an adverse effect on our financial condition and results of operations.


LEGAL CONTINGENCIES


We are currently involved in certain legal proceedings and accruals are established when we are able to estimate the probable outcome of these matters in accordance with Statements of Financial Accounting Standards No. 5 "Accounting for Contingencies." Such estimates of outcome are derived from consultation with in-house and outside legal counsel, as well as an assessment of litigation and settlement strategies. In many cases, outcomes of such matters are determined by third parties, including governmental entities and judicial bodies. Any provisions made in our financial statements, as well as related disclosures, represent management's best estimates of the current status of such matters and its potential outcome based on a review of the facts and in consultation with in-house and outside legal counsel. Our estimates may change from period to period based on changes in facts and circumstances, process of negotiations in settling matters and changes determined by management. As further described under the caption "Business--Legal proceedings," we are in litigation with SmartMedia of Delaware, Inc. Currently, we do not have a liability recorded on our balance sheet related to this matter as we believe an unfavorable outcome is not probable. However, should circumstances change due to new developments related to this matter changes in our estimates may need to be made and recorded amounts and costs could be material.



INVENTORY VALUATION



We record our inventories at the lower of historical cost or market value. In assessing the ultimate realization of recorded amounts, we are required to make judgments as to future demand requirements and compare these with the current or committed inventory levels. Projected demand levels, economic conditions, business restructurings, technological innovation and product life cycles are variables we assess when determining our reserve for excess and obsolete inventories. We have experienced significant changes in required reserves in recent periods due to these variables. At the end of 2002 and 2003, our inventory reserves were estimated at $170,057 or 39.4% of gross inventory and $109,331 or 33.9% of gross inventory,


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respectively. As of December 31, 2004 such reserves have been reduced to $55,247 or 20.6% of gross inventory. The reduction of reserves was the result of the write-off and scrapping of inventory and the sale of inventory.



In addition, should future demand requirements change after a reserve has been established, there is the possibility that we could have future sales of product that has been previously reserved. This occurred in 2003, when a sale of approximately $10,000 was recorded on inventory in the fourth quarter of 2003, which was fully reserved for in prior periods. While we continue to believe that our recorded reserves and policy for determining the reserve requirement are appropriate, it is possible that significant changes in required inventory reserves may continue to occur in the future if there is a deterioration in market conditions or acceleration in technological change and we may experience future sales of product that may be reserved for based on our analysis of future demands and past experiences.


WARRANTY RESERVES


We provide standard warranty coverage for most of our products for a period of one year from the date of shipment. We record a liability for estimated warranty claims based on historical claims, product failure rates and other factors. This liability primarily includes the anticipated cost of materials, labor and shipping necessary to repair and service the equipment. Our warranty obligation is affected by the products actually under warranty, product failure rates, material usage rates, and the efficiency by which the product failure is corrected. Should our warranty policy change or should actual failure rates, material usage and labor efficiencies differ from our estimates, revisions to the estimated warranty liability would be required. A five percent increase in our products under warranty would cause an approximate $850 increase to our warranty provision at December 31, 2004.


USEFUL LIVES OF LONG-LIVED ASSETS

We estimate the useful lives of our long-lived assets, including property, plant and equipment, identifiable finite life intangible assets and software development costs for internal use in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. The estimated lives are based on historical experience with similar assets as well as taking into consideration anticipated technological or other changes. If technological changes were to occur more rapidly or slowly than anticipated, or in a different form, useful lives may need to be changed accordingly, resulting in either an increase or decrease in depreciation and amortization expense. We review these assets annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important and that could trigger an impairment review include significant changes in the manner of our use of the acquired asset, technological advances, changes in historical or projected operating performance and cash flows and significant negative economic trends.

GOODWILL IMPAIRMENTS

Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established valuation techniques in the high-technology mobile computing industry. Goodwill is measured as the excess of the cost of acquisition over the sum of the amounts assigned to tangible and identifiable intangible assets acquired less liabilities assumed.

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We perform our goodwill impairment test on an annual basis or more frequently if an event occurs or circumstances change that indicate a potential impairment may exist to its carrying value. In response to changes in industry and market conditions, we could be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of goodwill.


DERIVATIVE INSTRUMENTS, HEDGING ACTIVITIES AND FOREIGN CURRENCY

We utilize derivative financial instruments to hedge foreign exchange rate risk exposures related to foreign currency denominated payments from our international subsidiaries. We also utilize a derivative financial instrument to hedge fluctuations in the fair value of our investment in Cisco common shares. Our foreign exchange derivatives qualify for hedge accounting in accordance with the provisions of SFAS No. 133. We do not participate in speculative derivatives trading. While we intend to continue to meet the conditions for hedge accounting, if hedges did not qualify as highly effective, or if we did not believe the forecasted transactions would occur, the changes in fair value of the derivatives used as hedges would be reflected in earnings and could be material.

INCOME TAXES


Assessment of the appropriate amount and classification of income taxes are dependent on several factors, including estimates of the timing and probability of the realization of deferred income taxes and the timing of tax payments. Deferred income taxes are provided for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. We measure deferred tax assets and liabilities using enacted tax rates, that if changed, would result in either an increase or decrease in the reported income taxes in the period of change. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. In assessing the likelihood of realization, management considers estimates of future taxable income, the character of income needed to realize future tax benefits, and other available evidence.


Our assessment of future taxable income is based on historical results, exclusive of non-recurring or unusual charges and management's assessment of future taxable income and other known transactions which would result in taxable income.


Three forecasts of future sources of taxable income were prepared based on various assumptions concerning the growth of our business operations that are subject to income tax in the United States. The reversal of all significant timing differences was considered in calculating the forecasted taxable income under each scenario. The estimated income tax payable was then calculated based on the tax rates in effect as of December 31, 2004. Tax credits (including a forecast of expected tax credits that will arise in each year of the forecast) were then applied to reduce the tax, subject to existing limitations under the applicable tax laws. Based on these forecasts, substantially all of the deferred tax assets would be utilized well before the underlying tax attributes' expiration periods.



We have had a number of isolated items in the past that have had a negative impact on our taxable income, however, we do not expect these items to recur in the future. We are projecting taxable income in the future.


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Actual income taxes could vary from estimated amounts due to future impacts of various items, including changes in tax laws, positions taken by governmental authorities relative to the deductibility of certain expenses we incur, changes in our financial condition and results of operations, as well as final review of our tax returns by various taxing authorities that are under audit in the normal course of business.


Our critical accounting policies have been reviewed with the Audit Committee of the Board of Directors.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, ("Statement 123(R)") which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.



Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on July 1, 2005.



Statement 123(R) permits public companies to adopt its requirements using one of two methods:



1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.



2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.



We plan to adopt Statement 123(R) using the modified-prospective method.



As permitted by Statement 123(R), we currently account for share-based payments to employees using APB Opinion No. 25's intrinsic value method and, as such, generally recognize no compensation cost for employee stock options granted under our option plans. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123(R) as described in the disclosure of pro forma net income and earnings per share in Note 1 to our consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be


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reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such tax deductions were $25,665, $439 and $139 in 2004, 2003 and 2002, respectively.



Based on the release of Statement 123(R), we plan on amending our Employee Stock Purchase Program ("ESPP") to reduce the discount of the price of the shares purchased by employees in the ESPP from its current discount of 15% to a discount of 5%, and we will also eliminate the look-back period currently utilized to determine the price of the shares purchased. These changes will allow the ESPP to continue to be non compensatory, which will result in no compensation expense to be recorded by us in our statement of operations when we implement Statement 123(R).


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We are exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices. We have a formal policy that prohibits the use of currency derivatives or other financial instruments for trading or speculative purposes. The policy permits the use of financial instruments to manage and reduce the impact of changes in foreign currency exchange rates that may arise in the normal course of our business. Currently, we do not use any financial instruments to manage our interest rate risk. The counterparties in derivative transactions that we have entered into are major financial institutions with ratings of A or better, as determined by one of the major credit rating services.


We enter into forward foreign exchange contracts and foreign currency loans principally to hedge the currency fluctuations in transactions denominated in foreign currencies, thereby limiting our risk that would otherwise result from changes in exchange rates. During 2004, the principal transactions hedged were short-term intercompany sales. The periods of the forward foreign exchange contracts and foreign currency loans correspond to the periods of the hedged transactions. Gains and losses on forward foreign exchange contracts and foreign currency loans and the offsetting losses and gains on hedged transactions are reflected as a component of operating results in our consolidated statements of operations.



A large percentage of our sales are transacted in local currencies. As a result, our international operating results are subject to foreign exchange rate fluctuations. A 5% strengthening of the U.S. dollar against every applicable foreign currency would have had a $23,219 negative impact on our revenue for the year ended December 31, 2004, while a 5% weakening of the U.S. dollar against every applicable foreign currency would have had a $25,663 positive impact on our revenue for the year ended December 31, 2004. We did not use foreign exchange contracts to hedge expected revenue for the year ended December 31, 2004. However, we acquire a portion of our raw materials using local currencies. The strengthening or weakening of the U.S. dollar against local currency would act as a partial offset to the impact on revenue.



We manufacture a significant portion of our products at our Mexico facility and we generally invoice our international subsidiaries in their local currency for finished and semi-finished goods. As a result, our U.S. dollar cash flow is subject to foreign exchange rate fluctuations. As of December 31, 2004, a 5% strengthening of the U.S. dollar against every applicable currency


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would have had a $11,937 negative impact on the value of the realized cash remittances from our subsidiaries during the year ended December 31, 2004, while a 5% weakening of the U.S. dollar against every applicable currency would have had a $13,193 positive impact on the value of the realized cash remittances from our subsidiaries. We routinely use foreign exchange contracts to hedge cash flows that are either firm commitments or those which may be forecasted to occur.


While components and supplies are generally available from a variety of sources, we currently depend on a single source or a limited number of suppliers for several components of our equipment, certain subassemblies and certain of our products. A loss of one of these suppliers may have an adverse effect on our ability to deliver our products or to deliver them on time or to manufacture them at anticipated cost levels. However, due to the general availability of components and supplies, we do not believe that the loss of any supplier or subassembly manufacturer would have a long-term material adverse effect on our business, although set-up costs and delays could occur in the short term if we changed any single source supplier.


We currently hold an investment in Cisco common stock, which is accounted for in accordance with SFAS No. 115. At December 31, 2004, 3,411.2 shares are classified as trading securities and 748.8 shares are classified as available for sale securities. They are carried at fair market value based on their quoted market price. As such, we have exposure to market risk related to the fluctuation of Cisco's stock price. However, the change in fair value of the Cisco stock price is mitigated by the change in fair value of the embedded equity collar contained in the SAILS arrangement. As of December 31, 2004, a 10% increase in the risk free interest rate used to value the option would have a negative earnings impact of $1,690, while a 10% increase in the assumed volatility used to value the option would have a positive earnings impact of $690.


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                                    BUSINESS

OUR BUSINESS

We are a global leader in designing, developing, manufacturing and servicing products and systems used in end-to-end enterprise mobility solutions. Our products and solutions capture, move and manage information in real time to assist our customers in making more efficient business decisions. Our products include advanced data capture products, mobile computing platforms, wireless infrastructure, radio frequency identification ("RFID") infrastructure and tags and mobility software and services, and are sold as both integrated solutions and individual devices.


Our products and services are sold worldwide to a diverse set of customers in markets such as retail, transportation and logistics, manufacturing, wholesale and distribution, government and healthcare. For the years ended December 31, 2004 and December 31, 2003, we generated $1,732.1 million and $1,530.3 million in revenue and $81.8 million and $3.3 million in net earnings, respectively.


We operate in two reportable business segments: (1) the design, development, manufacture and marketing of advanced data capture, mobile computing, wireless infrastructure, RFID and mobility software products and systems ("Product Segment"); and (2) the servicing of, customer support for and professional services related to these products and systems ("Services Segment").


OVERVIEW OF MARKET OPPORTUNITY


Enterprise mobility solutions can help businesses increase workforce productivity, improve customer service and enhance operational efficiencies. These solutions assist enterprises and their employees in delivering information in real time as people, information and assets are on the move. Examples of applications in which enterprise mobility products and solutions provide valuable benefits include the following:

 -- tracking and routing of assets as they move through the supply chain;

 -- movement of goods in a retail store from product receipt to final sale;

 -- verification that the correct medication is delivered to a particular patient;

 -- delivery of customer information to a mobile worker prior to a sales call;

 -- collection and communication of data by law enforcement officials from accident sites and crime scenes; and

 -- gathering and dissemination of information to a retail sales associate regarding a customer's preferences.

The enterprise mobility market is comprised of a number of large and growing segments that together constitute these solutions:


 -- Advanced Data Capture/Scanning. The worldwide market for bar code scanning devices is projected to grow from $1.3 billion in 2003 to $1.8 billion in 2007, a compound annual growth rate of 8%.


 -- Mobile Computers. The worldwide market for rugged on-board, tablet, handheld, PDA and wearable mobile computers is projected to grow from $2.5 billion in 2003 to $3.6 billion in

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    2007, a compound annual growth rate of 9%. "Rugged" mobile devices are typically used in industrial and field settings and offer higher resistance to vibration, shock and temperature variation than their typical commercial-grade counterparts.

 -- Wireless Infrastructure. The worldwide market for wireless LAN infrastructure is projected to grow from $2.8 billion in 2003 to $4.1 billion in 2007, a compound annual growth rate of 10%.


 -- RFID. The worldwide market for RFID is projected to grow from $1.2 billion in 2003 to $4.4 billion in 2007, a compound annual growth rate of 35%.


 -- Mobile Infrastructure Software. The worldwide market for mobile infrastructure software (mobile middleware, mobile device management and mobile security) is projected to grow from $0.9 billion in 2003 to $3.5 billion in 2007, a compound annual growth rate of 41%.

OUR STRENGTHS

We believe that we possess many of the attributes that will be necessary for long-term success in our industry, including the following:

 -- Unique end-to-end enterprise mobility solutions. We are well positioned in the enterprise mobility market due to our core technology competencies, our ability to integrate technology solutions at the platform and systems levels and our technology and channel resellers and distributors that can package specific applications to capture, move and manage information.

 -- Leading market positions. We are the number one or number two global market leader in many of our key product segments. Our market positions include the following:

  - market leader in handheld bar code scanners and handheld laser bar code scanners with 28% and 45% market shares in 2003;

  - market leader in smaller rugged mobile computers (handhelds and personal digital assistants) with a 28% market share in 2003. Number two provider of rugged mobile computers with a 16% market share in 2003;

  - market leader in wireless LAN switch/controllers with an 18% market share in the first half of 2004; and

  - number two provider in enterprise wireless LAN infrastructure with a 14% market share in the first half of 2004.

 -- Technology and intellectual property leadership. Our research and development effort is supported by engineers, scientists, Ph.D.s and other technical personnel that comprise approximately 18% of our workforce. Our intellectual property includes over 825 U.S. patents and over 565 international patents. Our intellectual property and technological capabilities allow us to create high value products to deliver unique solutions for our customers.


 -- A global presence. We have offices in more than 60 countries. For the year ended December 31, 2004, we generated approximately 28.1% of our revenue from customers in the Europe, Middle East and Africa ("EMEA") region and 7.4% from the Asia Pacific region.


 -- Long-term customer relationships and knowledge of vertical markets. We have a customer-and market-centric orientation and enjoy long-standing and strong relationships with customers in each of our target vertical markets. In particular, we have a long and solid history in providing innovative solutions to the retail market. We also have significant

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    experience in the manufacturing, transportation and logistics, wholesale and distribution, government and healthcare markets.


 -- A channel-centric and alliance-centric sales model. Our sales model emphasizes sales through our indirect channel of value-added resellers and distributors. We believe our sales model offers us broader penetration across various markets and enables our internal sales force to focus on building more effective customer relationships and on satisfying our customers' specific business needs. We believe our PartnerSelect(TM) program enhances our end-to-end enterprise mobility architecture with applications, systems integration and implementations.


 -- Customer service and support. Our Global Services Division ("GSD") offers our customers an array of enterprise mobility services ranging from project management to equipment repair and support. Through GSD, we combine our extensive technical expertise and vertical market knowledge to support solutions that increase the value of a customer's information technology investment.


 -- An experienced management team. We have assembled a strong and experienced management team with significant experience in their respective areas of expertise. In addition to management trained within Symbol, we have recruited a number of our executives from companies such as Cisco Systems, Inc., IBM Corporation, and Agere Systems, Inc.


OUR STRATEGY

Our strategy is to deliver to our customers our enterprise mobility products, solutions and services, which are designed to increase cost-effectiveness, enhance efficiency and promote faster execution of critical business processes. We intend to pursue this goal by applying the following strategies:

 -- Expand our position in enterprise mobility products and solutions. We believe our ability to deliver innovative, end-to-end enterprise mobility systems gives us a competitive advantage. Accordingly, we plan to continue to invest in product development, make strategic acquisitions, such as our acquisition of Matrics, and enter into alliances to expand our capabilities in enterprise mobility solutions.

 -- Target key vertical markets and penetrate new markets. We intend to expand our presence as a leader in the retail market beyond traditional activities such as point-of-sale, inventory and warehouse management, price verification and retail floor operations to include self-shopping and real-time inventory visibility. Moreover, we believe we have significant opportunities to increase our penetration in other vertical markets in which we participate, such as transportation, parcel and postal delivery, warehousing, distribution and manufacturing.


 -- Continue to improve and streamline operations. Over the past two years, we have restructured and reorganized our major business functions to improve and streamline our business processes. As part of our restructuring, we have combined our product marketing, research and development and product engineering teams into a single Global Products Group, moving from a product focus to a customer- and market-centric focus and have embarked on a program to enhance our core product lines. In addition, we have taken significant steps to improve our manufacturing efficiencies by moving the majority of our manufacturing to lower cost, company-owned and contract production facilities outside the United States. In addition to increasing volumes, these steps have helped lower our product


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cost of revenue as a percentage of product revenue to 49.5% for fiscal year 2004 as compared to 51.9% for fiscal year 2003 and 62.9% for fiscal year 2002. We plan to continue to work to improve and streamline our business processes.


 -- Build upon our strong foundation of intellectual property. We intend to continue to invest in research and development to enable us to continue to offer high quality, differentiated and cost-effective products to our customers. In addition, through development and licensing agreements with third parties, we intend to capitalize on the "best of breed" technologies currently in the market and focus our resources on those areas that provide the most value to our customers.


 -- Rationalize product lines and pursue platform-based products. We believe that pursuing high value-added, platform-based products will allow us to increase our sales and margins. For example, on March 31, 2003, we offered 17,012 active product configurations, which we reduced to 5,034 as of December 31, 2004.


 -- Expand our sales and channel capabilities. We believe there are opportunities in each of the geographic regions we serve, and we intend to expand our sales and channel capabilities in all of our markets. In the Americas, we will pursue improved growth with our new sales management team and better sales coverage both geographically and by vertical market through our channel resellers and distributors program, Symbol PartnerSelect(TM). In the EMEA region, we have reorganized our sales operations, centralized our support functions and expanded our sales coverage. In the Asia Pacific region, we have new management developing reseller and distributor relationships, identifying products with special appeal to that geography and focusing sales resources on the most promising markets.

PRODUCT SEGMENT

Our products and solutions are designed to capture, move and manage information in real time to and from the point of business activity:


 -- Capture. Our advanced data capture products fall into three categories: (1)
    handheld and hands-free laser bar code scanners, imagers and kiosks; (2) enterprise mobile computing systems, including "rugged" handheld, wearable and vehicle-mounted mobile computers and durable personal digital assistants; and (3) RFID infrastructure and tags.



 -- Move. We offer mobility infrastructure solutions that provide wireless local area networks ("wireless LAN") connectivity. Our mobility devices also offer support for wireless LAN, wireless wide area networks ("wireless WAN"), personal area wireless networks and complementary standards and technologies, including Bluetooth(TM), WiFi, CDMA, GSM/GPRS.



 -- Manage. Our Mobility Services Platform ("MSP") is a suite of software products that includes our MSP Server and our MSP Studio, which are designed to enhance the performance, efficiency and productivity of mobility solutions.



The Global Products Group is comprised of the following five divisions



 -- Mobile Computing Division;



 -- Advanced Data Capture Division;


 -- Wireless Infrastructure Division;

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 -- RFID Division; and

 -- Mobility Software Division.


For the year ended December 31, 2004, Product Segment net revenue was $1,433.7 million, which represented 82.8% of our total revenues. Our MSP was announced in May 2004, but was not available for shipping until the fourth quarter of 2004. For the year ended December 31, 2004, revenues from sales of our MSP products were immaterial.


ADVANCED DATA CAPTURE DIVISION

OVERVIEW


Enterprise mobility requires the ability to capture data in real time at the point of business activity. Our advanced data capture solutions allow users to gather product or asset specific information from retail points-of-sale and along the supply chain in distribution centers, warehouses and manufacturing plants. Our bar code scanners are designed for power, performance and durability and are contained in an ergonomically designed housing in most data capture environments. In addition, our advanced data capture devices have 1-D and 2-D scanning capabilities, which read both existing standard Universal Product Code/European Article Number bar codes as well as emerging RSS (reduced space symbology), DataMatrix and Universal Container Code composite codes. For the year ended December 31, 2004, revenue from our advanced data capture division accounted for 28.4% of our total Product Segment revenue.


PRODUCT AND TECHNOLOGY INFORMATION

 -- Handheld Scanners. We offer customers a variety of handheld scanner designs, configurations and product features. We recently introduced our new long-range industrial scanner line, the LS 3408 family of advanced data capture products that offer scanning from distances of up to 45 feet. These scanners are targeted for inventory and asset management applications in the manufacturing and warehousing segments.


 -- Hands-Free and Fixed Mount Scanners. We offer a line of miniaturized slot scanner products, which are designed to accommodate "on counter" and "in counter" applications. We also offer laser diode-based projection scanners that provide customers with more advanced scanning capability. This enables a user to quickly capture bar code data regardless of how the bar code is presented to the scanner. It also allows the scanner to read poorly printed bar codes faster and more accurately.


 -- Scan and Imaging Engines. We introduced our first line of scan engines in 1990 and continue to offer an array of laser scanning and imaging engines. We also offer MiniScan module products that can be easily used as industrial fixed-mount or embedded scanners. This feature offers flexibility in applications such as information kiosks, ATMs, warehousing and manufacturing assembly lines, conveyer belts, clinical diagnostic equipment, gas pumps, robotic arms and authorization and identification for security purposes.

 -- Self-Scanning and Self-Checkout. Our self-scanning and self-checkout products are utilized in retail venues throughout the world in order to increase customer traffic and worker productivity. Our automated customer self-service device provides customers with the ability to check the price of merchandise, retrieve product information and obtain real-time information on in-store and frequent shopper promotions. Our acquisition of @pos in 2002 included signature-capture terminals and payment transaction terminals.

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 -- Wearable Scanners. We were one of the first companies to introduce a wearable scanning system that allows users wireless LAN connectivity, hands-free bar code scanning and information collection. The primary markets for our wearable scanners include transportation and logistics and wholesale and distribution vertical markets.

MOBILE COMPUTING DIVISION

OVERVIEW


Our portfolio of mobile computing products includes durable, lightweight, battery-powered handheld computers and vehicle-mounted computers. Our newest designs are primarily based on industry-standard processors and industry-standard Microsoft(R) and Palm(R) handheld operating systems. Information is captured by a bar code reader, RFID reader, microphone or manual entry via a keyboard or touch screen on a pen computer display/data entry device. The information collected by the mobile computing device is then transmitted across Bluetooth(TM) personal area wireless networks, wireless LAN and/or wireless WAN, or via an offline batch file transfer. More than 95% of our mobile computing devices are shipped with an integrated bar code reader and approximately 90% offer optional integrated wireless LAN or wireless WAN communication capability.



Our rugged mobile computers are primarily used in business or industrial environments, and we design our devices to be modular and customizable to customer requirements. Our mobile computing product line includes several different rugged mobile computing models, many of which include multiple configurations for each model. For the year ended December 31, 2004, revenue from our mobile computing division accounted for 61.8% of our total product revenue.


PRODUCT AND TECHNOLOGY INFORMATION


 -- Enterprise Digital Assistant ("EDA"). In early 2005, we introduced the
    Symbol MC50, an enterprise-class handheld computer. The Symbol MC50 handheld computer is a secure and manageable EDA that is designed for mobile managers in the retail market and in other market segments that require in-building mobile field force automation applications to maintain productivity, efficiency and enterprise connectivity.



 -- SPT Series. The SPT1800 is a Palm Powered(TM) handheld device that features bar code data capture capability and wireless LAN or wireless WAN connectivity. This family of products is designed for point-of-activity information management and is used in office workflow automation, route accounting, healthcare, education, retail, industrial and warehouse settings.



 -- PPT Series. Our PPT series is a family of Pocket PC-based mobile computers that includes bar code scanning and real-time wireless communication options. The PPT8800 slim handheld, based upon the Microsoft Windows CE 4.1 (also known as CE.NET) operating system, provides customers with laser bar code scanning, ruggedization and wireless LAN connectivity. Its smaller streamlined size enables it to extend into new enterprise applications such as mobile shopping, mobile point-of-sale and mobile SAP access. The PPT8800 is also offered with the option for Bluetooth(TM) wireless connectivity.



 -- MC3000 Series. In January 2005, we introduced the MC3000. The MC3000 handheld is a small, lightweight, highly ergonomic, rugged mobile computer targeting the retail and transportation and logistics industries and designed for in-store and backroom data capture


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   applications. The MC3000 provides a migration path to move from a legacy
   DOS-based application environment to the Microsoft Windows CE .NET 4.2 computing platform for those customers seeking to upgrade aging systems to support their competitive initiatives.



 -- MC9000 Series. In November 2003, we introduced the MC9000 mobile computing family. A recent addition to our mobile computing product portfolio delivers application-specific mobility tools in three different models: the grip form factor MC9000-G for scan-intensive applications; the handheld MC9000-K for mobile applications outside the enterprise; and the handheld MC9000-S for mobile field applications.


WIRELESS INFRASTRUCTURE DIVISION

OVERVIEW


We develop, design and provide wireless networking solutions that connect mobile computing devices and bar code reading equipment to enterprise networks. Based on industry-standard IEEE 802.11 and related technologies, our wireless networking products provide real-time wireless data communication and voice communication. The focus of the division is the design and development of wireless network client and infrastructure solutions for the enterprise and highly mobile transaction processing systems market. For the year ended December 31, 2004, revenue from our wireless infrastructure division accounted for 10.5% of total Product Segment revenue.


PRODUCT AND TECHNOLOGY INFORMATION

 -- Enterprise Class Access Points ("APs"). We were one of the first companies to introduce a wireless LAN product that operated in the 2.4 GHz frequency-band. We support the IEEE 802.11 Wi-Fi standards for data transmission, which provides users with high-speed wireless capabilities for rapid data transfer from server to terminal, image transfer, Internet communications, customer self-scanning services and streaming video. We also offer the AP3021 (IEEE 802.11 Frequency Hopping) and AP 4131 (IEEE 802.11 Wi-Fi) enterprise class access points.

 -- Wireless Switch Products. Our wireless switch products allow businesses to manage their wireless networks from a centralized location. We pioneered the wireless switch model that includes "thin" access ports, which gives businesses the flexibility to grow their networks by adding access points as needed.


  - WS5100: The WS5100 Wireless Switch is our second generation wireless switch system developed to integrate with existing enterprise infrastructure and clients from several equipment vendors. Its design allows for existing an emerging wireless paths to allow legacy access points to become integrated to the wireless switch system. Symbol's WS5000 was our first generation Wireless Switch solution.


  - WS2000: The WS2000 Wireless Switch is an integrated, centralized wired and wireless networking solution designed and priced for small to medium enterprises and branch offices.

 -- Wireless Voice over Internet Protocol ("VoIP"). We are incorporating voice technology into our mobile computing devices and wireless infrastructure. This technology includes walkie-talkie mode over Wi-Fi and the ability to make voice calls over enterprise IP data networks (VoIP telephony).

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 -- Client Products. Our first Wi-Fi certified IEEE 802.11 CompactFlash wireless
    LAN adapter card delivers Wi-Fi wireless connectivity to PDAs. It can be used with handheld devices running Microsoft(R) Windows(TM) for Pocket PC, and supports numerous configurations of notebook computers.

RFID DIVISION

OVERVIEW


We develop, design and provide RFID data capture solutions. RFID is a next generation data capture technology utilizing small tags that emit radio signals. RFID tags, attached to products or assets, enable remote reading of information relevant to the asset, similar to the data contained in a bar code. Because RFID does not require physical contact between the reading device and the tag, or even a line of sight, it provides the ability to capture more data more efficiently and is beneficial in areas such as supply chain management, asset tracking and security.


We believe that the acquisition of Matrics is an important step in executing our plan to be a leader in the RFID market and allows us to offer our customers additional advanced data capture solutions. We believe that in order for RFID to be deployed successfully, it needs to be deployed as a system that allows customers to capture, move and manage critical information to and from the point of business activity. By incorporating the Matrics Electronic Product Code ("EPC")-compliant RFID products into our portfolio of mobile computing, advanced data capture and wireless technologies, we believe we can help customers in key market segments expand from bar code based systems to enterprise-wide RFID deployments.

The Matrics technology is designed to be compatible with key existing RFID standards, as well as anticipated next generation RFID standards under development. We believe that our RFID solutions will be compliant with any technology ultimately adopted as an industry standard.

PRODUCT AND TECHNOLOGY INFORMATION

 -- RFID Tags. We design, manufacture and provide a product suite of RFID tags for a range of RFID applications. We believe our tags produce high application performance through advanced design and stringent manufacturing. For example, our patented dual-dipole design allows tags to be read at different orientations, which is a critical factor required to achieve reliable read rates.

 -- RFID Reader Infrastructure. We provide a line of fixed readers and infrastructure solutions. Our products include the AR400, an EPC-compliant multi-protocol fixed reader for shipping and receiving dock-doors and conveyer belts, and an industrial-strength EPC-compliant reader for embedded applications, such as printers and mobile computers. Our reader infrastructure also offers networking and management capabilities to help reduce the complexity of large-scale deployments.


 -- Mobile RFID Reader. We also offer customers a mobile RFID reader. The rugged
    MC9000G mobile computer is an EPC-compliant RFID reader that is suitable for a broad range of applications. These reader products give organizations real-time access to mission-critical information from key points in their supply chain.


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MOBILITY SOFTWARE DIVISION

OVERVIEW


Important to enterprise mobility are centralized mobility management solutions that reduce the risk and complexity associated with mobile deployments. These systems provide the basis for rapid development, deployment, management, support and control of mobile devices. At the same time, mobility management also enables operations and IT groups to contain support costs and maintain complete, real-time visibility into the performance of the enterprise mobility systems.



Our mobile infrastructure software division is focusing its efforts on developing next-generation platform technologies and solution strategies. Our Mobility Services Platform is a scalable and integrated software suite, which ties together our mobile clients, wireless switch/infrastructure and back-end applications and databases. Our MSP was announced in May 2004 and was available for shipping in the fourth quarter of 2004. Revenue from sales of our MSP products was immaterial in the year ended December 31, 2004. We believe our MSP will provide additional future revenue without materially affecting our business operations. We expect to incur additional capital investment costs relating to MSP at levels consistent with our other existing products.


PRODUCT AND TECHNOLOGY INFORMATION


 -- Mobility Services Platform: Our Mobility Services Platform is designed to be delivered through our MSP Server, which is a rack-mounted appliance with a web-based console that includes wireless network management and mobile device management capabilities such as configuration, provisioning, monitoring, charting, reporting and troubleshooting. Our MSP Server provides customers with control and visibility of their entire enterprise mobility system, including mobile devices, mobile applications and wireless network infrastructure. We believe that our MSP Server permits our customers to accelerate the introduction of their enterprise mobility solutions, promote better performance and quality of service, and reduce the complexity and total cost of ownership of their enterprise mobility systems.


    Our MSP Server provides the following functionalities:

  - remote, rapid and secure configuration of mobile devices over any IP network and the provision of the correct software and applications to these devices;

  - provisioning of mobile devices and wireless network elements;

  - visibility into performance data across mobile devices, mobile applications and wireless networks and monitoring of several hundred mobile devices and wireless network element characteristics;

  - ability to save data and events into a database that is then used to provide real-time device monitoring; and

  - rapid diagnosis and resolution of network, device and application problems.

 -- Software and Programming Tools. Our MSP Studio is a suite of software programming tools that helps application developers save development costs and launch mobile solutions faster than custom coding and point solutions. Using the MSP Studio, companies can build mobile applications for a single device and replicate the applications to other devices across an organization with minimal effort.

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SERVICES SEGMENT

OVERVIEW


The Global Services Division ("GSD"), our global services organization, offers our customers an array of services from system planning and design for emerging technologies to comprehensive product maintenance and support. Our services are marketed under the Symbol Enterprise Mobility Services brand and are sold and delivered via our global direct sales and services organization and through our Symbol PartnerSelect(TM) and SymbolCertified(TM) Professional Services certification programs. For the year ended December 31, 2004, Services Segment net revenue was $298.5 million, which represented 17.2% of total revenues.


SYMBOL ENTERPRISE MOBILITY SERVICES

Symbol Enterprise Mobility Services is comprised of the following three integrated service elements:

 -- Mobility Services. Our Mobility Services organization provides customers access to vertical market knowledge and expertise in designing and deploying mobility solutions on a global basis. Customers also gain access to emerging mobility technologies as services are developed, tested and proven. Once these emerging technology solutions are tested and standardized, they are transitioned to our SymbolCertified(TM) Professional Services Providers for implementation.


 -- SymbolCertified(TM) Professional Services. Our SymbolCertified(TM)
    Professional Services Providers offer installation and implementation services for mainstream mobility systems, devices and applications. We certify our providers through a rigorous process and oversee and impose on them quality standards to ensure that our customers receive the level and quality of implementation and installation support required.



 -- Customer Services. Our Customer Services organization delivers global repair capabilities to our customers. We provide service and support on-site as well as through our service centers. Our service centers provide maintenance and repair services and offer a single repair point for both Symbol and selected third-party products. Our customer service operations for the Americas include a facility operated jointly in El Paso, Texas and Juarez, Mexico. In 2004, we opened an approximately 102,000 square-foot Shared Services Centre in Brno, South Moravia in the Czech Republic to service our customers in the EMEA region. We are in the process of establishing service capability in the Asia Pacific region.


VERTICAL MARKETS

We target the following six vertical market segments:

 -- retail;

 -- transportation and logistics;

 -- manufacturing;

 -- wholesale and distribution;

 -- government; and

 -- healthcare.

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RETAIL

Our products help retailers control inventory flow, combine in-store and back office solutions to enhance productivity and track customer purchasing patterns for pinpoint marketing. We also provide industry-specific solutions across retail segments including customer-facing technology to increase customer loyalty, retention and sales. Examples of our solutions in the retail sector include the following:

 -- wireless handheld scanners that enable cashiers at home improvement stores with scanning large, bulky items;

 -- mobile handheld computers that contain bar code scanners and imagers that interface with wireless networks and software applications for order entry, price management and other in-store tasks;

 -- kiosks that enable customers to self-scan items to verify prices and participate in gift registries; and


 -- the Symbol Portable Shopping System(TM), which allows customers to scan purchases as they shop with lightweight, ergonomic handheld devices, giving them product data, a running total of their purchases, targeted promotional offers and access to other customer services.


TRANSPORTATION AND LOGISTICS


Our transportation and logistics mobility solutions are designed to enable transportation and logistics companies to manage inventory in motion, improve pick-up and delivery planning, improve turnaround times, drive more stops per trip to lower fleet and driver requirements, improve margins by lowering operating costs and enhance regulatory compliance. Examples of our solutions in the transportation and logistics sector include the following:


 -- systems to provide detailed, real-time information about fleet and delivery activities to provide greater control of transportation resources and to improve visibility into shipments;

 -- in-vehicle systems that capture and transmit real-time information on driver performance, routes taken and hours worked;

 -- handheld computers that capture pick-up and delivery information and transmit data to a central computer so that inventory is optimally assigned to the appropriate transportation asset;

 -- mobile computers to permit workers to receive delivery schedules when the driver is ready to depart;

 -- handheld systems to allow drivers to print delivery confirmation slips for customers at the point-of-delivery and instantly send data messages such as service completions or receive new pick-up assignments; and

 -- wireless ring scanners to read bar codes on packages passing on a conveyer belt, affording hands-free sorting in the routing of parcels and packages.

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MANUFACTURING


Our solutions are designed to enable manufacturers to capture and transmit data electronically, improve efficiency and assist in "just-in-time" manufacturing processes. Moreover, point-of-activity solutions from us and our resellers and distributors are a critical component in Enterprise Resource Planning systems. We believe our solutions lead to better informed decisions by capturing data in real time and linking seamlessly to middleware and enterprise planning suites from every major provider. Examples of our solutions in manufacturing include:

 -- rugged, mobile data-capture devices for incoming inspections and collection and monitoring of data on assembly lines to help track work in progress, monitor quality, manage materials and inventory and provide quality assurance;


 -- wireless LAN systems to connect engineering resources to the shop floor, shipping to receiving, plants to each other, suppliers and customers to the plant, the entire operation to the front office, and enterprise-wide manufacturing systems to the Internet; and


 -- wireless mobile computers and wireless LAN infrastructure to capture information on the warehouse floor and move the inventory data into databases to facilitate better financial management, inventory control and tracking of customer orders.


WHOLESALE AND DISTRIBUTION



Our solutions are designed to help distributors track inventory, reduce errors, improve productivity and increase asset visibility. As a result, distributors are enabled to reduce their order fulfillment cycle to increase speed to market in a more cost-efficient manner. Examples of our solutions in the wholesale and distribution sector include the following:


 -- handheld mobile computers to scan products upon arrival at the warehouse and direct workers through their daily tasks of moving inventory throughout the facility;


 -- wireless mobile computers and wireless LAN infrastructure to manage the movement of people, products and information on the warehouse floor and communicate critical data to systems to provide visibility to and simplify execution of customer orders;


 -- handheld computers certified by U.S. and European standardization agencies for electronics as "intrinsically safe" for use in hazardous areas; and


 -- hands-free mobile computers to permit warehouse operators to use both hands to perform warehouse receiving and picking tasks while scanning bar code data.


GOVERNMENT


Our solutions are designed to help government agencies operate more efficiently and effectively, generate and capture revenue and better serve their constituents. Examples of our solutions in the government sector include the following:


 -- mobile computers and portable printers for use in parking enforcement;

 -- mobile computers for use by police officers on patrol to collect and communicate vital data from accident sites, roadside vehicle inspection sites and crime scenes;

 -- wireless networks, handheld computers and bar code scanners that serve as building blocks for public safety and security applications;

 -- RFID-enabled mobile computers to track shipping containers as they move across borders; and

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 -- scanners used in correctional facilities to manage the movement of prison inmates from facility to facility, manage access to phones, track activities and register release dates.


HEALTHCARE


Our products are used by healthcare solution providers to enable healthcare professionals to work more productively, obtain real-time access to the latest patient data in order to prevent medical error and improve the level of patient care. Our products help meet the recent requirement by the United States Food and Drug Administration that pharmaceutical companies apply bar codes to thousands of single-dosage prescription and over-the-counter drugs dispensed in hospitals and clinics. Examples of our products used as part of solutions in the healthcare sector include the following:



 -- wireless mobile computers to read encoded information on a patient's wristband and on the drug packaging to verify that the patient is receiving the correct medication;


 -- handheld mobile computers with bar code-reading capability to help prioritize patients, view lab reports and capture vital signs and other documentation; and

 -- wireless applications to permit doctors and nurses to remotely monitor a patient's vital signs and program a patient's monitor and infusion pumps.


SALES AND MARKETING


We market our products domestically and internationally through a variety of distribution channels, including a direct sales force, original equipment manufacturers, solution providers ("SPs"), authorized resellers ("ARs") and distributors. SPs and ARs integrate and sell our products to customers while also selling to those customers other products or services not provided by us. Our sales organization includes offices located throughout the United States and in Argentina, Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Dubai, Finland, France, Germany, Hong Kong, Italy, India, Japan, Mexico, the Netherlands, Norway, Poland, Portugal, Russia, Singapore, South Africa, South Korea, Spain, Sweden, Switzerland and the United Kingdom.


We have contractual relationships and strategic alliances with unaffiliated resellers and distributors. Through these relationships, we are able to broaden our distribution network and participate in industries other than those serviced by our direct sales force and distributors. For example, in 2004 we entered into a strategic alliance with Nextel Communications, Inc. ("Nextel") to jointly develop and co-market voice and data mobility solutions to help business customers reduce operating costs, increase workforce productivity and drive operational efficiencies. The Symbol-Nextel mobile solutions for vertical field service and sales workers will be targeted across many industry segments, including transportation and distribution, public safety, retail, manufacturing, healthcare, utilities and telecommunications. In 2004, we also developed a co-marketing relationship with AT&T Wireless, through which AT&T Wireless and Symbol will jointly sell and market AT&T Wireless voice and data services for some of our mobile computing products in order to provide customers with real-time enterprise mobility.



In 2003, we increased our focus on our reseller channel strategy and initiated our PartnerSelect(TM) program, which is designed to enhance the capabilities of our resellers and distributors and our relationships with them. We believe that this program has significantly contributed to the increase of orders through our resellers and distributors from approximately 46% of our total product orders for the year ended 2002 to approximately 74% of our total


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product orders as of December 31, 2004. Our goal is to have up to 84% of our products ordered through these resellers and distributors. We have been recognized by VARBusiness magazine as one of North America's top information technology vendors for the breadth and depth of our channel reseller and distributor program offerings.



We believe our focus on reseller channel strategy and the PartnerSelect(TM) Program will allow us to leverage our SG&A cost structure over time without materially impacting our gross margins. With respect to SG&A, we believe we are able to benefit from our channel leveraged cost structure for distribution. The benefits to our cost structure of leveraging our channel for distribution are related to two areas. First, our channel reduces the amount of overhead we require to sell and distribute our products by acting as an aggregation point. Second, the distribution channel allows us to reduce fluctuations in our selling prices by pricing products into the channel at a consistent rate and allowing the distribution channel to absorb any price changes in our sales to the end user customer. This allows for more reliable gross margin performance which as a result allows us to focus on cost reduction and efficiency in our supply chain and distribution processes.



We also believe our channel sales force allows us to increase revenues by extending our supply to meet demand in market segments to which our direct sales force does not sell. Resellers and distributors each have their own sales organizations which in many cases complement our sales organization in their coverage of potential customers of our products. Additionally, resellers and distributors often pursue sales that have lower total revenue potential, and thus might not be covered by our direct sales force. Finally, in many cases resellers have deep expertise with specific applications or a specific customer's operations that allow them to be effective in selling our products. As a result, we believe our distribution model helps us meet our goal of maintaining our gross margin over time, as we obtain scale from shipping more efficiently through better management of our supply chain.



The following table sets forth certain information as to international revenues of Symbol:(1)



--------------------------------------------------------------------------------------
                                                                    FOR THE YEAR ENDED
                                                                          DECEMBER 31,
                                                              ------------------------
(IN MILLIONS)                                                  2004     2003     2002
--------------------------------------------------------------------------------------
Area:
EMEA(2).....................................................  $487.2   $438.6   $382.8
Asia Pacific................................................   128.7    112.6     84.6
Other(3)....................................................    87.7     92.9     75.5
                                                              ------------------------
Total.......................................................  $703.6   $644.1   $542.9
--------------------------------------------------------------------------------------



(1) See Note 18 of the Notes to the Consolidated Financial Statements included elsewhere herein.



(2) Europe, Middle East, and Africa



(3) Includes the non-U.S. countries in The Americas.


ACQUISITIONS

MATRICS, INC.

On July 26, 2004, we entered into an agreement and plan of merger to acquire Matrics, a leader in developing EPC-compliant RFID systems, for a cash purchase price of $230 million (which includes certain payments to employee-stockholders of Matrics). We consummated the

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acquisition of Matrics on September 9, 2004. On October 29, 2004, Matrics was
merged with and into Symbol.

TRIO SECURITY, INC.


On June 17, 2004, Symbol acquired all of the outstanding capital stock of Trio Security, Inc. ("Trio Security") for cash pursuant to a stock purchase agreement. Trio Security developed next-generation security solutions for enterprise networks and mobile applications for handheld devices.



SEAL SISTEMAS E TECHNOLOGIA DA INFORMACAO LTDA.



During 2002, we entered into an agreement with the owners of Seal Sistemas e Technologia da Informacao Ltda. ("Seal"), a Brazilian corporation that had operated as a distributor and integrator of our products since 1987. The agreement resulted in the termination of distribution rights for Seal and the creation of a majority-owned subsidiary of Symbol that would serve as the Brazilian distributor and customer service entity ("Symbol Brazil"). In accordance with the terms of the agreement, the owners of Seal acquired a 49% ownership interest in Symbol Brazil.



On January 10, 2004, the parties amended this transaction, whereby Symbol Technologies Holdings do Brasil Ltda., a wholly-owned subsidiary of Symbol, purchased an additional 34% ownership interest of Symbol Brazil owned by two principals of Seal. Symbol and Symbol Technologies Holdings do Brasil Ltda. now own 85% of the capital of Symbol Brazil. Under the terms of the relevant agreements, Symbol Brazil had its entity form changed into a corporation and it will eventually become a wholly-owned subsidiary of Symbol.


COVIGO, INC.

On July 28, 2003, a wholly-owned subsidiary of Symbol was merged with Covigo, Inc. ("Covigo") in a cash-for-stock merger. Covigo mobile software enables customers to simplify the creation and deployment of wireless applications, while reducing administrative costs associated with network management and data synchronization.

@POS.COM, INC.

In September 2002, a wholly-owned subsidiary of Symbol was merged with @pos.com, Inc. ("@pos") in a cash-for-stock merger. @pos manufactures and markets a range of interactive customer transaction terminals with advanced signature capture technology and I/P-enabled features that allow traditional and advanced payment capabilities at the retail point-of-sale and provide enhanced customer interaction and order processing.


PRODUCT MANUFACTURING


Our products are principally manufactured at our Reynosa, Mexico facility. We also have a facility in Bohemia, New York that we utilize as a new product development center.


While components and supplies are generally available from a variety of sources, we currently depend on a limited number of suppliers for several components, certain subassemblies and products. In the past, unexpected demand for communication products caused worldwide shortages of certain electronic parts and allocation of such parts by suppliers that had an adverse impact on our ability to deliver our products as well as on the cost of producing such


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products. While we have entered into contracts with suppliers of parts that we anticipate may be in short supply, there can be no assurance that additional parts will not become the subject of such shortages or that such suppliers will be able to deliver the parts in fulfillment of their contracts.

Due to the general availability of components and supplies, we do not believe that the loss of any supplier or subassembly manufacturer would have a long-term material adverse effect on our business although set-up costs and delays could occur in the short term if we change any single source supplier.


Certain of our products are manufactured by third parties, most of which are outside the United States. In particular, we have a long-term strategic relationship with Olympus Optical, Inc. of Japan ("Olympus") pursuant to which Olympus and Symbol jointly develop selected products that are manufactured by Olympus exclusively for sale by us in the field of our business and prospective businesses. We are currently selling several such products. We have the right to manufacture such products if Olympus is unable or unwilling to do so, but the loss of Olympus as a manufacturer could have, at least, a temporary material adverse impact on our ability to deliver such products to our customers. The percentage of our product sales that include products or contain components manufactured by Olympus historically has ranged from approximately 10% to 20% in any given quarterly period. We have estimated that the temporary adverse impact if we lost Olympus as a manufacturer would be approximately 40% of the product sales that include products or contain components manufactured by Olympus or a temporary adverse impact of approximately 4% to 8% of total product sales.


We employ certain advanced manufacturing processes that require highly sophisticated and costly equipment and are continuously being modified in an effort to improve efficiency, reduce manufacturing costs and incorporate product improvements.


We generally maintain sufficient inventory to meet customer demand for products on short notice, as well as to meet anticipated sales levels. This includes carrying reasonable amounts of inventory at our distributors in order to meet customer delivery requirements in a manner consistent with industry standards. If our product mix changes in unanticipated ways, or if sales for particular products do not materialize as anticipated, we may have excess inventory or inventory that becomes obsolete. In such cases, our operating results could be negatively affected.


RESEARCH AND PRODUCT DEVELOPMENT

We believe that our future growth depends, in large part, upon our ability to continue to apply our technology and intellectual property to develop new products, improve existing products and expand market applications for our products. Our research and development projects include, among other things, improvements to the reliability, quality and capability of our laser scanners to read at increased working distances and at faster speeds and to decode higher density codes (including, but not limited to, two-dimensional codes); continued development of our solid state laser diode-based scanners; development of solid state imager-based engines for bar code data capture and general purpose imaging applications; development of RFID engines for data capture applications; improvements to packaging and miniaturization technology for bar code data capture products, mobile data collection devices and integrated bar code and RFID data capture products; development of high-performance digital data radios, high-speed, secure, manageable mobile data communications systems and telecommunications protocols and products; the development of "smart" mobile devices that

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may be located by intelligent wireless LAN systems; and the addition of software to provide a complete line of high-performance interface hardware.

We use both our own associates and from time to time unaffiliated consultants in our product engineering and research and development programs. From time to time we have participated in and/or partially funded research projects in conjunction with a number of universities including the State University of New York at Stony Brook, Polytechnic University of New York and Massachusetts Institute of Technology. We also jointly develop technology with Olympus, as described above.


We have enhanced our ability to develop our product technology and product offerings through various strategic alliances. In 2003, we entered into a strategic alliance with International Business Machines Corporation ("IBM") pursuant to which Symbol and IBM will work together to jointly develop and market a new generation of advanced hand-held wireless and scanning solutions customized for specific industries to help customers improve operational efficiency. In 2004, we entered into an alliance with Zebra Technologies Corporation ("Zebra") pursuant to which Symbol and Zebra will jointly develop a complete ultra high frequency RFID solution to market which will meet emerging RFID standards and be readily implemented by end users in their logistics operations.



We expended (including overhead charges) approximately $125.1 million, $108.8 million and $72.8 million for research and development during the years ended December 31, 2004, 2003 and 2002, respectively. These amounts are included as a component of engineering in the consolidated statements of operations.


COMPETITION


The business in which we are engaged is highly competitive and acutely influenced by advances in technology, industry standards, product improvements and new product introduction and price competition. Many firms are engaged in the manufacture and marketing of products in bar code reading equipment, wireless networks and mobile computing devices and mobility software. Numerous companies, including present manufacturers of scanners, lasers, optical instruments, microprocessors, wireless networks, notebook computers, handheld devices and telephonic and other communication devices have the technical potential to compete with us. Many of these firms have far greater financial, marketing and technical resources than we do. We compete principally on the basis of performance and the quality of our products and services.



We believe that our principal competitors are Casio, Inc., Cisco Systems, Inc., Datalogic S.P.A., Fujitsu, Ltd., Hand Held Products, Inc., Hewlett-Packard Company, Intermec Technologies Corporation, LXE Inc., Matsushita Electric Industrial Co., Ltd., Metrologic Instruments, Inc., Motorola, Inc., NCR Corporation, DENSO Corporation, Opticon, Inc., Proxim, Inc., PSC, Inc. and Psion Teklogix, Inc.


DEPENDENCE ON A GROUP OF CUSTOMERS


We are not dependent on any single customer, the loss of which would have a material adverse effect on our business. However, sales to one of our distribution partners accounts for more than 10% of our annual sales. In addition, none of our segments is dependent on any single customer or a few customers, the loss of which would have a material adverse effect on any of our segments.


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

SEASONALITY


We do not believe that sales in either of our segments is seasonal; however, within our Product Segment, certain product divisions may experience sales seasonality.


PAYMENT TERMS

We offer industry standard payment terms and generally do not grant extended payment terms.

PATENT AND TRADEMARK MATTERS


We file domestic and foreign patent applications to support our technology position and new product development. Our intellectual property includes more than 875 U.S. patents and more than 565 international patents. We have also filed additional patent applications in the U.S. Patent and Trademark Office as well as in foreign patent offices. We will continue to file patent applications, both United States and foreign, to cover our most recent research developments in the scanning, information collection and network communications fields. One of our basic patents covering handheld laser scanning technology expired on June 6, 2000, and a key companion patent expired June 3, 2003. Due to the recent expiration of these patents, we may see increased competition in handheld trigger combined bar code readers; however, we have not witnessed any evidence of that to date. Notwithstanding the expiring patents, we believe that our extensive patent portfolio will continue to provide us with some level of competitive advantage. Additionally, an important scanner-integrated computer patent will expire in 2005, which could lead to increased competition in the marketplace.


Although we believe that our patents provide a competitive advantage, we believe we are not dependent upon a single patent, or a few patents, the loss of which would have a material adverse effect on our business. Our success depends more upon our proprietary know-how, innovative skills, technical competence and marketing abilities. In addition, because of rapidly changing technology, our present intention is not to rely primarily on patents or other intellectual property rights to protect or establish our market position. However, Symbol has in the past instituted litigation against competitors to enforce its intellectual property rights and is currently involved in several such lawsuits. Symbol has licensed some of its intellectual property rights through royalty-bearing license agreements. We may continue to enter into these types of arrangements and other types of arrangements should the circumstances lead us to believe that such an arrangement would be beneficial.


We have received and have currently pending third party claims and in the future may receive additional notices of such claims of infringement of other parties' rights. In such event, we have and will continue to take reasonable steps to evaluate the merits of such claims and take such action as we may deem appropriate, which action may require that we enter into licensing discussions, if available, and/or modify the affected products and technology, or result in litigation against parties seeking to enforce a claim which we reasonably believe is without merit. We have been involved in such litigation in the past, are currently involved in such litigation and additional litigation may be filed in the future. Such parties have and are likely to claim damages and/or seek to enjoin commercial activities relating to our products or technology affected by such parties' rights. In addition to subjecting us to potential liability for damages, such litigation may require us to obtain a license in order to manufacture or market the affected products and technology. To date, such activities have not had a material adverse affect on our business and we have either prevailed in all litigation, obtained a license on commercially acceptable terms or otherwise been able to modify any affected products or technology. However, there can be no assurance that we will continue to prevail in any such actions or that any license required under any such patent would be made available on commercially acceptable terms, if at all. A failure to obtain such licenses could have a material adverse effect on our business, results of operations or financial condition. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been and is likely to continue to be significant litigation in the industry regarding patent and other intellectual property rights. For a description of certain of our intellectual property litigation, see "--Legal proceedings--Pending patent and trademark litigation."

We have also obtained certain domestic and international trademark registrations for our products and maintain certain details about our processes, products and strategies as trade secrets.

We regard our software as proprietary and attempt to protect it with copyrights, trade secret law and international nondisclosure safeguards, as well as restrictions on disclosure and transferability that are incorporated into our software license agreements. We license our software products to customers rather than transferring title. Despite these restrictions, it may be possible for competitors or users to copy aspects of our products or to obtain information that we regard as trade secrets. Our computer software generally has not been patented and existing copyright laws afford only limited practical protection. In addition, the laws of foreign countries generally do not protect our proprietary rights in our products to the same extent as do the laws of the United States.

GOVERNMENT REGULATIONS

The use of lasers and radio emissions are subject to regulation in the United States and in other countries in which we do business. In the United States, various Federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the Federal Communications Commission ("FCC"), the Occupational Safety and Health Administration and various State agencies have promulgated regulations which concern the use of lasers and/or radio/electromagnetic emissions standards. Member countries of the European community have enacted standards concerning electrical and laser safety and electromagnetic compatibility and emissions standards.

Regulatory changes in the United States and other countries may require modifications to some of our products in order for us to continue to be able to manufacture and market these products. For example, certain consumer advocacy groups are lobbying against the adoption of RFID systems in the retail environment because of privacy and other consumer protection concerns. While we believe that these concerns are mostly unfounded, there can be no assurance that such efforts will not result in regulatory and/or legal action that could have a materially adverse effect on our ability to manufacture and market RFID products.


Our RF mobile computing product line includes various models, all of which intentionally transmit radio signals as part of their normal operation. Certain versions of our handheld computers and our Spectrum One and Spectrum 24 networks utilize spread spectrum radio technology. We have obtained certification from the FCC and other countries' certification agencies for our products that utilize this radio technology. Users of these products in the United States do not require any license from the FCC to use or operate these products. Some of our products transmit narrow band radio signals as part of their normal operation.


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

We have obtained certification from the FCC and other countries' certification agencies for our narrow band radio products. Users of these products in the United States do not require any license from the FCC to use or operate these products. We also market radio products that utilize cellular radio technology. We have obtained certification from the FCC and other countries' certification agencies for our products that utilize this radio technology. Users of these products in the United States do not require any license from the FCC to use or operate these products.

In all cases, such certification is valid for the life of the product unless the circuitry of the product is altered in any material respect, in which case a new certification may be required. Where a country certificate has a limited duration, additional certification will be obtained during the life of the product, when required.

In addition, some of our operations use substances regulated under various federal, state, local and international laws governing the environment and worker health and safety, including those governing the discharge of pollutants into the ground, air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Certain of our products are subject to various federal, state, local and international laws governing chemical substances in electronic products.

In January 2003, the European Union ("EU") issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive requires producers of electrical goods to pay for specified collection, recycling, treatment and disposal of past and future covered products. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with the directive, the "WEEE Legislation"), and certain producers are to be financially responsible under the WEEE Legislation beginning in August 2005. The EU has issued another directive that requires electrical and electronic equipment placed on the EU market after July 1, 2006 to be free of lead, mercury, cadmium, hexavalent chromium (above a threshold limit) and brominated flame retardants. EU governments were required to enact and implement legislation that complies with this directive by August 13, 2004 (such legislation together with this directive, the "RoHS Legislation"). Based upon current information available to us, we believe we will be able to comply with these regulations within the applicable time periods. However, if we do not comply with these directives, we may suffer a loss of revenue, be unable to sell in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Similar legislation could be enacted in other jurisdictions, including in the United States. Costs to comply with the WEEE Legislation, RoHS Legislation and/or similar future legislation, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We may also be required to take reserves for costs associated with compliance with these regulations.

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

PROPERTIES

The following table states the location, primary use and approximate size of all of our principal plants and facilities and the duration of our tenancy with respect to each facility.


-----------------------------------------------------------------------------------------------
LOCATION                      PRINCIPAL USE        SIZE (SQUARE FEET)      TENANCY/OWNERSHIP
-----------------------------------------------------------------------------------------------
One Symbol Plaza           World Headquarters                299,000             Owned
Holtsville, New York
5400 George McVay Drive   Distribution Facility              334,000             Owned
McAllen, Texas
Avenida Industrial Rio        Manufacturing                  296,000             Owned
San Juan Mz-9-L-4,
Parque Del Norte
Reynosa, Tamaulipas
Mexico
116 Wilbur Place           Operations Offices,                90,000             Owned
Bohemia, New York                 Labs
110 Wilbur Place             Manufacturing,                   30,000             Owned
Bohemia, New York            Development Lab
6480 Via Del Oro,            Network Systems                 100,000    Leased: expires August
Valley Oak Technology    Engineering, Marketing                                31, 2009
Campus San Jose,
California
1220 Don Haskins Drive   Customer Service Center              62,907        Leased: expires
El Paso, Texas                and Warehouse                                December 31, 2007
Symbol Place, 100          EMEA Headquarters,                 55,500        Leased: expires
Berkshire Place,              Marketing and                                December 31, 2012
Winnersh Triangle          Administration and
Winnersh, United             United Kingdom
Kingdom                       Headquarters
Avenida Valle del Cedro       New Facility                    78,533        Leased: expires
#1310 Parque Industrial                                                    February 28, 2015
Intermex, Cd. Juarez
Chih, Mexico
Technology Park           Customer Service and               102,153     Leased: expires June
Technicka 15, Brno 616      Shared Financial                                   30, 2014
00 Czech Republic               Services
Palm Terrace 25541       Sales, Customer Service              42,090        Leased: expires
Commercentre Drive            and Marketing                                December 31, 2008
Lake Forest, California                                                    (Option to vacate
                                                                          December 31, 2006)

-----------------------------------------------------------------------------------------------
LOCATION                      PRINCIPAL USE        SIZE (SQUARE FEET)      TENANCY/OWNERSHIP
-----------------------------------------------------------------------------------------------
300 Allegheny Drive               Sales                       67,540        Leased: expires
Warrendale,                                        (7,000 subleased)       November 30, 2012
Pennsylvania
RMZ Ecospace Block 3B         New Facility                    82,000        Leased: expires
Outer Ring Road                                                            October 13, 2009
Bangalore, India
-----------------------------------------------------------------------------------------------

In addition to these principal locations, we lease other offices throughout the world, ranging in size from approximately 150 to 40,000 square feet.

EMPLOYEES


At April 12, 2005, we had approximately 5,400 full-time employees. Of these, approximately 2,800 were employed in the United States. Symbol also employs temporary production personnel. None of our U.S. employees is represented by a labor union. Some of our employees outside of the United States are represented by labor unions. We consider our relationship with our employees to be good.


LEGAL PROCEEDINGS


We are a party to lawsuits arising in the normal course of business. Litigation arising in the normal course of business, as well as the lawsuits and investigations described below, can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings and government investigations are difficult to predict. Unless otherwise specified, Symbol is currently unable to estimate, with reasonable certainty, the possible loss, or range of loss, if any, for the lawsuits and investigations described herein. An unfavorable resolution to any of the lawsuits or investigations described below could have a material adverse effect on Symbol's business, results of operations or financial condition.


GOVERNMENT INVESTIGATIONS

In May 2001, in response to an inquiry from the SEC, we retained a law firm to conduct an internal investigation into certain allegations concerning our accounting practices, focusing on specific transactions with two of our customers but also including a limited review of other large transactions. The law firm retained an accounting firm to assist it in the investigation. We subsequently discovered that this investigation was hindered by certain of our former employees. As a result of actions by these former employees, the SEC expressed dissatisfaction with the investigation.

In March 2002, we retained a second law firm to conduct a wide-ranging internal investigation into our accounting practices. The investigation was conducted over a period of approximately eighteen months with the assistance of an outside forensic accounting team. The SEC and the Eastern District commenced separate but related investigations relating to our accounting practices.

The investigation found that, during the period covered by the restatement, certain members of former management engaged in, directed and/or created an environment that encouraged a variety of inappropriate activities that resulted in accounting errors and irregularities affecting our previously issued financial statements that we have now restated. The errors and

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

irregularities caused by these actions primarily concerned the timing and amount of product and service revenue recognized. In particular, the investigation found that revenue was accelerated from the appropriate quarters to earlier quarters through a variety of improper means and, on a more limited basis, revenue was improperly created and inflated on a net basis. Additionally, there were errors and irregularities associated with the establishment and utilization of certain reserves and restructurings, including certain end-of-quarter adjustments that were apparently made in order to achieve previously forecasted financial results. There were also errors and/or irregularities associated with the administration of certain options programs, as well as several categories of cost of revenue and operating expenses, including efforts to artificially reduce reported inventory.


In addition, the internal investigation uncovered efforts by certain then employees, including certain members of then management, to impede both the initial and second internal investigations. The employees responsible for directing such conduct resigned or were terminated.



The investigation found that, in addition to the specific items of misconduct giving rise to the need for the restatement, there was a failure by our former management to establish an appropriate control environment, and there were significant failures in our internal controls and procedures resulting from numerous causes, including inadequate hiring of qualified and experienced personnel, insufficient training and supervision of personnel, a decentralized accounting structure for operations in the United States and inadequate systems and systems interfaces. The investigation also found instances in which some members of former management and sales and finance-related employees devoted insufficient attention and resources to ensuring accurate accounting and financial reporting. As the guilty pleas of three former senior members of our finance group illustrate, there were also instances in which such activity rose to the level of criminal misconduct. All of the members of senior management who were primarily responsible for the errors and irregularities underlying the restatement either have been terminated from employment at Symbol as part of the internal investigation or have left Symbol, including Tomo Razmilovic, one of our former Presidents, Chief Executive Officers and directors, and Kenneth Jaeggi, our former Senior Vice President and Chief Financial Officer. We assembled a new management team and appointed new board members beginning in mid-2002.



In November 2002, we announced the unaudited, preliminary expected magnitude of the anticipated restatement of our financial statements, and updated that information on several occasions over the subsequent eleven months. Accordingly, the selected financial data for 1998, 1999, 2000 and 2001, financial statements for the years ended December 31, 2000 and 2001, and unaudited selected quarterly information for each of the four quarters of 2001 and the first three quarters of 2002 were restated in our 2002 Annual Report on Form 10-K/A.



In connection with our accounting practices various class action lawsuits were filed against us and certain of our former management and our former board of directors in March 2002, March 2003 and May 2003. For more information see "--Securities litigation matters."


On June 3, 2004, we announced that we resolved the investigation by the Eastern District relating to our past accounting practices by entering into a non-prosecution agreement with the Eastern District. As a result of this non-prosecution agreement, no criminal complaint will be filed against us. In addition, on June 3, 2004, we announced an agreement with the SEC to resolve allegations against us relating to our past accounting practices that were under investigation by the SEC. Pursuant to the agreements with the Eastern District and the SEC, we have paid a total of $37 million in cash to a restitution fund for members of the class consisting of purchasers of our common stock from February 15, 2000 to October 17, 2002, and $3 million to the United States Postal Inspection Service Consumer Fraud Fund. In addition to these payments, the non-prosecution agreement included an acknowledgement by us that between 1999 and 2002, as a result of the actions of certain of our former employees, we (a) violated federal criminal law in connection with accounting practices involving improper sales transactions, unsupported and fictitious accounting entries and the manipulation of our accounting reserves and expenses; and (b) filed and caused to be filed materially false and misleading financial statements and other documents with the SEC. As part of the non-prosecution agreement, we agreed to continue our cooperation with the Eastern District and the SEC, and to implement remedial measures, including, but not limited to, retaining an independent, government-approved examiner to review our internal controls, financial reporting practices and our compliance with the settlement agreements and establishing and maintaining an annual training and education program designed to diminish the possibility of future violations of the federal securities laws. If we violate the injunction with the SEC, the agreement with the Eastern District or commit or attempt to commit other violations, such as accounting offenses that were not the subject of the investigations, we will be subject to federal criminal charges. Pursuant to the non-prosecution agreement we have waived certain defenses that may have otherwise been available to us in the event of a federal criminal charge, including the statute of limitations, and will be subject to prosecution for any offense, including any offense related to our past accounting practices. In addition, in the event of a violation of the agreement and a federal criminal charge, statements that were made by or on behalf of us to the Eastern District, SEC and the Postal Inspection Service, including the acknowledgments of responsibility described above, will be deemed admissible in evidence and certain evidentiary rules will not be available to us. Pursuant to the agreement with the SEC, the SEC filed, and the court has approved, a Final Consent Judgment in the Eastern District of New York providing for injunctive relief, enjoining us from further violations of the antifraud, reporting, books and records and internal control provisions of the federal securities laws, and a civil penalty in the amount of $37 million, as described above. We paid both the $37 million and the $3 million to the United States Postal Inspection Service Consumer Fraud Fund prior to June 30, 2004.



On October 26, 2004, we issued a press release announcing our financial results for the third quarter 2004. On November 8, 2004, we issued a second press release, revising certain of the previously reported numbers. The revised numbers included a reduction of approximately $13.6 million in revenue for the nine months ending September 30, 2004, as compared to the results previously reported in the press release of October 26, 2004. The November 8, 2004 press release stated that we had discovered certain discrepancies in the amount of inventory at a distributor as well as inventory on hand that affected its previously-announced results. On November 15, 2004, we filed our quarterly report on Form 10-Q for the third quarter of 2004.



The non-prosecution agreement between us and the United States Attorney's Office for the Eastern District of New York, described previously, provides that should we violate the agreement or commit a crime in the future, we would be subject to prosecution for any offense, including any offense related to our past accounting practices. We have retained outside counsel to investigate the facts and circumstances surrounding the erroneous numbers included in the October 26, 2004 press release. We have been cooperating with the informal requests made by the Eastern District and by the SEC regarding this matter, including whether we have complied with the injunction issued in connection with the June 2004 settlement with the SEC and non-prosecution agreement with the Eastern District. There can be no assurance that these events will not give rise to an enforcement action or other proceeding brought by the SEC or the Eastern District.



SECURITIES LITIGATION MATTERS



On June 3, 2004, we announced our settlement of the Pinkowitz, Hoyle and Salerno class action lawsuits, which are described below. Under the settlement, we agreed to pay to the class members an aggregate of $1.75 million in cash and an aggregate number of shares of common stock having a market value of $96.25 million, subject to a minimum and maximum number of shares based upon the volume-weighted moving average trading price of our common stock for the five day period immediately prior to our payment of the common stock to the class ("Determined Price"). If the Determined Price is greater than $16.41 per share, then we will issue 5,865.3 shares of our common stock to the class. If the Determined Price is between $16.41 per share and $11.49 per share, then we will issue to the class the number of shares of common stock equal to a market value of $96.25 million divided by the Determined Price. If the Determined Price is less than $11.49 per share, we will issue 8,376.8 shares of our common stock to the class. For example, the number of shares issuable on March 31, 2005, pursuant to the settlement agreement would have been approximately 6.7 million shares. The settlement also provides that we have the right to pay up to an additional $6.0 million in cash to reduce the number of shares of our common stock that we are required to deliver in an amount equal to the amount of additional cash divided by the Determined Price. If (i) there occurs any event that would lead to the de-listing of our common stock or our board of directors recommends the approval of a tender offer or the purchase of a majority of our common stock or (ii) the Determined Price is less than $11.90 per share, then the lead counsel for the plaintiffs can require us to place into escrow the number of shares that would otherwise be payable to the class and would have the right to sell all or any portion of the escrowed shares and invest such proceeds until distribution to the class. If we do not deliver our common stock as required by the settlement agreement within the ten days of such requirement, the lead counsel for the plaintiffs may terminate the settlement agreement. The court held a fairness hearing regarding the settlement on October 4, 2004 and approved the fairness of the settlement by an order entered on October 20, 2004. On November 17, 2004, we delivered 586,500 shares, or 10% of the settlement amount (at $16.41 per share), as satisfaction of the plaintiffs' attorneys' fees incurred as of October 2004, pursuant to the court's order. We expect to deliver the balance of the shares required to be issued under the settlement the first half of 2005. As of December 31, 2004, we have reflected $86.625 million as accrued litigation costs in its current liabilities. For every $1.00 per share above $16.41 per share on the date the shares are issued, an additional non-cash litigation charge of approximately $5.3 million (pre-tax) and $3.2 million (after-tax) will be required to be recorded in our statements of operations in 2005.



In addition to the payments described above, the $37 million civil penalty imposed by the SEC, which we have already paid, will be distributed to the class. Also, as part of the settlement, Dr. Jerome Swartz, our co-founder and former chairman, has paid $4 million in cash to the class to settle the claims against him in the Pinkowitz and Hoyle class action lawsuits.


Pinkowitz v. Symbol Technologies, Inc., et al.

On March 5, 2002, a class action lawsuit was filed in the United States District Court for the Eastern District of New York on behalf of purchasers of our common stock between

October 19, 2000 and February 13, 2002, inclusive, against us and certain members of our former management and our former board of directors. The complaint alleged that the defendants violated the federal securities laws by issuing materially false and misleading statements throughout the class period that had the effect of artificially inflating the market price of our securities. This case is subject to the settlement agreement described above.

Hoyle v. Symbol Technologies, Inc., et al.
Salerno v. Symbol Technologies, Inc., et al.

On March 21, 2003, a class action lawsuit was filed in the United States District Court for the Eastern District of New York against us and certain members of our former management and our former board of directors. On May 7, 2003, a virtually identical class action lawsuit was filed against the same defendants by Joseph Salerno.

The Hoyle and Salerno complaints were brought on behalf of a class of former shareholders of Telxon Corporation ("Telxon") who obtained our common stock in exchange for their Telxon stock in connection with our acquisition of Telxon in November 2000. The complaint alleges that the defendants violated the federal securities laws by issuing a Registration Statement and Joint Proxy Statement/Prospectus in connection with the Telxon acquisition that contained materially false and misleading statements that had the effect of artificially inflating the market price of our securities. These cases are subject to the settlement agreement described above.

SMART MEDIA LITIGATION

Telxon v. Smart Media of Delaware, Inc.

On December 1, 1998, Telxon filed suit against Smart Media of Delaware, Inc. ("SMI") in the Court of Common Pleas for Summit County, Ohio in a case seeking a declaratory judgment that Telxon did not contract to develop SMI's products or invest approximately $3 million in SMI's business and that it did not fraudulently induce SMI to refrain from engaging in business with others or interfere with SMI's business relationships. On March 12, 1999, SMI filed its answer and counterclaim denying Telxon's allegations and alleging counterclaims against Telxon for negligent misrepresentation, estoppel, tortious interference with business relationship and intentional misrepresentation and seeking approximately $10 million in compensatory damages, punitive damages, fees and costs. In addition, William Dupre, an individual employed by SMI at that time, asserted similar counterclaims against Telxon. In November 2000, Symbol acquired Telxon with these claims still pending.


On September 17, 2003, the jury awarded approximately $218 million in damages against Telxon, of which approximately $6 million was awarded to Mr. Dupre. The court denied Telxon's motion for judgment in its favor notwithstanding the verdict, for a new trial and for a reduction in the amount of the jury verdicts. On May 6, 2004, the court entered judgment against Telxon for approximately $218 million in damages, plus statutory interest from the date of the verdicts and granted a motion to add Symbol as a counterclaim defendant with respect to the counterclaims asserted by Mr. Dupre. Prior to these court rulings, SMI withdrew its motion to add Symbol as a counterclaim defendant with respect to the counterclaims asserted by SMI. We and Telxon have filed notices of appeal of these rulings and the related verdicts. Symbol and Telxon have deposited approximately $50 million into an interest-bearing court escrow account to stay execution of the judgment against both Symbol and Telxon pending resolution of the appeal. The parties completed the submission of briefs on this appeal in

March 2005.



Our available cash, including cash available under our existing lines of credit, may not be sufficient to pay jury verdicts of this size and we would need to obtain additional financing in order to pay the judgment entered against Telxon in this matter. In addition, we currently have not recorded any liability in our consolidated financial statements with respect to the jury verdicts and the judgment entered as we believe that, in accordance with the relevant guidance set forth in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," an unfavorable outcome of this litigation is not probable at this time. However, there can be no assurance that we will not be found to be ultimately liable for the full amount of the judgment, plus statutory interest from the date of the verdicts. In the event we are found liable, and the judgment is not paid, we would be in violation of the terms of our new credit facility. See "Description of new credit facility."


PENDING PATENT AND TRADEMARK LITIGATION

Metrologic Instruments, Inc. v. Symbol Technologies, Inc.


On June 19, 2003, Metrologic Instruments, Inc. ("Metrologic") filed a complaint against us in the United States District Court, District of New Jersey, alleging patent infringement and breach of contract, and seeking monetary damages of $2.3 million (as of March 31, 2004) and termination of the cross-licensing agreement between the parties. We answered the complaint and asserted counterclaims for declaratory judgments of invalidity and noninfringement of Metrologic's patents and for non-breach of the cross-licensing agreement. We moved for partial summary judgment to dismiss Metrologic's breach of contract claim. On October 18, 2004, the Court granted Symbol's motion for summary judgment on Metrologic's breach of contract claim, and also granted Symbol leave to assert certain defenses. On October 25, 2004, Symbol asserted defenses of inequitable conduct with respect to Metrologic's patents. We intend to defend the case vigorously on the merits.


Symbol Technologies, Inc. et al. v. Lemelson Medical, Educational & Research Foundation, Limited Partnership

On July 21, 1999, we and six other members of the Automatic Identification and Data Capture industry ("Auto ID Companies") jointly initiated a lawsuit against the Lemelson Medical, Educational, & Research Foundation, Limited Partnership ("Lemelson Partnership"). The suit was commenced in the United States District Court, District of Nevada in Reno, Nevada, but was subsequently transferred to the federal court in Las Vegas, Nevada. In the litigation, the Auto ID Companies seek, among other remedies, a declaration that certain patents, which have been asserted by the Lemelson Partnership against end users of bar code equipment, are invalid, unenforceable and not infringed.

The Lemelson Partnership has contacted many of the Auto ID Companies' customers demanding a one-time license fee for certain so-called "bar code" patents transferred to the Lemelson Partnership by the late Jerome H. Lemelson. We have received many requests from our customers asking that we undertake the defense of these claims using our knowledge of the technology at issue, and the other Auto ID Companies have received similar requests. Certain of our customers have requested indemnification against the Lemelson Partnership's claims from us, and certain customers of the other Auto ID Companies have requested similar indemnification from them, individually and/or collectively with other equipment suppliers. We believe that generally we have no obligation to indemnify our customers against these claims

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and that the patents being asserted by the Lemelson Partnership against our customers with respect to bar code equipment are invalid, unenforceable and not infringed.

On January 23, 2004, the court concluded that Lemelson's patent claims are unenforceable under the equitable doctrine of prosecution laches; that the asserted patent claims as construed by the court are not infringed by us because use of the accused products does not satisfy one or more of the limitations of each and every asserted claim; and that the claims are invalid for lack of enablement even if construed in the manner urged by Lemelson. The court entered its judgment in favor of Symbol and the other Auto ID Companies on January 23, 2004. The Lemelson Partnership filed several post-trial motions all of which were denied by the court. The Lemelson Partnership filed a notice of appeal on June 23, 2004. Briefs on appeal have been filed by the parties.

Intermec IP Corp. v. Matrics, Inc.


On June 7, 2004, Intermec IP Corp., a subsidiary of Intermec Technologies Corporation ("Intermec"), filed suit against Matrics in the Federal District Court in Delaware asserting infringement of four patents owned by Intermec IP Corp. relating to RFID readers and RFID tags. The complaint against Matrics seeks payment of a "reasonable royalty" as well as an injunction against Matrics from infringing such patents. On September 9, 2004, Symbol consummated the acquisition of Matrics. Matrics was merged into Symbol on October 29, 2004, and accordingly, Symbol is defending the case vigorously on the merits.



On January 21, 2005, Matrics filed an Amended Answer and Counterclaim to which Intermec replied on February 4, 2005. On January 25, 2005, Matrics filed a motion to dismiss Intermec ID Corp.'s damages claims insofar as they seek damages for the period after October 29, 2004, the date on which Matrics was merged into Symbol and ceased to exist. In the alternative, Matrics moved to substitute Symbol for Matrics as successor-in-interest to Matrics. Intermec IP Corp. initially opposed the motion, but subsequently withdrew its opposition to substituting Symbol for Matrics. Symbol filed an amended answer and counterclaims on April 6, 2005.



The Court entered a Scheduling Order on February 8, 2005. The Order provides for a Markman claim construction hearing to be held September 7, 2005. The case is scheduled for a ten day jury trial beginning on May 1, 2006. Discovery is just under way.



Symbol Technologies, Inc. v. Intermec Technologies Corporation



On March 10, 2005, Symbol filed a patent infringement suit against Intermec in the United States District Court for the District of Delaware, asserting infringement of four Symbol patents relating to wireless technology. On March 23, 2005, Intermec asserted counterclaims against Symbol for alleged infringement of six Intermec patents. The Intermec patents relate to wireless scanners, signature capture technology and bar code readers with multi-tasking operating systems. Symbol responded to Intermec infringement claims on April 11, 2005 and asserted counterclaims seeking declarations that the Intermec patents were invalid and not infringed. Symbol intends to defend the case vigorously on the merits.


Nanopower Technologies, Inc. v. Symbol Technologies, Inc. and Matrics Technology Systems, Inc.

On August 11, 2004, Nanopower Technologies, Inc. ("Nanopower"), a California corporation, filed a civil suit against Matrics and Symbol in state court in California. The suit alleges that Matrics breached a consulting agreement, confidentiality agreement and intellectual property licensing agreement pertaining to certain ultra low voltage RFID tag start-up technology to

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which Nanopower claims ownership and that the defendants violated California state law relating to the protection of trade secrets. The suit also named Symbol as a defendant because of Symbol's announced intention to purchase Matrics. Nanopower alleges that Symbol (i) has improperly received disclosure of Nanopower's confidential information, (ii) has, or will, misappropriate Nanopower's trade secrets as a consequence of the acquisition of Matrics and
(iii) will benefit from the alleged breaches of the intellectual property licensing and consulting agreements. On September 9, 2004, Symbol consummated the acquisition of Matrics. Matrics was merged into Symbol on October 29, 2004, and accordingly, Symbol is defending the case vigorously on the merits.


Matrics' agreements with Nanopower provide for mandatory arbitration of these disputes in Washington, DC and contain an exclusive venue clause requiring any effort to obtain injunctive relief to be filed in Maryland. The state court complaint was removed to federal court and Matrics has filed a motion to transfer the suit to Maryland in anticipation of a subsequent stay pending arbitration. On October 1, 2004, before the Court heard Matrics' motion, Nanopower agreed to and the parties filed a stipulation to stay the case pending mediation, and if necessary, arbitration. A mediation was held on December 21, 2004, in an effort to resolve this matter. However, no resolution was reached. Symbol has been informed by Nanopower's attorneys that they intend to pursue an arbitration. One of Nanopower's claims is for breach of a consulting agreement, based on Matrics' failure to pay an invoice in the amount of approximately $38,000. On February 15, 2005, the Company sent to Nanopower a check in the amount of the invoice, plus accrued interest. It is not yet known if Nanopower will seek to arbitrate its other claims.


OTHER LITIGATION

Barcode Systems, Inc. v. Symbol Technologies Canada, Inc. and Symbol Technologies, Inc.

On March 19, 2003, Barcode Systems, Inc. ("BSI") filed an amended statement of claim in the Court of Queen's Bench in Winnipeg, Canada, naming Symbol Technologies Canada, Inc. and Symbol as defendants. BSI alleges that we deliberately, maliciously and willfully breached our agreement with BSI under which BSI purported to have the right to sell our products in western Canada and to supply Symbol's support operations for western Canada. BSI has claimed damages in an unspecified amount, punitive damages and special damages.

Symbol denies BSI's allegations and claims that it properly terminated any agreements between BSI and Symbol. Additionally, Symbol filed a counterclaim against BSI alleging trademark infringement, depreciation of the value of the goodwill attached to Symbol's trademark and damages in the sum of Canadian $1.3 million, representing the unpaid balance of products sold by Symbol to BSI. Discovery in the matter is ongoing.


On October 30, 2003, BSI filed an Application For Leave with the Canadian Competition Tribunal ("Tribunal"). BSI sought an Order from the Tribunal that would require us to accept BSI as a customer on the "usual trade terms" as they existed prior to the termination of their agreement in April 2003. The Tribunal granted leave for BSI to proceed with its claim against us on January 15, 2004. We filed an appeal of the Tribunal's decision before the Federal Court of Appeals on January 26, 2004, and a brief in support of the appeal on April 22, 2004. On October 7, 2004, the Federal Court of Appeals dismissed Symbol's appeal, allowing BSI to make its application before the Tribunal against Symbol.


On November 17, 2003, BSI filed an additional lawsuit in British Columbia, Canada against us and a number of our distributors alleging that we refused to sell products to BSI, conspired

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with the other defendants to do the same and used confidential information to interfere with BSI's business. We intend to defend against these claims vigorously.

Lic. Olegario Cavazos Cantu, on behalf of Maria Leonor Cepeda Zapata vs. Symbol de Mexico, Sociedad de R.L. de C.V.

Lic. Olegario Cavazos Cantu, on behalf of Maria Leonor Cepeda Zapata filed a lawsuit against Symbol de Mexico, Sociedad de R.L. de C.V. ("Symbol Mexico") in October 2003 to reclaim property on which our Reynosa facility is located. The lawsuit was filed before the First Civil Judge of First Instance, 5th Judicial District, in Reynosa, Tamaulipas, Mexico. The First Civil Judge ordered the recording of a lis pendens with respect to this litigation before the Public Register of Property in Cd. Victoria, Tamaulipas.

The plaintiff alleges that she is the legal owner of a tract of land of 100 hectares, located within the area comprising the Rancho La Alameda, Municipality of Reynosa, Tamaulipas, within the Bajo Rio San Juan, Tamaulipas, irrigation district. The plaintiff is asking the court to order Symbol Mexico to physically and legally deliver to the plaintiff the portion of land occupied by Symbol Mexico.

Symbol Mexico acquired title to the lots in the Parque Industrial Reynosa from Edificadora Jarachina, S.A. de C.V. pursuant to a deed instrument. An Owner's Policy of Title Insurance was issued by Stewart Title Guaranty Company in connection with the above-mentioned transaction in the amount of $13.4 million. A Notice of Claim and Request for Defense of Litigation was duly delivered on behalf of Symbol to Stewart Title Guaranty Company on November 4, 2003.

In late November 2004, the First Level Civil Judge entered a final judgment in this matter for Symbol. In his decision, the judge held that, while the plaintiff had established she had title to a tract of land, she failed to establish that her parcel is the property on which Symbol's Reynosa manufacturing facility is located. The judge further held that, based on the plaintiff's complaint, it was not possible to identify the location of the property to which plaintiff claims title.

The plaintiff has appealed the judgement to the Court of Second Instance.

Bruck Technologies Handels GmbH European Commission Complaint


In February 2004, we became aware of a notice from the European Competition Commission ("EC") of a complaint lodged with it by Bruck Technologies Handels GmbH ("Bruck") that certain provisions of the Symbol PartnerSelect(TM) program violate Article 81 of the EC Treaty. Bruck has asked the EC to impose unspecified sanctions. We have provided all information requested by the EC and will respond to any additional inquiries . No action has been taken and the matter is pending. We intend to defend against these claims vigorously.


SECURITIES LITIGATION MATTERS IN WHICH SYMBOL HAS BEEN REALIGNED AS PLAINTIFF

Bildstein v. Symbol Technologies, Inc., et al.

On April 29, 2003, a shareholder derivative lawsuit was filed in the United States District Court for the Eastern District of New York against certain members of our former management and board of directors and against Symbol as a nominal defendant. The plaintiff alleges that the defendants violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder and common and state law by authorizing the distribution of proxy

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statements in 2000, 2001 and 2002. Plaintiff sought the cancellation of all affirmative votes at the annual meetings for 2000, 2001 and 2002, the cancellation of all awards under the option plans approved pursuant to those proxy statements, an injunction preventing the implementation of those option plans and all awards thereunder and an accounting by the defendants for all injuries and damages suffered by Symbol, plus all costs and expenses, including but not limited to attorneys' fees, incurred in connection with the action.


In September 2004, the court approved a settlement that Symbol reached with the plaintiff. As part of the settlement, Symbol and the plaintiffs agreed to a stipulation pursuant to which Symbol was realigned as plaintiff, and the action dismissed without prejudice so as to permit Symbol to pursue the claims asserted in this case and in the Gold litigation described below. As part of the stipulation, Symbol agreed to pay and has since paid $120,000 to Bildstein's counsel for services rendered in the case. The case was finally dismissed on October 7, 2004.


Gold v. Symbol Technologies, Inc., et al.


On December 18, 2003, a derivative action lawsuit was filed in the Court of Chancery of the State of Delaware against Symbol and certain of our former senior management. The complaint alleges that the defendants violated the federal securities laws by issuing materially false and misleading statements from January 1, 1998 through December 31, 2002 that had the effect of artificially inflating the market price of Symbol's securities and that the defendants (1) failed to properly oversee or implement policies, procedures and rules to ensure compliance with federal and state laws requiring the dissemination of accurate financial statements, which ultimately caused Symbol to be sued for, and exposed to liability for, violations of the anti-fraud provisions of the federal securities laws, (2) engaged in insider trading in Symbol's common stock, (3) wasted corporate assets and (4) improperly awarded a severance of approximately $13 million to Tomo Razmilovic, one of our former Presidents and Chief Executive Officers. Plaintiff sought to recover incentive-based compensation paid to certain of our former senior management in reliance on materially inflated financial statements and to impose a trust to recover cash and other valuable assets received by the former senior management defendants and former Symbol board members.



On July 27, 2004, the court approved a settlement that Symbol reached with the plaintiff. The settlement calls for the lawsuit to continue as direct litigation by Symbol on its own behalf against the defendants. As part of the settlement, the plaintiff consents to entry of Symbol's proposed order under which Symbol will now be the plaintiff in the case. Symbol plans to continue to pursue this lawsuit vigorously and, as part of the settlement, has agreed to pay $185,000 to cover the reasonable legal fees of the plaintiff's lawyers.



On October 28, 2004, Symbol filed its amended complaint in the action, naming Mr. Razmilovic as the defendant. By Order dated November 9, 2004, the Court stayed the action against Mr. Razmilovic pending the resolution of the Government's criminal case against Mr. Razmilovic's co-defendants. In addition, on November 9, 2004, we filed a complaint in the United States District Court, Eastern District of New York against certain other former officers and employees in connection with their past employment at Symbol and the facts and circumstances that led to the restatement. On November 19, 2004, the Court issued a stay, pending the resolution of the government's criminal action against the defendants.


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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information regarding our executive officers and directors as of the date of this prospectus. Each of our directors serves for a term of one year.


-----------------------------------------------------------------------------------------------
NAME                            AGE   POSITION
-----------------------------------------------------------------------------------------------
William R. Nuti...............  41    President, Chief Executive Officer and Director
Todd A. Abbott................  45    Senior Vice President--Worldwide Operations
John G. Bruno.................  40    Senior Vice President--Corporate Development
Mark T. Greenquist............  46    Senior Vice President--Finance and Chief Financial
                                      Officer
Todd Hewlin...................  38    Senior Vice President--Global Products Group
Salvatore Iannuzzi............  51    Senior Vice President, Chief Administrative and Control
                                      Officer and Director
Peter M. Lieb.................  49    Senior Vice President, General Counsel and Secretary
Arthur O'Donnell..............  58    Senior Vice President--Global Services Division and Chief
                                      Quality Officer
James M. Conboy...............  40    Vice President, Controller and Chief Accounting Officer
Robert J. Chrenc..............  60    Director, Chairman of the Board of Directors
Edward Kozel..................  49    Director
George Samenuk................  49    Director
Melvin A. Yellin..............  62    Director
-----------------------------------------------------------------------------------------------


Mr. Nuti was appointed President, Chief Executive Officer and director in December 2003. Prior to Mr. Nuti's appointment as Chief Executive Officer, he served as President and Chief Operating Officer from July 2002 through December 2003. Mr. Nuti joined Symbol from Cisco Systems, Inc., where he was Senior Vice President of U.S. Theatre and Worldwide Service Provider Operations, responsible for Cisco's field operations, systems engineering, professional services and marketing for the global service provider arena. In his 10-year career at Cisco, Mr. Nuti served as President of EMEA operations, Senior Vice President for Worldwide Service Provider operations, Vice President for Cisco Asia Pacific Region and in various sales management positions.

Mr. Abbott has served as our Senior Vice President--Worldwide Operations since April 2004. Prior to Mr. Abbott's appointment as Senior Vice President--Worldwide Operations, he served Symbol as our Senior Vice President--Worldwide Sales from November 2002 and to April 2004. Mr. Abbott joined Symbol from Cisco Systems, Inc., where he was most recently Group Vice President of Cisco EMEA Service Provider Sales, a position he held for three years. Prior to that, Mr. Abbott served as Cisco's Vice President of Asian operations for 18 months and for 18 months prior to that he served as Cisco's Operations Director for Southeast Asia.

Mr. Bruno serves as our Senior Vice President--Corporate Development. Mr. Bruno joined Symbol as its Senior Vice President--Business Development and Chief Information Officer in November 2002 from Cisco Systems, Inc. At Cisco Systems, Inc. he served as Vice President of Technology Marketing and Vice President of Information Technology from June 2000 to November 2002. Prior to that, Mr. Bruno served as Executive Director of Information

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

Technology for Bristol-Myers Squibb, Inc. from September 1998 to June 2000 and as Director of Information Technology at United Parcel Service from August 1990 to September 1998.


Mr. Greenquist joined Symbol as its Senior Vice President--Finance and Chief Financial Officer in February 2003 from Agere Systems, Inc., where he was Executive Vice President and Chief Financial Officer from January 2001 to January 2003, responsible for executive management and the oversight of its financial operations. Before joining Agere Systems, Mr. Greenquist was based in Zurich, Switzerland, with General Motors Europe as Vice President of Finance and Chief Financial Officer. In 1986, he joined the New York General Motors finance organization and held a number of positions in GM's New York Treasurer's Office, including corporate finance, capital markets, foreign exchange and commodity hedging and investor relations.


Mr. Hewlin joined Symbol as its Senior Vice President--Global Products Group in June 2003 from The Chasm Group, LLC where he served as a Managing Director since May 2001. Prior to joining The Chasm Group, LLC he was a Managing Director at Internet Capital Group from July 1999 to May 2001 and before that he was a partner at McKinsey & Co., where he served as co-head of its Global Electronic Commerce Practice.


Mr. Iannuzzi was elected a director by the board of directors in December 2003 and was appointed Senior Vice President, Chief Administrative and Control Officer in April 2005. Mr. Iannuzzi was an independent consultant from August 2004 until April 2005. He was employed as the Chief Administrative Officer and Managing Director of CIBC World Markets, Inc. from April 2000 to July 2004. From 1982 to 2000, he held several senior positions at Bankers Trust Company/Deutsche Bank, including senior control officer and head of corporate compliance.


Mr. Lieb joined Symbol as its Senior Vice President, General Counsel and Secretary in October 2003 from International Paper Company, where he served in various senior legal positions including Deputy General Counsel and Chief Counsel for litigation from September 1997 to October 2003. Prior to his tenure at International Paper Company, Mr. Lieb was Assistant General Counsel for GTE Service Corporation, a litigation partner at Jones, Day, Reavis & Pogue and served as an Assistant United States Attorney for the Southern District of New York. Early in his legal career, Mr. Lieb served as a law clerk to U.S. Supreme Court Chief Justice Warren Burger.

Mr. O'Donnell serves as our Senior Vice President--Global Services Division and Chief Quality Officer. Mr. O'Donnell joined Symbol in July 2003 from Solectron Global Services, where he had served for the previous three years as President and Chief Operating Officer of the Solectron Americas Global Services organization. Prior to that, Mr. O'Donnell was Vice President of Services at GTECH Holdings Corporation from 1998 to 2000 and held positions in operations and functional and managerial roles in services, manufacturing and engineering at Digital Equipment Corporation and Compaq Computer Corp. over a 25-year period.

Mr. Conboy joined Symbol as its Vice President, Controller and Chief Accounting Officer in February 2004 from D.P. Healy CPA, P.C., a forensic accounting firm, where he was a director from January 2003 to February 2004. Since March 2003, Mr. Conboy assisted Symbol, in the capacity as a consultant, in various accounting matters related to the restatement of our previously issued financial statements. From January 2000 to December 2002, Mr. Conboy held positions at AT&T Corp. as Financial V.P.--Internal Auditing and Corporate Security and Assistant Corporate Controller. Before joining AT&T Corp., Mr. Conboy was based in Zurich, Switzerland with General Motors Europe as Chief Accounting Officer from June 1998 to December 1999.

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


Mr. Chrenc was elected a director by the board of directors in December 2003 and appointed non-executive chairman of the board of directors in April 2005. Mr. Chrenc was Executive Vice President and Chief Administrative Officer at ACNielsen, a leading provider of marketing information based on measurement and analysis of marketplace dynamics and consumer attitudes and behavior, from February 2001 until his retirement in December 2001. From June 1996 to February 2001, he served as ACNielsen's Executive Vice President and Chief Financial Officer.



Mr. Kozel was elected a director by the board of directors in April 2004. Mr. Kozel is currently an independent consultant. He was a managing director of Integrated Finance Ltd., an advisory firm, from January 2004 until February 2005. He was the managing member of Open Range Ventures, a venture capital firm, from December 1999 until January 2004. From 1989 to 1997, he worked at Cisco Systems, Inc. where he held a variety of senior executive roles, including Senior Vice President--Business Development, Chief Technology Officer, and was a member of the board of directors from 1996 to 2002. Mr. Kozel also serves on the boards of directors of Reuters Group PLC (where he is a member of the remuneration committee) and Yahoo!, Inc. (where he serves as Chairman of the audit committee). At no time during their respective periods of employment with Cisco did either Mr. Kozel or Mr. Nuti report to the other.


Mr. Samenuk was elected a director by the board of directors in March 2004. Mr. Samenuk has served as Chief Executive Officer and a director of Network Associates, Inc. since January 2001. In April 2001, Mr. Samenuk was named Chairman of the board of directors of Network Associates. From January 2000 to January 2001, Mr. Samenuk served as President and Chief Executive Officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as General Manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was General Manager, ASEAN/South Asia at IBM Corporation. From January 2001 to September 2002, Mr. Samenuk served as a director of McAfee.com Corporation, including serving as the chairman of its board from March 2001 until September 2002, when Network Associates purchased the minority interest in McAfee.com Corporation.

Mr. Yellin was elected a director by the board of directors in December 2003. Mr. Yellin has been the President of Stone Point Corporation since August 2003. Stone Point Corporation concentrates primarily on risk management and corporate solutions for its corporate clients. From 1999 to July 2003, Mr. Yellin was of counsel to Skadden Arps Slate Meagher & Flom LLP. Prior to that, Mr. Yellin served as Executive Vice President and General Counsel of Bankers Trust Company. In 2002, Mr. Yellin served as Chairman and President of the New York Metropolitan Chapter of the National Association of Corporate Directors and has been a frequent lecturer for The Conference Board on governance issues.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

AUDIT COMMITTEE


The audit committee is currently comprised of Messrs. Chrenc, Kozel, Samenuk and Yellin. The audit committee is responsible for (1) appointing, compensating, retaining and overseeing the work of the independent auditor, (2) pre-approving the engagement of the independent auditor, (3) reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel that are providing audit services to Symbol, (4) meeting with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit, (5) determining whether to recommend to the board of directors that the audited financial statements be included in Symbol's Annual Report on Form 10-K for the fiscal year subject to the audit,
(6) reviewing and discussing the quarterly financial statements with management and the independent auditor, (7) reviewing the appointment and replacement of the internal auditor, (8) meeting periodically with Symbol's internal auditor to discuss the responsibilities, budget and staffing of Symbol's internal audit function and any issues that the internal auditor believes warrant audit committee attention and (9) such other matters that are specifically delegated to the audit committee in the audit committee charter.

The board of directors has determined that all of the members of the audit committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and Symbol's Corporate Governance Guidelines. The board of directors has determined that Mr. Chrenc is qualified as an independent audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

COMPENSATION COMMITTEE


The compensation committee is currently comprised of Messrs. Yellin, Chrenc and Kozel. The compensation committee is responsible for (1) reviewing Symbol's compensation philosophy, (2) determining the Chief Executive Officer's compensation, (3) reviewing and approving compensation for all officers, directors and other employees of Symbol or its subsidiaries with a base salary greater than or equal to $250,000 and reviewing and approving all officers' employment agreements and severance arrangements, (4) reviewing the performance of principal senior executives, (5) reviewing a report from Symbol's management regarding the status of Symbol's non-employee director compensation in relation to other U.S. companies of comparable size and Symbol's competitors, (6) managing and reviewing all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans, (7) establishing and reviewing policies concerning perquisite and similar benefits and (8) such other matters that are specifically delegated to the compensation committee in the compensation committee charter.


The board of directors has determined that all of the members of the compensation committee are independent within the meaning of the listing standards of the New York Stock Exchange and Symbol's Corporate Governance Guidelines.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE


The nominating and corporate governance committee is currently comprised of Messrs. Chrenc and Yellin. The nominating and corporate governance committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring the implementation of Symbol's Corporate Governance Guidelines. In addition, the nominating and corporate governance committee develops and reviews background information on candidates for the board of directors and makes recommendations to the board of directors regarding such candidates. The nominating and corporate governance


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committee also supervises the board of directors' annual review of director independence and the board of directors' performance self-evaluation.

The board of directors has determined that all of the members of the nominating and corporate governance committee are independent within the meaning of the listing standards of the New York Stock Exchange and Symbol's Corporate Governance Guidelines.

BOARD OF DIRECTORS COMPENSATION

BASE COMPENSATION

Members of the board of directors who are not employees of Symbol are paid an annual retainer of $30,000. They also receive a fee of $2,000 for each board of directors meeting they attend. All members of the audit committee, compensation committee and nominating and governance committee other than the chairman receive additional annual retainers in the amount of $25,000, $15,000 and $10,000, respectively. In addition, the chairmen of the audit committee, compensation committee and nominating and governance committee receive additional annual retainers in the total amount of $40,000, $25,000 and $15,000, respectively. Committee members do not receive any additional fees for attending committee meetings.

Directors who are employees do not receive additional compensation for serving as directors or for attending board of directors or committee meetings. Symbol reimburses directors for their expenses in connection with attending meetings of the board of directors or committees of the board of directors.

EQUITY COMPENSATION AWARDS

Directors are eligible to receive equity compensation awards, including option grants and shares of restricted stock, under our 2004 Equity Incentive Award Plan, which became effective in April 2004. See "--Equity compensation plans." In May 2004, we amended our 2004 Equity Incentive Award Plan to provide for formula-based equity compensation awards to our non-employee directors. Following the adoption of this amendment by our board of directors, upon initial election or appointment to our board of directors each new non-employee director will be granted an option to purchase 25,000 shares of our stock and will be awarded 7,500 shares of restricted stock. In addition, each year continuing non-employee directors will be granted an additional option to purchase 15,000 shares of our stock and will be awarded an additional 7,500 shares of restricted stock. Options granted to non-employee directors will have an exercise price equal to the fair market value of our stock on the date of grant and will have a maximum term of ten years. Options and restricted stock awards generally will be made to non-employee directors as of the date of each annual meeting of our stockholders following May 2004 and, subject to the director's service as a director, will vest as of January 1 of the calendar year immediately following the date of grant. As of the date of this prospectus, none of our non-employee directors has received any of these formula-based options or restricted stock awards. However, in May 2004, Mr. Iannuzzi was awarded 10,000 shares of restricted stock, and Messrs. Yellin and Chrenc were each awarded 5,000 shares of restricted stock, under our 2004 Equity Incentive Award Plan. The restrictions with respect to such shares of restricted stock lapsed on January 1, 2005. These restricted stock awards were granted in recognition of significant contributions made by Messrs. Iannuzzi, Yellin and Chrenc during the period beginning in late 2003 and ending in May 2004 (and, in the case of Mr. Iannuzzi, to reflect his serving as non-executive chairman of the board). Prior to the adoption of the 2004 Equity Incentive Award Plan, our directors who were not also our employees were eligible to receive

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stock option grants pursuant to two non-employee director option plans. No additional options may be granted under either of these two non-employee director option plans.

The compensation of directors may be modified from time to time by the board of directors if it determines such modification is necessary or appropriate in light of Symbol's needs, best market practices or applicable legal and regulatory changes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


Our compensation committee of our board of directors is composed entirely of independent directors. Mr. Yellin became a member of this committee in December 2003, Mr. Kozel joined the compensation committee in March 2004 and Mr. Chrenc joined the compensation committee in April 2005. During the last ten years, none of them has been an officer or employee of Symbol.


None of Symbol's executive officers currently serves, or in the past, has served, on the board of directors or compensation committee (or committee performing equivalent functions) of any other company that has or had one or more executive officers serving on Symbol's board of directors or compensation committee.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth information concerning total compensation earned or paid to (i) each individual who served as our Chief Executive Officer during 2004 and (ii) the four other most highly compensated executive officers of Symbol who served in such capacities as of December 31, 2004, in each case for services rendered to Symbol during each of the past three fiscal years.


---------------------------------------------------------------------------------------------------------------------------------
                                                                                            LONG-TERM COMPENSATION
                                                                ANNUAL COMPENSATION    ---------------------------
                                         ------------------------------------------     RESTRICTED     SECURITIES     ALL OTHER
                                          SALARY                       OTHER ANNUAL    STOCK AWARDS    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR      ($)        BONUS ($)(A)    COMPENSATION       ($)(A)       OPTIONS (#)      ($)(B)
---------------------------------------------------------------------------------------------------------------------------------
William R. Nuti.................  2005   1,000,002              -                 -               -              -              -
   President and Chief            2004   1,000,002      1,131,252            75,003(c)    2,712,450        200,000          6,150
   Executive Officer              2003     600,018        450,013                                 -        250,000          6,000
                                  2002     242,315              -                         2,992,000(d)     800,000              -
Todd A. Abbott..................  2005     450,000              -                 -               -              -              -
   Senior Vice President--        2004     394,624        421,754            28,475(e)    1,669,200         80,000          3,942
   Worldwide Sales                2003     362,237        271,678           321,728(f)            -         50,000              -
                                  2002      48,462         48,462                                 -        300,000              -
Mark T. Greenquist..............  2005     465,005              -                 -               -              -              -
   Senior Vice President--        2004     465,005        225,237            21,328(g)    1,001,520         75,000          6,000
   Chief Financial Officer        2003     363,849        136,443             7,415(h)            -        400,000          6,000
John G. Bruno...................  2005     385,008              -                 -               -              -              -
   Senior Vice President--        2004     382,128        180,317            94,618(i)    1,460,550         85,000          4,100
   Corporate Development          2003     350,022        296,492(j)        123,688(k)            -         75,000          4,486
                                  2002      40,387              -                 -               -        200,000              -
Todd G. Hewlin..................  2005     385,029              -                 -               -              -              -
   Senior Vice President--        2004     385,029        212,969            31,010(j)    1,460,550         80,000          6,150
   Global Products Group          2003     363,849        156,484(m)        371,125(n)            -        400,000          6,000
---------------------------------------------------------------------------------------------------------------------------------



(a) As of May 13, 2004, Messrs. Nuti, Abbott, Greenquist, Bruno and Hewlin received awards of 195,000, 120,000, 72,000, 105,000, and 105,000 shares of restricted stock, respectively. Except as specifically set forth in footnote (e) below, the figures set forth in the table represent the dollar value of these restricted stock awards based on the closing market price of Symbol's common stock on the date of such grant. Such shares of restricted stock are subject to forfeiture if the executive ceases to be an employee of Symbol prior to the date the restricted stock award vests and are subject to transfer restrictions prior to vesting. The restricted stock awards are eligible to become vested only upon Symbol's attainment of specified "return on net asset" targets over a period of four consecutive fiscal quarters (provided that even if the specified return on net asset targets are attained, a portion of the restricted stock awards may not become vested until the first, second, third or fourth anniversary of the award date, respectively). As of December 31, 2004, no portion of the restricted stock awards had become vested. Restricted stockholders are eligible to receive any dividends payable with respect to their shares of restricted stock, but any stock dividends will be deemed to be shares of restricted stock subject to the vesting provisions described above.


(b) Represents matching contributions made to Symbol's 401(k) plan.



(c) Other annual compensation with respect to Mr. Nuti in 2004 includes (i) $43,610 for legal fees paid on his behalf in connection with the negotiation of his employment agreement and related matters; (ii) $4,637 for the personal use of an aircraft in which Symbol has purchased a fractional ownership interest (valued in accordance with Internal Revenue Code Section 61 and Treasury Regulation Section 1.61-21); (iii) $13,125 for an automobile allowance; and (iv) $13,631 for travel and related expenses of Mr. Nuti's spouse in connection with Symbol's annual sales incentive and executive leadership meeting.



(d) In connection with his hiring in July 2002, Mr. Nuti received a grant of 400,000 fully-vested shares of common stock which had a closing market value on the date of grant equal to $2,992,000. Dividends were paid with respect to such shares to the extent dividends were otherwise paid with respect to shares of common stock. As of the date of grant, these shares of common stock were deemed to be "restricted securities" as the term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933, as amended, and accordingly, Mr. Nuti's ability to resell these shares was restricted by applicable federal securities laws. In connection with his employment agreement with Symbol, Mr. Nuti agreed not to resell or otherwise transfer these shares prior to August 1, 2004. On December 30, 2004, in accordance with a Rule 10b5-1 trading plan adopted by Mr. Nuti on August 31, 2004, Mr. Nuti sold all of these restricted shares at a selling price of $16.45 per share. As of December 30, 2004, the aggregate value of these shares was $6,580,000.



(e) Other annual compensation with respect to Mr. Abbott in 2004 includes (i) $16,522 for an automobile allowance; and (ii) $11,953 for travel and related expenses of Mr. Abbott's spouse in connection with Symbol's annual sales incentive and executive leadership meeting.



(f) Represents relocation expenses paid by Symbol in connection with Mr. Abbott's relocation to the Long Island, New York region.



(g) Other annual compensation with respect to Mr. Greenquist in 2004 includes
(i) $14,278 for an automobile allowance; and (ii) $7,050 for travel and related expenses of Mr. Greenquist's spouse in connection with Symbol's annual sales incentive and executive leadership meeting.



(h) Represents relocation expenses paid by Symbol in connection with Mr. Greenquist's relocation to the Long Island, New York region.



(i) Other annual compensation with respect to Mr. Bruno in 2004 includes (i) $60,579 in relocation expenses paid by Symbol; (ii) $16,673 for an automobile allowance; and (ii) $17,366 for travel and related expenses of Mr. Bruno's spouse in connection with Symbol's annual sales incentive and executive leadership meeting.



(j) Includes $105,234 received as a signing bonus.



(k) Includes $123,688 in relocation expenses paid by Symbol.



(l) Other annual compensation with respect to Mr. Hewlin in 2004 includes (i) $13,555 for an automobile allowance; and (ii) $17,455 for travel and related expenses of Mr. Hewlin's spouse in connection with Symbol's annual sales incentive and executive leadership meeting.



(m) Includes $78,058 received as a signing bonus.



(n) Represents relocation expenses paid by Symbol in connection with Mr. Hewlin's relocation to the Long Island, New York region.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows all grants of stock options made to the individuals named above in the Summary Compensation Table during the fiscal year ended December 31, 2004. No stock appreciation rights were granted to such individuals in 2004.


----------------------------------------------------------------------------------------------------
                                                         INDIVIDUAL GRANTS
                       ---------------------------------------------------      POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                         NUMBER OF     % OF TOTAL                              ANNUAL RATES OF STOCK
                        SECURITIES        OPTIONS                             PRICE APPRECIATION FOR
                        UNDERLYING     GRANTED TO    EXERCISE                     OPTION TERM ($)(A)
                           OPTIONS   EMPLOYEES IN       PRICE   EXPIRATION   -----------------------
NAME                    GRANTED(B)    FISCAL YEAR   ($/SHARE)         DATE           5%          10%
----------------------------------------------------------------------------------------------------
William R. Nuti......      200,000           2.31       16.89      02/8/14   2,124,406    5,383,662
Todd A. Abbott.......       80,000           0.92       16.89      02/8/14     849,762    2,153,465
Mark T. Greenquist...       50,000           0.58       16.89      02/8/14     531,102    1,345,916
                            25,000           0.29       18.40      01/6/14     289,292      733,122
John G. Bruno........       75,000           0.87       16.89      02/8/14     796,652    2,018,873
                            10,000           0.12       18.40      01/6/14     115,717      293,249
Todd G. Hewlin.......       80,000           0.92       16.89      02/8/14     849,762    2,153,465
----------------------------------------------------------------------------------------------------


(a) Potential realizable value is net of exercise price, but before deduction of taxes associated with exercise. A 0% gain in stock price will result in zero dollars for the optionee. The dollar amounts indicated in these columns are the result of calculations assuming growth rates required by the SEC. These growth rates are not intended to forecast future appreciation, if any, in the price of our common stock.

(b) Subject to the optionee's continued employment with us, each option will become vested and exerciseable with respect to (i) 10% shares covered thereby on the first anniversary of the date of grant and (ii) an additional 15% of the shares covered thereby on each six month anniversary thereafter (until the option becomes fully vested and exercisable with respect to all shares covered thereby on the fourth anniversary of the date of grant).

OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table shows information about unexercised options to purchase the common stock as of December 31, 2004 and the value realized upon the exercise of options in 2004 by the individuals named in the Summary Compensation Table. No stock appreciation rights were exercised by such individuals in 2004 or held by such individuals as of December 31, 2004.


---------------------------------------------------------------------------------------------------------
                                                       NUMBER OF SECURITIES
                         NUMBER OF                   UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                            SHARES                          OPTIONS HELD AT     IN-THE-MONEY OPTIONS HELD
                       ACQUIRED ON                        DECEMBER 31, 2004    AT DECEMBER 31, 2004($)(A)
                       EXERCISE IN      VALUE   ---------------------------   ---------------------------
                              2004   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------
William R. Nuti......            -          -       382,500         867,500    2,749,000        4,513,000
Todd A. Abbott.......            -          -       132,500         297,500      962,600        1,538,200
Mark T. Greenquist...            -          -       100,000         375,000      705,000        2,135,500
John G. Bruno........            -          -       102,500         257,500      793,000        1,281,750
Todd G. Hewlin.......            -          -       100,000         380,000      328,000        1,016,800
---------------------------------------------------------------------------------------------------------



(a) Options were "in-the-money" as of December 31, 2004 if the market value of the common stock on that date exceeded the exercise price of the options. The amounts set forth represent the difference between the closing price of the common stock on the New York Stock Exchange on December 31, 2004 ($17.30) and the exercise price payable for those shares.

EMPLOYMENT AGREEMENT

In March 2004, we entered into a new employment agreement with Mr. Nuti, the initial term of which expires in July 2009 (subject to year-to-year extensions if neither party gives notice of its intention not to extend the term). Pursuant to the new agreement, Mr. Nuti will receive an annual base salary of $1,000,000. Mr. Nuti's salary will be reviewed annually but may not be decreased. Mr. Nuti also participates in Symbol's Executive Bonus Plan. The target amount of his annual bonus is 100% of his base salary, and the maximum annual bonus that he may receive is 200% of his base salary. If Mr. Nuti's employment is terminated during the term of his employment agreement for any reason (other than due to his death or disability, his termination by Symbol for Cause (as defined in the employment agreement) or his voluntary resignation without Good Reason (as defined in the employment agreement)), Mr. Nuti will receive severance payments equal to 1.5 times the sum of (a) his then-current annual base salary and (b) the greater of the bonus paid him in the fiscal year ending immediately prior to the date of termination or 50% of his target bonus for such year. If Symbol does not extend the term of Mr. Nuti's employment agreement, then Mr. Nuti will receive severance payments equal to the sum of (x) his then-current annual base salary and (y) the greater of the bonus paid him in the fiscal year ending immediately prior to the date of termination or 50% of his target bonus for such year. If there is a Change in Control of Symbol (as defined in the employment agreement) and Mr. Nuti's employment is terminated without Cause or for Good Reason during the period beginning six months prior to the Change in Control and ending 18 months after the Change in Control, then Mr. Nuti will receive payments equal to three times the sum of (i) his then-current annual base salary and (ii) the target bonus payable to him for the fiscal year ending immediately prior to the date of termination. If any payments made to Mr. Nuti in connection with a Change in Control are subject to an excise tax payable under Section 4999 of the Internal Revenue Code of 1986, as amended, then Symbol will pay Mr. Nuti an additional "gross-up" payment sufficient to place Mr. Nuti in the same after-tax position as he would have been in had the excise tax not applied. The employment agreement also contains restrictive covenants preventing Mr. Nuti from competing with or soliciting Symbol's employees, customers or suppliers for defined periods following the termination of his employment with Symbol, requires him to maintain in perpetuity the confidential information of Symbol, and prohibits him from intentionally disparaging Symbol and its products, among other things. The non-solicitation covenant expires 24 months following Mr. Nuti's termination of employment. The non-compete covenant expires 18 months following Mr. Nuti's termination of employment (other than a termination due to Symbol's non-extension of the employment agreement, in which case the non-compete covenant expires 12 months following such termination). If Mr. Nuti violates any of these covenants, he will forfeit any severance payments not paid to him prior to such violation. The employment agreement that we entered into with Mr. Nuti in March 2004 supersedes an employment agreement that we previously entered into with Mr. Nuti in July 2002, except that the provisions related to the grant of restricted stock to Mr. Nuti in connection with his original employment by Symbol are incorporated into, and are not superseded by, the March 2004 agreement.

AGREEMENTS WITH FORMER EXECUTIVES

Richard Bravman. In a letter dated February 19, 2004 and countersigned by Mr. Bravman on March 1, 2004, we entered into an agreement with Mr. Bravman that provided for his continued employment by Symbol as a senior advisor to Mr. Nuti and the board of directors until July 15, 2004. This letter agreement augmented a prior employment agreement between us and Mr. Bravman pursuant to which Mr. Bravman had received an annual base salary of $750,000. Mr. Bravman was paid a base salary at an annual rate of $750,000 for his employment with Symbol through July 15, 2004 and was eligible to participate in all applicable employee benefits plans of Symbol through such date (except that Mr. Bravman was not eligible to receive any bonus for his services in 2004). Additionally, so long as Mr. Bravman entered into a waiver and release agreement with us, Mr. Bravman was entitled to receive all severance payments as set forth in his original employment agreement with Symbol (subject to adjustment for repayment of Mr. Bravman's loans from Symbol). In July 2004, Mr. Bravman executed a release agreement and received a severance payment in the amount of $1,312,511, the full after-tax amount of which was applied to the repayment of Mr. Bravman's loans from Symbol. As of the date of this prospectus, Mr. Bravman is entitled to receive one additional severance payment from Symbol in the amount of $1.5 million on July 15, 2005. Mr. Bravman is also entitled to continue to receive certain fringe benefits from Symbol (including life, health, disability insurance and the use of an automobile) until July 15, 2005.

Jerome Swartz. On July 7, 2003, we entered into a separation, release and employment agreement with Dr. Swartz. Pursuant to this separation agreement, Dr. Swartz was employed as chief scientist emeritus until July 1, 2004, at a base salary of $1.00 for the term of his employment by Symbol. Dr. Swartz was not eligible to participate in Symbol's Executive Bonus Plan. This separation agreement superseded an employment agreement in effect between us and Dr. Swartz through July 7, 2003, pursuant to which Dr. Swartz received an annual base salary of $1 million.

On June 1, 2004, we entered into an agreement with Dr. Swartz for the mutual release of all claims, except claims arising from a breach of the securities fraud class action settlement agreement and for indemnification under our charter, by-laws and Delaware law. Pursuant to the settlement agreement, Dr. Swartz agreed to pay $14.1 million comprised of the following: (i) $4 million in cash to the class in settlement of the claims made against Dr. Swartz in the securities fraud class action lawsuits, (ii) $7.2 million in cash to Symbol and
(iii) $2.9 million in cash and in the form of surrendered Symbol stock options to Symbol. In addition, Dr. Swartz has agreed not to make any claim against our insurance policies relating to any alleged financial fraud or accounting matters, and we will not incur any indemnification costs relating to any civil, administrative or criminal proceedings or investigations by any government agency unless such government agency is acting in the capacity of a shareholder. Any indemnity by Symbol to Dr. Swartz for attorneys' fees and expenses incurred through June 1, 2004 relating to any alleged financial fraud or accounting matters is limited to $500,000 and all post-June 1, 2004 indemnity rights of Dr. Swartz relating to any alleged financial fraud or accounting matters is limited to $2.5 million.

Leonard Goldner. On December 15, 2000, we entered into an employment agreement with Mr. Goldner that was scheduled to terminate on December 31, 2005. Mr. Goldner initially received an annual base salary of $415,800 which increased to $457,380 through 2001. His annual base salary was increased to $465,775 prior to his resignation as of June 30, 2003.

On July 8, 2003, we entered into an interim resignation agreement with Mr. Goldner for his resignation effective June 30, 2003 that provides that, until a definitive agreement is negotiated between the parties with respect to the terms and conditions of his resignation, Mr. Goldner may serve as a legal consultant to Symbol, at a rate of $475 per hour, primarily in connection with our current and ongoing intellectual property litigation matters. Symbol may terminate this consulting arrangement at any time in its sole and absolute discretion. In this interim resignation agreement, neither Symbol nor Mr. Goldner waived any rights, remedies or claims against the other. On June 9, 2004, we entered into a tolling agreement with Mr. Goldner providing that for the nine-month period beginning February 1, 2004 and ending November 1, 2004, neither party shall commence any action or assert any cross-claim or counterclaim against the other. On October 13, 2004, the parties entered into an agreement to extend the tolling period under the tolling agreement until November 1, 2005. Both parties have reserved all rights and claims against the other in connection with this agreement.


Tomo Razmilovic. On July 1, 2000, we entered into an employment agreement with Mr. Razmilovic, one of our former Presidents, Chief Executive Officers and directors, that was scheduled to terminate on June 30, 2005. Under that agreement, Mr. Razmilovic received a base salary at an annual rate of $1 million until his resignation from Symbol, effective as of February 14, 2002.

In February 2002, we entered into new agreements with Mr. Razmilovic that superseded and replaced the earlier agreement. The new agreements provided for:

 -- the payment to Mr. Razmilovic of $5 million in March 2002;

 -- the payment to Mr. Razmilovic of $2 million in May 2003; and

 -- the termination and cancellation of 1,818,750 outstanding stock options previously granted to Mr. Razmilovic.

The agreements provided for Mr. Razmilovic to remain as a full-time employee through May 6, 2002 at an annual salary of $1 million and then to be employed on a part-time and consulting basis for a period of five years beginning May 7, 2002. Pursuant to these agreements, Mr. Razmilovic was entitled to receive $200,000 per annum during this five year period and was to continue to participate in fringe benefit programs in effect as of February 14, 2002.

On May 6, 2003, we entered into a tolling agreement with Mr. Razmilovic that suspended the obligations of both parties under the 2002 agreements for a period of 12 months beginning April 1, 2003 and ending March 31, 2004. Pursuant to the tolling agreement, the payment to Mr. Razmilovic of $2 million in May 2003 was not made by Symbol. On March 18, 2004, the parties entered into an agreement to extend the tolling period under the tolling agreement until December 31, 2004. In October 2004, Symbol determined that Mr. Razmilovic's failure to disclose to Symbol, at the time of the negotiation of the 2002 agreements, the material facts concerning his involvement in fraudulent conduct during his tenure at Symbol constituted fraud in the inducement and renders the 2002 agreements voidable. As such, Symbol maintains that it has no further liability to Mr. Razmilovic with respect to the 2002 agreements.

EQUITY COMPENSATION PLANS

We currently maintain the 2004 Equity Incentive Award Plan (the "2004 Plan"), the 2001 Non-Executive Stock Option Plan (the "2001 Plan"), the 1997 Employee Stock Option Plan (the "1997 Plan"), the 1991 Employee Stock Plan, the 1990 Non-Executive Stock Option Plan and two additional option plans for the benefit of our non-employee directors. As of June 30, 2004, the total number of options outstanding under all of Symbol's option plans (including all director option plans) was 27,789,935. The weighted average exercise price of such options was $14.15 per share and the weighted average term to expiration was 6.9 years.

In April 2004, Symbol adopted the 2004 Plan in connection with which all existing Symbol stock option plans were amended to provide that no further options will be granted under Symbol's other option plans. In May 2004, the compensation committee granted "performance vesting" restricted stock awards to certain senior executives of Symbol pursuant to the 2004 Plan. The vesting of such restricted stock awards may be accelerated if Symbol attains specified "return on net asset" targets. Such restricted stock awards are intended to align the interests of such senior executives with the interests of Symbol's stockholders and to support the retention of such senior executives. Also in May 2004, we amended the 2004 Plan to provide for formula-based equity compensation awards to our non-employee directors and we awarded shares of restricted stock to certain non-employee directors in recognition of their significant contributions to Symbol. See"--Board of directors compensation--Equity compensation awards."


Options outstanding under the 2004 Plan, 2001 Plan and the 1997 Plan generally have a maximum term of 10 years and an exercise price equal to 100% of the fair market value of our common stock on the date of grant. All options outstanding under the 2001 Plan and the options granted to non-executive officers and outstanding under the 1997 Plan generally become vested with respect to 20% of the shares covered thereby on the first anniversary of the date of grant and with respect to 10% of the shares covered thereby every six months thereafter. Options granted to executive officers and outstanding under the 1997 Plan generally become vested with respect to 10% of the shares covered thereby on the first anniversary of the date of grant and with respect to 15% of the shares covered thereby every six months thereafter.


STOCK OWNERSHIP GUIDELINES

In 2002, we adopted the 2002 Executive Stock Ownership and Retention Program, which replaced a similar program that had been in existence since 1995. Under the program, without the compensation committee's prior permission, if an executive has not attained the minimum requirements described below, his ability to exercise options or sell shares is limited. Executive officers must agree to participate in the program to be eligible to receive options or stock awards after May 6, 2002. All of our current executive officers have agreed to participate in the program. In connection with its ongoing review of Symbol's compensation policies, the compensation committee is currently evaluating the program and intends to present recommendations regarding the adoption of a new program to the full board of directors upon completion of its review.

The program limits the exercise of vested options unless the executive either
(i) retains all shares acquired upon exercise (net of shares used to pay for the exercise price and taxes resulting from such exercise) or (ii) meets and will continue to meet the equity interest requirement described below after the exercise and sale of shares acquired upon exercise. The equity interest requirement provides that the combined value of the common stock and vested options held by the executive, each valued at the then-current market price of our common stock, must be equal to or greater than a designated multiple of the executive's annual base salary plus target bonus.

If the equity interest requirement is satisfied, the program allows for the exercise of vested options if (i) at least 50% of the net after tax proceeds from the exercise of such options (other than options awarded in connection with an executive's initial hire or initial promotion to an executive officer position, or options already held by a person prior to such promotion) is retained in the form of shares of our common stock or (ii) the executive owns shares of our common stock having a market value equal to a specified multiple of his or her base salary.

--------------------------------------------------------------------------------------------------
                                                                                             SHARE
                                                          EQUITY INTEREST                OWNERSHIP
POSITION                                                      REQUIREMENT              REQUIREMENT
--------------------------------------------------------------------------------------------------
Chairman of the Board of
   Directors......................  7 times base salary plus target bonus      5 times base salary
Chief Executive Officer/
   Chief Operating Officer........  5 times base salary plus target bonus      3 times base salary
Executive/Senior Vice President...  2 times base salary plus target bonus      2 times base salary
Vice President....................  2 times base salary plus target bonus      1 times base salary
--------------------------------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLAN

We maintain the Symbol Technologies, Inc. Employee Stock Purchase Plan (the "ESPP") for the benefit of our eligible employees. We originally adopted the ESPP in 1997. The total number of shares of common stock reserved and available for distribution under the ESPP is 250,000. As of June 30, 2003, due to our delinquency in filing our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 with the SEC, as required by the Exchange Act, we were deemed not to have an effective registration statement covering the purchases of shares by participating employees pursuant to the ESPP. As a result, we were not able to issue shares to participants with respect to the January 1, 2003 through June 30, 2003 payment period, nor were we permitted to conduct an open enrollment for new participants in the ESPP. As of December 31, 2003, we still were deemed not to have an effective registration statement covering the purchase of shares by participating employees pursuant to the ESPP, and as a result, effective January 1, 2004, we suspended the withholding of participant payroll deductions. On February 25, 2004, we filed the delinquent Quarterly Reports on Form 10-Q with the SEC, thereby curing the deficiency and causing the plan to once again satisfy the requirements of Section 423 of the Internal Revenue Code. Thereafter, the participants' accumulated amounts for the extended payment period were used to purchase shares of stock at 85% of the closing price on January 1, 2003, which represented the lesser of the closing prices at the beginning and end of the extended payment period. As of July 1, 2004, eligible employees were again allowed to participate in the ESPP with respect to the payment period beginning July 1, 2004 and payroll deductions were resumed.

Subject to the limits of the ESPP, eligible employees may purchase shares of our common stock as of the last day of each payment period. The ESPP provides for two payment periods each calendar year. The first payment period begins on January 1 and ends on June 30, and the second payment period begins on July 1 and ends on December 31. With respect to each payment period, the purchase price of shares of common stock under the ESPP will be the lesser of: (1) 85% of the fair market value of the shares on the first business day of the payment period; or (2) 85% of the fair market value of the shares on the last business day of the payment period. Employees pay for shares of stock purchased under the ESPP via payroll deductions in an amount designated by the employee, but not less than 2% or more than 10% of the employee's base salary. The amounts so deducted are paid to us and the number of shares of common stock purchased by each participating employee are credited to an account established for the employee.

The maximum number of shares that may be purchased by an employee in any payment period is 2,500. Also, no employee may receive an option under the ESPP that permits the employee's right to purchase stock under the ESPP to accrue at a rate that exceeds $25,000 of stock (determined as of the first day of a payment period) in any calendar year.

An employee's continuing participation in the ESPP will terminate upon, and no additional purchases of common stock under the ESPP will be made on behalf of such employee following, the employee's termination of employment. All amounts previously deducted via payroll deduction and held in the employee's account at the time of termination of employment (less amounts previously used to purchase shares of common stock on behalf of the employee) will be refunded to the employee without interest.

The ESPP is generally administered by our board of directors or a committee designated by our board to administer the ESPP. Our board of directors may amend, suspend or terminate the ESPP at any time. However, the ESPP may not be amended to increase the maximum number of shares of common stock subject to the ESPP or to change the designation or class of employees eligible to participate under the ESPP without approval of our stockholders.


On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Based on the release of Statement 123(R), Symbol is currently considering amending the ESPP to conform with the requirements necessary to render the ESPP non-compensatory. These amendments may result in reducing the discount of the price of the shares purchased by employees in the ESPP from its current discount of 15% to a discount of 5% and eliminating the look-back period currently utilized to determine the price of the shares purchased. These changes will allow the ESPP to continue to be non-compensatory to Symbol.


401(K) PLAN

Our U.S. employees are eligible to participate in a 401(k) defined contribution plan after 90 days of service. With some limitations, a participant may make pre-tax contributions to the plan. Except for participants over the age of 50, the maximum contribution a participant was allowed to make in 2004 was $13,000 and in 2005 is $14,000. Participants over the age of 50 were entitled to contribute a maximum of $16,000 in 2004 and will be entitled to contribute up to $18,000 in 2005. The plan matches 50% of up to 6% of eligible compensation contributed by each participant during each pay period. The employee's contribution is vested immediately. Our contribution is 100% vested after one year of service. Amounts accumulated under the plan are normally paid to a participant on retirement or termination of employment. Payments depend on the following: the amounts contributed by the participant; the manner in which contributions have been invested; the amount of any prior withdrawal; and other factors as detailed in the plan.

EXECUTIVE RETIREMENT PLAN

Our Executive Retirement Plan is a non-qualified deferred compensation plan for a select group of senior management employees. Effective as of January 1, 2005, this plan was amended to provide that certain of our current employees (including our named executive officers) ceased to be eligible to participate and receive benefits under this plan. This amendment does not, however, effect the rights of former employees or others who have accrued and vested benefits under this plan. We currently intend to adopt a non-qualified account balance deferred compensation plan in which our named executive officers will be eligible to participate. The following table illustrates the estimated annual retirement benefits payable under the Executive Retirement Plan to a participant at specified average compensation levels and years of service.

                               PENSION PLAN TABLE

-------------------------------------------------------------------------------------------
                                                                           YEARS OF SERVICE
3-YEAR AVERAGE ANNUAL                                    ----------------------------------
COMPENSATION                                                    5           10           15
-------------------------------------------------------------------------------------------
$  400,000                                               $100,000   $  200,000   $  200,000
   800,000                                                200,000      400,000      400,000
 1,200,000                                                300,000      600,000      600,000
 1,600,000                                                400,000      800,000      800,000
 2,000,000                                                500,000    1,000,000    1,000,000
 2,400,000                                                600,000    1,200,000    1,200,000
-------------------------------------------------------------------------------------------

As described above, none of our named executive officers participates in our Executive Retirement Plan. Benefits under the Executive Retirement Plan are not offset for Social Security benefits. Benefits payable under the Executive Retirement Plan will be reduced by the value of any retirement income of the participant attributable to contributions by us to any qualified pension plan adopted by us (excluding our 401(k) plan).


Under the Executive Retirement Plan, the maximum benefit a participant may be paid is the cumulative participant's average compensation (base salary plus accrued bonus) for the three highest fiscal years in the five-year period immediately prior to the date the participant is no longer a plan participant multiplied by five ("Benefit Ceiling Amount"). After five successive years of participation in the Executive Retirement Plan, a participant is entitled to 50% of the Benefit Ceiling Amount. After each additional full year of participation in the Executive Retirement Plan up to five additional years of participation, a participant is entitled to an additional 10% of the Benefit Ceiling Amount. Benefits are normally payable in equal monthly installments over a 10-year period after retirement, beginning after the participant attains age 65 or age 60 with at least 15 years of credited service. Participants with more than 10 years of credited service will receive 12 equal monthly installments for each full year of creditable service above 10 years, with a maximum of five additional years of service. Upon death or disability, payment is accelerated and made in a lump sum but the amount is reduced to the then present value of the benefit payments which would have been made under the normal mode of payment.

         EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2004)
--------------------------------------------------------------------------------

                                                                                                  (C)
                                                                                 NUMBER OF SECURITIES
                                                                              REMAINING AVAILABLE FOR
                                               (A)                      (B)     FUTURE ISSUANCE UNDER
                        NUMBER OF SECURITIES TO BE         WEIGHTED-AVERAGE       EQUITY COMPENSATION
                           ISSUED UPON EXERCISE OF        EXERCISE PRICE OF          PLANS (EXCLUDING
                              OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN
                               WARRANTS AND RIGHTS      WARRANTS AND RIGHTS               COLUMN (A))
                        --------------------------     --------------------   -----------------------
PLAN CATEGORY                    12/31/04                          12/31/04                  12/31/04
-----------------------------------------------------------------------------------------------------
Equity compensation
   plans approved by
   security
   holders(a).........                  11,525,235                   $12.21                17,914,878(c)
Equity compensation
   Plans not approved
   by security
   holders(b).........                  15,605,722                   $15.44                         0
   Total(*)...........                  27,789,935(d)                $14.15                17,914,878
-----------------------------------------------------------------------------------------------------

* These amounts include stock options that Symbol assumed under the 1990 Employee and 1990 Non-Employee Stock Option plans of Telxon Corporation, pursuant to which such stock options are exercisable for 658,978 shares of common stock effective December 31, 2004. These options have a weighted average exercise price of $17.46 per share December 31, 2004. No awards have been made under these plans since their assumption by Symbol.

(a) Approved Plans: 1991 Employee Stock Plan, 1994 Directors' Stock Option Plan, 1997 Employee Stock Option Plan, 1997 Employee Stock Purchase Plan, 2000 Directors' Stock Option Plan, the 2002 Directors' Stock Option Plan and the 2004 Equity Incentive Award Plan.


(b) Non-Approved Plans: 1990 Non-Executive Stock Option Plan and 2001 Non-Executive Stock Option Plan.


(c) Of these shares, 1,804,575 shares remain available for purchase under the 1997 Employee Stock Purchase Plan.

(d) The weighted average term for these options is 6.9 years.


Under the 1990 Non-Executive Stock Option Plan, the compensation committee of the board of directors was permitted to grant options to key employees of Symbol and its subsidiaries other than executive officers, with similar terms and vesting periods as those contained in the 2001 Plan. The 1990 Non-Executive Stock Option Plan terminated on April 30, 2003.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The following chart shows a comparison of the yearly performance change in an investment of $100 in the common stock compared to an investment of $100 in the Standard & Poor's Composite 500 Stock Index and the Standard & Poor's Technology Sector Index for a five year period beginning January 1, 1999 and ending December 31, 2004. The chart assumes that all dividends will be reinvested.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                        AMONG SYMBOL, THE S&P 500 INDEX
                    AND THE S&P INFORMATION TECHNOLOGY INDEX

--------------------------------------------------------------------------------------------
                                              12/99    12/00   12/01   12/02   12/03   12/04
--------------------------------------------------------------------------------------------
Symbol......................................  100.00   84.99   56.30   29.20   60.10   61.65
S&P 500.....................................  100.00   90.89   80.09   62.39   80.29   89.02
S&P Information Technology..................  100.00   59.10   43.81   27.42   40.37   41.40
--------------------------------------------------------------------------------------------

* $100 invested on December 31, 1999 in stock or index, including reinvestment of all dividends. Fiscal year ending December 31.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


The following table sets forth the beneficial ownership of the common stock as of February 15, 2005 by (i) those persons known by us to own beneficially more than 5% of the outstanding common stock; (ii) each current executive officer named in the Summary compensation table; (iii) each director; and (iv) all current directors and executive officers, as a group.



--------------------------------------------------------------------------------------------------
NAME OF INDIVIDUAL OR                                    AMOUNT AND NATURE OF          % OF COMMON
IDENTITY OF GROUP                                     BENEFICIAL OWNERSHIP(1)             STOCK(2)
--------------------------------------------------------------------------------------------------
FMR Corp. ..........................................               32,220,852(3)           13.390%
   82 Devonshire Street
   Boston, Massachusetts 02109
William R. Nuti.....................................                  717,500(4)                 *
Todd A. Abbott......................................                  260,500(5)                 *
Mark T. Greenquist..................................                  239,500(6)                 *
John G. Bruno.......................................                  224,500(7)                 *
Todd G. Hewlin......................................                  213,000(8)                 *
Salvatore Iannuzzi..................................                   60,000(9)                 *
Robert Chrenc.......................................                   55,000(10)                *
Melvin Yellin.......................................                   55,000(11)                *
Edward Kozel........................................                   50,000(12)                *
George Samenuk......................................                   50,000(13)                *
All current executive officers and directors as a
   group (consisting of 13 individuals).............                2,244,750(14)                *
--------------------------------------------------------------------------------------------------



* Less than 1%.



(1) The amounts shown are the number of shares of the common stock owned beneficially (as determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) as of February 15, 2005 (except for FMR Corp., where the amounts are as of December 31, 2004, as reported in FMR Corp.'s on Schedule 13G filed on February 14, 2005). The persons identified in this table have sole voting and investment power over the shares of the common stock stated above, except as stated otherwise in these footnotes. This chart was prepared from information the directors and executive officers have given to us and from publicly available documents filed or furnished to the SEC.



(2) The percentages shown represent the percentages beneficially owned of the outstanding common stock as of February 15, 2005, except for FMR Corp., where the amounts are as of December 31, 2004.



(3) All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR Corp., Edward C. Johnson 3rd and Abigail P. Johnson on February 14, 2005 ("FMR Schedule 13G/A"), which is the most recent filing by FMR Corp. on Schedule 13G. According to the FMR
Schedule 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 26,226,766 shares and the sole power to vote or direct the vote of these 26,226,766 shares resides with Edward C. Johnson 3d, FMR Corp. and the Boards of Trustees of the various Fidelity funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 5,184,025 shares and the sole dispositive power and the sole power to vote or direct the vote of these 5,184,025 shares resides with Edward C. Johnson 3d and FMR Corp. Through Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., FMR owns 1,861 shares of Symbol. Fidelity International Limited ("FIL") is the beneficial owner of 808,200 shares of Symbol. FMR Corp. and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities "beneficially owned" by the other entity within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other entity need not be aggregated for purposes of
Section 13(d).



(4) This number includes 522,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 195,000 restricted shares owned by Mr. Nuti.



(5) This number includes 140,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 120,000 restricted shares owned by Mr. Abbott.

(6) This number includes 167,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 72,000 restricted shares owned by Mr. Greenquist.



(7) This number includes 119,500 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 105,000 restricted shares owned by Mr. Bruno.



(8) This number includes 108,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 105,000 restricted shares owned by Mr. Hewlin.



(9) This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Iannuzzi.



(10) This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Chrenc.



(11) This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Yellin.



(12) This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Kozel.



(13) This number includes 50,000 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 by Mr. Samenuk.



(14) This number includes 1,483,750 shares that may be acquired upon the exercise of options within 60 days of February 15, 2005 and 741,000 restricted shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


In 2000, we entered into a new employment agreement with Raymond Martino, a then-current member of our board of directors and a former President, that terminated on February 15, 2005. He was employed as a part-time consultant, assisting the non-executive chairman of the board of directors and the CEO and President. In 2004, Mr. Martino received $100,000 pursuant to his agreement.


Raymond Martino's son, Raymond Martino, Jr., is employed by us as Vice President--Technology Strategy. Mr. Martino, Jr.'s base compensation for fiscal year 2004 was $231,338. His compensation is not subject to approval by the board of directors. On February 9, 2004, Mr. Martino, Jr. was awarded options under our 2001 Plan to purchase 10,000 shares of our common stock at an exercise price of $16.89 per share, which was the closing price of our common stock on the New York Stock Exchange on the date the option was granted. Twenty percent of these options vest on February 9, 2005 and 10% vest on August 9, 2005 and each of the seven next consecutive six-month anniversary dates of that date.


In January 2003, we loaned $500,000, interest free, to John Bruno, our current Senior Vice President--Corporate Development, who, at such time, was not an "executive officer" as such term is used in the Sarbanes-Oxley Act of 2002 or an "officer" as such term is defined in Rule 16a-1(f) of the Exchange Act and for purposes of Section 16(a) of the Exchange Act. As of March 1, 2004, this loan was repaid in full by Mr. Bruno. On March 10, 2004, the board of directors appointed Mr. Bruno an executive officer of Symbol.


We loaned $1 million to Mr. Bravman in February 2002 and $500,000 in October 1999. These loans to Mr. Bravman were made prior to the adoption of the Sarbanes-Oxley Act and thus were "grandfathered" and not subject to the prohibition against loans to an "executive officer" as such term is used in the Sarbanes-Oxley Act. Mr. Bravman repaid these loans in full in July 2004, as required by the letter agreement Mr. Bravman entered into with us in connection with his termination of employment. See "Management--Executive compensation-- Agreements with former executives--Richard Bravman."


As disclosed previously, we have entered into an employment agreement with Mr. Nuti, who also serves as a Director. See "Executive Compensation--Employment Agreements--William R. Nuti."



In addition, effective as of April 7, 2005, Salvatore Iannuzzi resigned as Symbol's non-executive Chairman of the Board of Directors. On April 11, 2005, Mr. Iannuzzi joined Symbol as its Senior Vice President, Chief Administrative and Control Officer. For 2005, Mr. Iannuzzi will receive a base salary of $450,000 and a signing bonus of $500,000, payable in equal quarterly installments. Mr. Iannuzzi will also be eligible to participate in the Senior Executive Bonus Plan. Additionally, the Compensation Committee, at its next regularly scheduled meeting, will award Mr. Iannuzzi options to purchase 500,000 shares of our Common Stock at an exercise price equal to the fair market value of our Common Stock on the NYSE on the date the options are granted (as determined by the 2004 Equity Plan) and 100,000 shares of restricted stock.



Messrs. Nuti and Iannuzzi will not receive compensation for their Board service except for reimbursement of reasonable expenses incurred in connection with their attendance at Board meetings.

                       DESCRIPTION OF NEW CREDIT FACILITY

On December 29, 2004, we entered into our new credit facility to be used (i) to repay in full our outstanding senior indebtedness, comprised of the short-term credit facility and our prior revolving credit facility; (ii) for working capital and general corporate purposes; and (iii) to pay certain fees and expenses incurred in connection with such transactions. Pursuant to our new credit facility, the lenders severally agreed to provide us the following: (a) a senior secured term loan facility in an aggregate principal amount of $100,000,000 and (b) a senior secured revolving credit facility in an aggregate principal amount of up to $150,000,000 with a $20,000,000 sublimit available for letters of credit. Our new credit facility is secured on a first priority basis by (i) a pledge of all of the capital stock or other equity interests of our domestic subsidiaries, (ii) a pledge of 65% of the capital stock or other equity interests of selected overseas subsidiaries located in the United Kingdom, the Netherlands and Japan, (iii) 100% of the capital stock of the manufacturing entity in Reynosa, Mexico and all of its other assets and (iv) all our other domestic assets (other than real estate) and domestic subsidiaries.

The term loan facility is payable at approximately $11,111,111 per quarter commencing on December 15, 2005 through the term loan maturity date of December 30, 2007. The revolving credit facility matures on December 30, 2009. The interest rate on our new credit facility is the greater of (i) the prime rate and (ii) the federal funds rate plus 0.5%, plus, in both cases, the applicable margin for U.S.-based loans. For Eurodollar-based loans, the rate is the adjusted LIBO rate (defined as the LIBO rate multiplied by the statutory reserve rate) plus the applicable margin. The applicable margin is based upon our leverage ratio (defined as the ratio of our total indebtedness to our consolidated EBITDA for the period of the most recent four fiscal quarters) plus 0.25% to 1% for U.S.-based loans and 1.25% to 2% for Eurodollar-based loans. The interest rate on our new credit facility was 6.0% at December 31, 2004.

Our new credit facility contains customary negative covenants and restrictions on our ability to engage in specified activities, including, but not limited to:

 -- limitations on indebtedness, except, among others, permitted subordinated debt, unsecured debt not to exceed $30,000,000 at any time, indebtedness to finance capital expenditures not to exceed $20,000,000 at any time;

 -- restrictions on liens, mergers and acquisitions, transactions with affiliates and guarantees;

 -- limitations on investments, except, among others, permitted investments, investments by the company and its subsidiaries in equity interests in their subsidiaries not to exceed $25,000,000 at any time, intercompany loans not to exceed $25,000,000 at any time, permitted acquisitions not to exceed $50,000,000 at any time, and other investments not to exceed $15,000,000 in the aggregate;

 -- limitations on sales of assets, among others, to persons other than affiliates not to exceed $25,000,000 at any time, and sales or transfers of lease contracts under the Bank of Tokyo securitization not to exceed $15,000,000 in any fiscal year;

 -- limitations on sale and leaseback transactions not to exceed $20,000,000 at any time; and

 -- restrictions on payments of dividends in an amount not to exceed $8,000,000 in any year, and repurchases of common stock under employee stock purchase plans.

Our new credit facility contains customary affirmative covenants that require us to perform certain activities, including, but not limited to:

 -- furnish the administrative agent and each lender with certain periodic financial reports;

 -- furnish the administrative agent and each lender notice of certain events, including, but not limited to, the occurrence of any default or any other occurrence that could reasonably be expected to result in an material adverse effect;

 -- furnish the administrative agent with notice regarding any changes to the collateral; and

 -- pay taxes and other material obligations, maintain insurance and keep proper books and records.

Under provisions of our new credit facility, at our option, we may seek to obtain investment grade ratings from Moody's Investor's Service, Inc. and Standard & Poor's Ratings Group, Inc. If these ratings are obtained, all collateral securing the new credit facility will be released.

Our new credit facility contains financial covenants that (a) restrict our total leverage ratio (debt to adjusted EBITDA) to a ratio no greater than 2.5 times total debt at any time, (b) the maximum senior leverage ratio to 2.0 to 1.0 (after January 1, 2006, maximum senior leverage is 1.75x at any time total leverage exceeds 2.0x), (c) minimum fixed charge coverage ratio of 1.5x and (d) minimum unrestricted domestic cash requirement of $25,000,000 at all times prior to September 30, 2005 and $50,000,000 at all times thereafter. As of December 31, 2004, we are in compliance with the covenants under the new credit facility.

                         DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior, senior subordinated or subordinated indebtedness. The debt securities will be issued under one or more indentures or indenture supplements between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures or supplemental indentures are summaries of certain anticipated provisions of the indentures or supplemental indentures and are not complete. We will file a copy of the indentures or supplemental indentures with the SEC at or before the time of the offering of the applicable series of debt securities . You should refer to those indentures or supplemental indentures for the complete terms of the debt securities.

GENERAL

We may issue debt securities that rank "senior," "senior subordinated" or "subordinated." The debt securities that we refer to as "senior securities" will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as "senior subordinated securities." We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "subordinated securities."

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

 -- the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

 -- the aggregate principal amount of the securities;

 -- the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

 -- if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

 -- the stated maturity date;

 -- any fixed or variable interest rate or rates per annum;

 -- the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

 -- the date from which interest may accrue and any interest payment dates;

 -- any sinking fund requirements;

 -- any provisions for redemption, including the redemption price and any remarketing arrangements;

 -- whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

 -- the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

 -- whether we will issue the debt securities in certificated or book-entry form;

 -- whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

 -- whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

 -- the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

 -- whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

 -- the subordination provisions, if any, relating to the debt securities;

 -- if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered; and

 -- the provisions relating to any security provided for the debt securities.

We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as "original issue discount securities." If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be set forth in any prospectus supplement relating to the debt securities, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

 -- to the person in whose name the debt security is registered at the close of business on a special record date the applicable trustee will fix; or

 -- in any other lawful manner, all as the applicable indenture describes.

You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, except as otherwise set forth in the prospectus supplement relating to the debt securities, we may not take any of these actions unless all the following conditions are met:

 -- Immediately after the merger, sale of assets or other transaction we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

 -- If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State of the United States or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

 -- If, as a result of transaction, our property or that of our restricted subsidiaries becomes subject to a lien prohibited by the indenture, we or the successor entity must secure the debt securities as required by the indenture.

 -- We must deliver an officers' certificate and opinion of counsel to the trustee as specified under the indenture.

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CERTAIN COVENANTS

Provision of financial information. Except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the SEC, so long as any debt securities are outstanding, we will furnish to the holders of debt securities:

 -- all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report by our certified independent accountants; and

 -- all financial information that would be required to be included in a Form
    8-K filed with the SEC if we were required to file this report.

In addition, except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability, unless the SEC will not accept such a filing, and make this information available to investors who request it in writing.

Additional covenants. Any additional or different covenants, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

Events of default. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term "event of default" means any of the following:

 -- We do not pay interest on a debt security within 30 days of its due date;

 -- We do not pay the principal or any premium on a debt security on its due date;

 -- We do not deposit any sinking fund payment on its due date;

 -- We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. The holders of 10% in principal amount of debt securities of the affected series may send the notice;

 -- Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

 -- The rendering of a final judgment or judgments against us over a specified amount that remains unstayed, undischarged or unbonded for a period of 60 days thereafter;

 -- We or one of our "significant subsidiaries" files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

 -- Any other event of default described in the applicable prospectus supplement occurs.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term "significant subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities
Act).

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Remedies if an event of default occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a "declaration of acceleration of maturity."
If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal, premium, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

 -- You must give the trustee written notice that an event of default has occurred and remains uncured;

 -- The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

 -- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

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MODIFICATION OF AN INDENTURE

There are three types of changes we can make to the indentures and the debt securities:

Changes requiring your approval. First, there are changes we cannot make to your debt securities without your specific approval. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the following is a list of those types of changes:

 -- change the stated maturity of the principal or interest on a debt security;

 -- reduce any amounts due on a debt security;

 -- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

 -- change the place or currency of payment on a debt security;

 -- impair your right to sue for payment;

 -- reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive certain defaults;

 -- reduce the percentage of holders of debt securities required for quorum or voting;

 -- waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

 -- modify any of the foregoing provisions, or any of the provisions relating to the waiver of particular past defaults or particular covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

Changes requiring a majority vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "--Changes requiring your approval" unless we obtain your individual consent to the waiver.

Changes not requiring approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Further details concerning voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

 -- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

 -- For debt securities whose principal amount is not known, we will use a special rule for that security described in the applicable prospectus supplement. An example is if the principal amount is based on an index.

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 -- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, defeasance and covenant defeasance--Full defeasance."

A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case, upon notice given as provided in the indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

Discharge. We may discharge some obligations to holders of any series of debt securities by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you, except as otherwise set forth in the prospectus supplement relating to the debt securities:

 -- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

 -- The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

 -- We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In

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order to achieve covenant defeasance, except as otherwise set forth in the prospectus supplement relating to the debt securities, we must do the following:

 -- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

 -- We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

 -- Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

 -- Any subordination provisions.

 -- Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

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SUBORDINATION

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

 -- the indebtedness ranking senior to the debt securities being offered;

 -- the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

 -- the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

 -- provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

GLOBAL SECURITIES

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

We have the authority to issue the following total number of shares of capital stock:

 -- 600,000,000 shares of common stock, $.01 par value, of which 270,215,542 shares were issued (241,901,864 shares were outstanding) as of January 21, 2005; and

 --  10,000,000 shares of preferred stock, $1.00 par value.

The following description is qualified in its entirety by reference to all of the provisions of our certificate of incorporation, as amended, and amended and restated by-laws, which are exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

Subject to the rights of the holders of any preferred stock that may be outstanding, holders of our common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available to pay dividends, and, in the event of liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to share in any distribution of our assets after payment of liabilities and the liquidation preference of any of our outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of stockholders. Holders of common stock have no cumulative voting rights. Thus, the holders of a majority of our outstanding common stock will be able to elect all members of our board of directors and to take other actions requiring a vote of our common stock.

The prospectus supplement will describe the specific terms of the common stock offered by the prospectus supplement.

PREFERRED STOCK

Our board of directors is authorized to issue up to 10 million shares of preferred stock, in one or more series, having such number of shares, designation, relative voting rights, dividend rights, dividend rates, conversion rights, rights and terms of redemption (including any sinking fund provisions), the redemption price or prices, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval.

The prospectus supplement will describe the specific terms of the preferred stock offered by such prospectus supplement.

RIGHTS AGREEMENT

On August 13, 2001, we entered into a rights agreement pursuant to which each share of our common stock has one right attached to it. Each right entitles the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price to be determined by our board of directors. The following summary description of the rights agreement does not purport to be complete and is qualified in its entirety by reference to the rights agreement between us and The Bank of New York, as rights agent. A copy of the rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated herein by reference.

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Rights will only be exercisable under limited circumstances specified in the rights agreement when there has been a distribution of the rights and such rights have not expired or are no longer redeemable by us.

If any person or group, other than one involving us, acquires beneficial ownership of 15% or more of the outstanding shares of our common stock, or commences or announces an intention to make a tender offer or exchange offer the consummation of which would result in such person or group owning 15% or more of our common stock, the "flip-in" provision of the rights agreement will be triggered and the rights will entitle a holder, other than such person, any member of such group or related person (as to whom such rights will be void) to acquire a number of additional shares of common stock having a market value of twice the purchase price of each right. If we are involved in a merger or other business combination transaction, each right will entitle its holder to purchase, at the right's then-current purchase price, a number of shares of the acquiring or surviving company's common stock having a value at that time of twice the right's exercise price.

The rights will expire upon the tenth anniversary of the date of the rights agreement unless such date is extended or the rights are earlier redeemed or exchanged by us. At no time will the rights have any voting rights. The provisions of the rights agreement may be amended by our board of directors under certain circumstances.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us under certain circumstances. Accordingly, the existence of the rights may deter certain acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the board of directors to negotiate with a potential acquiror on behalf of all of the stockholders. For additional anti-takeover provisions relating to Symbol, see "--Anti-takeover effects of provisions of Delaware law and our charter documents."

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER DOCUMENTS

CERTIFICATE OF INCORPORATION AND BY-LAWS

Certain provisions of our certificate of incorporation and by-laws may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder's best interests, including those attempts that might result in a premium being paid over the market price for the shares held by a stockholder.

Under our certificate of incorporation and by-laws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors or any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled only by vote of a majority of our directors then in office. Additionally, a decrease in the number of directors constituting the board of directors will not shorten the term of any incumbent director. These limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Symbol.

Our by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the

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action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us by delivery to our registered office in the State of Delaware, our principal place of business, or an officer or agent of ours having custody of the book in which proceedings of meetings of stockholders are recorded.

Our certificate of incorporation and by-laws also provide that, except as otherwise prescribed by statute, a special meeting of stockholders for any purpose may be called only by the chairman of the board of directors, or if no chairman of the board of directors is then serving by the president, by the board of directors or by the secretary at the request in writing of a majority of the board of directors. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Our certificate of incorporation provides for 10 million authorized shares of preferred stock. Our board of directors may establish one or more series of preferred stock and fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition or control of Symbol.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

The Delaware General Corporation Law ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for actions taken as a director, except for liability:

 -- for breach of duty of loyalty;

 -- for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

 -- under Section 174 of the DGCL (unlawful dividends); or

 -- for transactions from which the director derived improper personal benefit.

Our certificate of incorporation and by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors' and officers' insurance providing indemnification for our directors, officers, employees or agents for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

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The limitation of liability and indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even thought such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers.

DELAWARE TAKEOVER STATUTE

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

 -- Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

 -- Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 -- On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with affiliates and associates, is the owner of 15% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and did own 15% or more of a corporation's outstanding voting stock within the three years prior to the determination of interested stockholder status. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our by-laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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TRANSFER AGENT AND REGISTRAR

We have appointed The Bank of New York as the transfer agent and registrar for our common stock.

LISTING

Our common stock is listed on the New York Stock Exchange under the symbol
"SBL."

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                              PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

 -- at a fixed price or prices, which may be changed;

 -- at market prices prevailing at the time of sale;

 -- at prices related to such prevailing market prices; or

 -- at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then-prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

                                 LEGAL MATTERS

Latham & Watkins LLP, New York, New York will issue an opinion about certain legal matters with respect to the securities for us. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

                CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

On March 25, 2004, the audit committee of the board of directors of Symbol approved the appointment of Ernst & Young LLP ("Ernst & Young") as Symbol's independent auditors and the dismissal of Deloitte & Touche LLP ("Deloitte & Touche"), which had previously served in this capacity. On April 27, 2004, the appointment of Ernst & Young was approved and ratified by stockholder vote.

During the years ended December 31, 2003 and 2002 and the subsequent interim period through March 25, 2004, Symbol did not consult with Ernst & Young regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on Symbol's consolidated financial statements, or any matter that was the subject of disagreement or a reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The audit reports of Deloitte & Touche on Symbol's consolidated financial statements for the years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche's audit report on Symbol's consolidated financial statements for such years includes an explanatory paragraph relating to the change in method of accounting in 2002 for goodwill and other intangibles to conform to Statement of Financial Accounting Standards (Statement) No. 142, "Goodwill and Other Intangible Assets."

During the fiscal years ended December 31, 2003 and 2002 and the subsequent interim period through March 25, 2004, there were no disagreements between Symbol and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with their reports, except that, subsequent to the issuance of Symbol's 2002 consolidated financial statements, Deloitte & Touche advised Symbol that it believed that the accounting treatment afforded to an available for sale security for which an other than temporary impairment charge was recorded in the second quarter of 2002 should be revised. Deloitte & Touche advised Symbol that it believed that an other than temporary impairment of such investment should have been recognized in 2001. Symbol disagreed with Deloitte & Touche's conclusions with respect to this matter. This accounting matter was resolved, Symbol revised the accounting treatment for this investment and reissued its 2002 financial statements in an amended filing of it's 2002 Annual Report on Form 10-K/A (Amendment No. 1) on February 25, 2004.

During the two fiscal years ended December 31, 2003 and 2002 and the subsequent interim period through March 25, 2004, Deloitte & Touche reported to Symbol's audit committee that

Deloitte & Touche considered matters involving Symbol's internal controls and their operation to be material weaknesses as follows:

    (1) In connection with its audit of the consolidated financial statements of Symbol for the fiscal year ended December 31, 2002, Deloitte & Touche reported to the audit committee the following material weaknesses:

     -- decentralized accounting structure for operations in the United States;

     -- inadequate policies and processes for identifying complex non-standard transactions, including restructurings and acquisitions;

     -- inadequate hiring of qualified and experienced personnel;

     -- inadequate training and supervision of personnel;

     -- inadequate systems and systems interfaces;

     -- errors related to the processing of stock option exercises;

     -- errors related to the timing and amount of revenue recognized;

     -- errors in the timing and recording of certain reserves, including excess and obsolete inventory;

     -- inadequate support and approval for numerous manual journal entries; and

     -- informal and inconsistent policies and procedures related to account reconciliations.

    (2) In connection with its audit of the consolidated financial statements of Symbol for the fiscal year ended December 31, 2003, Deloitte & Touche reported that a material weakness exists related to the manner in which Symbol processes transactions to record revenue. Additionally, Deloitte & Touche reported that deficiencies exist relating to the adequacy and timeliness of account reconciliations, formalized worldwide policies and procedures and the amount of manual journal entries required to record transactions.

Symbol has authorized Deloitte & Touche to respond fully to inquiries of Ernst & Young concerning the reportable events discussed above.

Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu and their respective affiliates may continue to be engaged by Symbol or its subsidiaries in non-audit capacities now or in the future.

                                    EXPERTS


The consolidated financial statements and related schedule of Symbol Technologies, Inc. and subsidiaries at December 31, 2004 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.



The financial statements of Symbol and subsidiaries as of December 31, 2003 and for the years ended December 31, 2003 and 2002 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


The financial statements of Matrics, Inc. as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


We have filed a registration statement on Form S-1 with the SEC regarding this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the prospectus supplement, the registration statement and its exhibits to read that information. We are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with SEC. The site's Internet address is www.sec.gov.


You may also request a copy of these filings, at no cost, by writing or telephoning us at:

                              Corporate Secretary
                           Symbol Technologies, Inc.
                                One Symbol Plaza
                           Holtsville, NY 11742-1360
                                 (631) 738-2400
                                 www.symbol.com

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED
FINANCIAL STATEMENTS
Reports of independent registered public accounting firms...     F-2
Consolidated balance sheets as of December 31, 2004 and
  2003......................................................     F-4
Consolidated statements of operations for the years ended
  December 31, 2004, 2003 and 2002..........................     F-5
Consolidated statements of stockholders' equity for the
  years ended December 31, 2002, 2003 and 2004..............     F-6
Consolidated statements of cash flows for the years ended
  December 31, 2004, 2003 and 2002..........................     F-8
Notes to consolidated financial statements..................    F-10

MATRICS, INC. FINANCIAL STATEMENTS
Report of independent auditors..............................    F-60
Balance sheets at December 31, 2003 and 2002................    F-61
Statements of operations for the years ended December 31,
  2003 and 2002.............................................    F-62
Statement of changes in stockholders' deficit for the years
  ended December 31, 2003 and 2002..........................    F-63
Statements of cash flows for the years ended December 31,
  2003 and 2002.............................................    F-64
Notes to financial statements...............................    F-65

MATRICS, INC. CONDENSED FINANCIAL STATEMENTS
Condensed balance sheets at June 30, 2004 (unaudited) and
  December 31, 2003.........................................    F-78
Condensed statements of operations for the six months ended
  June 30, 2004 and 2003 (unaudited)........................    F-79
Condensed statements of cash flows for the six months ended
  June 30, 2004 and 2003 (unaudited)........................    F-80
Notes to condensed financial statements (unaudited).........    F-81

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders of Symbol Technologies, Inc.



We have audited the accompanying consolidated balance sheet of Symbol Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symbol Technologies, Inc. and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.



We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2005 expressed an unqualified opinion thereon.



/s/ Ernst & Young LLP


New York, New York


March 1, 2005

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders of Symbol Technologies, Inc.


Holtsville, New York



We have audited the accompanying consolidated balance sheet of Symbol Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.



We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Symbol Technologies, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte & Touche LLP


New York, New York


March 12, 2004

                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS



-----------------------------------------------------------------------------------------
                                                              DECEMBER 31,   DECEMBER 31,
       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)              2004           2003
-----------------------------------------------------------------------------------------
ASSETS
Current Assets:
Cash and cash equivalents...................................  $    217,641   $    150,017
Accounts receivable, less allowance for doubtful accounts of
   $9,385 and $13,946, respectively.........................       113,658        152,377
Inventories, net............................................       207,338        212,862
Deferred income taxes.......................................       179,844        182,571
Other current assets........................................        24,286         36,204
                                                              ---------------------------
   Total current assets.....................................       742,767        734,031
Property, plant and equipment, net..........................       241,508        210,888
Deferred income taxes.......................................       236,725        228,470
Investments in marketable securities........................        81,230        102,136
Goodwill....................................................       497,283        302,467
Intangible assets, net......................................        45,404         33,729
Restricted cash.............................................        51,370              -
Other assets................................................        34,082         34,797
                                                              ---------------------------
   Total assets.............................................  $  1,930,369   $  1,646,518
                                                              ---------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses.......................  $    414,915   $    490,666
Short term credit facility..................................       100,000              -
Current portion of long-term debt...........................        18,072            234
Deferred revenue............................................        43,692         34,615
Income taxes payable........................................        20,132          5,468
Accrued restructuring expenses..............................         9,971          5,240
                                                              ---------------------------
   Total current liabilities................................       606,782        536,223
Long-term debt, less current maturities.....................       176,087         99,012
Deferred revenue............................................        25,122         19,729
Other liabilities...........................................        49,859         70,956
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, par value $1.00; authorized 10,000 shares,
   none issued or outstanding. .............................             -              -
Series A Junior Participating preferred stock, par value
   $1.00, authorized 500 shares, none issued or
   outstanding..............................................             -              -
Common stock, par value $0.01; authorized 600,000 shares;
   issued 272,069 shares and 256,897 shares, respectively...         2,721          2,569
Additional paid-in capital..................................     1,484,093      1,342,229
Accumulated other comprehensive earnings, net...............        13,699          4,498
Deferred compensation.......................................       (15,642)            --
Accumulated deficit.........................................      (112,565)      (189,669)
                                                              ---------------------------
                                                                 1,372,306      1,159,627
LESS:
Treasury stock at cost, 29,796 shares and 26,130 shares,
   respectively.............................................      (299,787)      (239,029)
                                                              ---------------------------
   Total stockholders' equity...............................     1,072,519        920,598
                                                              ---------------------------
      Total liabilities and stockholders' equity............  $  1,930,369   $  1,646,518
-----------------------------------------------------------------------------------------



See notes to consolidated financial statements.

                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS



-------------------------------------------------------------------------------------------------
                                                                  FOR THE YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)            2004         2003         2002
-------------------------------------------------------------------------------------------------
REVENUE:
Product....................................................  $1,433,671   $1,223,853   $1,103,070
Services...................................................     298,452      306,425      298,547
                                                             ------------------------------------
                                                              1,732,123    1,530,278    1,401,617
COST OF REVENUE:
Product cost of revenue....................................     709,967      635,103      693,980
Services cost of revenue...................................     213,118      219,926      219,985
                                                             ------------------------------------
                                                                923,085      855,029      913,965
                                                             ------------------------------------
Gross Profit...............................................     809,038      675,249      487,652
                                                             ------------------------------------
OPERATING EXPENSES:
Engineering................................................     167,543      156,328      142,602
Selling, general and administrative........................     502,331      421,132      343,971
Stock based compensation expense/(recovery)(1).............       2,234       17,087      (68,084)
(Recovery)/ provision for legal settlements................     (21,400)      72,000       98,300
Restructuring and impairment charges.......................       5,170        1,181        2,590
Write-off of acquired in-process research and
  development..............................................      12,800            -            -
                                                             ------------------------------------
                                                                668,678      667,728      519,379
                                                             ------------------------------------
Earnings/(Loss) from Operations............................     140,360        7,521      (31,727)
                                                             ------------------------------------
OTHER (EXPENSE)/INCOME:
Interest income............................................       3,507        2,969        2,322
Interest expense...........................................     (20,032)     (10,590)     (16,801)
Impairment of investments..................................          --       (3,550)     (32,200)
Other (expense)/ income, net...............................         (66)       7,551       16,676
                                                             ------------------------------------
                                                                (16,591)      (3,620)     (30,003)
                                                             ------------------------------------
Earnings/(Loss) Before Income Taxes........................     123,769        3,901      (61,730)
Provision for/(benefit from) income taxes..................      41,922          606      (16,815)
                                                             ------------------------------------
Net earnings/(loss)........................................  $   81,847   $    3,295   $  (44,915)
                                                             ------------------------------------
EARNINGS/(LOSS) PER SHARE:
Basic......................................................  $     0.34   $     0.01   $    (0.20)
                                                             ------------------------------------
Diluted....................................................  $     0.33   $     0.01   $    (0.20)
                                                             ------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic......................................................     242,469      230,710      229,593
                                                             ------------------------------------
Diluted....................................................     246,166      236,449      229,593
-------------------------------------------------------------------------------------------------



(1) If we had allocated stock based compensation expense/(recovery) to each of the respective line items the allocation would have been as follows:



  Product cost of revenue..................................  $      710   $      640   $      192
  Services cost of revenue.................................         335        1,002          207
  Engineering..............................................         140        2,740       (2,888)
  Selling, general and administrative......................       1,049       12,705      (65,595)
                                                             ------------------------------------
                                                             $    2,234   $   17,087   $  (68,084)
-------------------------------------------------------------------------------------------------



See notes to consolidated financial statements

                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


              FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004


----------------------------------------------------------------------------------------------------------------------------------
                            COMMON STOCK
                         $0.01 PAR VALUE                                                                             ACCUMULATED
                        ----------------   ADDITIONAL                                                                   OTHER
(AMOUNTS IN THOUSANDS,  SHARES              PAID-IN       DEFERRED     ACCUMULATED   TREASURY     COMPREHENSIVE     COMPREHENSIVE
EXCEPT PER SHARE DATA)  ISSUED    AMOUNT    CAPITAL     COMPENSATION    (DEFICIT)      STOCK     EARNINGS (LOSS)   EARNINGS (LOSS)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1,
  2002...........       253,313   $2,533   $1,373,432   $          -   $  (138,827)  $(222,104)                     $     (15,919)
Comprehensive loss:
Net loss.........             -        -            -              -       (44,915)          -    $     (44,915)                -
Translation
  adjustments, net of
  tax............             -        -            -              -             -           -            6,663             6,663
Unrealized gain/(loss)
  on available for
  sale securities and
  foreign currency
  cash flow hedges,
  net of tax.....             -        -            -              -             -           -           (3,840)           (3,840)
                                                                                                  -------------
  Total comprehensive
    loss.........             -        -            -              -             -           -    $     (42,092)                -
                                                                                                  =============
Exercise of stock
  options........         3,099       31       17,579              -             -           -                                  -
Exercise of
  warrants.......           177        2          912              -             -           -                                  -
Stock based
  compensation
  expense/ (recovery)
  under variable plan
  accounting.....             -        -      (68,084)             -             -           -                                  -
Treasury share
  activity.......             -        -            -              -             -     (26,092)                                 -
Re-issuance of
  treasury shares...          -        -         (754)             -             -      11,720                                  -
Dividends paid...             -        -            -              -        (4,598)          -                                  -
                        ----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2002...........       256,589    2,566    1,323,085              -      (188,340)   (236,476)                           (13,096)
Comprehensive
  earnings:
Net earnings.....             -        -            -              -         3,295           -    $       3,295                 -
Translation
  adjustments, net of
  tax............             -        -            -              -             -           -           17,009            17,009
Unrealized gain/(loss)
  on available for
  sale securities and
  foreign currency
  cash flow hedges,
  net of tax.....             -        -            -              -             -           -              585               585
                                                                                                  -------------
  Total comprehensive
    earnings.....             -        -            -              -             -           -    $      20,889                 -
                                                                                                  =============
Stock option
  abeyance.......             -        -       10,539              -             -           -                                  -
Exercise of stock
  options........           308        3        2,119              -             -           -                                  -
ESPP differential...          -        -        6,137              -             -           -                                  -
Stock based
  compensation
  expense........             -        -          349              -             -           -                                  -
Treasury share
  activity.......             -        -            -              -             -      (2,553)                                 -
Dividends paid...             -        -            -              -        (4,624)          -                                  -
                        ----------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2003...........       256,897   $2,569   $1,342,229   $          -   $  (189,669)  $(239,029)                     $       4,498
----------------------------------------------------------------------------------------------------------------------------------

----------------------  --------

(AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE DATA)   TOTAL
----------------------  --------
BALANCE, JANUARY 1,
  2002...........       $999,115
Comprehensive loss:
Net loss.........        (44,915)
Translation
  adjustments, net of
  tax............          6,663
Unrealized gain/(loss)
  on available for
  sale securities and
  foreign currency
  cash flow hedges,
  net of tax.....         (3,840)
  Total comprehensive
    loss.........              -
Exercise of stock
  options........         17,610
Exercise of
  warrants.......            914
Stock based
  compensation
  expense/ (recovery)
  under variable plan
  accounting.....        (68,084)
Treasury share
  activity.......        (26,092)
Re-issuance of
  treasury shares...      10,966
Dividends paid...         (4,598)
                        --------
BALANCE, DECEMBER 31,
  2002...........        887,739
Comprehensive
  earnings:
Net earnings.....          3,295
Translation
  adjustments, net of
  tax............         17,009
Unrealized gain/(loss)
  on available for
  sale securities and
  foreign currency
  cash flow hedges,
  net of tax.....            585
  Total comprehensive
    earnings.....              -
Stock option
  abeyance.......         10,539
Exercise of stock
  options........          2,122
ESPP differential...       6,137
Stock based
  compensation
  expense........            349
Treasury share
  activity.......         (2,553)
Dividends paid...         (4,624)
                        --------
BALANCE, DECEMBER 31,
  2003...........       $920,598
----------------------

                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


              FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004


--------------------------------------------------------------------------------------------------------------------------------
                            COMMON STOCK
                         $0.01 PAR VALUE                                                                           ACCUMULATED
                        ----------------   ADDITIONAL                                            COMPREHENSIVE        OTHER
(AMOUNTS IN THOUSANDS,  SHARES              PAID-IN       DEFERRED     ACCUMULATED   TREASURY      EARNINGS       COMPREHENSIVE
EXCEPT PER SHARE DATA)  ISSUED    AMOUNT    CAPITAL     COMPENSATION    (DEFICIT)      STOCK        (LOSS)       EARNINGS (LOSS)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2003...........       256,897   $2,569   $1,342,229   $          -   $  (189,669)  $(239,029)                   $       4,498
Comprehensive
  earnings:
Net earnings.....             -        -            -              -        81,847           -   $      81,847                -
Translation
  adjustments, net of
  tax............             -        -            -              -             -           -          11,446           11,446
Unrealized gain/(loss)
  on available for
  sale securities and
  foreign currency
  cash flow hedges,
  net of tax.....             -        -            -              -             -           -          (2,245)          (2,245)
                                                                                                 -------------
  Total comprehensive
    earnings.....             -        -            -              -             -           -   $      91,048                -
                                                                                                 =============
Stock option
  abeyance.......             -        -        2,430              -             -           -                                -
Exercise of stock
  options........        13,273      133      114,210              -             -           -
Class action lawsuit
  settlement in
  shares.........           587        6        9,619              -             -           -                                -
ESPP differential...          -        -       (2,258)             -             -           -                                -
Treasury share
  activity.......             -        -            -              -             -     (68,006)                               -
Re-issuance of
  treasury shares...          -        -            -              -             -       7,248                                -
Deferred stock
  compensation...         1,312       13       17,863        (15,642)            -           -                                -
Dividends paid...             -        -            -              -        (4,743)          -                                -
                        --------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31,
  2004...........       272,069   $2,721   $1,484,093   $    (15,642)  $  (112,565)  $(299,787)                   $      13,699
--------------------------------------------------------------------------------------------------------------------------------

----------------------  ----------

(AMOUNTS IN THOUSANDS,
EXCEPT PER SHARE DATA)    TOTAL
----------------------  ----------
BALANCE, DECEMBER 31,
  2003...........       $  920,598
Comprehensive
  earnings:
Net earnings.....           81,847
Translation
  adjustments, net of
  tax............           11,446
Unrealized gain/(loss)
  on available for
  sale securities and
  foreign currency
  cash flow hedges,
  net of tax.....           (2,245)
  Total comprehensive
    earnings.....                -
Stock option
  abeyance.......            2,430
Exercise of stock
  options........          114,343
Class action lawsuit
  settlement in
  shares.........            9,625
ESPP differential...        (2,258)
Treasury share
  activity.......          (68,006)
Re-issuance of
  treasury shares...         7,248
Deferred stock
  compensation...            2,234
Dividends paid...           (4,743)
                        ----------
BALANCE, DECEMBER 31,
  2004...........       $1,072,519
----------------------



See notes to consolidated financial statements

                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



-------------------------------------------------------------------------------------------
                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                 (AMOUNTS IN THOUSANDS)                      2004        2003       2002
-------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings/(loss)......................................  $  81,847   $  3,295   $ (44,915)
ADJUSTMENTS TO RECONCILE NET EARNINGS/(LOSS) TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization of property, plant
   and equipment.........................................     54,248     52,949      56,460
Other amortization.......................................     23,549     15,838      12,877
Provision for losses on accounts receivable..............      3,514      7,564      15,975
Provision for inventory writedown........................     16,189     20,132      26,339
(Recovery) provision for legal settlements...............    (21,400)    72,000      98,300
Write-off of acquired in-process research and
   development...........................................     12,800          -           -
Non cash restructuring, asset impairment and
   other charges.........................................     15,964      4,433      46,774
Non cash stock based compensation expense/(recovery).....      4,468     17,087     (65,092)
Loss on sale of property, plant and equipment............      3,803      2,751       3,031
Unrealized holding loss/(gain) on marketable
   securities............................................     20,758    (46,549)     17,090
(Decrease)/increase in fair value of derivative..........    (19,622)    39,311     (37,787)
Deferred income taxes provision (benefit)................     15,627     (6,232)    (22,964)
Tax benefit on exercise of stock options and warrants....     25,665        439         139
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF
   EFFECTS OF ACQUISITIONS AND DIVESTITURES:
Accounts receivable......................................     32,546      3,588     (25,572)
Inventories..............................................     (5,867)    33,522      51,320
Other assets.............................................       (573)    (1,239)      5,835
Net proceeds (payments) from lease securitizations.......      6,695      9,395      (3,930)
Accounts payable and accrued expenses....................    (59,268)    (7,447)     54,471
Accrued restructuring expenses...........................     (7,323)    (1,708)     (6,692)
Other liabilities and deferred revenue...................     20,899     14,636      (4,189)
                                                           --------------------------------
   Net cash provided by operating activities.............    224,519    233,765     177,470
                                                           --------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of companies purchased, net of cash acquired........   (239,329)   (14,993)    (10,796)
Restricted cash..........................................    (51,012)         -           -
Proceeds from sale of property, plant and equipment......      3,550      1,381       4,243
Purchases of property, plant and equipment...............    (91,574)   (60,573)    (34,703)
Investments in intangible and other assets...............     (3,479)    (5,083)     (2,376)
                                                           --------------------------------
  Net cash used in investing activities..................   (381,844)   (79,268)    (43,632)
                                                           --------------------------------

-------------------------------------------------------------------------------------------
                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                 (AMOUNTS IN THOUSANDS)                      2004        2003       2002
-------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable and long-term
   debt..................................................    453,505          -           -
Repayment of notes payable and long-term debt............   (253,714)   (86,782)    (51,837)
Repurchase of convertible notes and debentures...........          -          -     (84,432)
Proceeds from exercise of stock options, warrants and
   employee stock purchase plan..........................     47,212      4,178      15,074
Acquisition of treasury shares...........................    (26,590)    (5,110)     (8,772)
Dividends paid...........................................     (4,743)    (4,624)     (4,598)
                                                           --------------------------------
   Net cash provided by/(used in) financing activities...    215,670    (92,338)   (134,565)
                                                           --------------------------------
Effects of exchange rate changes on cash and cash
  equivalents............................................      9,279     11,737       6,483
                                                           --------------------------------
Net increase in cash and cash equivalents................     67,624     73,896       5,756
Cash and cash equivalents, beginning of year.............    150,017     76,121      70,365
                                                           --------------------------------
Cash and cash equivalents, end of year...................  $ 217,641   $150,017   $  76,121
                                                           --------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID (RECEIVED) DURING THE YEAR FOR:
Interest.................................................  $  26,867   $ 11,132   $  15,598
Income taxes.............................................  $  15,006   $  4,698   $ (11,513)
-------------------------------------------------------------------------------------------



See notes to consolidated financial statements

                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF


                     DECEMBER 31, 2004 AND 2003 AND FOR THE


                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002


                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



a. DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION



Symbol Technologies, Inc., The Enterprise Mobility Company(TM), and subsidiaries deliver products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, mobile computing platforms, wireless infrastructure, mobility software and services programs under the Symbol Enterprise Mobility Services brand. The Consolidated Financial Statements include the accounts of Symbol Technologies, Inc. and its majority-owned and controlled subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. References herein to "Symbol," "Company," "we," "us," or "our" refer to Symbol Technologies, Inc. and its subsidiaries unless the context specifically states or implies otherwise.



b. CASH AND CASH EQUIVALENTS



Cash and cash equivalents include highly liquid investments with original maturities of three months or less and consist primarily of money market funds and time deposits at December 31, 2004 and 2003. Such investments are stated at cost, which approximates market value and were $98,005 and $63,021 at December 31, 2004 and 2003, respectively. These investments are not subject to significant market risk.



Restricted cash at December 31, 2004 of $51,370 represents two deposits, plus interest. One amount of $50,358 at December 31, 2004 collateralizes a bond serving as security for the trial court judgment against Telxon and Symbol for Telxon vs. SmartMedia of Delaware, Inc. pending appeal. The cash is held in a trust and is restricted as to withdrawal or use, and is currently invested in a short-term certificate of deposit (See note 14d). The second amount at December 31, 2004 of $1,012 is an interest-bearing letter of credit pledged as a supplier bond. Interest income earned from these investments are recognized by the Company.



c. ALLOWANCE FOR DOUBTFUL ACCOUNTS



Our allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risks, as well as the aging of the accounts receivable.



d. INVENTORIES



Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. The Company evaluates its inventories to determine excess or slow moving products based on quantities on hand, current orders and expected future demand. For those items in which the Company believes it has an excess supply or for items that are obsolete, the Company estimates the net amount that the Company expects to realize from the sale of such products.

e. PROPERTY, PLANT AND EQUIPMENT



Property, plant and equipment are recorded at cost. Depreciation and amortization is provided on a straight-line basis over the following estimated useful lives:



Buildings and improvements..................................  15 to 40 years
Machinery and equipment.....................................    3 to 7 years
Furniture, fixtures and office equipment....................   3 to 10 years
Computer hardware and software..............................    3 to 7 years
Leasehold improvements (limited to terms of the leases).....   2 to 10 years
Transportation..............................................         5 years



f. GOODWILL AND INTANGIBLE ASSETS



In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and indefinite life intangible assets acquired in a business combination will no longer be amortized but rather be subject to an assessment for impairment at least annually using a prescribed fair-value-based test. We, therefore, stopped amortizing goodwill and adopted the provisions of this Statement effective January 1, 2002. We performed an impairment analysis in 2004, 2003 and 2002 as required by SFAS No. 142, and concluded that the carrying amount of goodwill was not impaired (see Note 6).



Patents and trademarks, including costs incurred in connection with the protection of patents, are amortized using the straight-line method over six years. The Company does not have any indefinite-life intangible assets. Finite-life intangible assets are evaluated whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An asset is impaired if its estimated undiscounted cash flow to be produced by such asset is less than the asset carrying value. An impairment loss is recognized for an intangible asset to the extent that the asset's carrying value exceeds its fair value.



g. RESEARCH AND DEVELOPMENT INCLUDING SOFTWARE DEVELOPMENT COSTS



Research and development costs are charged to expense as incurred and are included as a component of engineering costs. Such costs, including charges for overhead, were $125,100, $108,800 and $72,845 for the years ended December 31, 2004, 2003 and 2002, respectively. Software development costs are expensed as incurred until a working model has been established. After a working model is established, any additional costs would be capitalized in accordance with SFAS No. 86, "Accounting for the Cost of Computer Software to Be Sold, Leased or Otherwise Marketed." To date, no software development costs have been capitalized, as such costs have not been significant and we believe our current process for developing this software is essentially completed concurrently with the establishment of a working model.



h. INVESTMENTS



MARKETABLE SECURITIES



All marketable equity securities are classified as either "available-for-sale" or "trading" under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized gains and losses, net of tax, related to available-for-sale securities are included in accumulated other comprehensive earnings or loss within stockholders' equity. Unrealized gains and losses on trading securities, realized gains and losses on trading and available for sale securities and unrealized other than temporary losses on available for sale securities are reflected in other income in the Consolidated Statements of Operations. We evaluate the carrying value of our investments in marketable equity securities considered available-for-sale as required under the provisions of SFAS No. 115.



NON-MARKETABLE SECURITIES



We account for non-marketable investments using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence generally exists if the Company has an ownership interest representing between 20% and 50% of the voting stock of the investee. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments and the Company's proportionate share of income or losses and distributions. The Company records its share of the investees' earnings or losses in other income (expense) in the Consolidated Statements of Operations. Where the Company is unable to exercise significant influence over the investee, investments are accounted for under the cost method. Under the cost method, investments are carried at cost and adjusted only for the other-than-temporary declines in fair value or additional investments.



i. LONG-LIVED ASSETS



We review our long-lived assets, other than goodwill, including property, plant and equipment and finite-lived intangible assets, for impairment whenever events or circumstances indicate that their carrying amounts may not be recoverable. We determined recoverability of the assets by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset was expected to generate. If such cash flows do not equal or exceed the carrying value, we will recognize an impairment equal to the amount by which the carrying amount exceeded the discounted value of expected cash flows (fair value) of the asset.



j. SECURITIZATION TRANSACTIONS



We periodically securitize certain of our lease receivables which have unguaranteed residual values. Our retained interest in these securitized lease receivables is classified as a component of other assets in the Consolidated Balance Sheets. These retained interests are initially recorded at their allocated carrying amounts based on the relative fair value of assets sold and retained. Retained interests, other than unguaranteed residuals, are reviewed and adjusted to fair value on a monthly basis as trading securities. Since quoted market prices are generally not available, we estimate fair value of these retained interests by determining the present value of future expected cash flows using modeling techniques that incorporate our best estimates of key assumptions, which include credit losses, prepayment speed and discount rates commensurate with the risks involved.



k. REVENUE RECOGNITION



We sell our products and systems to end users for their own consumption as well as to value-added resellers, distributors and original equipment manufacturers (OEMs or channel partners). Channel partners may provide a service or add componentry in order to resell our product to end users. Revenue from the direct sale of our products and systems to end users and OEMs is recognized when products are shipped or services are rendered, the title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. The recognition of revenues related to sales of our products or systems to our value-added resellers is dependent upon the reseller's ability to pay for the product without reselling it to the end user. Sales to resellers that are financially sound are recognized when products are shipped to the resellers, the title and risk of loss has passed to the reseller, the sales price is fixed or determinable and collectibility is reasonably assured. Sales to resellers that lack economic substance or cannot pay for our products without reselling them to their customers are recognized when the revenue is billed and collected. Revenue on sales to distributors is recognized when our products and systems are sold by the distributor to its customer. Rebates are recorded as a reduction of product revenues when earned by our customers. Outbound shipping charges to our customers are included in our product sales. Rebates for the years ended December 31, 2004, and 2003 were approximately $33,100, and $23,000, respectively. Included in accounts payable and accrued expenses as of December 31, 2004 and 2003 was $18,169 and $13,161 related to rebates.



The Services business is comprised of three integrated elements: mobility services, professional services and customer services.



The mobility and professional services offerings include design, consulting and implementation of Symbol products and solutions. These services are generally billed on a fixed fee basis and revenue is recognized when the services are completed due to the short term nature of such services.



Customer services offerings, includes time and material services, spare part sales and maintenance service contracts. Time and material services are typically ordered by customers for equipment which is not under a maintenance service contract and which is in need of repair. These arrangements provide payment to Symbol based on direct labor hours at fixed rates plus the cost of materials. Revenue is recognized once the product has been repaired and shipped to the customer, when there is persuasive evidence of an arrangement, the price is fixed or determinable and collectibility is reasonably assured. Revenue from sales that lack evidence of an arrangement are recognized when services are rendered and are billed and collected.



Spare part sales encompasses the sale of spare parts/accessories to third parties. Revenue is recognized when parts and accessory orders are fulfilled and shipped to the customer, when there is persuasive evidence of an arrangement, the price is fixed or determinable and collectibility is reasonably assured. Revenue from sales that lack evidence of an arrangement are recognized when services are rendered and are billed and collected.



Maintenance service contract revenues are recognized when there is persuasive evidence of an arrangement, the services are rendered, the price is fixed or determinable and collectibility is reasonably assured, generally over the contract term. Revenue from these contracts that lack evidence of an arrangement are recognized when billed and collected and services are rendered.



When a sale involves multiple elements, such as sales of products that include services, the entire revenue from the arrangement is allocated to each respective element based on its relative fair value and is recognized when the revenue recognition criteria for each element are met. Fair value for each element is established based on the sales price charged by us when the same element is sold separately. In addition, installation services are not considered by the Company to be a separate unit of accounting and accordingly, the Company defers revenue associated with its product offerings until the installation is completed and customer acceptance is obtained.

We record a provision for estimated future product returns based on our historical experience of similar product returns from our customers.



l. GUARANTEES AND PRODUCT WARRANTIES



FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), requires that upon issuance of a guarantee, the guarantor must disclosure and recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure requirements of FIN 45 are applicable to the Company's product warranty liability.



We provide standard warranty coverage for most of our products for a period of one year from the date of shipment. We record a liability for estimated warranty claims based on historical claims, product failure rates and other factors. Management reviews these estimates on a regular basis and adjusts the warranty reserves as actual experience differs from historical estimates or other information becomes available. This warranty liability primarily includes the anticipated cost of materials, labor and shipping necessary to repair and service the equipment.



The following table illustrates the changes in our warranty reserves for the years ended December 31, 2004, 2003 and 2002, respectively:



--------------------------------------------------------------------------------------------
                                                                2004       2003       2002
--------------------------------------------------------------------------------------------
Balance, beginning of year..................................  $ 20,828   $ 15,034   $ 12,556
Charges to expense--cost of revenue.........................    27,225     34,559     39,249
Revisions in estimates......................................         -      2,800          -
Utilization/payment.........................................   (27,097)   (31,565)   (36,771)
                                                              ------------------------------
Balance, end of year........................................  $ 20,956   $ 20,828   $ 15,034
--------------------------------------------------------------------------------------------



m. INCOME TAXES



Deferred income tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in our consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial accounting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We evaluate the likelihood of recovering our deferred tax assets and the adequacy of the related valuation allowance by estimating sources of taxable income and the impact of tax planning strategies. Realization of our deferred tax assets is dependent on our ability to generate sufficient future taxable income.



Research, experimental and other tax credits are accounted for by the flow-through method. The cumulative amount of undistributed earnings of foreign subsidiaries at December 31, 2004 approximates $95,000. We do not provide deferred taxes on undistributed earnings of foreign subsidiaries since these earnings are considered indefinitely reinvested. If it was intended that these earnings were not reinvested, the Company does not expect that, over time, recording deferred taxes would result in significant incremental taxes since the majority of foreign earnings were subject to income tax at rates approximating the U.S. federal corporate income tax rate.

On October 22, 2004 the President signed the American Jobs Creation Act of 2004 ("AJCA"). The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations and, as of today, uncertainty remains as to how to interpret numerous provisions of the AJCA. As such, we are not yet in a position to decide on whether, and to what extent, we might repatriate foreign earnings that have not yet been remitted to the U.S. Based on analysis to date, we expect to repatriate up to $95,000 in accordance with this temporary incentive. The resulting tax impact of repatriation cannot be reasonably estimated at this time. We expect to finalize our assessment of this new provision by September 30, 2005.



n. EARNINGS/(LOSS) PER SHARE



Basic earnings/(loss) per share are based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share amounts are based on the weighted average number of common and potentially dilutive common shares (options, warrants and restricted shares) outstanding during the period computed in accordance with the treasury stock method.



o. STOCK-BASED COMPENSATION



As permitted by the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," we apply the intrinsic value method as described in Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our employee stock based compensation plans. Generally, no compensation cost has been recognized for the fixed portion of our plans. However, as described in
Note 15, during 2004 and 2003, compensation expense has been recognized related to options of certain current and former associates and stock purchases under our Employee Stock Purchase Plan ("ESPP"). Also during 2002, compensation expense has been recognized for certain options granted through July 30, 2002.

The following table illustrates the effect on net earnings/(loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:



--------------------------------------------------------------------------------------------
                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                             -------------------------------
                                                               2004       2003       2002
--------------------------------------------------------------------------------------------
Net earnings/(loss)--as reported...........................  $ 81,847   $  3,295   $ (44,915)
Stock based employee compensation expense/(recovery)
   included in reported net earnings/ (loss), net of
   related tax effects.....................................     1,605      6,702     (41,872)
Less total stock based employee compensation expense
   determined under fair value based method for all awards,
   net of related tax effects..............................   (21,407)   (20,510)    (21,034)
                                                             -------------------------------
Pro forma net earnings/(loss)..............................  $ 62,045   $(10,513)  $(107,821)
                                                             -------------------------------
Earnings/(loss) per share:
Basic--as reported.........................................  $   0.34   $   0.01   $   (0.20)
Diluted--as reported.......................................      0.33       0.01       (0.20)
                                                             -------------------------------
Basic--pro forma...........................................      0.26      (0.05)      (0.47)
Diluted--pro forma.........................................  $   0.25   $  (0.05)  $   (0.47)
--------------------------------------------------------------------------------------------



The weighted average fair value of options granted during 2004, 2003, and 2002 was $7.91, $7.02, and $4.53 respectively. In determining the fair value of options and stock purchase warrants granted for purposes of calculating the pro forma results disclosed above, we used the Black-Scholes option pricing model and assumed the following: a risk free interest rate of 2.8 percent for 2004 and 2003, 4.0 percent for 2002 an expected option life of 4.5, 4.7 and 4.7 years for 2004, 2003 and 2002 respectively, an expected volatility of 61 percent for 2004 and 2003 and 59 percent for 2002 and a dividend yield of 0.14 percent per year. As required by SFAS No. 123, the impact of outstanding non-vested stock options granted prior to 1995 has been excluded from the pro forma calculation.



p. DERIVATIVE INSTRUMENTS, FOREIGN CURRENCY AND HEDGING ACTIVITIES



Assets and liabilities of foreign subsidiaries where the local currency is the functional currency are translated at year-end exchange rates. Changes arising from translation are recorded in the accumulated other comprehensive earnings/(loss) component of stockholders' equity. Results of operations are translated using the average exchange rates prevailing throughout the year. Gains and losses from foreign currency transactions are included in the Consolidated Statements of Operations for the periods presented and are not material.



We follow the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS No. 133 requires the recognition of all derivative instruments as either assets or liabilities in the consolidated balance sheet measured at fair value. Changes in fair value are recognized immediately in earnings unless the derivative qualifies as a cash flow hedge. For derivatives qualifying as cash flow hedges, the effective portion of changes in fair value of the derivative instrument is recorded as a component of other comprehensive earnings/(loss) and is reclassified to earnings in the same period during which the hedged transaction affects earnings. Any ineffective portion (representing the remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged transaction) is recognized in earnings as it occurs. For fair value hedges, changes in fair value of the derivative, as well as the offsetting changes in fair value of the hedged item, are recognized in earnings each period.



We formally designate and document each derivative financial instrument as a hedge of a specific underlying exposure as well as the risk management objectives and strategies for entering into the hedge transaction upon inception. We also assess whether the derivative financial instrument is effective in offsetting changes in the fair value or cash flows of the hedged item. We did not recognize any gain or loss related to hedge ineffectiveness in 2004, 2003 or 2002.



We do not use derivative financial instruments for trading purposes. All of our hedges qualify for either cash flow or fair value hedge accounting, other than a portion of our embedded equity collar contained in the private Mandatorily Exchangeable Contract for Shared Appreciation Income Linked Securities ("SAILS") arrangement (See Note 5) as the related Cisco shares have been designated as trading securities. However, the aforementioned portion of the embedded equity collar and the related Cisco shares result in an economic hedge as it effectively manages a large portion of the fluctuation in the Cisco shares designated as trading securities. Accordingly, any change in fair value of this embedded equity collar between reporting dates is recognized through operations in other income. In addition, the change in market value of Cisco shares, designated as trading securities, between reporting dates is recognized through operations in other income. As of April 1, 2003, we designated a portion of the embedded equity collar as a fair value hedge of our Cisco shares designated as available-for-sale securities.



We also utilize derivative financial instruments to hedge the risk exposures associated with foreign currency fluctuations for payments denominated in foreign currencies from our international subsidiaries. These derivative instruments are designated as either fair value or cash flow hedges, depending on the exposure being hedged, and have maturities of less than one year. Gains and losses on these derivative financial instruments and the offsetting losses and gains on hedged transactions are reflected in the Consolidated Statements of Operations as a component of cost of revenue. Such (losses) and gains were $(1,736), $315, and $(1,666) for the years ended December 31, 2004, 2003 and
2002, respectively. We do not use these derivative financial instruments for trading purposes.



As of December 31, 2004 and 2003, respectively, we had $70,632 and $40,673 in notional amounts of forward exchange contracts outstanding. The forward exchange contracts generally have maturities that do not exceed 12 months and require us to exchange foreign currencies for U.S. dollars at maturity at rates agreed to at inception of the contracts. These contracts are primarily denominated in British pounds, Euros, Australian dollars, Canadian dollars and Japanese yen and have been marked to market each year with the resulting gains and losses included in the Consolidated Statement of Operations. The fair value of these forward exchange contracts was $(3,629) and $107 as of December 31, 2004 and 2003 respectively, which was recorded in current liabilities and current assets, respectively.



q.SEGMENT INFORMATION



We follow the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments. SFAS No. 131 requires disclosures about products and services, geographic areas and major customers. (See Note 18)



r.USE OF ESTIMATES



The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. Our most significant use of estimates relates to the determination of provisions for uncollectible accounts receivable, excess and obsolete inventory, recoverability of goodwill, warranty costs, product return costs, tax valuation allowances and litigation contingencies.



s. FAIR VALUE OF FINANCIAL INSTRUMENTS



The fair value of the Company's financial instruments, including cash and cash equivalents, accounts payable and accrued expenses, approximate cost because of their short maturities. The fair value of investments in marketable securities is determined using quoted market prices.



t. CONCENTRATIONS OF CREDIT RISK



Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and cash equivalents, investments in marketable securities and accounts receivable.



Credit is extended to customers based on an evaluation of their financial condition and collateral is not required. We perform ongoing credit assessments of our customers and maintain an allowance for doubtful accounts.



Revenues from one of our distribution partners, in our product division, represents approximately 16%, 13% and 10% of our consolidated revenue for the years ended December 31, 2004, 2003 and 2002, respectively. Accounts receivable from one of our customers represented approximately 11% of our consolidated accounts receivable at December 31, 2004.



u. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS



On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment ("Statement 123(R)"), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.



Statement 123(R) must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on July 1, 2005.



Statement 123(R) permits public companies to adopt its requirements using one of two methods:



       1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123(R) for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.



       2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123(R) for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.



We plan to adopt Statement 123(R) using the modified-prospective method.



As permitted by Statement 123(R), we currently account for share-based payments to employees using Opinion 25's intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123(R) as described in the disclosure of pro forma net income and earnings per share shown in letter o. above. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such tax deductions were $25,665, $439, and $139 in 2004, 2003 and 2002, respectively.



Based on the release of Statement 123(R), we plan on amending our Employee Stock Purchase Program ("ESPP") to reduce the discount of the price of the shares purchased by employees in the ESPP from its current discount of 15% to a discount of 5% and we will also eliminate the look-back period currently utilized to determine the price of the shares purchased. These changes will allow the ESPP to continue to be non compensatory, which will result in no compensation expense to be recorded by us in our statement of operations when we implement Statement 123(R).



2. ACQUISITIONS



a. BRAZIL ACQUISITION



During the second quarter of 2002, we entered into an agreement with the owners of Seal Sistemas e Technologia Da Informacao Ltda. ("Seal"), a Brazilian corporation that had operated as a distributor and integrator of our products since 1987. The agreement resulted in the termination of distribution rights for Seal and the creation of a majority-owned subsidiary of the Company that would serve as the Brazilian distributor and customer service entity ("Symbol Brazil"). In accordance with the terms of the agreement, the owners of Seal acquired a 49 percent ownership interest in Symbol Brazil.



Terms of the agreement included payments to the minority shareholders that range from a minimum of $9,550 to a maximum of $14,800 contingent upon the attainment of certain annual net revenue levels of Symbol Brazil. In the event that none of the specified revenue levels are attained, the minimum earnout payment is payable no later than March 31, 2009. With each earnout payment, we will obtain a portion of Symbol Brazil's shares owned by the minority shareholders such that we will ultimately own 100 percent of Symbol Brazil no later than March 31, 2009. We loaned an entity affiliated with the minority shareholders $5,000 at the time of the agreement, which was due on the date the first earnout payment is triggered. The present value of net future minimum earnout payments of $4,550 amounted to $1,992 and was recorded as part of the purchase price resulting in a total purchase price of $6,992. Any additional earnout payments will be accounted for as additional purchase price and recorded as goodwill.



Management allocated the purchase price and considered a number of factors and, as a result of such procedures, the total purchase price has been classified as goodwill. We have not shown the pro-forma effects of this acquisition as the results of operations of the acquired company prior to our acquisition was immaterial in relation to our Consolidated Financial Statements.



On January 10, 2004, the parties amended this transaction, whereby Symbol Technologies Holdings do Brasil Ltda., a wholly owned subsidiary of the Company, purchased an additional 34% ownership interest of Symbol Brazil owned by two principals of Seal. The Company paid $4,050 and also forgave the pre-existing $5,000 loan and related accrued interest of $92 that had been made to an entity affiliated with the principals of Seal. Accordingly, the Company and Symbol Technologies Holdings do Brasil Ltda. now own 85% of the capital of Symbol Brazil. As a result of the transaction, the Company satisfied the obligation related to the minimum earnout requirement of approximately $2,337 at January 10, 2004 and recorded the excess purchase price of approximately $1,805 as goodwill. Under the terms of the relevant agreements, Symbol Brazil was reorganized into a corporation and it will eventually become a wholly owned subsidiary of the Company.



The minority interest in earnings of operations of Symbol Brazil was immaterial for the years ended December 31, 2004 and 2003 and the period post acquisition through December 31, 2002, respectively.



b. COVIGO ACQUISITION



In July 2003, we purchased all of the outstanding common and preferred shares of Covigo, Inc. ("Covigo"), a creator of software used in developing and deploying mobile computing applications, for approximately $12,500. The acquisition is expected to enhance and expand the range of such applications that Symbol offers. The acquisition was accounted for as a purchase and accordingly, Covigo's operating results since the acquisition date have been included in Symbol's Consolidated Financial Statements. Covigo became part of the Company's Product segment. The assets acquired and liabilities assumed have been recorded at their estimated fair values.

The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed at the date of acquisition



---------------------------------------------------------------------
Current assets..............................................  $   137
Property, plant and equipment...............................       60
Deferred income taxes.......................................    7,665
Purchased software (five-year life).........................    3,200
Customer relationship (five-year life)......................      200
Goodwill....................................................    4,709
Other assets................................................       18
Liabilities.................................................   (3,480)
                                                              -------
                                                              $12,509
---------------------------------------------------------------------



We have not shown the pro forma effects of this acquisition as the results of operations of the acquired company prior to our acquisition was immaterial in relation to our consolidated financial statements.



c. IMAGEWARE TECHNOLOGIES, INC.



In January 2003, we completed the purchase of certain software and related assets from Imageware Technologies, Inc. for an initial purchase price of $750. On March 16, 2004, we terminated the agreement with Imageware and paid $375 in termination fees associated with ending the Imageware agreement and accordingly, have written off this investment.



d. Cuesol, Inc.



In January 2003, we purchased 216 shares of voting common stock in Cuesol, Inc. ("Cuesol") for $1,000. Cuesol creates wireless, customer-interactive solutions that empower retailers to communicate with customers on an individual basis. Since our investment is less than 20 percent and we lack the ability to exercise significant influence over Cuesol, we account for this investment using the cost method.



e. TRIO SECURITY, INC.



In June 2004, we purchased all of the issued and outstanding capital stock of Trio Security, Inc. ("Trio"), a privately held designer and developer of next generation security solutions for enterprise networks to enable mobile applications for handheld devices, for $600, excluding $60 of transaction costs. Pursuant to the acquisition agreement, $500 of the purchase price was paid in June 2004 and $100 was paid in July 2004. The acquisition is expected to enable, enhance and expand the range of applications for which Symbol products can be used. The acquisition was accounted for as a purchase and accordingly, Trio's operating results since the acquisition date have been included in Symbol's financial statements. Trio became part of the Company's Product segment. The assets acquired and liabilities assumed have been recorded at their estimated fair values. All of the purchase price has been allocated to goodwill.



We have not shown the pro forma effects of this acquisition as the results of operations of the acquired company prior to our acquisition was immaterial in relation to our consolidated financial statements.

f. MATRICS, INC.



On September 9, 2004, we consummated the acquisition of privately held Matrics, Inc. ("Matrics"). Based in Rockville, Maryland, Matrics is a leader in developing Electronic Product Code ("EPC")-compliant Radio Frequency Identification ("RFID") systems. RFID is a next generation data capture technology that utilizes small tags that emit radio signals. Attaching a tag to products or assets allows for remote reading of information relevant to the asset. While similar to a bar code, RFID does not require physical contact between the reader and the tag, or even a line of sight, it provides the ability to capture more data more efficiently and is beneficial in areas such as supply chain management, asset tracking and security. We believe the acquisition of Matrics is an important step in executing our plan to be a leader in RFID, and will expand our product offerings.



Matrics has focused its strategic RFID solutions efforts on Electronic Product Code standards, which are the emerging global RFID standards. Matrics has developed EPC-compliant RFID systems for retail, defense, transportation and other vertical markets. The Matrics product portfolio features RFID systems including multi-protocol, EPC-compliant fixed readers; readers designed for embedded applications, such as RFID printers and mobile computers; high-performance antennas for RFID tag reading; and EPC labels that can be attached to items such as containers, pallets, cartons and more. The RFID tag family includes both read-only and read/write functionality to address a wide range of asset visibility applications. Matrics is also developing a proprietary manufacturing process that is expected to provide for higher volume and more cost effective manufacturing of tags.



The aggregate purchase price of $237,858 consisted of $230,000 in cash payments to the sellers and $7,858 in transaction costs, primarily professional fees. The purchase price was funded from borrowings under the $250,000 short-term credit facility (see note 12b).



The results of Matrics have been included in Symbol's consolidated financial statements since September 9, 2004, the acquisition date. Shown below is the purchase price allocation, which summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition.



-------------------------------------------------------------------------------
Current assets..............................................           $ 12,778
Deferred income taxes.......................................             16,605
Other assets................................................                763
Identifiable intangible assets:
Proprietary technology and know how (4 year useful life)....  $5,700
Patents (4 year useful life)................................   3,500
Customer relationships (5 year useful life).................   4,700
Covenants not to compete (1.5 year useful life).............     600
                                                              ------
Total identifiable intangible assets........................             14,500
In-process research and development.........................             12,800
Goodwill....................................................            194,358
Deferred tax liability......................................             (5,583)
Other liabilities assumed...................................             (8,363)
                                                                       --------
Net assets acquired.........................................           $237,858
-------------------------------------------------------------------------------

In accordance with FASB Interpretation No. 4 "Applicability of FASB Statement No. 2 to Business Combination Accounted for by the Purchase Method", the $12,800 allocated to acquired in-process research and development was written off immediately following the acquisition. The write-off of the in-process research and development was related to our product segment. Current assets above includes acquired cash of $3,431.



The amount allocated to in-process research and development represented a portion of the total value of the acquired assets. We believe the Matrics acquisition is an important step in executing our plan to be a leader in RFID and will expand our offerings in the advanced data capture industry.



Our assumptions for IPR&D were based on our estimate of the present value of the cash flows arising from each of the material research and development projects that Matrics was investing in at the time of closing. Each project was evaluated based on the income approach. With the exception of the proprietary manufacturing process, this was achieved by discounting cash flows to be derived from the sales of the products to their present value. For the proprietary manufacturing process, the income approach was used by estimating the gross margin benefit from the technology and discounting the cash flows from that gross margin benefit. The values allocated to the IPR&D and the technology assets acquired were based upon several factors including the generation of the technology acquired, the estimated lives and future revenue and costs associated with the technology.



The products included in IPR&D ranged from the early stages of development to the latter stages of development at the time of acquisition. A discount rate ranging from 23% to 30% was used for the projects to account for various risks, including the technical risk, the risk that customers will not desire to purchase the product, the risk around significant price erosion, the risk of commercializing the technology, the risk that even once successfully commercialized the technology may not yield the gross margin benefit and for the broader market risk associated with the adoption of RFID.



The following unaudited pro forma consolidated financial information for the years ended December 31, 2004 and, 2003, give effect to the acquisition as if it had been consummated as of the earliest period presented, after giving effect to the following adjustments (i) amortization of acquired intangible assets (ii) Symbol's financing costs, consisting of interest expense on the $250,000 short term credit facility that would have been incurred had the acquisition occurred as of January 1, 2003 and the amortization of the debt issuance costs over the term (one-year) of the short term credit facility and (iii) the related income tax effects.



----------------------------------------------------------------------------------------
                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                                 2004           2003
----------------------------------------------------------------------------------------
Revenue.....................................................   $1,739,308     $1,533,949
Net earnings/(loss).........................................      $66,091       $(21,858)
Diluted earnings/(loss) per share...........................         $.27          $(.09)
----------------------------------------------------------------------------------------



The unaudited pro forma consolidated financial information is presented for comparative purposes only and is not intended to be indicative of the actual results that would have been achieved had the transaction been consummated as of the dates indicated above, nor does it purport to indicate results that may be attained in the future.

3.INVENTORIES



---------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 2004   DECEMBER 31, 2003
---------------------------------------------------------------------------------------------
Raw materials.........................................     $    57,946         $    66,500
Work in progress......................................          26,845              24,422
Finished goods........................................         122,547             121,940
                                                        -------------------------------------
                                                           $   207,338         $   212,862
---------------------------------------------------------------------------------------------



The amounts shown above are net of inventory reserves of $55,247 and $109,331 as of December 31, 2004 and 2003, respectively, and include inventory accounted for as consigned of $61,005 and $34,564 as of December 31, 2004 and 2003, respectively.



4.PROPERTY, PLANT AND EQUIPMENT.NET



---------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 2004   DECEMBER 31, 2003
---------------------------------------------------------------------------------------------
Land..................................................     $     7,343         $    10,057
Buildings and improvements............................          70,362              72,380
Machinery and equipment...............................         130,603             121,530
Furniture, fixtures and office equipment..............          44,264              41,821
Computer hardware and software........................         247,121             198,658
Leasehold improvements................................          23,090              18,169
Transportation........................................           4,250                   -
                                                        -------------------------------------
                                                               527,033             462,615
Less: Accumulated depreciation and amortization.......        (285,525)           (251,727)
                                                        -------------------------------------
                                                           $   241,508         $   210,888
---------------------------------------------------------------------------------------------



5.INVESTMENT IN MARKETABLE SECURITIES



As a result of the November 2000 acquisition of Telxon Corporation, we obtained 4,166.1 shares of Cisco Systems, Inc. common stock (the "Cisco shares"). We also obtained two derivative financial instruments related to the Cisco shares (referred to collectively herein as the "Collar"). The Collar essentially hedged our risk of loss on the Cisco shares by utilizing purchased put options. Conversely, the Collar arrangement also limited the potential gain by employing written call options.



In January 2001, we sold 6.1 of the Cisco shares and simultaneously terminated the existing Collar and entered into a private Mandatorily Exchangeable Securities Contract for Shared Appreciation Income Linked Securities ("SAILS") arrangement (see Note 12(e) with a highly rated financial institution for the remaining 4,160 shares. These shares had a market value of $80,288 and $100,797 at December 31, 2004 and 2003, respectively. Such shares are held as collateral to secure the debt instrument associated with the SAILS and are included in Investment in Marketable Securities in the Consolidated Balance Sheets. The SAILS contain an embedded equity collar, which effectively manages a large portion of our exposure to fluctuations in the fair value of our holdings in the Cisco shares. At maturity, the SAILS will be exchangeable for shares of Cisco common stock or, at our option, cash in lieu of shares. We account for the embedded equity collar as a derivative financial instrument in accordance with the requirements of SFAS No. 133 and the change in fair value of this derivative between reporting dates is recognized as other income/(expense). As there is a legal right of offset, the derivative has been combined with the debt instrument and is included in long-term debt in the Consolidated Balance Sheets.



Approximately 3,411.2 of the Cisco shares are economically hedged in conjunction with the SAILS arrangement and are classified as trading securities. However, because these securities collateralize the long-term debt underlying the SAILS arrangement, they have been classified as non-current assets. The changes in market value of these trading securities and related derivative instrument of approximately $2,600, $(1,140), and $16,275 for the years ended December 31, 2004, 2003, and 2002, respectively, have been included in other (expense)/income in the Consolidated Statements of Operations. The remaining 748.8 Cisco shares are classified as available-for-sale securities in accordance with SFAS No. 115 and on April 1, 2003 a portion of the embedded equity collar described above was designated as a fair value hedge of these securities. To the extent the collar is effective, the change in fair value of the Cisco shares classified as available for sale securities are recorded as a component of other income or expense rather than as other comprehensive income. The change in fair value of the embedded equity collar is also recorded as a component of other income or expense.



Under SFAS No. 115, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses, net of income taxes, recorded as a component of accumulated other comprehensive earnings/(loss). Information regarding marketable securities classified as available-for-sale is presented in the table below:



---------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 2004   DECEMBER 31, 2003
---------------------------------------------------------------------------------------------
Cost basis............................................  $          10,090   $          10,090
Gross unrealized holding (loss) gain on
  available-for-sale securities.......................               (29)                 119
Gross unrealized holding gain on hedged available-for-
  sale securities.....................................              5,333               9,069
                                                        -------------------------------------
Aggregate fair market value...........................  $          15,394   $          19,278
---------------------------------------------------------------------------------------------



Based on the provisions of SFAS No. 115 and the evidence reviewed, we determined that there were no declines in market value for these investments which were other than temporary in 2004, 2003 and 2002.



Information regarding marketable securities classified as trading securities is presented in the table below:



---------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 2004   DECEMBER 31, 2003
---------------------------------------------------------------------------------------------
Cost basis............................................  $         142,844   $         142,844
Gross unrealized holding losses on trading
  securities..........................................            (77,008)            (59,986)
                                                        -------------------------------------
Aggregate fair market value...........................  $          65,836   $          82,858
---------------------------------------------------------------------------------------------

6.GOODWILL AND OTHER INTANGIBLE ASSETS



The changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows:



--------------------------------------------------------------------------------------------
                                                              PRODUCTS   SERVICES    TOTAL
--------------------------------------------------------------------------------------------
Balance as of January 1, 2003...............................  $244,014   $57,009    $301,023
Covigo acquisition..........................................     4,709         -       4,709
Translation adjustments.....................................     3,274       818       4,092
@POS goodwill adjustments(1)................................    (4,511)   (1,128)     (5,639)
Sweden earnout payment......................................       709         -         709
Telxon goodwill adjustments.................................    (1,942)     (485)     (2,427)
                                                              ------------------------------
Balance as of December 31, 2003.............................  $246,253   $56,214    $302,467
Acquisition of Matrics......................................   194,358         -     194,358
Brazil Acquisition..........................................     1,552       253       1,805
Trio acquisition............................................       660         -         660
Translation adjustments.....................................     2,038       417       2,455
Telxon goodwill adjustments(2)..............................    (4,462)        -      (4,462)
                                                              ------------------------------
Balance as of December 31, 2004.............................  $440,399   $56,884    $497,283
--------------------------------------------------------------------------------------------



(1)Adjustment related to recording certain deferred tax assets in connection with the acquisition.



(2)To adjust Telxon goodwill for previously recorded valuation allowance booked on acquisition.



Other than goodwill, finite life intangible assets, all of which are subject to amortization, consist of the following:



---------------------------------------------------------------------------------------------
                                                DECEMBER 31, 2004        DECEMBER 31, 2003
                                              ----------------------   ----------------------
                                               GROSS    ACCUMULATED     GROSS    ACCUMULATED
                                              AMOUNT    AMORTIZATION   AMOUNT    AMORTIZATION
---------------------------------------------------------------------------------------------
Patents, trademarks and tradenames..........  $39,160   $   (18,433)   $35,080   $   (24,670)
Purchased technology........................   33,500       (13,988)    27,800        (9,652)
Other.......................................    9,100        (3,935)     7,250        (2,079)
                                              -----------------------------------------------
                                              $81,760   $   (36,356)   $70,130   $   (36,401)
---------------------------------------------------------------------------------------------



These assets have estimated useful lives ranging from 1.5 to 8 years. Amortization expense for these assets was $10,918, $10,220 and $6,849 for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated future amortization expense for the above finite life intangible assets, assuming no additions or writeoffs, for each of the years ending December 31, is as follows:



---------------------------------------------------------------------
2005........................................................  $12,767
2006........................................................   10,153
2007........................................................    9,652
2008........................................................    8,440
2009........................................................    3,031
Thereafter..................................................    1,361
                                                              -------
                                                              $45,404
---------------------------------------------------------------------



7. AIRCLIC TRANSACTIONS



In November 2000, we invested $35,000 in and licensed certain intellectual property to AirClic Inc. ("AirClic"), a business which allows wireless devices to scan bar codes and transmit data to the Internet. In return, we received convertible preferred stock of AirClic. We do not currently have the right to convert the preferred stock into common stock of AirClic and our ability to do so in the future is subject to certain contractual restrictions. As we do not have the ability to exercise significant influence over AirClic, we account for this investment using the cost method. We periodically test the carrying value of this investment for impairment. In consideration of the outlook of AirClic's business, the general decline in the economy and the decline in information technology spending in 2002, we determined that the decline in the value of our investment in AirClic was other than temporary in June 2002. We wrote down the carrying amount of the investment to its estimated fair value of $2,800 by recording an impairment of the investment of $32,200 which is shown as a component of other income/(expense) in the Consolidated Statements of Operations in 2002. In January 2003, we invested an additional $750 in AirClic in exchange for convertible preferred stock. This additional investment was also accounted for under the cost method and increased our investment in AirClic to $3,550. In March 2003, AirClic received additional financing from other investors but the negative outlook for AirClic's business and the lack of a rebound in the information technology sector and the economy in general prompted us to record an additional impairment charge of $3,025 related to this investment during the three months ended March 31, 2003. We subsequently wrote off our remaining investment in AirClic of $525 by September 2003.



During the year ended December 31, 2001, we had accumulated certain component inventories in anticipation of orders from AirClic. As a result, during 2001, AirClic paid $7,000 with respect to this component inventory. This payment was accounted for as an advance payment for future inventory purchases. At December 31, 2002, an accrued liability of $6,147 remained outstanding under this obligation. In July 2003, we reached an agreement with AirClic as it related to this obligation. The remaining obligation of $4,992 as of July 2003 was settled by making a cash payment of $2,497 to AirClic. Accordingly, we recognized other income of $2,495 in the third quarter of 2003.

8. OFFICER LOANS



In February 2002, we loaned $1,000 to our former Chief Executive Officer, Director and Vice Chairman of the Board of Directors. This loan bore interest at an annual rate of LIBOR plus 100 basis points, which approximated 2.4 percent at July 15, 2004, the date that the loan was paid off in full, including accrued interest.



In addition, we also loaned our former Chief Executive Officer, Director and Vice Chairman of the Board of Directors $500 in October 1999. This loan bore interest at an annual rate of 7 percent and on July 15, 2004, the loan was paid off in full, including accrued interest.



In January 2003, we loaned $500 to our Senior Vice President, Corporate Development. At the time of the loan, he was not considered to be an "officer" as such term is defined in Rule 16a-1(f) of the Exchange Act and for purposes of
Section 16(a) of the Exchange Act. This loan was non-interest bearing and was repaid in full as of March 1, 2004. He became an officer of the Company as defined in Rule 16a-1(f) of the Exchange Act and for purposes of Section 16(a) of the Exchange Act on March 10, 2004.



The purpose of these loans were for relocation expenses and the purchase of new residences in connection with their employment by Symbol. These loans were unsecured and were classified as other assets in the Consolidated Balance Sheet as of December 31, 2003.



9. LEASE SECURITIZATIONS



During 2000, we entered into a $50,000 lease receivable securitization agreement. This agreement matured on December 31, 2003, and was subsequently extended until December 31, 2005. During the years ended December 31, 2004 and 2003, we securitized approximately $0 and $7,275, respectively, of our lease receivables in accordance with the terms of the agreement. Losses on lease securitizations during 2004, 2003 and 2002 were approximately $0, $273 and $610, respectively. For a discussion of retained interest, see Note 1(j).



Key economic assumptions used in measuring the fair value of retained interests at the date of securitization resulting from securitizations completed during 2004 and 2003 (weighted based on principal amounts securitized) were as follows:



--------------------------------------------------------------------------------
                                                              AS OF DECEMBER 31,
                                                              ------------------
                                                              2004       2003
--------------------------------------------------------------------------------
Prepayment rate.............................................   N/A(1)        N/A(1)
Weighted-average remaining life (in years)..................   N/A(2)       2.75
Expected credit losses......................................   N/A(2) $       73
Discount rate...............................................   N/A(2)  9 percent
--------------------------------------------------------------------------------

The following table presents the fair values of retained interest as of December 31, 2004 and 2003, along with key economic assumptions used to derive the values as of year-end. The table also presents the sensitivity of the current fair value to immediate 10 percent and 20 percent adverse changes in the listed economic assumptions:



----------------------------------------------------------------------------------
                                                                             AS OF
                                                                      DECEMBER 31,
                                                              --------------------
                                                               2004          2003
----------------------------------------------------------------------------------
Fair value of retained interest.............................  $3,849        $8,720
Weighted-average remaining life (in years)..................    1.24          1.72
Prepayment speed assumption.................................     N/A(1)        N/A(1)
   Impact on fair value of 10 percent adverse change........       -             -
   Impact on fair value of 20 percent adverse change........       -             -
Expected credit losses (annual rate)........................    1.0%          1.0%
   Impact on fair value of 10 percent adverse change........  $3,839        $8,695
   Impact on fair value of 20 percent adverse change........  $3,829        $8,671
Discount rate...............................................    9.0%          9.0%
   Impact on fair value of 10 percent adverse change........  $3,824        $8,652
   Impact on fair value of 20 percent adverse change........  $3,800        $8,585
----------------------------------------------------------------------------------



(1) Our lease portfolios historically have not been subject to prepayment risk.



(2) No lease securitizations were completed during 2004.



These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on a 10 percent and 20 percent variation in assumptions generally cannot easily be extrapolated because the relationship of the change in the assumptions to the change in fair value may not be linear. Also, in the above table, the effect that a change in a particular assumption may have on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Static pool credit losses are calculated by summing actual and projected future credit losses and dividing them by the original balance of each securitization pool. At December 31, 2004 and 2003, static pool net credit losses for leases securitized were not material.



The table below summarizes certain cash flows received from/(paid to) securitization trusts:



-----------------------------------------------------------------------------------
                                                                         YEAR ENDED
                                                                       DECEMBER 31,
                                                              ---------------------
                                                               2004          2003
-----------------------------------------------------------------------------------
Proceeds from new securitizations...........................  $    -        $ 4,400
Collections used by the trust to purchase new balances in
   revolving securitizations................................   6,695         11,440
Servicing fees received.....................................     200            356
Purchases of delinquent assets..............................    (581)           (44)
-----------------------------------------------------------------------------------

The table below presents information about delinquencies and components of reported and securitized financial assets at December 31, 2004 and 2003:



---------------------------------------------------------------------------------------------------
                                                           2004                                2003
                              ---------------------------------   ---------------------------------
                              TOTAL PRINCIPAL      DELINQUENT     TOTAL PRINCIPAL      DELINQUENT
                                   AMOUNT        PRINCIPAL OVER        AMOUNT        PRINCIPAL OVER
                                 OF LEASES          90 DAYS          OF LEASES          90 DAYS
---------------------------------------------------------------------------------------------------
Leases held in portfolio....  $          3,031   $        2,469   $          2,750   $        2,368
Leases held for
   securitization...........             3,839                8                969                -
Leases securitized..........            10,305               38             27,728               78
                              ---------------------------------------------------------------------
Total leases managed........  $         17,175   $        2,515   $         31,447   $        2,446
---------------------------------------------------------------------------------------------------



Leases securitized of $10,305 and $27,728 at December 31, 2004 and 2003, respectively, is comprised of our retained interest in future cash flows of those leases measured at fair value of $3,849 and $8,720, respectively, and the financial institution's interest in those leases of $6,456 and $19,008 respectively, and is shown as a component of other assets on the Consolidated Balance Sheets.



We monitor our potential credit risk associated with lease securitizations and provide for an allowance for doubtful accounts which is maintained at a level that we believe is sufficient to cover potential losses on leases securitized. Credit losses historically have not been material.



10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES



---------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 2004   DECEMBER 31, 2003
---------------------------------------------------------------------------------------------
Accounts payable......................................  $          91,413   $         104,305
Accrued compensation, fringe benefits and related
   payroll taxes......................................             88,667              71,765
Accrued litigation....................................             86,625             179,000
Accrued professional fees.............................             19,408              11,805
Accrued warranty......................................             20,956              20,828
Accrued rebates.......................................             18,169              13,161
Other accrued expenses................................             89,677              89,802
                                                        -------------------------------------
                                                        $         414,915   $         490,666
---------------------------------------------------------------------------------------------



11. RESTRUCTURING AND IMPAIRMENT CHARGES



a. TELXON ACQUISITION



We recorded certain restructuring, impairment and merger integration related charges related to our Telxon acquisition during 2001 and 2002. Approximately $61 relating to lease obligations was included in accrued restructuring expenses as of December 31, 2003. During the year ended December 31, 2004, $53 was paid and as of December 31, 2004, $8 remained in accrued restructuring expenses.

b. MANUFACTURING TRANSITION



In 2001, we began to transition volume manufacturing away from our Bohemia, New York facility to lower cost locations, primarily our Reynosa, Mexico facility and Far East contract manufacturing partners. As a result of these activities, we incurred restructuring charges during 2002 and 2001. During the first quarter of 2004, the Company entered into a sub-lease arrangement at its Bohemia, New York facility and recorded the anticipated sub-lease income of approximately $2,861 as a reduction of the lease obligation cost, which had been previously recorded in 2001. This amount has been recorded as a reduction to product cost of revenue during the first quarter of 2004. Included in accrued restructuring expenses as of December 31, 2004 is $623 of net lease obligations relating to these manufacturing restructuring charges.



----------------------------------------------------------------------------------------------
                                                                           LEASE
                                                            WORKFORCE    OBLIGATION
                                                            REDUCTIONS     COSTS       TOTAL
----------------------------------------------------------------------------------------------
Balance at December 31, 2001..............................  $        -   $   10,282   $ 10,282
Additional provision (reduction)..........................       4,843       (3,477)     1,366
Utilization/payments......................................      (4,843)      (1,211)    (6,054)
                                                            ----------------------------------
Balance at December 31, 2002..............................           -   $    5,594      5,594
Utilization/payments......................................           -       (1,238)    (1,238)
                                                            ----------------------------------
Balance at December 31, 2003..............................           -        4,356      4,356
Anticipated sub-lease income adjustment...................           -       (2,861)    (2,861)
Utilization/payments......................................           -         (872)      (872)
                                                            ----------------------------------
Balance at December 31, 2004..............................  $        -   $      623   $    623
----------------------------------------------------------------------------------------------



c.GLOBAL SERVICES TRANSITION



In 2003, our global services organization initiated restructuring activities which included transferring a large percentage of our repair operations to Mexico and the Czech Republic, reorganizing our professional services group to utilize third party service providers for lower margin activities, and reorganizing our European management structure from a country based structure to a regional structure. The total costs incurred in connection with this restructuring, which related almost entirely to workforce reductions, is approximately $2,856, of which $2,633 and $223 was recorded as a component of cost of revenue and operating expenses, respectively, in 2003.



In 2003, we initiated additional restructuring activities in connection with our decision to relocate additional product lines from New York to Mexico. The costs associated with this restructuring relate to workforce reductions and transportation costs. The total amount incurred in connection with this restructuring activity is approximately $961, all of which was recorded as a component of cost of revenue in 2003. These restructuring activities were completed by June 30, 2003.



In connection with the global services transition, the Company recorded additional provisions of $8,795 during 2004 which relate to lease obligation costs net of sub-lease income and further work force reductions. These amounts have been recorded as a component of service cost of revenue in the year ended 2004. These restructuring activities are expected to be completed in 2005.



d. GENERAL AND ADMINISTRATIVE RESTRUCTURING



During the second quarter of 2004, the shared services organization initiated restructuring activities that included the consolidating and transitioning of back office transactional activities to the Czech Republic. The costs associated with this restructuring relate to workforce reductions. The total amount incurred in connection with this restructuring activity was $5,025 in 2004, all of which was recorded as a component of operating expenses. These restructuring activities are expected to be completed in the first quarter of 2005. Further shared service restructuring activities are being considered and future benefits are not yet defined, therefore, we cannot reasonably estimate the remaining cost expected to be incurred.



e. In 2003, we initiated additional restructuring activities to exit buildings that were acquired with the acquisition of @POS and Covigo, Inc. The costs associated with this restructuring relate primarily to lease obligation costs, adjusted for anticipated sub-lease income. The total amount incurred in connection with this restructuring activity was $958, all of which was recorded as a component of operating expenses. These restructuring activities were completed by September 30, 2003. During the fourth quarter of 2004, we recorded an adjustment of $145 for @POS sub-lease assumptions that did not occur. This was recorded as a component of operating expense.



Details of the global services transition and general and administrative restructuring charges and remaining balances as of December 31, 2004 are as follows:



-----------------------------------------------------------------------------------------------
                                                               LEASE         ASSET
                                                WORKFORCE    OBLIGATION   IMPAIRMENTS
                                                REDUCTIONS     COSTS       AND OTHER     TOTAL
-----------------------------------------------------------------------------------------------
Balance of December 31, 2002..................  $        -   $        -   $         -   $     -
Provision--cost of revenue....................       3,429            2           208     3,639
Provision--operating expenses.................         137          721           323     1,181
Utilization/payments..........................      (3,487)        (151)         (359)   (3,997)
                                                -----------------------------------------------
Balance at December 31, 2003..................  $       79   $      572   $       172   $   823
Provision--cost of revenue....................       5,160        3,585            50     8,795
Provision--operating expenses.................       5,025          145             -     5,170
Foreign Exchange..............................           -            -         1,060     1,060
Utilization/payments..........................      (4,867)      (1,497)         (144)   (6,508)
                                                -----------------------------------------------
Balance at December 31, 2004..................  $    5,397   $    2,805   $     1,138   $ 9,340
-----------------------------------------------------------------------------------------------

A summary of the combined restructuring, impairment and related charges (reductions) incurred in each period are as follows:



----------------------------------------------------------------------------------------
                                                                 YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               2004      2003     2002
----------------------------------------------------------------------------------------
Product cost of revenue (Manufacturing).....................  $(2,861)  $    -   $(3,477)
Product cost of revenue (Manufacturing).....................        -        -     3,020
Product cost of revenue.....................................        -    3,639         -
Service cost of revenue.....................................    8,795        -         -
                                                              --------------------------
Total cost of revenue.......................................    5,934    3,639      (457)
                                                              --------------------------
Workforce reductions........................................    5,025      137     1,823
Other.......................................................      145    1,044       767
                                                              -------   ------   -------
Restructuring and impairment charges........................  $ 5,170   $1,181   $ 2,590
----------------------------------------------------------------------------------------



12.   LONG-TERM DEBT



---------------------------------------------------------------------------------------------
                                                        DECEMBER 31, 2004   DECEMBER 31, 2003
---------------------------------------------------------------------------------------------
Senior Secured Term Loan Facility(a)..................       $100,000           $      -
Senior Secured Revolving Credit Facility(a)...........       100,000                   -
Short-term financing: short-term credit facility(b)...             -                   -
Prior Revolving Credit Facility(c)....................             -                   -
Secured Installment Loan(d)...........................        10,369                   -
SAILS exchangeable debt(e)............................        83,727              98,927
Other(f)..............................................            63                 319
                                                        -------------------------------------
Total debt............................................       294,159              99,246
Less: Current maturities..............................       118,072                 234
                                                        -------------------------------------
                                                             $176,087           $ 99,012
---------------------------------------------------------------------------------------------



(a) On December 29, 2004, we entered into our new credit facility to be used (i) to repay in full our outstanding senior indebtedness, comprised of the short-term credit facility and our prior revolving credit facility; (ii) for working capital and general corporate purposes; and (iii) to pay certain fees and expenses incurred in connection with such transactions. Pursuant to our new credit facility, the lenders severally agreed to provide us the following: (a) a senior secured term loan facility in an aggregate principal amount of $100,000 and (b) a senior secured revolving credit facility in an aggregate principal amount of up to $150,000 with a $20,000 sub limit available for letters of credit. Our new credit facility is secured on a first priority basis by (i) a pledge of all of the capital stock or other equity interests of our domestic subsidiaries, (ii) a pledge of 65% of the capital stock or other equity interests of selected overseas subsidiaries located in the United Kingdom, the Netherlands and Japan, (iii) 100% of the capital stock of the manufacturing entity in Reynosa, Mexico and all of its other assets and (iv) all our other assets (other than real estate) of our domestic subsidiaries.



On December 29, 2004, we borrowed $100,000 on the term loan facility and $100,000 on the revolving credit facility. The term loan facility is payable at approximately $11,111 per quarter, which commences on December 15, 2005 through the term loan maturity date of December 30, 2007. The revolving credit facility matures on December 30, 2009. The revolving credit facility is classified as short term on the Consolidated Balance Sheet as our intention is to pay it off currently. We incurred approximately $3,600 of deferred financing costs related to the new credit facility. The interest rate on the new credit facility is the greater of (i) the prime rate and (ii) the federal funds rate plus 0.5%, plus, in both cases, the applicable margin for U.S.-based loans. For Eurodollar-based loans, the rate is the adjusted LIBO rate (defined as the LIBO rate multiplied by the statutory reserve rate) plus the applicable margin. The applicable margin is based upon our leverage ratio (defined as the ratio of our total indebtedness to our consolidated EBITDA for the period of the most recent four fiscal quarters) plus 0.25% to 1% for U.S.-based loans and 1.25% to 2% for Eurodollar-based loans. The interest rate on our new credit facility, which includes our term loan facility and revolving credit facility, was 6.0% at December 31, 2004. The new credit facility contains a number of security and financial covenants, we are in compliance with all covenants as of December 31, 2004.

(b) On September 9, 2004, in connection with the acquisition of Matrics, we entered into a short-term credit facility in the amount of $250,000. The short-term credit facility, which was a senior unsecured borrowing, initially had an annual interest rate of three-month LIBOR plus 400 basis points and matured on September 9, 2005. The annual interest rate increased by 100 basis points on November 1, 2004 and would have increased by an additional 50 basis points at the end of each one-month period thereafter until September 9, 2005, but would not have exceeded 11.5% (or 13.5% if there have been an event of default). If the short-term credit facility was not repaid in full prior to September 9, 2005, it may have been converted to exchange notes pursuant to an indenture that would have matured on September 9, 2011. This facility contained a number of security and financial covenants. On December 29, 2004, this facility was replaced by the new credit facility referred to in (a) above. We wrote off approximately $6,300 of deferred financing costs when this facility was paid off on December 29, 2004.



(c) Through September 15, 2003, we had a $350,000 unsecured revolving credit facility with a syndicate of U.S. and international banks. These borrowings bore interest at either LIBOR plus 75 and 100 basis points at September 15, 2003 (which approximated 1.86 percent at such date), or the base rate of the syndication agent bank, contingent upon various stipulations by the lender, which approximated 4.0 percent at September 15, 2003. As a result of the length of time necessary to restate our financial statements beginning on September 16, 2003, we would have been in violation of one of the covenants of our credit agreement that requires the timely filing of financial statements with the SEC. On September 15, 2003, we reached an agreement with the bank group and obtained a waiver to provide us additional time to become current with our periodic filings with the SEC. Under the revised credit agreement, the credit facility was reduced from $350,000 to $100,000 and we voluntarily agreed to limit our usage of the credit facility to $50,000 until such time as we became current with our periodic filings. In addition, we pledged our U.S. trade receivables and agreed to retain $75,000 of unencumbered, worldwide cash until that time.



In November 2003, this credit facility was replaced with a $30,000 secured credit line which expired in May 2006. These borrowings which were secured by U.S. trade receivables bore interest at either LIBOR plus 200 basis points which approximated 3.1% at December 31, 2003 or, the base rate of the syndication agent bank, which approximated 4.0% at December 31, 2003. As of December 31, 2003, there were no borrowings outstanding under the secured credit line. On February 27, 2004, this credit facility was increased to $45,000 with the same interest provisions. On March 16, 2004, this credit facility was increased to $60,000 with the same interest provisions. On December 29, 2004, this facility was replaced by the new credit facility referred to in (a) above.



(d) On March 31, 2004, we entered into a purchase money secured installment loan with a bank for $13,825. The loan is payable in four semiannual installments of $3,655, including interest, commencing October 1, 2004. The proceeds received under the loan were used to finance the purchases of certain software. The fixed interest rate on this installment loan is 5.33%. This installment loan is collateralized by the purchased software.



(e) In order to provide additional liquidity to be used for general corporate purposes, including the repayment of debt outstanding under our revolving credit facility and to effectively lock in the gain recognized upon the sale of our Cisco shares, while avoiding a tax liability in January 2001, we entered into a private Mandatorily Exchangeable Securities Contract for Shared Appreciation Income Linked Securities ("SAILS") with a highly rated financial institution. The securities that underlie the SAILS contract represent our investment in Cisco common stock, which was acquired in connection with the Telxon acquisition (see Note 5). This debt has a seven-year maturity and bears interest at a cash coupon rate of 3.625 percent of the original notional amount of debt of $174,200. At maturity, the SAILS are exchangeable for shares of Cisco common stock or, at our option, cash in lieu of shares. Net proceeds from the issuance of the SAILS and termination of an existing freestanding collar arrangement were approximately $262,246. The SAILS contain an embedded equity collar, which effectively manages a large portion of our exposure to fluctuations in the fair value of our holdings in Cisco common stock. We account for the embedded equity collar as a derivative financial instrument in accordance with the requirements of SFAS 133. The change in fair value of this derivative between reporting dates is recognized as other income. The derivative has been combined with the debt instrument in long-term debt as there is a legal right of offset in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." Since inception, the gross SAILS liability remains unchanged at $174,200. The derivative asset was valued at $90,473 and $75,273 on December 31, 2004 and 2003, respectively. The net SAILS liability, when offset by the derivative asset, represents $83,727 and $98,927 of the total long-term debt balance outstanding at December 31, 2004 and 2003, respectively. We have the option to terminate the SAILS arrangement prior to its scheduled maturity. If we terminate the SAILS arrangement prior to its scheduled maturity by delivering our Cisco common stock our cash payment would not exceed the present value of our future coupon payments at the time of termination. At the present time, we do not anticipate terminating the SAILS arrangement prior to its scheduled maturity date.



(f) We have available $25,000 in uncommitted U.S. dollar and foreign currency lines of credit with several global banks with a range of borrowing rates and varying terms that continue until such time as either party wishes to terminate the agreements. As of December 31, 2004, there were no outstanding borrowings under these agreements. The remaining balances in other long-term debt of $63 and $319 at December 31, 2004 and 2003, respectively, represent capital lease obligations and various other loans maturing through 2007.



Based on the borrowing rates currently available to us for bank loans with similar terms, the fair values of borrowings under the Credit Agreement, senior notes and promissory notes, approximate their carrying values.

Our capital lease obligations are included in long-term debt in the Consolidated Balance Sheets. The combined aggregate amount of long-term debt and capital lease maturities for each of the years ending December 31 are as follows:



----------------------------------------------------------------------
2005........................................................  $118,072
2006........................................................    47,906
2007........................................................    44,449
2008........................................................    83,732
                                                              --------
   Total....................................................  $294,159
----------------------------------------------------------------------



13. INCOME TAXES



The provision for (benefit from) income taxes consists of:



----------------------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2004       2003        2002
----------------------------------------------------------------------------------------------
CURRENT:
   Federal..................................................  $11,630    $     52    $      -
   State and local..........................................    7,721           -           -
   Foreign..................................................    6,944       6,786       6,149
                                                              --------------------------------
                                                               26,295       6,838       6,149
                                                              --------------------------------
DEFERRED:
   Federal..................................................   20,829     (12,114)    (23,402)
   State and local..........................................     (137)      3,306      (2,836)
   Foreign..................................................   (5,065)      2,576       3,274
                                                              --------------------------------
                                                               15,627      (6,232)    (22,964)
                                                              --------------------------------
Total provision for (benefit from) income taxes.............  $41,922    $    606    $(16,815)
----------------------------------------------------------------------------------------------



The components of income before income taxes are as follows for the three years ended December 31:



-----------------------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                2004        2003        2002
-----------------------------------------------------------------------------------------------
United States...............................................  $115,165    $(24,796)   $(72,662)
International...............................................     8,604      28,697      10,932
                                                              ---------------------------------
                                                              $123,769    $  3,901    $(61,730)
-----------------------------------------------------------------------------------------------

A reconciliation between the statutory U.S. Federal income tax rate and our effective tax rate is as follows:



----------------------------------------------------------------------------------------------
                                                               FOR THE YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------
                                                  2004               2003                 2002
                                     -----------------   ----------------    -----------------
                                                 % OF               % OF                  % OF
                                      AMOUNT    PRETAX   AMOUNT    PRETAX     AMOUNT    PRETAX
----------------------------------------------------------------------------------------------
Statutory U.S. Federal rate
   provision (benefit).............  $ 43,319    35.0%   $ 1,365    35.0%    $(21,605)   (35.0)%
State taxes, net of federal tax
   effect..........................     4,930      4.0     2,149     55.1      (1,843)    (3.0)
Tax credits........................   (10,181)    (8.2)   (5,892)  (151.1)     (4,491)    (7.2)
Writeoff of In Process R&D.........     4,480      3.6         -        -           -        -
Non-deductible fines...............    12,250      9.9     1,750     44.9           -        -
Extraterritorial income
   exemption.......................    (4,254)    (3.4)   (1,037)   (26.6)          -        -
Income of foreign subsidiaries
   taxed at differing tax rates....       (22)    (0.1)     (757)   (19.4)      1,064      1.7
Change in valuation allowance......    (8,346)    (6.7)    2,180     55.9       6,166     10.0
Non-deductible compensation........        92      0.1       370      9.5       2,895      4.7
Other non-deductible items.........       634      0.5       564     14.5         580      0.9
Other, net.........................      (980)    (0.8)      (86)    (2.3)        419      0.7
                                     ---------------------------------------------------------
                                     $ 41,922    33.9%   $   606    15.5%    $(16,815)   (27.2)%
----------------------------------------------------------------------------------------------



Our effective tax rate will change from year to year based on recurring factors including the geographical mix of income before taxes, state and local taxes, the ratio of permanent items to pretax book income and the implementation of various global tax strategies, as well as nonrecurring events.



Net tax (costs)/benefits of $28,400 in 2004, $(12,419) in 2003 and $16,650 in
2002 were recorded directly through equity which included net tax benefits related to currency translations, unrealized losses on available for sale securities and certain employee benefit plans. In addition, net tax benefits of $15,299 were recorded as part of a reduction of goodwill in connection with the Matrics and Telxon acquisitions.

The components of our deferred tax assets and liabilities at December 31, 2004 and 2003, are as follows:



---------------------------------------------------------------------------------
                                                                  AT DECEMBER 31,
                                                              -------------------
                                                                2004       2003
---------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Receivables.................................................  $ 64,114   $ 46,220
Inventory...................................................    17,893     49,226
Accrued compensation and associate benefits.................    19,341     36,793
Other accrued liabilities...................................    81,253     80,296
Accrued restructuring and severance costs...................     1,046        400
Deferred revenue-current....................................         -     16,102
Deferred revenue-long term..................................     9,616          -
Purchased technology and other intangibles..................   130,204     20,777
Property, plant and equipment...............................     4,307      1,764
Cumulative translation adjustments..........................     2,357        157
Net operating loss carryforwards............................   115,639    164,048
Capital loss carryforwards..................................    12,965     12,493
Tax credit carryforwards....................................    88,012     96,169
Charitable contribution carryforwards.......................     1,046      2,114
Other, net..................................................     1,281      5,510
                                                              -------------------
Total deferred tax assets...................................   549,074    532,069
Valuation allowance.........................................   (37,288)   (43,936)
                                                              -------------------
Net deferred tax assets.....................................   511,786    488,133
                                                              -------------------
DEFERRED TAX LIABILITIES:
Investments.................................................   (69,027)   (57,095)
Net investment in sales-type leases.........................    (4,314)    (5,991)
Deferred revenue-long-term..................................    (9,113)    (5,244)
Deferred patent and product development costs...............         -     (8,762)
Property, plant and equipment...............................   (12,763)         -
                                                              -------------------
Total deferred tax liabilities..............................   (95,217)   (77,092)
                                                              -------------------
Net deferred income tax assets..............................  $416,569   $411,041
---------------------------------------------------------------------------------



Amounts recognized as deferred tax assets in the Consolidated Balance Sheets consists of:



---------------------------------------------------------------------------------
                                                                  AT DECEMBER 31,
                                                              -------------------
                                                                2004       2003
---------------------------------------------------------------------------------
Current.....................................................  $179,844   $182,571
Non-current.................................................   236,725    228,470
                                                              -------------------
Total.......................................................  $416,569   $411,041
---------------------------------------------------------------------------------

We have available federal, state and foreign net operating loss carryforwards of approximately $283,259, $583,501 and $7,290, respectively, at December 31, 2004. Such loss carryforwards expire in accordance with provisions of applicable tax law and have remaining lives ranging from 1 to 20 years and $6,544 of these loss carryforwards have no expiration date. Certain loss carryforwards are more likely than not to expire unused.



We also have a capital loss carryforward of approximately $36,010 for federal and state jurisdictions at December 31, 2004. Such loss carryforward expires in 4 years in accordance with provisions of applicable tax laws.



We also have available federal, state and foreign credit carryforwards of approximately $78,692, $8,880 and $440, respectively, at December 31, 2004. Such credits have expiration dates ranging from 1 to 20 years, and $21,346 of these credits has no expiration date. Certain credit carryforwards are more likely than not to expire unused.



The valuation allowance decreased by $6,648 during 2004 and increased by $12,500 during 2003. The 2004 decrease relates to foreign tax credits which the Company expects to utilize based on the current forecasts and an increase in the foreign tax credit carryforward period from 5 to 10 years pursuant to AJCA. This decrease is slightly offset by an increase in the valuation allowance for state and local loss carryforwards that are more likely than not to expire. The increase in 2003 relates to limitations on federal net operating loss carryforwards and tax credits of acquisitions, as well as, foreign tax credits and state and foreign loss carryforwards that are more likely than not to expire before they can be utilized. Subsequent recognition of a substantial portion ($30,908) of the deferred tax asset relating to such net operating loss and tax credit carryforwards against which a valuation allowance has been recorded would result in a reduction of goodwill recorded in connection with the Telxon, @POS and/or Covigo acquisitions.

14.COMMITMENTS AND CONTINGENCIES



a.LEASE AGREEMENTS



The combined aggregate amount of required future minimum rental payments under non-cancelable capital and operating leases for each of the years ending December 31 are as follows:



---------------------------------------------------------------------------------
                                                                        OPERATING
                                                              CAPITAL    LEASES
                                                              LEASES    ---------
---------------------------------------------------------------------------------
2005........................................................  $    49   $  22,709
2006........................................................        -      19,031
2007........................................................        -      16,582
2008........................................................        -      13,779
2009........................................................        -      10,634
Thereafter..................................................        -      27,727
                                                              -------------------
Total minimum payments......................................       49   $ 110,462
                                                                        ---------
Less amounts representing interest..........................        1
                                                              -------
Present value of future lease payments......................       48
Less current portion........................................       48
                                                              -------
Long-term capital lease obligation..........................  $     -
---------------------------------------------------------------------------------



Rent expense under operating leases was $21,238, $19,979 and $17,103 for the years ended December 31, 2004, 2003 and 2002, respectively.



b.EMPLOYMENT CONTRACTS



We have, or had, executed employment contracts with certain senior executives that vary in length, for which we have a minimum commitment aggregating approximately $4,736 and $5,519 at December 31, 2004 and 2003, respectively. In February 2002, our former President and Chief Executive Officer announced his retirement. In connection therewith, we recorded a pre-tax compensation and related benefits charge of $8,597 in 2002 which is included in selling, general and administrative expenses in the Consolidated Statements of Operations.



c.LETTERS OF CREDIT AND PURCHASE COMMITMENTS



At December 31, 2004, we had outstanding letters of credit of $3,118 and $16,882 of unused letters of credit. As of December 31, 2004 and 2003, we have included in our accrued liabilities $4,094 and $1,110 respectively, for purchase commitments for which a loss was recognized.



d.LEGAL MATTERS



We are a party to lawsuits in the normal course of business. Litigation in the normal course of business, as well as the lawsuits and investigations described below, can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings and government investigations are difficult to predict. Unless otherwise specified, Symbol is currently unable to estimate, with reasonable certainty, the possible loss, or range of loss, if any, for the lawsuits and investigations described herein. An unfavorable resolution to any of the lawsuits or investigations described below could have a material adverse effect on Symbol's business, results of operations or financial condition.



GOVERNMENT INVESTIGATIONS



In May 2001, in response to an inquiry from the SEC, we retained a law firm to conduct an internal investigation into certain allegations concerning our accounting practices, focusing on specific transactions with two of our customers but also including a limited review of other large transactions. The law firm retained an accounting firm to assist it in the investigation. We subsequently discovered that this investigation was hindered by certain of our former employees. As a result of actions by these former employees, the SEC expressed dissatisfaction with the investigation.



In March 2002, we retained a second law firm to conduct a wide-ranging internal investigation into our accounting practices. The investigation was conducted over a period of approximately eighteen months with the assistance of an outside forensic accounting team. The SEC and the United States Attorney's Office for the Eastern District of New York ("Eastern District") commenced separate but related investigations relating to our accounting practices.



The investigation found that, during the period covered by the restatement, certain members of former management engaged in, directed and/or created an environment that encouraged a variety of inappropriate activities that resulted in accounting errors and irregularities affecting our previously issued financial statements that we have now restated. The errors and irregularities caused by these actions primarily concerned the timing and amount of product and service revenue recognized. In particular, the investigation found that revenue was accelerated from the appropriate quarters to earlier quarters through a variety of improper means and, on a more limited basis, revenue was improperly created and inflated on a net basis. Additionally, there were errors and irregularities associated with the establishment and utilization of certain reserves and restructurings, including certain end-of-quarter adjustments that were apparently made in order to achieve previously forecasted financial results. There were also errors and/or irregularities associated with the administration of certain options programs, as well as several categories of cost of revenue and operating expenses, including efforts to artificially reduce reported inventory.



In addition, the internal investigation uncovered efforts by certain then employees, including certain members of then management, to impede both the initial and second internal investigations. The employees responsible for directing such conduct resigned or were terminated.



The investigation found that, in addition to the specific items of misconduct giving rise to the need for the restatement, there was a failure by our former management to establish an appropriate control environment, and there were significant failures in our internal controls and procedures resulting from numerous causes, including inadequate hiring of qualified and experienced personnel, insufficient training and supervision of personnel, a decentralized accounting structure for operations in the United States and inadequate systems and systems interfaces. The investigation also found instances in which some members of former management and sales and finance-related employees devoted insufficient attention and resources to ensuring accurate accounting and financial reporting. As the guilty pleas of three former senior members of our finance group illustrate, there were also instances in which such activity rose to the level of criminal misconduct. All of the members of senior management who were primarily responsible for the errors and irregularities underlying the restatement either have been terminated from employment at Symbol as part of the internal investigation or have left Symbol, including Tomo Razmilovic, one of our former Presidents, Chief Executive Officers and directors, and Kenneth Jaeggi, our former Senior Vice President and Chief Financial Officer. We assembled a new management team and appointed new board members beginning in mid-2002.



In November 2002, we announced the unaudited, preliminary expected magnitude of the anticipated restatement of our financial statements, and updated that information on several occasions over the subsequent eleven months. Accordingly, the selected financial data for 1998, 1999, 2000 and 2001, financial statements for the years ended December 31, 2000 and 2001, and unaudited selected quarterly information for each of the four quarters of 2001 and the first three quarters of 2002 were restated in our 2002 Annual Report on Form 10-K/A.



In connection with our accounting practices various class action lawsuits were filed against us and certain of our former management and our former board of directors in March 2002, March 2003 and May 2003. For more information see
"-- Securities litigation matters."



On June 3, 2004, we announced that we resolved the investigation by the Eastern District relating to our past accounting practices by entering into a non-prosecution agreement with the Eastern District. As a result of this non-prosecution agreement, no criminal complaint will be filed against us. In addition, on June 3, 2004, we announced an agreement with the SEC to resolve allegations against us relating to our past accounting practices that were under investigation by the SEC. Pursuant to the agreements with the Eastern District and the SEC, we have paid a total of $37,000 in cash to a restitution fund for members of the class consisting of purchasers of our common stock from February 15, 2000 to October 17, 2002, and $3,000 to the United States Postal Inspection Service Consumer Fraud Fund. In addition to these payments, the non-prosecution agreement included an acknowledgement by us that between 1999 and 2002, as a result of the actions of certain of our former employees, we (a) violated federal criminal law in connection with accounting practices involving improper sales transactions, unsupported and fictitious accounting entries and the manipulation of our accounting reserves and expenses; and (b) filed and caused to be filed materially false and misleading financial statements and other documents with the SEC. As part of the non-prosecution agreement, we agreed to continue our cooperation with the Eastern District and the SEC, and to implement remedial measures, including, but not limited to, retaining an independent, government-approved examiner to review our internal controls, financial reporting practices and our compliance with the settlement agreements and establishing and maintaining an annual training and education program designed to diminish the possibility of future violations of the federal securities laws. If we violate the injunction, the agreement with the Eastern District or the SEC or commit or attempt to commit other violations, such as accounting offenses that were not the subject of the investigations, we will be subject to federal criminal charges. Pursuant to the non-prosecution agreement we have waived certain defenses that may have otherwise been available to us in the event of a federal criminal charge, including the statute of limitations, and will be subject to prosecution for any offense, including any offense related to our past accounting practices. In addition, in the event of a violation of the agreement and a federal criminal charge, statements that were made by or on behalf of us to the Eastern District, SEC and the Postal Inspection Service, including the acknowledgments of responsibility described above, will be deemed admissible in evidence and certain evidentiary rules will not be available to us. Pursuant to the agreement with the SEC, the SEC filed, and the court has approved, a Final Consent Judgment in the Eastern District of

New York providing for injunctive relief, enjoining us from further violations of the antifraud, reporting, books and records and internal control provisions of the federal securities laws, and a civil penalty in the amount of $37,000, as described above. We paid both the $37,000 and the $3,000 to the United States Postal Inspection Service Consumer Fraud Fund prior to June 30, 2004.



On October 26, 2004, the Company issued a press release announcing its financial results for the third quarter 2004. On November 8, 2004, the Company issued a second press release, revising some of the previously reported numbers. The revised numbers included a reduction of approximately $13.3 million in revenue for the nine months ending September 30, 2004, as compared to the results previously reported in the press release of October 26, 2004. The November 8, 2004 press release stated that the Company had discovered certain discrepancies in the amount of inventory at a distributor as well as inventory on hand that affected its previously-announced results. On November 15, 2004, the Company filed its Form 10-Q for the third quarter of 2004.



The non-prosecution agreement between the Company and the United States Attorney's Office for the Eastern District of New York, described previously, provides that should the Company violate the agreement or commit a crime in the future, the Company would be subject to prosecution for any offense, including any offense related to the Company's past accounting practices. The Company has retained outside counsel to investigate the facts and circumstances surrounding the erroneous numbers included in the October 26, 2004 press release. The Company has been cooperating with the informal requests made by the Eastern District and by the SEC regarding this matter, including whether Symbol has complied with the injunction entered into in connection with its June 2004 settlement with the SEC and the non-prosecution agreement with the Eastern District. There can no assurance that these events will not give rise to an enforcement action or other proceeding brought by the SEC or the Eastern District.



SECURITIES LITIGATION MATTERS



On June 3, 2004, we announced our settlement of the Pinkowitz, Hoyle and Salerno class action lawsuits, which are described below. Under the settlement, we agreed to pay to the class members an aggregate of $1,750 in cash and an aggregate number of shares of common stock having a market value of $96,250, subject to a minimum and maximum number of shares based upon the volume-weighted moving average trading price of our common stock for the five day period immediately prior to our payment of the common stock to the class ("Determined Price"). If the Determined Price is greater than $16.41 per share, then we will issue 5,865.3 shares of our common stock to the class. If the Determined Price is between $16.41 per share and $11.49 per share, then we will issue to the class the number of shares of common stock equal to a market value of $96,250 divided by the Determined Price. If the Determined Price is less than $11.49 per share, we will issue 8,376.8 shares of our common stock to the class. The settlement also provides that we have the right to pay up to an additional $6.0 million in cash to reduce the number of shares of our common stock that we are required to deliver in an amount equal to the amount of additional cash divided by the Determined Price. If (i) there occurs any event that would lead to the de-listing of our common stock or our board of directors recommends the approval of a tender offer for the purchase of a majority of our common stock or (ii) the Determined Price is less than $11.90 per share, then the lead counsel for the plaintiffs can require us to place into escrow the number of shares that would otherwise be payable to the class and would have the right to sell all or any portion of the escrowed shares and invest such proceeds until distribution to the class. If we do not deliver our common stock as required by the settlement agreement within the ten days of such requirement, the lead counsel for the plaintiffs may terminate the settlement agreement. The court held a fairness hearing regarding the settlement on October 4, 2004 and approved the fairness of the settlement by an order entered on October 20, 2004. On November 17, 2004, we delivered 586.5 shares, or 10% of the settlement amount (at $16.41 per share), as satisfaction of the plaintiffs' attorneys' fees incurred as of October 2004, pursuant to the court's order. We expect to deliver the balance of the shares required to be issued under the settlement of 5,278.8 shares in the first half of 2005. As of December 31, 2004, the Company has reflected $86,625 as accrued litigation costs in its current liabilities. For every $1.00 per share above $16.41 per share on the date the shares are issued, an additional non-cash litigation charge of approximately $5.3 (pre-tax) and $3.2 (after-tax) will be required to be recorded in our statements of operations in 2005.



In addition to the payments described above, the $37,000 civil penalty imposed by the SEC, which we have already paid, will be distributed to the class. Also, as part of the settlement, Dr. Jerome Swartz, our co-founder and former chairman, has paid $4,000 in cash to the class to settle the claims against him in the Pinkowitz and Hoyle class action lawsuits.



Pinkowitz v. Symbol Technologies, Inc., et al.



On March 5, 2002, a class action lawsuit was filed in the United States District Court for the Eastern District of New York on behalf of purchasers of our common stock between October 19, 2000 and February 13, 2002, inclusive, against us and certain members of our former management and our former board of directors. The complaint alleged that the defendants violated the federal securities laws by issuing materially false and misleading statements throughout the class period that had the effect of artificially inflating the market price of our securities. This case is subject to the settlement agreement described above.



Hoyle v. Symbol Technologies, Inc., et al.


Salerno v. Symbol Technologies, Inc., et al.



On March 21, 2003, a class action lawsuit was filed in the United States District Court for the Eastern District of New York against us and certain members of our former management and our former board of directors. On May 7, 2003, a virtually identical class action lawsuit was filed against the same defendants by Joseph Salerno.



The Hoyle and Salerno complaints were brought on behalf of a class of former shareholders of Telxon Corporation ("Telxon") who obtained our common stock in exchange for their Telxon stock in connection with our acquisition of Telxon in November 2000. The complaint alleges that the defendants violated the federal securities laws by issuing a Registration Statement and Joint Proxy Statement/Prospectus in connection with the Telxon acquisition that contained materially false and misleading statements that had the effect of artificially inflating the market price of our securities. These cases are subject to the settlement agreement described above.



SMART MEDIA LITIGATION



Telxon v. Smart Media of Delaware, Inc.



On December 1, 1998, Telxon filed suit against Smart Media of Delaware, Inc. ("SMI") in the Court of Common Pleas for Summit County, Ohio in a case seeking a declaratory judgment that Telxon did not contract to develop SMI's products or invest approximately $3,000 in SMI's business and that it did not fraudulently induce SMI to refrain from engaging in business with others or interfere with SMI's business relationships. On March 12, 1999, SMI filed its answer and counterclaim denying Telxon's allegations and alleging counterclaims against Telxon for negligent misrepresentation, estoppel, tortious interference with business relationship and intentional misrepresentation and seeking approximately $10,000 in compensatory damages, punitive damages, fees and costs. In addition, William Dupre, an individual employed by SMI at that time, asserted similar counterclaims against Telxon. In November 2000, Symbol acquired Telxon with these claims still pending.



On September 17, 2003, the jury awarded approximately $218,000 in damages against Telxon, of which approximately $6,000 was awarded to Mr. Dupre. The court denied Telxon's motions for judgment in its favor notwithstanding the verdict, for a new trial and for a reduction in the amount of the jury verdicts. On May 6, 2004, the court entered judgment against Telxon for approximately $218,000 in damages, plus statutory interest from the date of the verdicts and granted a motion to add Symbol as a counterclaim defendant with respect to the counterclaims asserted by Mr. Dupre. Prior to these court rulings, SMI withdrew its motion to add Symbol as a counterclaim defendant with respect to the counterclaims asserted by SMI. We and Telxon have filed notices of appeal of these rulings and the related verdicts. Symbol and Telxon have deposited approximately $50,000 into an interest-bearing court escrow account to stay execution of the judgment against both Symbol and Telxon pending resolution of the appeal. The parties completed the submission of briefs on this appeal in March 2005.



Our available cash, including cash available under our existing lines of credit, may not be sufficient to pay jury verdicts of this size and we would need to obtain additional financing in order to pay the judgment entered against Telxon in this matter. In addition, we currently have not recorded any liability in our consolidated financial statements with respect to the jury verdicts and the judgment entered as we believe that, in accordance with the relevant guidance set forth in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," an unfavorable outcome of this litigation is not probable at this time. However, there can be no assurance that we will not be found to be ultimately liable for the full amount of the judgment, plus statutory interest from the date of the verdicts. In the event we are found liable, and the judgment is not paid, we would be in violation of the terms of our new credit facility.



PENDING PATENT AND TRADEMARK LITIGATION



Metrologic Instruments, Inc. v. Symbol Technologies, Inc.



On June 19, 2003, Metrologic Instruments, Inc. ("Metrologic") filed a complaint against us in the United States District Court, District of New Jersey, alleging patent infringement and breach of contract, and seeking monetary damages of approximately $2,300 (as of March 31, 2004) and termination of the cross-licensing agreement between the parties. We answered the complaint and asserted counterclaims for declaratory judgments of invalidity and noninfringement of Metrologic's patents and for non-breach of the cross-licensing agreement. We moved for partial summary judgment to dismiss Metrologic's breach of contract claim. On October 18, 2004 the Court granted Symbol's motion for summary judgment on Metrologic's breach of contract claim, and also granted Symbol leave to assert certain defenses. On October 25, 2004, Symbol asserted defenses of inequitable conduct with respect to Metrologic's patents. We intend to defend the case vigorously on the merits.

Symbol Technologies, Inc. et al. v. Lemelson Medical, Educational & Research Foundation, Limited Partnership



On July 21, 1999, we and six other members of the Automatic Identification and Data Capture industry ("Auto ID Companies") jointly initiated a lawsuit against the Lemelson Medical, Educational, & Research Foundation, Limited Partnership ("Lemelson Partnership"). The suit was commenced in the United States District Court, District of Nevada in Reno, Nevada, but was subsequently transferred to the federal court in Las Vegas, Nevada. In the litigation, the Auto ID Companies seek, among other remedies, a declaration that certain patents, which have been asserted by the Lemelson Partnership against end users of bar code equipment are invalid, unenforceable and not infringed.



The Lemelson Partnership has contacted many of the Auto ID Companies' customers demanding a one-time license fee for certain so-called "bar code" patents transferred to the Lemelson Partnership by the late Jerome H. Lemelson. We have received many requests from our customers asking that we undertake the defense of these claims using our knowledge of the technology at issue, and the other Auto ID Companies have received similar requests. Certain of our customers have requested indemnification against the Lemelson Partnership's claims from us, and certain customers of the other Auto ID Companies have requested similar indemnification from them, individually and/or collectively with other equipment suppliers. We believe that generally we have no obligation to indemnify our customers against these claims and that the patents being asserted by the Lemelson Partnership against our customers with respect to bar code equipment are invalid, unenforceable and not infringed.



On January 23, 2004, the court concluded that Lemelson's patent claims are unenforceable under the equitable doctrine of prosecution laches; that the asserted patent claims as construed by the court are not infringed by us because use of the accused products does not satisfy one or more of the limitations of each and every asserted claim; and that the claims are invalid for lack of enablement even if construed in the manner urged by Lemelson. The court entered its judgment in favor of Symbol and the other Auto ID Companies on January 23, 2004. The Lemelson Partnership filed several post-trial motions all of which were denied by the court. The Lemelson Partnership filed a notice of appeal on June 23, 2004. Briefs on appeal have been filed by the parties.



Intermec IP Corp. v. Matrics, Inc.



On June 7, 2004, Intermec IP Corp., a subsidiary of Intermec Technologies Corporation ("Intermec"), filed suit against Matrics in the Federal District Court in Delaware asserting infringement of four patents owned by Intermec IP Corp. relating to RFID readers and RFID tags. The complaint against Matrics seeks payment of a "reasonable royalty" as well as an injunction against Matrics from infringing such patents. On September 9, 2004, Symbol consummated the acquisition of Matrics. Matrics was merged into Symbol on October 29, 2004, and accordingly, Symbol is defending the case vigorously on the merits.



On January 21, 2005, Matrics filed an Amended Answer and Counterclaim to which Intermec replied on February 4, 2005. On January 25, 2005, Matrics filed a motion to dismiss Intermec IP Corp.'s damages claims insofar as they seek damages for the period after October 29, 2004, the date on which Matrics was merged into Symbol and ceased to exist. In the alternative, Matrics moved to substitute Symbol for Matrics as successor-in-interest to Matrics. Intermec IP Corp. initially opposed the motion, but subsequently withdrew its opposition to substituting Symbol for Matrics. Symbol filed an amended answer and counterclaims on April 6, 2005.

The Court entered a Scheduling Order on February 8, 2005. The Order provides for a Markman claim construction hearing to be held September 7, 2005. The case is scheduled for a ten day jury trial beginning on May 1, 2006. Discovery is just under way.



Symbol Technologies, Inc. v. Intermec Technologies Corporation



On March 10, 2005, Symbol filed a patent infringement suit against Intermec in the United States District Court for the District of Delaware, asserting infringement of four Symbol patents relating to wireless technology. On March 23, 2005, Intermec asserted counterclaims against Symbol for alleged infringement of six Intermec patents. The Intermec patents relate to wireless scanners, signature capture technology and bar code readers with multi-tasking operating systems. Symbol responded to Intermec's infringement claims on April 11, 2005 and asserted counterclaims seeking declarations that the Intermec patents were invalid and not infringed. Symbol intends to defend the case vigorously on the merits.



Nanopower Technologies, Inc. v. Symbol Technologies, Inc. and Matrics Technology Systems, Inc.



On August 11, 2004, Nanopower Technologies, Inc. ("Nanopower"), a California corporation, filed a civil suit against Matrics and Symbol in state court in California. The suit alleges that Matrics breached a consulting agreement, confidentiality agreement and intellectual property licensing agreement pertaining to certain ultra low voltage RFID tag start-up technology to which Nanopower claims ownership and that the defendants violated California state law relating to the protection of trade secrets. The suit also named Symbol as a defendant because of Symbol's announced intention to purchase Matrics. Nanopower alleges that Symbol (i) has improperly received disclosure of Nanopower's confidential information, (ii) has misappropriated, or will, misappropriate Nanopower's trade secrets as a consequence of the acquisition of Matrics and
(iii) will benefit from the alleged breaches of the intellectual property licensing and consulting agreements. On September 9, 2004, Symbol consummated the acquisition of Matrics. Matrics was merged into Symbol on October 29, 2004, and accordingly, Symbol is defending the case vigorously on the merits.



Matrics' agreements with Nanopower provide for mandatory arbitration of these disputes in Washington, DC and contain an exclusive venue clause requiring any effort to obtain injunctive relief to be filed in Maryland. The state court complaint was removed to federal court and Matrics has filed a motion to transfer the suit to Maryland in anticipation of a subsequent stay pending arbitration. On October 1, 2004, before the Court heard Matrics' motion, Nanopower agreed to and the parties filed a stipulation to stay the case pending mediation, and if necessary, arbitration. A mediation was held on December 21, 2004, in an effort to resolve this matter. However, no resolution was reached. Symbol has been informed by Nanopower's attorneys that they intend to pursue an arbitration. One of Nanopower's claims is for breach of a consulting agreement, based on Matrics' failure to pay an invoice in the amount of approximately $38,000. On February 15, 2005, the Company sent to Nanopower a check in the amount of the invoice, plus accrued interest. It is not yet known if Nanopower will seek to arbitrate its other claims.



OTHER LITIGATION



Barcode Systems, Inc. v. Symbol Technologies Canada, Inc. and Symbol Technologies, Inc.



On March 19, 2003, Barcode Systems, Inc. ("BSI") filed an amended statement of claim in the Court of Queen's Bench in Winnipeg, Canada, naming Symbol Technologies Canada, Inc. and

Symbol as defendants. BSI alleges that we deliberately, maliciously and willfully breached our agreement with BSI under which BSI purported to have the right to sell our products in western Canada and to supply Symbol's support operations for western Canada. BSI has claimed damages in an unspecified amount, punitive damages and special damages.



Symbol denies BSI's allegations and claims that it properly terminated any agreements between BSI and Symbol. Additionally, Symbol filed a counterclaim against BSI alleging trademark infringement, depreciation of the value of the goodwill attached to Symbol's trademark and damages in the sum of Canadian $1,300, representing the unpaid balance of products sold by Symbol to BSI. Discovery in the matter is ongoing.



On October 30, 2003, BSI filed an Application For Leave with the Canadian Competition Tribunal ("Tribunal"). BSI sought an Order from the Tribunal that would require us to accept BSI as a customer on the "usual trade terms" as they existed prior to the termination of their agreement in April 2003. The Tribunal granted leave for BSI to proceed with its claim against us on January 15, 2004. We filed an appeal of the Tribunal's decision before the Federal Court of Appeals on January 26, 2004, and a brief in support of the appeal on April 22, 2004. On October 7, 2004, the Federal Court of Appeals dismissed Symbol's appeal, allowing BSI to make its application before the Tribunal against Symbol.



On November 17, 2003, BSI filed an additional lawsuit in British Columbia, Canada against us and a number of our distributors alleging that we refused to sell products to BSI, conspired with the other defendants to do the same and used confidential information to interfere with BSI's business. We intend to defend against these claims vigorously.



Lic. Olegario Cavazos Cantu, on behalf of Maria Leonor Cepeda Zapata vs. Symbol de Mexico, Sociedad de R.L. de C.V.



Lic. Olegario Cavazos Cantu, on behalf of Maria Leonor Cepeda Zapata filed a lawsuit against Symbol de Mexico, Sociedad de R.L. de C.V. ("Symbol Mexico") in October 2003 to reclaim property on which our Reynosa facility is located. The lawsuit was filed before the First Civil Judge of First Instance, 5th Judicial District, in Reynosa, Tamaulipas, Mexico. The First Civil Judge ordered the recording of a lis pendens with respect to this litigation before the Public Register of Property in Cd. Victoria, Tamaulipas.



The plaintiff alleges that she is the legal owner of a tract of land of 100 hectares, located within the area comprising the Rancho La Alameda, Municipality of Reynosa, Tamaulipas, within the Bajo Rio San Juan, Tamaulipas, irrigation district. The plaintiff is asking the court to order Symbol Mexico to physically and legally deliver to the plaintiff the portion of land occupied by Symbol Mexico.



Symbol Mexico acquired title to the lots in the Parque Industrial Reynosa from Edificadora Jarachina, S.A. de C.V. pursuant to a deed instrument. An Owner's Policy of Title Insurance was issued by Stewart Title Guaranty Company in connection with the above-mentioned transaction in the amount of $13,400. A Notice of Claim and Request for Defense of Litigation was duly delivered on behalf of Symbol to Stewart Title Guaranty Company on November 4, 2003.



In late November 2004, the First Level Civil Judge entered a final judgment in this matter for Symbol. In his decision, the judge held that, while the plaintiff had established she had title to a tract of land, she failed to establish that her parcel is the property on which Symbol's Reynosa manufacturing facility is located. The judge further held that, based on the plaintiff's complaint, it was not possible to identify the location of the property to which plaintiff claims title.



The plaintiff has appealed the judgment to the Court of Second Instance.



Bruck Technologies Handels GmbH European Commission Complaint



In February 2004, we became aware of a notice from the European Competition Commission ("EC") of a complaint lodged with it by Bruck Technologies Handels GmbH ("Bruck") that certain provisions of the Symbol PartnerSelect(TM) program violate Article 81 of the EC Treaty. Bruck has asked the EC to impose unspecified sanctions. We have provided all information requested by the EC and will respond to any additional inquiries. No action has been taken and the matter is pending. We intend to defend against these claims vigorously.



SECURITIES LITIGATION MATTERS IN WHICH SYMBOL HAS BEEN REALIGNED AS PLAINTIFF



Bildstein v. Symbol Technologies, Inc., et al.



On April 29, 2003, a shareholder derivative lawsuit was filed in the United States District Court for the Eastern District of New York against certain members of our former management and board of directors and against Symbol as a nominal defendant. The plaintiff alleges that the defendants violated Section 14(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder and common and state law by authorizing the distribution of proxy statements in 2000, 2001 and 2002. Plaintiff sought the cancellation of all affirmative votes at the annual meetings for 2000, 2001 and 2002, the cancellation of all awards under the option plans approved pursuant to those proxy statements, an injunction preventing the implementation of those option plans and all awards thereunder and an accounting by the defendants for all injuries and damages suffered by Symbol, plus all costs and expenses, including but not limited to attorneys' fees, incurred in connection with the action.



In September 2004, the court approved a settlement that Symbol reached with the plaintiff. As part of the settlement, Symbol and the plaintiffs agreed to a stipulation pursuant to which Symbol was realigned as plaintiff, and the action dismissed without prejudice so as to permit Symbol to pursue the claims asserted in this case and in the Gold litigation described below. As part of the stipulation, Symbol agreed to pay and has since paid $120 to Bildstein's counsel for services rendered in the case. The case was finally dismissed on October 7, 2004.



Gold v. Symbol Technologies, Inc., et al.



On December 18, 2003, a derivative action lawsuit was filed in the Court of Chancery of the State of Delaware against Symbol and certain of our former senior management. The complaint alleges that the defendants violated the federal securities laws by issuing materially false and misleading statements from January 1, 1998 through December 31, 2002 that had the effect of artificially inflating the market price of Symbol's securities and that the defendants (1) failed to properly oversee or implement policies, procedures and rules to ensure compliance with federal and state laws requiring the dissemination of accurate financial statements, which ultimately caused Symbol to be sued for, and exposed to liability for, violations of the anti-fraud provisions of the federal securities laws, (2) engaged in insider trading in Symbol's common stock, (3) wasted corporate assets and (4) improperly awarded a severance of approximately $13 million to Tomo Razmilovic, one of our former Presidents and Chief Executive Officers. Plaintiff sought to recover incentive-based compensation paid to certain of our former senior management in reliance on materially inflated financial statements and to impose a trust to recover cash and other valuable assets received by the former senior management defendants and former Symbol board members.



On July 27, 2004, the court approved a settlement that Symbol reached with the plaintiff. The settlement calls for the lawsuit to continue as direct litigation by Symbol on its own behalf against the defendants. As part of the settlement, the plaintiff consents to entry of Symbol's proposed order under which Symbol will now be the plaintiff in the case. Symbol plans to continue to pursue this lawsuit vigorously and, as part of the settlement, has agreed to pay $185 to cover the reasonable legal fees of the plaintiff's lawyers.



On October 28, 2004, Symbol filed its amended complaint in the action, naming Mr. Razmilovic as the defendant. By Order dated November 9, 2004, the Court stayed the action against Mr. Razmilovic pending the resolution of the Government's criminal case against Mr. Razmilovic's co-defendants. In addition, on November 9, 2004, Symbol filed a complaint in the United States District Court, Eastern District of New York against certain other former officers and employees in connection with their past employment at Symbol and the facts and circumstances that led to the Company's restatement. On November 19, 2004, the Court issued a stay, pending the resolution of the government's criminal action against the defendants.



15. STOCKHOLDERS' EQUITY



On July 26, 2004, Symbol's Board of Directors approved a $0.01 per share semi-annual cash dividend, which amounted to $2,405 and was paid on October 8, 2004 to shareholders of record on September 17, 2004.



On February 10, 2004, Symbol's Board of Directors approved a $0.01 per share semi-annual cash dividend, which amounted to $2,338 and was paid on April 9, 2004 to shareholders of record on March 19, 2004.



On March 10, 2003, Symbol's Board of Directors approved a $0.01 per share semi-annual cash dividend, which amounted to $2,312 and was paid on April 28, 2003 to shareholders of record on April 14, 2003.



On August 11, 2003, the Board of Directors approved a $0.01 semi-annual cash dividend which amounted to $2,312 and was paid on September 26, 2003 to shareholders of record on September 5, 2003.



On February 19, 2002, Symbol's Board of Directors approved a $0.01 per share semi-annual cash dividend, which amounted to 2,292 and was paid on April 5, 2002 to shareholders of record on March 11, 2002.



On August 12, 2002, the Board of Directors approved a $0.01 semi-annual cash dividend which amounted to 2,306 and was paid on October 7, 2002 to shareholders of record on September 13, 2002.

a.STOCK OPTION PLAN



There are a total of 49,955,372 shares of common stock reserved for issuance under our stock option plans at December 31, 2004. Stock options granted to date generally vest over a one-to-five year period, expire after 10 years and have exercise prices equal to the market value of our common stock at the date of grant. A summary of changes in the stock option plans is as follows:



------------------------------------------------------------------------------------------------
                                                                             SHARES UNDER OPTION
                                              --------------------------------------------------
                                                                                     WEIGHTED
                                                OPTION PRICE         SHARES          AVERAGE
                                                 PER SHARE       (IN THOUSANDS)   EXERCISE PRICE
------------------------------------------------------------------------------------------------
Shares under option at January 1, 2002......  $ 1.58 to $41.22           36,307   $        14.33
Granted.....................................  $ 7.40 to $ 9.62            8,676   $         8.69
Exercised...................................  $ 1.58 to $11.02           (3,150)  $         6.06
Cancelled...................................  $ 2.44 to $37.11           (3,655)  $        23.82
                                                                 --------------
Shares under option at December 31, 2002....  $ 1.58 to $41.22           38,178   $        12.82
Granted.....................................  $10.25 to $16.79            7,068   $        13.51
Exercised...................................  $ 1.65 to $ 8.67             (308)  $         5.43
Cancelled...................................  $ 1.80 to $41.22           (4,784)  $        16.68
                                                                 --------------
Shares under option at December 31, 2003....  $ 1.58 to $41.22           40,154   $        12.54
Granted.....................................  $12.57 to $18.40            7,301   $        15.50
Exercised...................................  $ 1.58 to $17.19          (13,130)  $         6.57
Cancelled...................................  $ 2.46 to $41.22           (8,214)  $        17.43
                                                                 --------------
Shares under option at December 31, 2004....  $ 3.46 to $41.22           26,111   $        14.84
                                                                 -------------------------------
Shares exercisable at December 31, 2004.....  $ 3.46 to $41.22           11,185   $        14.84
                                                                 -------------------------------
Shares exercisable at December 31, 2003.....  $ 1.58 to $41.22           24,332   $        11.19
                                                                 -------------------------------
Shares exercisable at December 31, 2002.....  $ 1.58 to $41.22           21,249   $        10.23
------------------------------------------------------------------------------------------------

The following table summarizes information concerning outstanding and exercisable options as of December 31, 2004



----------------------------------------------------------------------------------------------------
                      NUMBER                           WEIGHTED          NUMBER          WEIGHTED
   RANGE OF        OUTSTANDING     REMAINING LIFE      AVERAGE        EXERCISABLE        AVERAGE
EXERCISE PRICES   (IN THOUSANDS)      (YEARS)       EXERCISE PRICE   (IN THOUSANDS)   EXERCISE PRICE
----------------------------------------------------------------------------------------------------
$ 3.45-$ 5.17                524              0.9   $         4.66              524   $         4.66
$ 5.18-$ 7.77              1,911              2.3   $         6.78            1,446   $         6.72
$ 7.78-$11.67              6,397              6.7   $         9.16            3,288   $         9.23
$11.68-$17.52             13,269              8.0   $        15.03            3,708   $        15.62
$17.53-$26.29                903              6.0   $        21.52              510   $        23.33
$26.30-$39.45              3,062              5.6   $        30.26            1,675   $        31.19
$39.46-$41.22                 45              5.1   $        41.22               34   $        41.22
                  --------------                                     --------------
                          26,111                                             11,185
----------------------------------------------------------------------------------------------------



At December 31, 2004, an aggregate of 16,227 shares remain available for grant under the stock option plans. The tax benefits arising from stock option exercises during the years ended December 31, 2004, 2003 and 2002 in the amount of $25,665, $439 and $139 respectively, were recorded in stockholders' equity as additional paid-in capital.



As an accommodation to certain stock option plan participants (including certain officers and directors), an informal practice began in or around the early 1990's, whereby certain officers and directors were afforded a look-back period (no more than 30 days) for purposes of determining the market price to be used in connection with the specific exercise. In addition, these individuals were given an extended period of time in which to pay for their option exercises. These practices were contrary to the terms of the relevant option plans. As this practice allowed certain participants to choose exercise dates outside of the approved plan terms and also allowed these participants to extend the period of time in which to pay for their option exercise, the price of the option at grant date was not fixed and determinable. Accordingly, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," our financial statements reflect as compensation expense the change in market price of the common stock underlying these options granted to plan participants that could have participated in this practice from the date of grant until the options either expired or were exercised. Effective July 30, 2002, this practice of options exercise ended resulting in ceasing the accounting for such options under variable plan accounting.



As of March 31, 2003, due to the inability of Symbol to make timely filings with the Commission, our stock option plans were held in abeyance, meaning that our employees could not exercise their options until we became current with out filings. As an accommodation to both current and former Symbol associates whose options were impacted by this suspension, the Compensation Committee of the Board approved an abeyance program that allowed associates whose options were affected during the suspension period the right to exercise such options up to 90 days after the end of the suspension period. This resulted in a new measurement date for those options, which led to a non-cash accounting compensation charge of $10,539 for the intrinsic value of those vested options when the employee either terminated employment during the suspension period or within the 90 day period after the end of the suspension period. On February 25, 2004 this suspension period ended.



B.OUTSIDE DIRECTORS' OPTIONS AND STOCK PURCHASE WARRANTS



All options and stock purchase warrants issued to outside directors vest over a one-to-four year period, expire after 10 years and have exercise prices equal to the market value of our common stock at the date of grant. A summary of changes in the outside directors' options and stock purchase warrants is as follows:



------------------------------------------------------------------------------------------------
                                                                     NUMBER          WEIGHTED
                                                OPTION PRICE       OF SHARES         AVERAGE
                                                 PER SHARE       (IN THOUSANDS)   EXERCISE PRICE
------------------------------------------------------------------------------------------------
Shares under option at January 1, 2002......  $ 3.33 to $35.83          1,098      $     21.52
  Granted...................................            $ 8.17            100      $      8.17
  Exercised.................................  $ 3.33 to $ 7.37           (177)     $      5.16
  Cancelled.................................  $ 9.83 to $35.83           (163)     $     29.31
                                                                  -----------
Shares under option at December 31, 2002....  $ 3.33 to $35.83            858      $     21.87
  Granted...................................            $16.79            150      $     16.79
  Exercised.................................  $              -              -      $         -
  Cancelled.................................  $              -              -      $         -
                                                                  -----------
Shares under option at December 31, 2003....  $ 3.33 to $35.83          1,008      $     21.11
  Granted...................................            $13.83            100      $     13.83
  Exercised.................................  $ 4.43 to $ 9.83           (244)     $      6.89
  Cancelled.................................  $ 3.33 to $35.83           (614)     $     27.83
                                                                  -----------
Shares under option at December 31, 2004....  $13.83 to $16.79            250      $     15.61
                                                                 -------------------------------
Shares exercisable at December 31, 2004.....            $16.79             38      $     16.79
                                                                 -------------------------------
Shares exercisable at December 31, 2003.....  $ 3.33 to $35.83            680      $     21.36
                                                                 -------------------------------
Shares exercisable at December 31, 2002.....  $ 3.33 to $35.83            534      $     19.50
------------------------------------------------------------------------------------------------



The following table indicates the number of common shares issuable upon exercise and the exercise price per share of all outstanding outside directors' options and stock purchase warrants as of December 31, 2004:



---------------------------------------------------------------------------------
                    NUMBER OF SHARES                        SHARES EXERCISABLE AT
                 ISSUABLE UPON EXERCISE    EXERCISE PRICE     DECEMBER 31, 2004
EXERCISABLE TO       (IN THOUSANDS)          PER SHARE         (IN THOUSANDS)
---------------------------------------------------------------------------------
2013                                150             $16.79                     38
2014                                100             $13.83                      -
                 ----------------------                     ---------------------
                                    250                                        38
---------------------------------------------------------------------------------

c. EMPLOYEE STOCK PURCHASE PLAN



Under our employee stock purchase plan, participants may purchase shares of stock for an amount equal to 85 percent of the lesser of the closing price of a share of stock on the first trading day of the period or the last trading day of the period.



The stock sold to plan participants shall be authorized but unissued common stock, treasury shares or shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the plan is 4,898.4. As of December 31, 2004, 3,093.8 shares were issued to participants and subsequent to December 31, 2004, 167.8 shares were issued to participants, all of which were purchased in the open market.



During 2003, as a result of our delinquent filings with the SEC, we incurred a non-cash compensation expense of $6,137 associated with our ESPP as the ESPP lost its tax exempt status.



d.STOCKHOLDER RIGHTS PLAN



In August 2001, our Board of Directors adopted a stockholder rights plan. In connection with the adoption of the rights plan, the Board designated and reserved 500 shares of Series A Junior Participating preferred stock and has declared a dividend of one preferred stock purchase right (the "rights") for each share of our common stock outstanding on September 14, 2001. The rights will continue to be represented by, and trade with, our common stock certificates unless the rights become exercisable. The rights become exercisable (with certain exceptions) only in the event that any person or group acquires beneficial ownership of, or announces a tender or exchange offer for, 15 percent or more of the outstanding shares of our common stock. The rights will expire on August 13, 2011, unless earlier redeemed, exchanged or terminated in accordance with the rights plan.



e.TREASURY STOCK



The Company's treasury stock is comprised of shares purchased in open market transactions pursuant to programs authorized by the Board of Directors, shares tendered by executive officers to us (with certain restrictions) to pay option prices and taxes in connection with stock option exercises in accordance with the provisions in our stock option plans, exercises of warrants by board members under the 1998 plan, shares purchased in the open market to be re-issued in connection with our ESPP, and other transactions described below.

Below is a summary of the changes in our treasury stock for the years ended December 31:



------------------------------------------------------------------------------------------------
                                           2004                 2003                 2002
                                    ------------------   ------------------   ------------------
                                    SHARES   $ AMOUNT    SHARES   $ AMOUNT    SHARES   $ AMOUNT
------------------------------------------------------------------------------------------------
Balance January 1.................  26,130   $(239,029)  25,962   $(236,476)  24,849   $(222,104)
Acquisition of Treasury Shares
Purchased in open market..........       -           -        -           -      450      (3,631)
Shares tendered relating to
  executive stock option
  exercises(a)....................   4,060     (64,230)       -           -    1,159     (17,320)
ESPP shares purchased.............     150      (2,092)     528      (5,110)     625      (5,141)
Shares tendered relating to legal
  settlement(b)...................     138      (1,684)       -           -        -           -
                                    ------------------------------------------------------------
Total acquired....................   4,348     (68,006)     528      (5,110)   2,234     (26,092)
Re-issuance of Treasury Shares
Director's warrant exercises......    (101)      1,016        -           -      (50)        463
ESPP shares allocated.............    (581)      6,232     (360)      2,557     (671)      7,601
Restricted shares issued to
  executive(c)....................       -           -        -           -     (400)      3,656
                                    ------------------------------------------------------------
Total re-issued...................    (682)      7,248     (360)      2,557   (1,121)     11,720
                                    ------------------------------------------------------------
Balance December 31,..............  29,796   $(299,787)  26,130   $(239,029)  25,962   $(236,476)
------------------------------------------------------------------------------------------------



(a) Such executives acquired approximately 4,170 and 736 additional shares of common stock in the years ended December 31, 2004 and 2002, respectively. In 2004, executives tendered additional shares amounting to $24,498 for which the Company paid the tax liability on the option exercise on their behalf.



(b) On August 10, 2004, Dr. Jerome Swartz, a former executive officer tendered these shares as a partial payment of a legal settlement.



(c) In 2002, we re-issued these shares of treasury stock to our new President and Chief Executive Officer. These shares had a market value of $2,992 at the date of issuance. This officer was restricted from selling or transferring these shares for a period of two years from the date of issuance. On December 30, 2004, all of these shares were sold by the officer at a market value of $6,580.



f.RESTRICTED STOCK



In May 2004, the Company granted 920 shares of restricted stock awards to certain executives and non-employee directors of the Company. On the date of grant, the market value of these restricted stock awards aggregated $13,005. The non-employee director restricted stock awards totaled 20 shares and cliff-vest at January 1, 2005. The remaining 900 executive restricted stock awards cliff-vest in five years provided the Company's return on net assets for four consecutive quarters does not exceed 16.4%. If the Company's return on net assets for any four consecutive quarters exceeds 16.4% as defined in the grant document, portions of the executive restricted stock awards vesting will be accelerated. In November 2004, one associate left the Company and forfeited her 48 restricted shares from the May 2004 grant. As a result of this forfeiture, in the fourth quarter of 2004 the Company reversed the original transaction that recorded the granting of the 48 shares and reduced the amount of compensation expense to be recognized in future periods. Compensation expense related to these awards currently is estimated to be $715 per quarter and could accelerate if targets are met.

In September and October 2004, the Company granted 440 shares of restricted stock awards to certain employees associated with the Matrics, Inc. acquisition; one a service based grant (220 shares) and another a performance accelerated grant (220 shares). On the dates of the grants the market value of these awards aggregated $5,553. The service based grants vest 30 percent in eighteen months, with the remaining 70 percent vesting three years from the date of the grant. The performance accelerated grants cliff vest in five years from the date of the grant. In January 2005, one associate left the Company and forfeited his 20 restricted shares from the October 2004 grant. As a result of this forfeiture, in the first quarter of 2005 the Company will reverse the original transaction that recorded the granting of the 20 shares and will reduce the amount of compensation expense to be recognized in future periods. Compensation expense related to these awards currently is estimated to be $418 per quarter and could accelerate if targets are met.



16.ASSOCIATE BENEFIT PLANS



a.PROFIT SHARING RETIREMENT PLAN



We maintain a profit sharing retirement plan for all associates meeting certain service requirements. Generally, we contribute monthly 50 percent of up to 6 percent of associates' contributions, up to the maximum amount allowed by law. Plan expense for the years ended December 31, 2004, 2003 and 2002 was $9,374, $8,564, and $8,155 respectively.



b.HEALTH BENEFITS



We pay a portion of costs incurred in connection with providing associate and dependant health benefits through programs administered by various insurance companies. Such costs amounted to $20,944, $20,824 and $19,381 for the years ended December 31, 2004, 2003 and 2002, respectively.



c.EXECUTIVE RETIREMENT PLAN



We maintain an Executive Retirement Plan (the "Plan") in which certain highly compensated associates are eligible to participate. Participants are selected by a committee of the Board of Directors. Benefits vest after five years of service and are based on a percentage of average compensation (base salary plus bonus) for the three highest fiscal years in the five-year period immediately preceding termination of the participant's full-time employment. As of Decem-ber 31, 2004, seven executive officers were participants in the Plan. Our obligations under the Plan are not funded. The Company uses a November 1 measurement date for the Plan.



---------------------------------------------------------------------------------
                                                                       YEAR ENDED
                                                                     DECEMBER 31,
                                                              -------------------
                                                                2004       2003
---------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.....................  $ 20,785   $ 20,266
Service cost................................................     1,482      1,486
Interest cost...............................................     1,288      1,353
Actuarial gain..............................................    (3,566)    (2,180)
Benefits paid...............................................      (381)      (140)
                                                              -------------------
Benefit obligation at end of year...........................  $ 19,608   $ 20,785
                                                              -------------------
FUNDED STATUS:
Funded status at end of year................................  $(19,608)  $(20,785)
Unrecognized actuarial loss.................................    (1,993)     1,572
Unrecognized prior service cost.............................     1,397      1,662
                                                              -------------------
Net amount recognized.......................................  $(20,204)  $(17,551)
---------------------------------------------------------------------------------



---------------------------------------------------------------------------------
                                                               AS OF DECEMBER 31,
                                                              -------------------
                                                                2004       2003
---------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS:
Accrued benefit liability...................................  $(20,204)  $(17,551)
---------------------------------------------------------------------------------



The accumulated benefit obligation for the Plan was $17,442 and $17,472 at December 31, 2004 and 2003, respectively.



--------------------------------------------------------------------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2004     2003     2002
--------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost................................................  $1,482   $1,486   $  881
Interest cost...............................................   1,288    1,353    1,205
Amortization of unrecognized prior service cost.............     264      264       92
Recognized net actuarial loss...............................       -      213      229
                                                              ------------------------
Net periodic benefit cost...................................  $3,034   $3,316   $2,407
--------------------------------------------------------------------------------------

ASSUMPTIONS



The weighted-average assumptions used to determine benefit obligations at December 31, were as follows:



---------------------------------------------------------------------------
                                                                 YEAR ENDED
                                                               DECEMBER 31,
                                                              -------------
                                                              2004    2003
---------------------------------------------------------------------------
Discount rate...............................................  6.00%   6.25%
Rate of compensation increases..............................  3.00%   4.00%
---------------------------------------------------------------------------



The weighted-average assumptions used to determine net periodic benefit cost for the year end December 31, were as follows:



-----------------------------------------------------------------------------
                                                                   YEAR ENDED
                                                                 DECEMBER 31,
                                                              ---------------
                                                               2004     2003
-----------------------------------------------------------------------------
Discount rate...............................................   6.25%    6.75%
Rate of compensation increases..............................   4.00%    4.50%
Corridor....................................................  10.00%   10.00%
-----------------------------------------------------------------------------



PAYMENTS TO PLAN PARTICIPANTS



We expect to pay expected benefit payments of $461 in 2005.



17.EARNINGS/(LOSS) PER SHARE



The following table sets forth the computation of basic and diluted earnings/(loss) per share:



--------------------------------------------------------------------------------------------
                                                                     YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2004       2003       2002
--------------------------------------------------------------------------------------------
Numerator:
   Earnings/(loss) applicable to common shares for basic and
      diluted calculation...................................  $ 81,847   $  3,295   $(44,915)
                                                              ------------------------------
Denominator:
   Weighted-average common shares...........................   242,469    230,710    229,593
   Effect of dilutive securities:
      Stock options and warrants............................     3,697      5,739          -
                                                              ------------------------------
Denominator for diluted calculation.........................   246,166    236,449    229,593
--------------------------------------------------------------------------------------------



For the years ended December 31, 2004, 2003 and 2002, the effect of approximately 4,253.8, 19,710.1 and 40,037.8 respectively, of potentially dilutive common shares for outstanding stock options, warrants and convertible subordinated notes and debentures were excluded from the calculation of diluted earnings/(loss) per share because the effects were anti-dilutive.

18.BUSINESS SEGMENTS AND OPERATIONS BY GEOGRAPHIC AREAS



Our business consists of delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. In addition, we provide customer support for our products and professional services related to these products and solutions. These services are coordinated under one global services organization. As a result, our activities are conducted in two reportable segments, Products and Services.



The Products segment sells products and solutions in the forms of advanced data capture equipment, mobile computing devices, RFID, wireless communication equipment and other peripheral products and also receives royalties. The Services segment provides solutions that connect our data capture equipment and mobile computing devices to wireless networks. This segment also provides worldwide comprehensive repair, maintenance, integration and support in the form of service contracts or repairs on an as-needed basis. We use many factors to measure performance and allocate resources to these two reportable segments. The primary measurements are sales and gross profit. The accounting policies of the two reportable segments are essentially the same as those used to prepare our consolidated financial statements. We rely on our internal management system to provide us with necessary sales and cost data by reportable segment, and we make financial decisions and allocate resources based on the information we receive from this management system. In the measurement of segment performance, we do not allocate research and development, sales and marketing, or general and administrative expenses. We do not use that information to make key operating decisions and do not believe that allocating these expenses is significant in evaluating performance.



Beginning January 1, 2004, we revised our internal reporting of certain manufacturing costs, including but not limited to costs of re-working product, warranty costs, obsolescence costs and costs to scrap, and we no longer include these in our standard costing structure. As reflected in the table below, there is an increase in our standard gross profit and our manufacturing variances and other related costs for the year ended December 31, 2004 as compared to the comparable period in 2003. There is no change in the overall gross profit of our segments. The positive impact that this change had on our year ended December 31, 2004 product division standard gross profit by geographic region is as follows; the Americas $45,032, EMEA $19,898 and Asia Pacific $5,464.



Our internal structure is in the form of a matrix organization whereby certain managers are held responsible for products and services worldwide while other managers are responsible for specific geographic areas. The operating results of both components are reviewed on a regular basis.



We operate in three main geographic regions: The Americas (which includes North and South America), EMEA (which includes Europe, Middle East and Africa) and Asia Pacific (which includes Japan, the Far East and Australia). Sales are allocated to each region based upon the location of the use of the products and services. Non-U.S. sales for each of the years ended December 31, 2004, 2003 and 2002 were $703,570, $644,085 and $542,886 respectively.



Identifiable assets are those tangible and intangible assets used in operations in each geographic region. Corporate assets are principally goodwill, intangible assets and temporary investments.

Summarized financial information concerning our reportable segments and geographic regions is shown in the following table.


-----------------------------------------------------------------------------------------------------
                                                    FOR YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------------------
                                             2004                                 2003
                              ----------------------------------   ----------------------------------
                               PRODUCTS    SERVICES     TOTAL       PRODUCTS    SERVICES     TOTAL
-----------------------------------------------------------------------------------------------------
REVENUES:
The Americas(a).............  $  921,975   $194,254   $1,116,229   $  777,105   $201,994   $  979,099
EMEA........................     394,747     92,474      487,221      345,983     92,632      438,615
Asia Pacific................     116,949     11,724      128,673      100,765     11,799      112,564
                              -----------------------------------------------------------------------
Total net sales.............  $1,433,671   $298,452   $1,732,123   $1,223,853   $306,425   $1,530,278
STANDARD GROSS PROFIT:
The Americas................  $  506,772   $ 57,469   $  564,241   $  405,558   $ 50,604   $  456,162
EMEA........................     232,977     29,162      262,139      179,500     31,994      211,494
Asia Pacific................      68,579      4,637       73,216       52,059      4,605       56,664
                              -----------------------------------------------------------------------
Total gross profit at
 standard...................  $  808,328   $ 91,268   $  899,596   $  637,117   $ 87,203      724,320
Manufacturing variances and
 other related costs........      84,624      5,934       90,558       48,367        704       49,071
                              -----------------------------------------------------------------------
Total gross profit..........  $  723,704   $ 85,334   $  809,038   $  588,750   $ 86,499   $  675,249
-----------------------------------------------------------------------------------------------------

----------------------------  ----------------------------------
                                 FOR YEAR ENDED DECEMBER 31,
                              ----------------------------------
                                             2002
                              ----------------------------------
                               PRODUCTS    SERVICES     TOTAL
----------------------------  ----------------------------------
REVENUES:
The Americas(a).............  $  728,294   $205,876   $  934,170
EMEA........................     300,130     82,716      382,846
Asia Pacific................      74,646      9,955       84,601
                              ----------------------------------
Total net sales.............  $1,103,070   $298,547   $1,401,617
STANDARD GROSS PROFIT:
The Americas................  $  348,783   $ 74,177   $  422,960
EMEA........................     147,671     19,381      167,052
Asia Pacific................      37,957      4,395       42,352
                              ----------------------------------
Total gross profit at
 standard...................  $  534,411   $ 97,953      632,364
Manufacturing variances and
 other related costs........     125,321     19,391      144,712
                              ----------------------------------
Total gross profit..........  $  409,090   $ 78,562   $  487,652
----------------------------



(a) Included in The Americas are revenues of approximately $87,676, $92,906, and $75,439 from non-U.S. countries, mainly Canada, Brazil and Mexico, for the years ended December 31, 2004, 2003 and 2002, respectively.



Below is a summary of product revenues by product division for the years ended December 31, 2004, 2003 and 2002:



---------------------------------------------------------------------------------------------
                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------
                                                       2004           2003           2002
---------------------------------------------------------------------------------------------
PRODUCT DIVISION:
Mobile Computing.................................  $    885,469   $    755,559   $    695,353
Advanced Data Capture............................       407,697        352,410        317,091
Wireless Infrastructure..........................       150,663        128,357        103,285
RFID.............................................         5,610              -              -
Other, net.......................................       (15,768)       (12,473)       (12,659)
                                                   ------------------------------------------
Total............................................  $  1,433,671   $  1,223,853   $  1,103,070
---------------------------------------------------------------------------------------------



Other, net represents royalty revenues and rebates which the Company does not assign to a product division.

-----------------------------------------------------------------------------------------
                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2004           2003
-----------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
The Americas................................................  $    915,565   $    867,133
EMEA........................................................       322,490        316,406
Asia Pacific................................................        52,385         64,228
Corporate (principally goodwill, intangible assets and
  investments)..............................................       639,929        398,751
                                                              ---------------------------
Total.......................................................  $  1,930,369   $  1,646,518
-----------------------------------------------------------------------------------------



19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



The following tables set forth unaudited quarterly financial information for the years ended December 31, 2004 and 2003.



-------------------------------------------------------------------------------------------
                                           MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
-------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2004:
Revenue..................................  $419,651   $432,785   $    429,152   $   450,535
Cost of revenue..........................   224,723    236,102        228,439       233,821
Gross profit.............................   194,928    196,683        200,713       216,714
Recovery from legal settlements..........         -     (9,000)       (12,400)            -
Other operating expenses.................   165,473    162,017        184,454(1)     178,134
Earnings from operations.................    29,455     43,666         28,659        38,580
Net earnings.............................     6,828     28,771         17,791        28,457
NET EARNINGS PER COMMON SHARE:
Basic....................................  $   0.03   $   0.12   $       0.07   $      0.12
Diluted..................................  $   0.03   $   0.12   $       0.07   $      0.11
YEAR ENDED DECEMBER 31, 2003:
Revenue..................................  $386,347   $373,819   $    377,110   $   393,002
Cost of revenue..........................   214,475    221,430        210,208       208,916
Gross profit.............................   171,872    152,389        166,902       184,086
Stock based compensation expense.........       776      1,456          7,640         7,215
Loss provision for legal settlements.....    72,000          -              -             -
Other operating expenses.................   136,173    146,685        141,264       154,519
(Loss)/earnings from operations..........   (37,077)     4,248         17,998        22,352
Net (loss)/earnings......................   (31,013)     6,615         11,519        16,174
NET (LOSS)/EARNINGS PER COMMON SHARE(2):
Basic....................................  $  (0.13)  $   0.03   $       0.05   $      0.07
Diluted..................................  $  (0.13)  $   0.03   $       0.05   $      0.07
-------------------------------------------------------------------------------------------



(1) We wrote off $12,800 of in-process research and development related to the acquisition of Matrics in the third quarter of 2004.



(2) Quarterly earnings per share calculations do not agree to the year end earnings per share calculation due to rounding.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Matrics, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Matrics, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
April 30, 2004

                          MATRICS, INC. BALANCE SHEETS
                         AT DECEMBER 31, 2003 AND 2002

-----------------------------------------------------------------------------------------
                                                                             DECEMBER 31,
                                                              ---------------------------
                                                                  2003           2002
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................  $ 21,286,419   $  6,027,063
   Accounts receivable, net.................................       660,758        508,178
   Inventories..............................................       561,317        242,413
   Prepaid expenses and other assets........................       394,429         71,775
                                                              ---------------------------
      Total current assets..................................    22,902,923      6,849,429
Property and equipment, net.................................       306,409        199,560
Other assets................................................        45,127         35,716
                                                              ---------------------------
      Total assets..........................................  $ 23,254,459   $  7,084,705
                                                              ---------------------------

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable and accrued expenses....................  $  2,630,195   $    800,616
   Capital lease obligation.................................             -          6,419
   Deferred revenue.........................................         4,119         14,416
                                                              ---------------------------
      Total current liabilities.............................     2,634,314        821,451
Deferred revenue............................................       203,433        200,000
Credit facility.............................................             -        730,000
Long term note..............................................     2,000,000              -
                                                              ---------------------------
      Total liabilities.....................................     4,837,747      1,751,451
                                                              ---------------------------
Commitments
Mandatorily redeemable convertible preferred stock:
   Series A preferred stock, $0.001 par value; 2,050,000
      shares authorized 2,050,000 shares issued and
      outstanding (liquidation preference of $1,874,938)....     1,874,938      1,809,393
   Series B preferred stock, $0.001 par value; 15,013,398
      shares authorized, 14,998,043 shares issued and
      outstanding (liquidation preference of $17,292,106)...    17,292,106     16,120,099
   Series C preferred stock, $0.001 par value; 25,142,858
      shares authorized, 12,571,429 shares issued and
      outstanding (liquidation preference of $22,617,871)...    22,617,871              -
Stockholders' deficit:
   Common stock, $0.001 par value, 62,000,000 shares
      authorized, 10,944,763 and 10,944,763 shares issued,
      10,514,518 and 10,594,518 shares outstanding..........        10,944         10,944
   Stock subscription receivable............................      (220,436)      (220,436)
   Additional paid-in capital...............................     1,553,484      1,585,545
   Deferred compensation....................................       (42,690)       (34,367)
   Accumulated deficit......................................   (24,623,205)   (13,891,624)
   Treasury stock, at cost (350,245 shares at December 31,
      2003 and 2002)........................................       (46,300)       (46,300)
                                                              ---------------------------
      Total stockholders' deficit...........................   (23,368,203)   (12,596,238)
                                                              ---------------------------
      Total liabilities, mandatorily redeemable convertible
         preferred stock and stockholders' deficit..........  $ 23,254,459   $  7,084,705
-----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                     MATRICS, INC. STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

----------------------------------------------------------------------------------------
                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  2003          2002
----------------------------------------------------------------------------------------
Revenue.....................................................  $  3,671,305   $ 1,192,647
Cost of revenue.............................................     2,387,666       523,138
                                                              --------------------------
Gross profit................................................     1,283,639       669,509
                                                              --------------------------
Operating expenses
   Sales and marketing......................................     2,160,151     1,430,617
   Research and development.................................     5,172,830     2,598,237
   General and administrative...............................     2,885,107     2,305,221
                                                              --------------------------
      Total operating expenses..............................    10,218,088     6,334,075
                                                              --------------------------
Loss from operations........................................    (8,934,449)   (5,664,566)
Other income (expenses)
   Interest income..........................................       123,741       144,660
   Interest expense.........................................       (65,449)      (32,459)
                                                              --------------------------
                                                                    58,292       112,201
                                                              --------------------------
Net loss....................................................    (8,876,157)   (5,552,365)
Dividends to preferred shareholders.........................    (1,855,424)   (1,237,553)
                                                              --------------------------
Net loss attributable to common shareholders................  $(10,731,581)  $(6,789,918)
----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

          MATRICS, INC. STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

-------------------------------------------------------------------------------------------------------------------------------
                               COMMON STOCK      STOCK       ADDITIONAL                                               TOTAL
                        -------------------   SUBSCRIPTION    PAID-IN       DEFERRED     ACCUMULATED   TREASURY   STOCKHOLDERS'
                          SHARES     AMOUNT    RECEIVABLE     CAPITAL     COMPENSATION     DEFICIT      STOCK        DEFICIT
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,
 2001.................  10,486,377   $10,486  $   (370,436)  $1,517,244   $          -   $(7,101,706)  $(46,300)  $  (5,990,712)
Issuance of restricted
 common stock.........     458,386      458              -       68,301        (68,759)            -          -               -
Accretion to
 redemption value of
 Series A preferred
 stock................           -        -              -            -              -       (65,545)         -         (65,545)
Accrued dividends and
 accretion on Series B
 preferred stock......           -        -              -            -              -    (1,172,008)         -      (1,172,008)
Amortization of
 deferred
 compensation.........           -        -              -            -         34,392             -          -          34,392
Repayment of notes
 receivable from
 stockholders.........           -        -        150,000            -              -             -          -         150,000
Net loss..............           -        -              -            -              -    (5,552,365)         -      (5,552,365)
                        -------------------------------------------------------------------------------------------------------
Balance, December 31,
 2002.................  10,944,763   10,944       (220,436)   1,585,545        (34,367)  (13,891,624)   (46,300)    (12,596,238)
                        -------------------------------------------------------------------------------------------------------
Accretion of issuance
 costs on Series C
 preferred stock......           -        -              -      (67,061)             -             -          -         (67,061)
Issuance of stock
 options to non-
 employees............           -        -              -       35,000        (35,000)            -          -               -
Accretion to
 redemption value of
 Series A preferred
 stock................           -        -              -            -              -       (65,545)         -         (65,545)
Accrued dividends and
 accretion on Series B
 preferred stock......           -        -              -            -              -    (1,172,008)         -      (1,172,008)
Accrued dividends and
 accretion on Series C
 preferred stock......           -        -              -            -              -      (617,871)         -        (617,871)
Amortization of
 deferred
 compensation.........           -        -              -            -         26,677             -          -          26,677
Net loss..............           -        -              -            -              -    (8,876,157)         -      (8,876,157)
                        -------------------------------------------------------------------------------------------------------
Balance, December 31,
 2003.................  10,944,763   $10,944  $   (220,436)  $1,553,484   $    (42,690)  $(24,623,205) $(46,300)  $ (23,368,203)
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                     MATRICS, INC. STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

---------------------------------------------------------------------------------------
                                                                     FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
---------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(8,876,157)  $(5,552,365)
  Adjustment to reconcile net loss to net cash used in
    operating activities
    Depreciation............................................      101,299        56,977
    Provision for doubtful accounts.........................       12,925        12,075
    Deferred compensation...................................       26,677        34,392
    Accrued interest receivable on stock subscription.......       (9,410)      (14,816)
    Net change in operating assets and liabilities
      Accounts receivable...................................     (165,505)     (520,253)
      Inventories...........................................     (318,904)     (242,413)
      Prepaid expenses and other assets.....................     (322,654)            -
      Accounts payable and accrued expenses.................    1,829,577      (219,386)
      Deferred revenue......................................       (6,864)      214,416
                                                              -------------------------
         Net cash used in operating activities..............   (7,729,016)   (6,231,373)
                                                              -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Purchases of property and equipment.......................     (208,148)      (86,902)
                                                              -------------------------
         Net cash used in investing activities..............     (208,148)      (86,902)
                                                              -------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital leases................................       (6,419)      (38,997)
  Proceeds from issuance of long term note..................    2,000,000             -
  Net proceeds of credit facility...........................     (730,000)      730,000
  Proceeds from issuance of Series C preferred stock........   22,000,000             -
  Issuance costs on Series C preferred stock................      (67,061)            -
  Proceeds from payment of stock subscription receivable....            -       150,000
                                                              -------------------------
         Net cash provided by financing activities..........   23,196,520       841,003
                                                              -------------------------
Net (decrease) increase in cash and cash equivalents........   15,259,356    (5,477,272)
Cash and cash equivalents, beginning of year................    6,027,063    11,504,335
                                                              -------------------------
Cash and cash equivalents, end of year......................  $21,286,419   $ 6,027,063
                                                              -------------------------
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Cash paid for interest....................................  $    26,051   $    15,806
  Cash paid for income taxes................................  $         -   $         -
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Accretion of Series A convertible preferred stock.........  $    65,545   $    65,545
  Accrued dividends and accretion of Series B convertible
    preferred stock.........................................  $ 1,172,008   $ 1,172,008
  Accrued dividends and accretion of Series C convertible
    preferred stock.........................................  $   617,871   $         -
---------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                  MATRICS, INC. NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2003 AND 2002

1. NATURE OF THE BUSINESS

Matrics, Inc. (the Company), formerly Matrics Technology Systems, Inc., was incorporated on July 5, 2000 in the State of Delaware. Prior to incorporation the Company operated as a limited liability corporation beginning January 19, 1998. The Company provides radio frequency identification (RFID) technology and visibility solutions for supply chain and asset management. The Company's visibility solutions enable users to track assets globally, resulting in improved productivity, reduced inventories and enhanced customer satisfaction.

For the years ended December 31, 2003 and 2002, the Company recorded net losses of $8.9 million and $5.6 million, respectively, and has reported negative cash flows from operations since inception. The Company believes that its current working capital and committed financing will be sufficient to fund operations through the remainder of 2004.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

REVENUE RECOGNITION

The Company recognizes revenue upon shipment of its product when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable and collectibility is reasonably assured. In certain instances, the Company may enter into arrangements whereby the customer is granted certain rights to test the delivered products or arrangements which require the Company to perform additional services subsequent to the delivery of the product. To the extent these arrangements exist, the Company defers recognition of revenue until customer acceptance occurs or the acceptance provisions lapse.

Revenue from service arrangements are deferred and recognized when the services are performed and collectibility is reasonably assured.

CASH EQUIVALENTS

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. Inventories consist of finished products held for sale. The Company records a provision for excess and obsolete inventory when identified. No such charges have been incurred to date.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are as follows: 3 years for computer and equipment, 7 years for furniture and fixtures, and the shorter of 5 years or lease term for leasehold improvements. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance costs are expensed as incurred.

LONG-LIVED ASSETS

The Company assesses the recoverability of long-lived assets based upon an undiscounted cash flow analysis when factors indicating an impairment are present. Impairments, if any, are measured based upon the difference between the carrying value and fair value, which may be determined using discounted cash flow analyses or other methods, and are recognized in the operating results in the period in which an impairment in value is determined. No long-lived assets were impaired for the years ended December 31, 2003 or 2002.

INCOME TAXES

Deferred tax liabilities and assets are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax liabilities and assets are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax liabilities or assets are expected to be settled or realized. Valuation allowances are established to reduce deferred tax assets to recognize the uncertainty in their realization. Income tax expense, if any, consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities. For the period presented, valuation allowances have been provided for the full amount of deferred tax assets and no income tax expense or benefit has been recognized.

STOCK-BASED COMPENSATION

The Company has a Stock Option Incentive Plan and an Advisors and Consultants Equity Plan, more fully described in Note 12. SFAS No. 123, as amended by SFAS No. 148, permits companies to (i) recognize as expense the fair value of stock-based awards, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25"), and provide pro forma net income and earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company continues to apply the provisions of APB 25 and provide the pro forma disclosures in accordance with the provisions of SFAS No. 123 and 148. Under APB 25, the Company has not recorded any stock-based employee compensation cost associated with the Company's stock option incentive plan, as all options granted under the plan had an exercise price equal to the estimated fair value of the underlying common stock on the date of grant.

The Company uses the minimum value option-pricing model to determine the pro forma impact under SFAS Nos. 123 and 148 to the Company's net loss. This model utilizes certain assumptions, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the estimated fair value of stock options granted to the company's employees. This information and the assumptions used for 2003 and 2002 are summarized as follows:

---------------------------------------------------------------------------
                                                              2003    2002
---------------------------------------------------------------------------
Risk-free interest rate.....................................  2.73%   4.92%
Expected life...............................................    4.0     5.0
Expected volatility.........................................  0.00%   0.00%
Dividend yield..............................................  0.00%   0.00%
---------------------------------------------------------------------------

The following table illustrates the effect on operations had the Company applied the fair value recognition provisions of SFAS No. 123 to its stock option plan:

---------------------------------------------------------------------------------------
                                                                 2003          2002
---------------------------------------------------------------------------------------
Net loss, as reported.......................................  $(8,876,157)  $(5,552,365)
Deduct: Net stock-based employee compensation expense
  determined under fair value based method..................       (8,400)            -
                                                              -------------------------
Pro forma net loss..........................................  $(8,884,557)  $(5,552,365)
---------------------------------------------------------------------------------------

RESEARCH AND DEVELOPMENT COSTS

The Company expenses all research and development costs as incurred. The research and development costs for the years ended December 31, 2003 and 2002 respectively, were $5,172,830 and $2,598,237. These amounts have been included as operating costs in the accompanying Statement of Operations.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. These deposits may exceed amounts covered by the Federal Deposit Insurance Corporation (FDIC). The Company performs ongoing evaluations of its financial institutions, restricts placement of investments to financial institutions evaluated as highly creditworthy and has not incurred any losses to date.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to current year financial statement presentation.

NEW ACCOUNTING PRONOUNCEMENT

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for classifying and measuring as liabilities certain financial instruments that includes obligations of the issuer and have been traditionally recognized as equity. The FASB delayed the SFAS 150 effective date for nonpublic companies with respect to instruments that are mandatorily redeemable on fixed dates for amounts that are either fixed or determined by reference to an index to January 1, 2005. For all other mandatorily redeemable instruments SFAS 150 has been deferred indefinitely.

3. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31,

---------------------------------------------------------------------------------
                                                                2003       2002
---------------------------------------------------------------------------------
Accounts receivable--trade..................................  $685,758   $520,253
Allowance for doubtful accounts.............................   (25,000)   (12,075)
                                                              -------------------
                                                              $660,758   $508,178
---------------------------------------------------------------------------------

4. PROPERTY AND EQUIPMENT

Property and equipment, stated at cost, consisted of the following at December
31,

----------------------------------------------------------------------------------
                                                                2003        2002
----------------------------------------------------------------------------------
Furniture and fixtures......................................  $ 203,357   $168,351
Computer equipment..........................................    280,258    108,186
Leasehold improvements......................................     23,385     22,315
                                                              --------------------
                                                                507,000    298,852
Less accumulated depreciation...............................   (200,591)   (99,292)
                                                              --------------------
Property and equipment, net.................................  $ 306,409   $199,560
----------------------------------------------------------------------------------

Depreciation expense for the year ended December 31, 2003 and 2002 was $101,299 and $56,977, respectively.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at December 31,

-----------------------------------------------------------------------------------
                                                                 2003        2002
-----------------------------------------------------------------------------------
Accounts payable--trade.....................................  $1,745,246   $429,134
Accrued payroll and fringe benefits.........................     648,148    272,827
Other accounts payable and accruals.........................     236,801     98,655
                                                              ---------------------
                                                              $2,630,195   $800,616
-----------------------------------------------------------------------------------

6. DEFERRED REVENUE

During 2002, the Company entered into a reseller arrangement for sale of its radio frequency products. The reseller arrangement provides for certain exclusivity rights through March 31, 2005 and a $200,000 advanced payment which will be applied to future sales should the reseller fulfill their minimum purchase requirements. The advanced payment will be applied to future purchases in the period in which they occur. This advance payment has been classified as deferred revenue.

7. DEBT OBLIGATIONS

In August 2002, the Company entered into a loan and security agreement ("Facility") with a commercial lender, which provided for a credit facility with total borrowings of $750,000. Principal relating to the Facility was due on February 9, 2004 with interest repayable in monthly installments and accrues at a rate equal to one half of one percent (0.5%) above the prime rate. As of December 31, 2003 there were no borrowings under the credit facility. In February 2004, the term for the credit facility was extended to May 9, 2004. The credit facility contains certain affirmative and negative covenants, of which the Company was in compliance with as of December 31, 2003.

In September 2003, the Company executed a promissory note with Marubeni Corporation, a Japanese corporation that at the same time invested $1,000,000 in the Company, which provided for a loan with total borrowings of $2,000,000. Principal and accrued interest shall be payable on September 4, 2007, or such later date as may be agreed to by the Payee. Interest accrues at a rate equal to five and nine tenths percent (5.9%) per annum calculated on the basis of a 365 day year. The loan agreement contains certain affirmative and negative covenants, of which the Company was in compliance with as of December 31, 2003.

8. COMMON STOCK

As of December 31, 2003 and 2002, there were 10,944,763 shares issued, and 10,514,518 and 10,594,518 shares of the Company's $0.001 par value common stock outstanding, respectively.

On July 21, 2000, the Company issued 5,934,686 shares of common stock ("Founder Shares") to the founders for consideration for their interest in the limited liability company. The Founder Shares were subject to stock restriction agreements and vested over a period from the date of issuance to August 21, 2003. As of December 31, 2003 all of these shares are vested.

9. STOCK SUBSCRIPTION RECEIVABLE

On December 28, 2001, the Company issued 2,469,570 shares of the Company's restricted common stock to an executive at a price of $0.15 per share for total consideration of $370,436, paid in the form of a promissory note. The note accrues interest at the rate of 4% per annum and is payable in full on December 28, 2005. The underlying restricted common stock shares vest as follows: 4% on the purchase date, 36% on April 10, 2003 and the remaining 60% in equal monthly installments for 32 consecutive months until fully vested. If the executive is terminated for any reason, the Company shall have the right, but not the obligation, to purchase all or any portion of the restricted shares at the original issuance price. At December 31, 2003, 1,111,307 of these shares are unvested and remain restricted common stock.

10. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

SERIES A CONVERTIBLE PREFERRED STOCK

During the six month period beginning July 21, 2000, the Company issued a total of 1,050,000 shares of Series A Preferred Stock ("Series A"), at $1.00 per share, with aggregate proceeds of $1,050,000. In January 2001, the Company issued 1,000,000 additional shares of Series A for aggregate proceeds of $1,000,000. In connection with the issuance of Series A preferred stock in 2000, the Company issued warrants to purchase additional shares of Series A preferred stock (See Note 11). The issuance costs on Series A preferred stock was approximately $78,000, recorded in 2000.

SERIES B CONVERTIBLE PREFERRED STOCK

During 2001, the Company raised a second round of financing by issuing 14,998,043 shares of Series B Preferred Stock ("Series B"), at $0.9768 per share, with aggregate proceeds of $14,650,088. In connection with the issuance of Series B preferred stock, the Company issued warrants to purchase shares of the Company's common stock (See Note 11). The issuance costs on Series B preferred stock was approximately $91,000, recorded in 2001.

SERIES C CONVERTIBLE PREFERRED STOCK

During 2003, the Company raised a third round of financing by issuing 12,571,429 shares of Series C Preferred Stock ("Series C") at $1.75 per share, with aggregate proceeds of $22,000,000. The issuance costs on Series C preferred stock was approximately $67,000, recorded in 2003.

SERIES C-1 PREFERRED STOCK

The Company is authorized to issue 12,571,429 shares of Series C-1 Preferred Stock ("Series C-1") at $1.75 per share. At December 31, 2003 there were no issued shares of Series C-1 outstanding.

The Series A preferred stock, Series B preferred stock, Series C preferred stock and Series C-1 preferred stock have the following rights to voting, dividends, conversion, liquidation preferences and redemption:

VOTING RIGHTS

Each share of Series A preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share of Series A preferred stock could be converted. For so long as at least 500,000 shares of Series A preferred stock remain outstanding, subject to adjustment for any stock split, reverse stock split or any similar event effecting such stock, the holders of Series A preferred stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors.

Each share of Series B preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share of Series B preferred stock could be converted. For so long as at least 500,000 shares of Series B preferred stock remain outstanding, subject to adjustment for any stock split, reverse stock split or any similar event effecting such stock, the holders of Series B preferred stock, voting as a separate class, shall be entitled to elect one members of the Board of Directors.

Each share of Series C preferred stock and Series C-1 preferred stock is entitled to the number of votes equal to the number of whole shares of common stock into which each share of Series C preferred stock and Series C-1 preferred stock could be converted. For so long as at least 500,000 shares of Series C preferred stock and Series C-1 preferred stock remain outstanding, subject to adjustment for any stock split, reverse stock split or any similar event effecting such stock, the holders of Series C preferred stock and Series C-1 preferred stock, voting together as a single class, shall be entitled to elect two members of the Board of Directors.

DIVIDENDS

So long as any shares of Series C preferred stock, Series C-1 preferred stock or Series B preferred stock shall be outstanding, no dividend, whether in cash or property, shall be paid, declared or distributed, on the common stock or other securities ranking junior to the Series C preferred stock, Series C-1 preferred stock, or Series B preferred stock (the "junior stock"). No junior stock shall be purchased, redeemed or otherwise acquired for value by the Company until all series C accruing dividends and Series B accruing dividends shall have been paid or declared and set apart except for dividends payable in common stock and any repurchase of shares of common stock pursuant to contractual rights held by the Company relating to the termination of employees or the Company's right of first refusal to purchase such shares. If dividends are paid on any share of junior stock, an additional dividend shall be paid concurrently on the Series C preferred stock, Series C-1 preferred stock, Series B preferred stock and Series A preferred stock in an amount per share equal to the amount paid or set aside for each share of junior stock.

The Company, in general, shall not declare or pay any distributions on shares of common stock or other securities ranking junior to the Series C preferred stock, Series C-1 preferred stock or Series B preferred stock, until the holders of these respective classes of shares have first received, out of any assets legally available, a distribution on outstanding shares of respective series preferred stock. Series C preferred stockholders, Series C-1 preferred stockholders and Series B preferred stockholders are entitled to cumulative dividends at an amount equal to 8 percent of the original purchase price per annum. No dividends have been declared through December 31, 2003.

CONVERSION

At the option of the holder, each share of Series A preferred stock is convertible into common stock at any time at a price of $0.915636. At December 31, 2003, 2,050,000 shares of Series A preferred stock are outstanding and convertible into common shares.

At the option of the holder, each share Series B preferred stock is convertible into common stock at the original purchase price of $0.9768. At December 31, 2003, 14,998,043 shares of Series B preferred stock are outstanding and convertible into common shares.

At the option of the holder, each share Series C preferred stock and Series C-1 preferred stock is convertible into common stock at the original purchase price of $1.75. At December 31, 2003, 12,571,429 shares of Series C preferred stock and Series C-1 preferred stock are outstanding and convertible into common shares.

LIQUIDATION PREFERENCES

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A preferred stock shall be entitled to a liquidation preference over the Company's common stockholders for an amount per share equal to the Series A original purchase price, subject to an adjustment for a stock split, stock dividend or other similar recapitalization, plus all declared and unpaid dividends up to the date of the distribution of the assets of the Company.

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series B preferred stock shall be entitled to a liquidation preference over the Company's common stockholders for an amount per share equal to the Series B original purchase price, subject to an adjustment for a stock split, stock dividend or other similar recapitalization, plus an amount equal to all Series B accruing dividends unpaid and any other dividends declared but unpaid computed to the date payment is made available.

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series C preferred stock shall be entitled to a liquidation preference over the Company's common stockholders for an amount per share equal to the Series C original purchase price, subject to an adjustment for a stock split, stock dividend or other similar recapitalization, plus an amount equal to all Series C accruing dividends unpaid and any other dividends declared but unpaid computed to the date payment is made available.

In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series C-1 preferred stock shall be entitled to a liquidation preference over the Company's common stockholders for an amount per share equal to the Series C-1 original purchase price, subject to an adjustment for a stock split, stock dividend or other similar recapitalization, plus an amount equal to all Series C-1 accruing dividends unpaid and any other dividends declared but unpaid computed to the date payment is made available.

After the payment of the full liquidation preference of the preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of the Series A preferred stock, Series B preferred stock, Series C preferred stock and Series C-1 preferred stock in an amount equal to the greater of the amount a) ratably distributed to the holders of common stock and Preferred Stock on an as-if converted to common stock basis until the holders of Preferred Stock have received an aggregate amount per share equal to two times the original purchase price or b) ratably distributed to the holders of common stock and preferred stock on an as-if converted basis.

REDEMPTION

The holders of at least sixty-six and two-thirds percent of the then outstanding shares of Series C preferred stock and Series C-1 preferred stock, voting together as a separate class, may require the Company to redeem the Series C preferred stock and Series C-1 preferred stock in three equal annual installments beginning on the fifth anniversary of the Series C original issue date and ending on the date two years from such first redemption date.

The Company shall promptly notify in writing the holders of the Series A preferred stock and Series B preferred stock of any election to redeem by the holders of the Series C preferred stock and Series C-1 preferred stock. Unless the holders of at least sixty-six and two-thirds percent of the then outstanding shares of Series A preferred stock and holders of at least sixty-six and two-thirds percent of the then outstanding shares of Series B preferred stock, each voting separately as a class, provide notice otherwise to the Company not later than fifteen days from the receipt of the preferred notice, the Company shall redeem the Series A preferred stock and Series B preferred stock, together with the Series C preferred stock and Series C-1 preferred stock.

If at least sixty-six and two-thirds percent of the holders of the Series A preferred stock or sixty-six and two thirds of the holders of the Series B preferred stock, each voting as a separate class, provides notice to the Company not later than fifteen days from the receipt of the preferred notice that such Series A preferred stock or Series B preferred stock shall not be redeemed, then with respect to such class of Series A preferred stock and Series B preferred stock that provides such notice (a) no holder of shares of such class of Series A preferred stock or Series B preferred stock shall have the right to require the Company to redeem such shares hereunder and (b) any and all rights as applicable to the holders of shares of Series A preferred stock or Series B preferred stock shall thereupon terminate and expire as to all holders of Series A preferred stock or Series B preferred stock.

The Company shall effect such redemptions by paying in cash, in exchange for the shares of redeemable preferred stock, the original purchase price per share plus declared and unpaid dividends, including the Series C accruing dividends, as payable with respect to the Series C preferred stock. The redemption price shall be paid in cash or by one or more promissory notes, in form and substance reasonably satisfactory to the holders of at least ninety percent of the redeemable preferred stock.

The Company accretes Series A, Series B and Series C preferred stock to their redemption amount over the period from issuance dates to the dates of redemption. The aggregate accrued dividends and accretion on Series A preferred stock, Series B preferred stock and Series C preferred stock during the year ended 2003 and 2002, respectively were approximately $1,855,000 and $1,238,000, respectively.

11. WARRANTS

On July 21, 2000, in conjunction with the issuance of Series A preferred stock, the Company issued 1,206,000 warrants to Series A investors to purchase additional shares of Series A preferred stock for $1.00 per share. On the date of issuance, the Company valued the warrants using the Black Scholes option pricing model. The Company allocated $328,000 of the proceeds from the Series A financing to the warrants and $1,222,000 to the Series A preferred stock, based on their relative fair value. The warrants expired on July 21, 2002.

During 2001, in conjunction with the Series B financing, the Company issued to the Series B investors, 1,049,863 warrants to purchase shares of common stock for $0.9768 per share. The warrants expire five years from the date of issuance. The warrants were valued using the Black Scholes option pricing model on the date of issuance and were insignificant. No warrants have been exercised as of December 31, 2003. At December 31, 2003, 1,049,863 shares of common stock have been reserved for the exercise of these warrants.

During 2002, in conjunction with the Credit Agreement, the Company issued to the commercial lender, 15,356 warrants to purchase shares of Series B preferred stock for $0.9768 per share. The warrants expire seven years from the date of issuance. The warrants were valued using the Black Scholes option pricing model on the date of issuance and were insignificant. No warrants have been exercised as of December 31, 2003. At December 31, 2003, 15,356 shares of common stock have been reserved for the exercise of these warrants.

12. STOCK OPTION PLAN

In 2001, the Company established the Matrics, Inc. Stock Incentive Plan and the Matrics, Inc. Advisors and Consultants Equity Plan under which employees, directors, consultants, distributors or other persons who have rendered services to the Company may be granted options to purchase shares of the Company's common stock. Options granted to employees under the Stock Incentive Plan generally vest ratably over a four-year period and expire ten years from the date of the grant. Options granted to non-employees under the Advisors and Consultants Equity Plan generally vest over a two-year period and expire five years from the date of the grant. During 2003, 1,268,000 options were issued to employees.

During 2003, 250,000 options were issued to non-employees. The options were valued using the Black Scholes option pricing model on the date of issuance and and an amount of $35,000 was initially recorded as deferred compensation expense and amortized into earnings over the expected life of the option of 2 years resulting in a compensation expense for 2003 of $6,664.

The following table summarizes the weighted average of the assumptions used for stock options granted to non-employees during 2003 and 2002.

-------------------------------------------------------------------------------
                                                               2003      2002
-------------------------------------------------------------------------------
Risk-free interest rate.....................................    1.76%     4.92%
Expected life...............................................     2.00      5.00
Expected volatility.........................................  100.00%   100.00%
Dividend yield..............................................    0.00%     0.00%
-------------------------------------------------------------------------------

Transactions in stock options are summarized as follows:

-----------------------------------------------------------------------------------
                                                                          WEIGHTED-
                                                               NUMBER      AVERAGE
                                                                 OF       EXERCISE
                                                               SHARES       PRICE
-----------------------------------------------------------------------------------
Balance, December 31, 2000..................................          -   $       -
   Granted..................................................    951,660        1.00
   Exercised................................................   (200,000)       1.00
   Forfeited................................................   (181,750)       1.00
                                                              ---------------------
Balance, December 31, 2001..................................    569,910        1.00
   Granted..................................................    920,340        0.15
   Exercised................................................          -           -
   Forfeited................................................   (600,250)       0.15
                                                              ---------------------
Balance, December 31, 2002..................................    890,000        0.15
   Granted..................................................  1,518,000        0.20
   Exercised................................................          -           -
   Forfeited................................................   (200,000)       0.15
                                                              ---------------------
Balance, December 31, 2003..................................  2,208,000        0.18
                                                              ---------------------
Shares exercisable at December 31, 2003.....................    355,100   $    0.16
-----------------------------------------------------------------------------------

The Plans permit the payment for shares purchased under the plans in cash, or where expressly approved by the Company, a) by cancellation of indebtedness of the Company to the optionee; b) by surrender of shares that have been owned by optionee for more than six months and fully paid for; c) by tender of a full recourse promissory note bearing interest at a rate sufficient to avoid imputation of income under the relevant tax code; or d) by waiver of compensation due to the optionee for services rendered.

All options, under the plan, were issued with an exercise price equal to or exceeding the fair value of the underlying common stock at the date of grant. The fair value of the common stock was determined by the Board based on all relevant factors, including operating results, financial conditions, recent sales prices of the Company's securities and other pertinent information.

In February 2002, the Company amended the stock option awards to allow holders of stock options to exchange their options for shares of restricted common stock on a one-to-one basis. 458,386 of stock options outstanding as of December 31, 2001 were exchanged for shares of restricted common stock and the respective stock options were cancelled. 111,524 of stock options outstanding as of December 31, 2001 were forfeited due to employee termination. Consequently, in 2002 the Company recorded deferred compensation expense of $68,759, amortized into earnings over the respective vesting periods. Pursuant to the respective restricted common stock issuance agreements, so long as the option holder is in the continuous employment of, or in a service relationship with the Company from the grant date through the applicable date upon which vesting is scheduled to occur, 25% of the shares of restricted common stock shall vest and become nonforfeitable on the one year anniversary of the date of issuance and the remaining 75% of the shares shall vest and become nonforfeitable in equal monthly installments for 36 consecutive calendar months, beginning with the first month that follows the initial vesting date. The vesting schedule is subject to adjustment upon a change in control as defined in the restricted common stock share agreement. During 2003, 80,000 shares were forfeited and as of December 31, 2003, 95,688 of these shares are unvested and remain restricted common stock.

13. INCOME TAXES

The tax effect of temporary differences that give rise to significant portions of the deferred assets is as follows:

---------------------------------------------------------------------------------------
                                                                     FOR THE YEAR ENDED
                                                                           DECEMBER 31,
                                                              -------------------------
                                                                 2003          2002
---------------------------------------------------------------------------------------
Deferred tax assets
   Net operating loss carryforwards.........................  $ 7,688,925   $ 4,497,398
   Accrued expenses.........................................       41,109        33,801
   Accrued interest.........................................       14,983            --
   Allowance for doubtful accounts..........................        9,655         4,663
   Amortization of legal fees for patients..................      216,056        49,381
   Depreciation.............................................       19,807         9,016
                                                              -------------------------
                                                                7,990,535     4,594,259
      Less: valuation allowance.............................   (7,990,535)   (4,594,259)
                                                              -------------------------
Net deferred tax assets.....................................  $         -   $         -
---------------------------------------------------------------------------------------

The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 2003.

At December 31, 2003, the Company has a net operating loss carryforwards of approximately $19,909,000 available to reduce future taxable income. The net operating loss carryforwards will begin to expire in 2021. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

The actual tax benefits for the years ended December 31, 2003 and 2002 differed from the expected tax benefit as a result of the following:

-----------------------------------------------------------------------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2003           2002
-----------------------------------------------------------------------------------------
Expected tax benefit........................................  $ (3,372,940)  $ (2,109,899)
Nondeductible expenses......................................        18,128         25,285
State Taxes.................................................      (383,155)      (239,696)
Change in Valuation Allowance...............................     3,737,967      2,324,310
                                                              ---------------------------
Provision for income taxes..................................  $          -   $          -
-----------------------------------------------------------------------------------------

14. 401(K) SAVINGS PLAN

During 2001, the Company established a defined contribution savings plan under
Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. To date there were no contributions made to the plan by the Company.

15. COMMITMENTS

LEASES

In March 2004, the Company entered into a new operating lease agreement for office space with a least term expiring at the end of December, 2007. Future minimum lease payments under non-cancelable operating leases are as follows:

------------------------------------------------------------------------
                                                              OPERATING
                  YEAR ENDING DECEMBER 31,                      LEASE
------------------------------------------------------------------------
2004........................................................    $481,363
2005........................................................     688,105
2006........................................................     589,355
2007........................................................     543,357
2008........................................................          --
                                                              ----------
                                                              $2,302,180
------------------------------------------------------------------------

Rent expense for the years ended December 31, 2003 and 2002, was $205,707 and $158,173, respectively.

16. RELATED PARTY TRANSACTIONS

In September 2003, the Company entered into a distributor agreement with a Japanese Corporation, one of its new Series C preferred shareholders for 2003 that at the same time invested $1,000,000 in the Company by purchasing 571,429 shares of Series C preferred stock and provided a loan of $2,000,000 to the Company (see note 7). The investment was made at a share price consistent with other investors. The distributor agreement provides for the exclusive authorized distributor rights to sell, market and otherwise distribute certain RFID products in the exclusive territory of the nation of Japan and all its territories and as a non-exclusive authorized distributor to sell, market and otherwise distribute the same products in the remainder of the world and its nations, excluding Korea. The effective date for the agreement was September 2, 2003 with an exclusivity term for a period of three years from the date on which certain approval for the products is obtained in the exclusive territory and a non-exclusivity term continuing until terminated by either party. Total revenue for the Company under the distributor agreement was approximately $14,000 for year 2003.

In September 2003, the Company entered into a sales agreement for sales of RFID inlets with a total commitment to purchase 10,000,000 inlets for a total amount of $3,000,000 during the twenty-four months following the agreement date as of September 30, 2003. In November 2003, the same party to the agreement invested $3,500,000 in the Company by purchasing 2,000,000 shares of Series C preferred stock and became a preferred shareholder of the Company. The investment was made at a share price consistent with other investors. Total revenue from the arrangement after the investment date as of November 20, 2003 was approximately $2,000 for year 2003.

                     MATRICS, INC. CONDENSED BALANCE SHEETS
                JUNE 30, 2004 (UNAUDITED) AND DECEMBER 31, 2003

-----------------------------------------------------------------------------------------
                                                                  JUNE 30,   DECEMBER 31,
                                                              ---------------------------
                                                                      2004           2003
-----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents................................  $  7,325,358   $ 21,286,419
   Accounts receivable, net.................................     3,607,107        660,758
   Inventories..............................................     2,949,262        561,317
   Prepaid expenses and other assets........................       505,088        394,429
                                                              ---------------------------
      Total current assets..................................    14,386,815     22,902,923
Property and equipment, net.................................       413,090        306,409
Other assets................................................       161,004         45,127
                                                              ---------------------------
      Total assets..........................................  $ 14,960,909   $ 23,254,459
                                                              ---------------------------
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable and accrued expenses....................  $  3,741,056   $  2,630,195
   Deferred revenue.........................................       709,885          4,119
                                                              ---------------------------
      Total current liabilities.............................     4,450,941      2,634,314
Deferred revenue............................................            --        203,433
Long term note..............................................     2,000,000      2,000,000
Other liabilities...........................................         2,380              -
                                                              ---------------------------
      Total liabilities.....................................     6,453,321      4,837,747
                                                              ---------------------------
Commitments
Mandatorily redeemable convertible preferred stock:
   Series A preferred stock, $0.001 par value; 2,050,000
      shares authorized 2,050,000 shares issued and
      outstanding (liquidation preference of $1,907,711)....     1,907,711      1,874,938
   Series B preferred stock, $0.001 par value; 15,013,398
      shares authorized, 14,998,043 shares issued and
      outstanding (liquidation preference of $17,878,110)...    17,878,110     17,292,106
   Series C preferred stock $0.001 par value; 25,142,858
      shares authorized, 12,571,429 shares issued and
      outstanding (liquidation preference of $23,497,875)...    23,497,875     22,617,871
Stockholders' deficit:
   Common stock, $0.001 par value, 62,000,000 shares
      authorized, 10,993,763 and 10,944,763 shares issued,
      10,643,518 and 10,594,518 shares outstanding..........        10,989         10,944
   Stock subscription receivable............................       (70,436)      (220,436)
   Additional paid-in capital...............................     1,556,255      1,553,484
   Deferred compensation....................................       (42,692)       (42,690)
   Accumulated deficit......................................   (36,183,924)   (24,623,205)
   Treasury stock, at cost (350,245 shares at June 30, 2004
      and 2003).............................................       (46,300)       (46,300)
                                                              ---------------------------
      Total stockholders' deficit...........................   (34,776,108)   (23,368,203)
                                                              ---------------------------
      Total liabilities, mandatorily redeemable convertible
         preferred stock and stockholders' deficit..........  $ 14,960,909   $ 23,254,459
-----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these condensed financial statements.

            MATRICS, INC. CONDENSED STATEMENTS OF OPERATIONS FOR THE
              SIX MONTHS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED)

----------------------------------------------------------------------------------------
                                                                FOR THE SIX MONTHS ENDED
                                                                                JUNE 30,
                                                              --------------------------
                                                                  2004          2003
----------------------------------------------------------------------------------------
Revenue.....................................................  $  4,707,567   $ 1,980,868
Cost of revenue.............................................     5,383,467       945,839
                                                              --------------------------
Gross (deficit)/profit......................................      (675,900)    1,035,029
                                                              --------------------------
Operating expenses
   Sales and marketing......................................     3,223,728       937,734
   Research and development.................................     3,598,564     1,543,825
   General and administrative...............................     2,578,277     1,150,101
                                                              --------------------------
      Total operating expenses..............................     9,400,569     3,631,660
                                                              --------------------------
Loss from operations........................................   (10,076,469)   (2,596,631)
Other income (expenses)
   Interest income..........................................        82,045        24,820
   Interest expense.........................................       (67,518)      (16,932)
                                                              --------------------------
                                                                    14,527         7,888
                                                              --------------------------
Net loss....................................................   (10,061,942)   (2,588,743)
   Dividends to preferred shareholders......................    (1,498,777)     (618,776)
                                                              --------------------------
   Net loss attributable to common shareholders.............  $(11,560,719)  $(3,207,519)
----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these condensed financial statements.

 MATRICS, INC. CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE
                         30, 2004 AND 2003 (UNAUDITED)

----------------------------------------------------------------------------------------
                                                                FOR THE SIX MONTHS ENDED
                                                                                JUNE 30,
                                                              --------------------------
                                                                  2004          2003
----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(10,061,942)  $(2,588,743)
Adjustment to reconcile net loss to net cash used in
   operating activities
   Depreciation.............................................        68,920        39,757
   Provision for doubtful accounts..........................        75,000            --
   Net changes in operating assets and liabilities..........    (4,020,254)     (951,606)
                                                              --------------------------
      Net cash used in operating activities.................   (13,938,276)   (3,500,592)
                                                              --------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment......................      (175,601)     (125,280)
                                                              --------------------------
      Net cash used in investing activities.................      (175,601)     (125,280)
                                                              --------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on capital leases...............................            --        (6,419)
   Proceeds from issuance of common stock...................         6,750            --
   Issuance costs on Series C preferred stock...............        (3,934)           --
   Proceeds from collection of stock subscription
      receivable............................................       150,000            --
                                                              --------------------------
      Net cash provided by/(used in) financing activities...       152,816        (6,419)
                                                              --------------------------
Net decrease in cash and cash equivalents...................   (13,961,061)   (3,632,291)
Cash and cash equivalents, beginning of year................    21,286,419     6,027,063
                                                              --------------------------
Cash and cash equivalents, end of year......................  $  7,325,358   $ 2,394,772
----------------------------------------------------------------------------------------

The accompanying notes are an integral part of these condensed financial statements.

                                 MATRICS, INC.
                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                       JUNE 30, 2004 AND 2003 (UNAUDITED)

1. NATURE OF THE BUSINESS

Matrics, Inc. (the Company), formerly Matrics Technology Systems, Inc., was incorporated on July 5, 2000 in the State of Delaware. Prior to incorporation the Company operated as a limited liability corporation beginning January 19, 1998. The Company provides radio frequency identification (RFID) technology and visibility solutions for supply chain and asset management. The Company's visibility solutions enable users to track assets globally, resulting in improved productivity, reduced inventories and enhanced customer satisfaction.

In the opinion of management, the accompanying unaudited interim financial information reflects all adjustments, consisting of normal recurring accruals, necessary for a fair presentation on a going concern basis. Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the Securities and Exchange Commission. The company believes that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim condensed consolidated financial statements are read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003.

Operating results for the six months ended June 30, 2004 are not necessarily indicative of the results expected for the full year.

2. PREPARATION OF CONDENSED FINANCIAL STATEMENTS

The preparation of condensed financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and earnings during the current reporting period. Management periodically assesses and evaluates the adequacy and/or deficiency of estimated liabilities recorded for various reserves, liabilities, contract risks and uncertainties. Actual results could differ from these estimates.

3. REVENUE RECOGNITION

The Company recognizes revenue upon shipment of its product when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable and collectibility is reasonably assured. In certain instances, the Company may enter into arrangements whereby the customer is granted certain rights to test the delivered products or arrangements which require the Company to perform additional services subsequent to the delivery of the product. To the extent these arrangements exist, the Company defers recognition of revenue until customer acceptance occurs or the acceptance provisions lapse.

Revenue from service arrangements are deferred and recognized when the services are performed and collectibility is reasonably assured.

4. INVENTORIES

Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. Inventories consist of finished products held for sale. The Company records a provision for excess and obsolete inventory when identified. No such charges have been incurred to date.

5. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at June 30, 2004 and December 31, 2003

--------------------------------------------------------------------------------------------
                                                           JUNE 30, 2004   DECEMBER 31, 2003
--------------------------------------------------------------------------------------------
Accounts receivable--trade...............................    $3,707,107            $685,758
Allowance for doubtful accounts..........................      (100,000)            (25,000)
                                                           ---------------------------------
                                                             $3,607,107            $660,758
--------------------------------------------------------------------------------------------

6. PROPERTY AND EQUIPMENT

Property and equipment, stated at cost, consisted of the following at June 30, 2004 and December 31, 2003

--------------------------------------------------------------------------------------------
                                                           JUNE 30, 2004   DECEMBER 31, 2003
--------------------------------------------------------------------------------------------
Furniture and fixtures...................................      $258,288            $203,357
Computer equipment.......................................       400,928             280,258
Leasehold improvements...................................        23,385              23,385
                                                           ---------------------------------
                                                                682,601             507,000
Less: Accumulated depreciation...........................      (269,511)           (200,591)
                                                           ---------------------------------
Property and equipment, net..............................      $413,090            $306,409
--------------------------------------------------------------------------------------------

Depreciation expense for the periods ended June 30, 2004 and 2003 was $68,920 and $39,757, respectively.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following at June 30, 2004 and December 31, 2003

--------------------------------------------------------------------------------------------
                                                           JUNE 30, 2004   DECEMBER 31, 2003
--------------------------------------------------------------------------------------------
Accounts payable--trade..................................    $2,708,084          $1,745,246
Accrued payroll and fringe benefits......................       540,465             648,148
Warranty accrual.........................................        94,141                   -
Other accounts payable and accruals......................       398,366             236,801
                                                           ---------------------------------
                                                             $3,741,056          $2,630,195
--------------------------------------------------------------------------------------------

8. DEBT OBLIGATIONS

In August 2002, the Company entered into a loan and security agreement ("Facility") with a commercial lender, which provided for a credit facility with total borrowings of $750,000. Principal relating to the Facility was due on February 9, 2004 with interest repayable in monthly installments and accrues at a rate equal to one half of one percent (0.5%) above the prime rate. As of June 30, 2004 there were no borrowings under the credit facility. On September 9, 2004, the credit facility was closed.

In September 2003, the Company executed a promissory note with Marubeni Corporation, a Japanese corporation that at the same time invested $1,000,000 in the Company, which provided for a loan with total borrowings of $2,000,000. Principal and accrued interest shall be payable on September 4, 2007, or such later date as may be agreed to by the Payee. Interest accrues at a rate equal to five and nine tenths percent (5.9%) per annum calculated on the basis of a 365 day year. The loan agreement contains certain affirmative and negative covenants, of which the Company was in compliance with as of June 30, 2004.

9. STOCK SUBSCRIPTION RECEIVABLE

On December 28, 2001, the Company issued 2,469,570 shares of the Company's restricted common stock to an executive at a price of $0.15 per share for total consideration of $370,436, paid in the form of a promissory note. The note accrues interest at the rate of 4% per annum and is payable in full on December 28, 2005. The underlying restricted common stock shares vest as follows: 4% on the purchase date, 36% on April 10, 2003 and the remaining 60% in equal monthly installments for 32 consecutive months until fully vested. If the executive is terminated for any reason, the Company shall have the right, but not the obligation, to purchase all or any portion of the restricted shares at the original issuance price. At June 30, 2004, 833,486 of these shares are unvested and remain restricted common stock.

10. LEGAL MATTERS

Intermec IP Corp. v. Matrics, Inc.

On June 7, 2004, Intermec IP Corp. ("Intermec") filed suit against Matrics in the Federal District Court in Delaware asserting infringement of four patents owned by Intermec relating to RFID readers and RFID tags. The complaint against Matrics seeks payment of a "reasonable royalty" as well as an injunction against Matrics from infringing such patents. The Company intends to defend the case vigorously.

Nanopower Technologies, Inc. v. Matrics, Inc., and Symbol Technologies, Inc., et al.

On August 11, 2004, Nanopower Technologies, Inc. ("Nanopower"), a California corporation, filed a civil suit against Matrics and Symbol in state court in California. The suit alleges that Matrics breached a consulting agreement, confidentiality agreement and intellectual property licensing agreement pertaining to certain ultra low voltage RFID tag start-up technology to which Nanopower claims ownership and that the defendants violated California state law relating to the protection of trade secrets. Among other things, it claims that Matrics misappropriated the intellectual property of Nanopower without paying royalties. It also claims that Matrics improperly disclosed Nanopower's trade secrets to Symbol and third parties or used them without Nanopower's consent. The suit also named Symbol as a defendant because of Symbol's announced intention to purchase Matrics. Nanopower alleges that Symbol (i) has improperly received disclosure of Nanopower's confidential information, (ii) has, or will, misappropriate Nanopower's trade secrets as a consequence of the proposed Matrics transaction and (iii) will benefit from the alleged breaches of the intellectual property licensing and consulting agreements.

Nanopower seeks a preliminary injunction prohibiting Matrics and Symbol from marketing for sale any RFID tags that allegedly use Nanopower's technology. It also seeks a declaratory judgment that (1) Nanopower's technology and any products derived from that technology are the exclusive property of Nanopower;
(2) even if they are not Nanopower's exclusive property, that Nanopower can license the technology and product derived from the technology to others; and
(3) if Symbol and Matrics have the proprietary rights to the technology, that Nanopower is entitled to receive royalty payments pursuant to the intellectual property licensing agreement it entered into with Matrics. Nanopower also seeks an unspecified amount of compensatory and exemplary damages, as well as attorneys' fees and costs. We intend to vigorously defend against them.

11. RELATED PARTY TRANSACTIONS

In September 2003, the Company entered into a distributor agreement with the Japanese Corporation, Marubeni Corporation, one of its new Series C preferred shareholders for 2003 that at the same time invested $1,000,000 in the Company by purchasing 571,429 shares of Series C preferred stock and provided a loan of $2,000,000 to the Company (see note 8). The investment was made at share price consistent with other investors. The distributor agreement states that Marubeni will be the exclusive authorized distributor to sell, market and otherwise distribute certain RFID products in the exclusive territory of the nation of Japan and all its territories and as a non-exclusive authorized distributor to sell, market and otherwise distribute the same products in the remainder of the world and its nations, excluding Korea. The effective date for the agreement is September 2, 2003 with an exclusivity term for a period of three years from the date on which certain approval for the products is obtained in the exclusive territory and a non-exclusivity term continuing until terminated by either party. Total revenue for the Company under the distributor agreement was approximately $233,000 for period through June 30, 2004. An accounts receivable amount of approximately $202,000 is due from Marubeni Corporation as per period end June 30, 2004.

In September 2003, the Company entered into a sales agreement with International Paper Company for sales of RFID inlets for a total commitment from International Paper Company to purchase 10,000,000 inlets for a total amount of $3,000,000 during the twenty-four months following the agreement date as of September 30, 2003. In November 2003, International Paper Company invested $3,500,000 in the Company by purchasing 2,000,000 shares of Series C preferred stock and became a preferred shareholder of the Company. The investment was made at a share price consistent with other investors. Total revenue from International Paper Company after the investment date as of November 20, 2003 was approximately $285,000 for period ended June 30, 2004. An accounts receivable amount of approximately $181,000 is due from International Paper Company as per period end June 30, 2004.

12. SUBSEQUENT EVENT

On July 26, 2004, the Company reached an agreement to be acquired by Symbol Technologies, Inc. and closed the transaction on September 9, 2004.

PROSPECTUS

                                 (SYMBOL LOGO)

                           SYMBOL TECHNOLOGIES, INC.

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

           , 2005

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The actual and estimated expenses in connection with the distribution of the securities being registered, all of which will be borne by us, are as follows:

----------------------------------------------------------------------
SEC Registration Fee........................................  $ 36,490
Printing and Engraving Expense..............................   150,000
Legal Fees..................................................   300,000
Accounting Fees.............................................   150,000
Blue Sky Fees...............................................     5,000
Trustee/Issuing & Paying Agent Fees and Expenses............    10,000
Miscellaneous...............................................   100,000
                                                              --------
   Total....................................................  $751,490
----------------------------------------------------------------------

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our certificate of incorporation and by-laws provide for the indemnification of our directors and officers to the fullest extent permitted under Delaware law.

We have purchased insurance on behalf of our directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Mr. Nuti's employment contract provides for indemnification as set forth in our by-laws to the fullest extent allowable under Delaware law. Additionally, he is entitled to the protection of any insurance policies we hold generally for the benefit of our directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his position as our Chief Executive Officer, President and Director. These rights survive the termination or expiration of his employment for any reason and the expiration of his employment agreement for any reason.

In addition, the employment agreements that we had with Messrs. Bravman, Goldner and Razmilovic, our former executives, provide for indemnification as set forth in our by-laws to the fullest extent allowable under Delaware law. Additionally, they are entitled to the protection of any insurance policies we hold generally for the benefit of our directors and officers against all costs, charges and expenses incurred or sustained by them in connection with any action, suit or proceeding to which they may be made a party by reason of their positions as our former directors and officers. These rights survive the termination of their respective employment agreements for any reason.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.

For the last three years, the Registrant has not issued securities exempt from the registration requirements of the Securities Act of 1933, as amended.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a. Exhibits


1.1+++  Forms of Underwriting Agreements (debt securities, preferred stock and common stock)
 2.1    Agreement and Plan of Merger by and among Symbol, Marvin
        Acquisition Corp. and Matrics, dated as of July 26, 2004
        (Incorporated by reference to Exhibit 2.1 to the Current
        Report on Form 8-K dated September 15, 2004)
 3.1+   Certificate of Incorporation of Symbol Technologies, Inc.,
        as amended
 3.2    Amended and Restated By-Laws of Symbol (Incorporated by
        reference to Exhibit 3.2 to the Quarterly Report on Form
        10-Q for the quarter ended June 30, 2002)
 4.1    Form of Certificate for Shares of the Common Stock of Symbol
        (Incorporated by reference to Symbol's Form SE on March 3,
        1999)
 4.2    Rights Agreement, dated as of August 13, 2001, between
        Symbol and The Bank of New York, as Rights Agent, which
        includes the Form of Certificate of Designations with
        respect to the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and
        the Summary of Rights to Purchase Shares of Preferred Stock
        as Exhibit C (Incorporated by reference to Exhibit 4 to
        Symbol's Current Report on Form 8-K dated August 21, 2001)
 4.3+   Certificate of Designation of Series A Junior Participating
        Preferred Stock of Symbol Technologies, Inc.
4.4+++  Form of Indenture for the issuance of debt securities
4.5+++  Form of Notes (included in Exhibit 4.4)
4.6+++  Form of Certificate of Designation for Preferred Stock

4.7+++  Form of Preferred Stock Certificate
 5.1++ Opinion of Latham & Watkins LLP regarding the validity of the securities
10.1 Form of 2008 Stock Purchase Warrant issued to certain directors (Incorporated by reference to Exhibit 10.1 to Symbol's Annual Report on Form 10-K for the year ended
        December 31, 1997)
10.2 1994 Directors' Stock Option Plan (Incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-78678 on
        Form S-8)
10.3    2000 Directors' Stock Option Plan, as amended and restated
        (Incorporated by reference to Exhibit 10.1 to the Quarterly
        Report on Form 10-Q for the quarter ended March 31, 2004)
10.4 2002 Directors' Stock Option Plan (Incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-89668 on
        Form S-8)
10.5 1997 Employee Stock Purchase Plan, as amended (Incorporated by reference to Exhibit 4.3 to Registration Statement No.
        333-89668 on Form S-8)
10.6 1997 Employee Stock Option Plan (Incorporated by reference to Exhibit 4.2 to Registration Statement No. 333-73322 on
        Form S-8)
10.7 1991 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.1 to Symbol's Annual Report on Form 10-K for the year ended December 31, 1991)
10.8    1990 Non-Executive Stock Option Plan, as amended
        (Incorporated by reference to Exhibit 10.1 of Symbol's
        Annual Report on Form 10-K for the year ended December 31,
        1995 (the "1995 Form 10-K"))
10.9 2001 Non-Executive Stock Option Plan, as amended and restated (Incorporated by reference to Exhibit 10.9 on Form
        10-K/A for the year ended December 31, 2002)
10.10   Telxon Corporation 1990 Employee Stock Option Plan
        (Incorporated by reference to Exhibit 10.9 of Symbol's
        Annual Report on Form 10-K for the year ended December 31,
        2002 (the "2002 Form 10-K"))
10.11 Symbol Technologies, Inc. Executive Bonus Plan, as amended and restated (Incorporated by referenced to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended
        March 31, 2004)
10.12   Symbol Technologies, Inc. 2004 Equity Incentive Award Plan
        (Incorporated by reference to Exhibit 10.3 to the Quarterly
        Report on Form 10-Q for the quarter ended March 31, 2004)
10.13   Telxon Corporation 1990 Non-Employee Stock Option Plan
        (Incorporated by reference to Exhibit 10.10 of the 2002 Form
        10-K)
10.14 2001 Non-Executive Stock Option Plan (Incorporated by reference to Exhibit 10.8 of Symbol's Annual Report on Form
        10-K for the year ended December 31, 2000 (the "2000 Form
        10-K"))
10.15   Employment Agreement by and between Symbol and Jerome
        Swartz, dated as of July 1, 2000 (Incorporated by reference to Exhibit 10.9 to the 2000 Form 10-K)
10.16   Separation, Release and Employment Agreement by and between
        Symbol and Jerome Swartz, dated as of July 7, 2003
        (Incorporated by reference to Exhibit 10.13 of the 2002 Form
        10-K)
10.17+  Settlement Agreement by and between Symbol and Jerome
        Swartz, dated as of June 1, 2004
10.18   Employment Agreement by and between Symbol and Leonard R.
        Goldner, dated as of December 15, 2000 (Incorporated by reference to Exhibit 10.11 to the 2000 Form 10-K)

10.19   Without Prejudice Resignation Agreement by and between
        Symbol and Leonard Goldner, dated as of June 30, 2003
        (Incorporated by reference to Exhibit 10.15 to the 2002
        10-K)
10.20 Tolling Agreement by and between Symbol and Leonard Goldner, dated as of June 9, 2004 (Incorporated by reference to Exhibit 10.1 to Symbol's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004)
10.21 Agreement by and between Symbol and Leonard Goldner, dated as of October 13, 2004, to extend tolling period under the Tolling Agreement, dated as of June 9, 2004 (Incorporated by reference to Exhibit 10.2 to Symbol's Quarterly Report on
        Form 10-Q for the quarter ended September 30, 2004)
10.22   Employment Agreement by and between Symbol and William R.
        Nuti, dated as of March 31, 2004 (Incorporated by referenced to Exhibit 10.1 to Symbol's Report on Form 8-K filed on
        April 1, 2004)
10.23   Employment Agreement by and between Symbol and William R.
        Nuti, dated as of July 15, 2002 (Incorporated herein by reference to Exhibit 10.1 to Symbol's Quarterly Report on
        Form 10-Q for the quarter ended June 30, 2002)
10.24   Employment Agreement by and between Symbol and Richard
        Bravman, dated as of August 1, 2002 (Incorporated herein by reference to Exhibit 10.1 to Symbol's Quarterly Report on
        Form 10-Q for the quarter ended September 30, 2002)
10.25 Letter Agreement by and between Symbol and Richard Bravman, dated as of March 1, 2004 (Incorporated herein by reference to Exhibit 10.19 of Symbol's Annual Report on Form 10-K for the year ended December 31, 2003 the "2003 Form 10-K")
10.26   Employment Agreement by and between Symbol and Tomo
        Razmilovic, dated as of February 14, 2002 (Incorporated by reference to Exhibit 10.12 to the 2001 Form 10-K)
10.27   Separation, Release and Non-Disclosure Agreement between
        Symbol and Tomo Razmilovic, dated as of February 14, 2002
        (Incorporated by reference to Exhibit 10.13 to the 2001 Form
        10-K)
10.28 Tolling Agreement by and between Symbol and Tomo Razmilovic, dated as of May 6, 2003 (Incorporated by reference to Exhibit 10.20 to the 2002 Form 10-K)
10.29+ Agreement by and between Symbol and Tomo Razmilovic, dated as of March 18, 2004, to extend tolling period under the Tolling Agreement, dated as of May 6, 2003.
10.30 Executive Retirement Plan, as amended (Incorporated by reference to Exhibit 10.2 to Symbol's Quarterly Report on
        Form 10-Q for the quarter ended September 30, 2002)
10.31 2002 Executive Stock Ownership and Option Retention Program, dated as of December 16, 2002 (Incorporated by reference to Exhibit 10.22 of the 2002 Form 10-K)
10.32   Summary of Symbol Technologies, Inc. Executive Bonus Plan
        (Incorporated by reference to Exhibit 10.13 of the 1999 Form
        10-K)
10.33   Credit Agreement, dated as of December 29, 2004, among
        Symbol, the lenders identified therein, JPMorgan Chase Bank, N.A., in its capacity as administrative and collateral agent, Fleet National Bank, as syndication agent, and J.P.
        Morgan Securities, Inc. and Banc of America Securities LLC, as co-lead arrangers and joint bookrunners (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 29, 2004)
10.34   Guarantee and Collateral Agreement, dated as of December 29,
        2004, among Symbol, the material subsidiaries therein and JPMorgan Chase Bank, N.A., in its capacity as collateral agent (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K dated December 29, 2004)
12.1*   Statement of Computation of Ratios of Earnings to Fixed
        Charges

   16      Letter, dated March 31, 2004, from Deloitte & Touche LLP to the United States Securities and Exchange
           Commission (Incorporated by reference to Exhibit 16.1 of the Current Report on Form 8-K dated April 1,
           2004)
  21+      Subsidiaries
   23.1*   Consent of Ernst & Young LLP
   23.2*   Consent of Deloitte & Touche LLP
   23.3*   Consent of PricewaterhouseCoopers LLP
   23.4++  Consent of Latham & Watkins LLP (included in Exhibit 5.1)
   24.1+   Power of Attorney
  25.1+++  Statements of Eligibility and Qualification of Trustees on Form T-1 under the Trust Indenture Act of
           1939
-------------------------------------------------------------------------------------------------------------------


+ Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-119076) filed September 16, 2004.


++ Incorporated by reference to Amendment No. 2 to our Registration Statement filed January 27, 2005.



+++ To be filed by amendment or as an exhibit to a current report on Form 8-K filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.


* Filed herewith.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors and Stockholders of Symbol Technologies, Inc.



We have audited the consolidated financial statements of Symbol Technologies, Inc. and subsidiaries (the "Company") as of December 31, 2004 and for the year ended December 31, 2004, and have issued our report thereon dated March 1, 2005 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.



In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ ERNST & YOUNG LLP



New York, New York


March 1, 2005

                                                                     SCHEDULE II



(b) Financial Statements Schedule:



                   SYMBOL TECHNOLOGIES, INC. AND SUBSIDIARIES


                       VALUATION AND QUALIFYING ACCOUNTS


              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002



-------------------------------------------------------------------------------------------------
COLUMN A                          COLUMN B            COLUMN C            COLUMN D     COLUMN E
--------                        ------------   -----------------------   ----------   -----------
                                                      ADDITIONS
                                               -----------------------
                                 BALANCE AT    CHARGED TO   CHARGED TO
DESCRIPTION                     BEGINNING OF   COSTS AND      OTHER                   BALANCE AT
(ALL AMOUNTS IN THOUSANDS)          YEAR        EXPENSES     ACCOUNTS    DEDUCTIONS   END OF YEAR
-------------------------------------------------------------------------------------------------
Allowance for doubtful
   accounts:
2004..........................  $     13,946   $    3,514   $            $    8,075(a) $     9,385
                                -----------------------------------------------------------------
2003..........................  $     34,272   $    7,564   $        -   $   27,890(a) $    13,946
                                -----------------------------------------------------------------
2002..........................  $     27,168   $   15,975   $        -   $    8,871(a) $    34,272
                                -----------------------------------------------------------------
Inventory reserve:
2004..........................  $    109,331   $   16,189   $        -   $   70,273(b) $    55,247
                                -----------------------------------------------------------------
2003..........................  $    170,057   $   20,132   $      863   $   81,721(b) $   109,331
                                -----------------------------------------------------------------
2002..........................  $    211,621   $   26,339   $        -   $   67,903(b) $   170,057
                                -----------------------------------------------------------------
Deferred tax valuation
   allowance:
2004..........................  $     43,936   $   (6,981)  $      333   $        -   $    37,288
                                -----------------------------------------------------------------
2003..........................  $     31,436   $    6,523   $    5,977(c) $        -  $    43,936
                                -----------------------------------------------------------------
2002..........................  $      8,098   $    6,166   $   17,172(d) $        -  $    31,436
-------------------------------------------------------------------------------------------------



(a) Write-off of uncollectible accounts. In 2003, $19,752 related to Telxon was written off.



(b) Disposal of obsolete inventory.



(c) Valuation allowances recorded in goodwill for deferred tax assets related to acquired businesses.



(d) Adjustment for true-up for tax rates on Pre-2002 State Net Operating Losses and valuations allowances recorded in goodwill for deferred tax assets related to acquired businesses.

ITEM 17.   UNDERTAKINGS

The undersigned registrant hereby undertakes that:


    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;-



    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



    (3) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Holtsville, State of New York, on April 13, 2005.


                                          SYMBOL TECHNOLOGIES, INC.
                                          (Registrant)

                                          By: /s/ Mark T. Greenquist
                                            ------------------------------------
                                              Mark T. Greenquist
                                              Senior Vice President and
                                              Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.


                    SIGNATURE                                      TITLE                       DATE
                    ---------                                      -----                       ----

                        *                            Chairman of the Board of Directors   April 13, 2005
 ------------------------------------------------
                 Robert J. Chrenc


                        *                               Senior Vice President, Chief      April 13, 2005
 ------------------------------------------------    Administrative and Control Officer
                Salvatore Iannuzzi                              and Director


                        *                                         Director                April 13, 2005
 ------------------------------------------------
                   Edward Kozel


                        *                            President, Chief Executive Officer   April 13, 2005
 ------------------------------------------------    and Director (principal executive
                 William R. Nuti                                  officer)


                        *                                         Director                April 13, 2005
 ------------------------------------------------
                  George Samenuk


                        *                                         Director                April 13, 2005
 ------------------------------------------------
                 Melvin A. Yellin


              /s/ Mark T. Greenquist                 Senior Vice President--Finance and   April 13, 2005
 ------------------------------------------------    Chief Financial Officer (principal
                Mark T. Greenquist                           financial officer)


               /s/ James M. Conboy                     Vice President--Controller and     April 13, 2005
 ------------------------------------------------         Chief Accounting Officer
                 James M. Conboy                       (principal accounting officer)


 *By:             /s/ Mark T. Greenquist                                                  April 13, 2005
        ------------------------------------------
                    Mark T. Greenquist
                     Attorney-in-Fact

                                 EXHIBIT INDEX


NUMBER                           DESCRIPTION
------                           -----------
 1.1+++  Forms of Underwriting Agreements (debt securities, preferred stock and common stock)
 2.1     Agreement and Plan of Merger by and among Symbol, Marvin
         Acquisition Corp. and Matrics, dated as of July 26, 2004
         (Incorporated by reference to Exhibit 2.1 to the Current
         Report on Form 8-K dated September 15, 2004)
 3.1+    Certificate of Incorporation of Symbol Technologies, Inc.,
         as amended
 3.2     Amended and Restated By-Laws of Symbol (Incorporated by
         reference to Exhibit 3.2 to the Quarterly Report on Form
         10-Q for the quarter ended June 30, 2002)
 4.1     Form of Certificate for Shares of the Common Stock of Symbol
         (Incorporated by reference to Symbol's Form SE on March 3,
         1999)
 4.2     Rights Agreement, dated as of August 13, 2001, between
         Symbol and The Bank of New York, as Rights Agent, which
         includes the Form of Certificate of Designations with
         respect to the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and
         the Summary of Rights to Purchase Shares of Preferred Stock
         as Exhibit C (Incorporated by reference to Exhibit 4 to
         Symbol's Current Report on Form 8-K dated August 21, 2001)
 4.3+    Certificate of Designation of Series A Junior Participating
         Preferred Stock of Symbol Technologies, Inc.
 4.4+++  Form of Indenture for issuance of debt securities
 4.5+++  Form of Notes (included in Exhibit 4.4)
 4.6+++  Form of Certificate of Designation for Preferred Stock
 4.7+++  Form of Preferred Stock Certificate
 5.1++   Opinion of Latham & Watkins LLP regarding the validity of
         the securities
10.1     Form of 2008 Stock Purchase Warrant issued to certain
         directors (Incorporated by reference to Exhibit 10.1 to
         Symbol's Annual Report on Form 10-K for the year ended
         December 31, 1997)
10.2     1994 Directors' Stock Option Plan (Incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-78678 on
         Form S-8)
10.3     2000 Directors' Stock Option Plan, as amended and restated
         (Incorporated by reference to Exhibit 10.1 to the Quarterly
         Report on Form 10-Q for the quarter ended March 31, 2004)
10.4     2002 Directors' Stock Option Plan (Incorporated by reference to Exhibit 4.1 to Registration Statement No. 333-89668 on
         Form S-8)
10.5     1997 Employee Stock Purchase Plan, as amended (Incorporated by reference to Exhibit 4.3 to Registration Statement No.
         333-89668 on Form S-8)
10.6     1997 Employee Stock Option Plan (Incorporated by reference to Exhibit 4.2 to Registration Statement No. 333-73322 on
         Form S-8)
10.7     1991 Employee Stock Option Plan (Incorporated by reference to Exhibit 10.1 to Symbol's Annual Report on Form 10-K for
         the year ended December 31, 1991)
10.8     1990 Non-Executive Stock Option Plan, as amended
         (Incorporated by reference to Exhibit 10.1 of Symbol's
         Annual Report on Form 10-K for the year ended December 31,
         1995 (the "1995 Form 10-K"))
10.9     2001 Non-Executive Stock Option Plan, as amended and
         restated (Incorporated by reference to Exhibit 10.9 on Form
         10-K/A for the year ended December 31, 2002)

NUMBER                           DESCRIPTION
------                           -----------
10.10    Telxon Corporation 1990 Employee Stock Option Plan
         (Incorporated by reference to Exhibit 10.9 of Symbol's
         Annual Report on Form 10-K for the year ended December 31,
         2002 (the "2002 Form 10-K"))
10.11    Symbol Technologies, Inc. Executive Bonus Plan, as amended and restated (Incorporated by referenced to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended
         March 31, 2004)
10.12    Symbol Technologies, Inc. 2004 Equity Incentive Award Plan
         (Incorporated by reference to Exhibit 10.3 to the Quarterly
         Report on Form 10-Q for the quarter ended March 31, 2004)
10.13    Telxon Corporation 1990 Non-Employee Stock Option Plan
         (Incorporated by reference to Exhibit 10.10 of the 2002 Form
         10-K)
10.14    2001 Non-Executive Stock Option Plan (Incorporated by
         reference to Exhibit 10.8 of Symbol's Annual Report on Form
         10-K for the year ended December 31, 2000 (the "2000 Form
         10-K"))
10.15    Employment Agreement by and between Symbol and Jerome
         Swartz, dated as of July 1, 2000 (Incorporated by reference to Exhibit 10.9 to the 2000 Form 10-K)
10.16    Separation, Release and Employment Agreement by and between
         Symbol and Jerome Swartz, dated as of July 7, 2003
         (Incorporated by reference to Exhibit 10.13 of the 2002 Form
         10-K)
10.17+   Settlement Agreement by and between Symbol and Jerome
         Swartz, dated as of June 1, 2004
10.18    Employment Agreement by and between Symbol and Leonard R.
         Goldner, dated as of December 15, 2000 (Incorporated by
         reference to Exhibit 10.11 to the 2000 Form 10-K)
10.19    Without Prejudice Resignation Agreement by and between
         Symbol and Leonard Goldner, dated as of June 30, 2003
         (Incorporated by reference to Exhibit 10.15 to the 2002
         10-K)
10.20    Tolling Agreement by and between Symbol and Leonard Goldner, dated as of June 9, 2004 (Incorporated by reference to
         Exhibit 10.1 to Symbol's Quarterly Report on Form 10-Q for
         the quarter ended September 30, 2004)
10.21    Agreement by and between Symbol and Leonard Goldner, dated as of October 13, 2004, to extend tolling period under the
         Tolling Agreement, dated as of June 9, 2004 (Incorporated by reference to Exhibit 10.2 to Symbol's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 2004)
10.22    Employment Agreement by and between Symbol and William R.
         Nuti, dated as of March 31, 2004 (Incorporated by referenced to Exhibit 10.1 to Symbol's Report on Form 8-K filed on
         April 1, 2004)
10.23    Employment Agreement by and between Symbol and William R.
         Nuti, dated as of July 15, 2002 (Incorporated herein by
         reference to Exhibit 10.1 to Symbol's Quarterly Report on
         Form 10-Q for the quarter ended June 30, 2002)
10.24    Employment Agreement by and between Symbol and Richard
         Bravman, dated as of August 1, 2002 (Incorporated herein by reference to Exhibit 10.1 to Symbol's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 2002)
10.25    Letter Agreement by and between Symbol and Richard Bravman, dated as of March 1, 2004 (Incorporated herein by reference to Exhibit 10.19 to Symbol's Annual Report on Form 10-K for
         the year ended December 31, 2003 the "2003 Form 10-K")
10.26    Employment Agreement by and between Symbol and Tomo
         Razmilovic, dated as of February 14, 2002 (Incorporated by reference to Exhibit 10.12 to the 2001 Form 10-K)

NUMBER                           DESCRIPTION
------                           -----------
10.27    Separation, Release and Non-Disclosure Agreement between
         Symbol and Tomo Razmilovic, dated as of February 14, 2002
         (Incorporated by reference to Exhibit 10.13 to the 2001 Form
         10-K)
10.28    Tolling Agreement by and between Symbol and Tomo Razmilovic, dated as of May 6, 2003 (Incorporated by reference to
         Exhibit 10.20 to the 2002 Form 10-K)
10.29+   Agreement by and between Symbol and Tomo Razmilovic, dated as of March 18, 2004, to extend tolling period under the
         Tolling Agreement, dated as of May 6, 2003
10.30    Executive Retirement Plan, as amended (Incorporated by
         reference to Exhibit 10.2 to Symbol's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 2002)
10.31    2002 Executive Stock Ownership and Option Retention Program,
         dated as of December 16, 2002 (Incorporated by reference to
         Exhibit 10.22 of the 2002 Form 10-K)
10.32    Summary of Symbol Technologies, Inc. Executive Bonus Plan
         (Incorporated by reference to Exhibit 10.13 of the 1999 Form
         10-K)
10.33    Credit Agreement, dated as of December 29, 2004, among
         Symbol, the lenders identified therein, JPMorgan Chase Bank,
         N.A., in its capacity as administrative and collateral
         agent, Fleet National Bank, as syndication agent, and J.P.
         Morgan Securities, Inc. and Banc of America Securities LLC,
         as co-lead arrangers and joint bookrunners (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 29, 2004)
10.34    Guarantee and Collateral Agreement, dated as of December 29,
         2004, among Symbol, the material subsidiaries therein and
         JPMorgan Chase Bank, N.A., in its capacity as collateral
         agent (Incorporated by reference to Exhibit 4.2 to the
         Current Report on Form 8-K dated December 29, 2004)
12.1*    Statement of Computation of Ratios of Earnings to Fixed
         Charges
16       Letter, dated March 31, 2004, from Deloitte & Touche LLP to the United States Securities and Exchange Commission
         (Incorporated by reference to Exhibit 16.1 of the Current
         Report on Form 8-K dated April 1, 2004)
21+      Subsidiaries
23.1*    Consent of Ernst & Young LLP
23.2*    Consent of Deloitte & Touche LLP
23.3*    Consent of PricewaterhouseCoopers LLP
23.4++   Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1+    Power of Attorney
25.1+++  Statements of Eligibility and Qualification of Trustees on
         Form T-1 under the Trust Indenture Act of 1939
---------------------------------------------------------------------


+ Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-119076) filed September 16, 2004.


++ Incorporated by reference to Amendment No. 2 to our Registration Statement filed January 27, 2005.



+++ To be filed by amendment or as an amendment to a current report on Form 8-K filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.


* Filed herewith.